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Alphabet Holding Company, Inc. Index to Consolidated Financial Statements

As filed with the Securities and Exchange Commission on February 22, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Alphabet Holding Company, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2833 (Primary Standard Industrial Classification Code)	27-3085103 (I.R.S. Employer Identification No.)

2100 Smithtown Avenue
Ronkonkoma, New York 11779
(631) 567-9500
(Address, Including ZIP Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Christopher Brennan, Esq.
Senior Vice President General Counsel and Corporate Secretary
Alphabet Holding Company, Inc.
2100 Smithtown Avenue
Ronkonkoma, New York 11779
(631) 200-7190
(Name, Address, Including ZIP Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this Form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed under Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

           Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

7.75%/8.50% Contingent Cash Pay Senior Notes due 2017	$799,921,303	100%	$799,921,303	$109,120

(1)
The Registrant is registering an additional amount of 7.75%/8.50% Contingent Cash Pay Senior Notes due 2017 which may be issued in lieu of cash interest payments thereon. Such additional principal amount constitutes the Registrant's good faith estimate of the amount of such notes which may be paid as interest in lieu of cash.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the "Securities Act").

         The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement will become effective on such date as the U.S. Securities and Exchange Commission, acting under said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION February 22, 2013

Prospectus

Alphabet Holding Company, Inc.

Offer to Exchange
Up to $550,000,000 principal amount of its 7.75%/8.50% Contingent Cash Pay Senior
Notes due 2017 that have been registered under the Securities Act of 1933, as amended, for a like principal amount of any and all of its outstanding 7.75%/8.50% Contingent Cash
Pay Senior Notes due 2017

The Exchange Offer

  •
  We are offering to exchange all our outstanding 7.75%/8.50% Contingent Cash Pay Senior Notes due 2017 ("outstanding notes") that are validly tendered and not validly withdrawn for an equal principal amount of our 7.75%/8.50% Contingent Cash Pay Senior Notes due 2017 ("exchange notes" and, together with the outstanding notes, "notes") that are freely tradable, subject to specified conditions.

  •
  You may withdraw tenders of outstanding notes at any time before the expiration date of the exchange offer.

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  The exchange offer expires at 5:00 p.m., New York City time, on                        , 2013, unless we extend the offer. We do not currently intend to extend the expiration date.

  •
  All outstanding notes that are validly tendered and not validly withdrawn before the expiration of the exchange offer will be exchanged for exchange notes.

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  The exchange of outstanding notes for exchange notes pursuant to the exchange offer generally will not be a taxable event to a holder for United States federal income tax purposes.

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  We will not receive any proceeds from the exchange offer.

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  The exchange offer is subject to customary conditions, including the condition that the exchange offer not violate applicable law or any applicable interpretation of the staff of the U.S. Securities and Exchange Commission ("SEC"). The exchange offer is not conditioned upon any minimum amount of outstanding notes being tendered for exchange.

The Exchange Notes

  •
  The exchange notes are being offered to satisfy certain of our obligations under the registration rights agreement entered into in connection with the private offering of the outstanding notes.

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  The terms of the exchange notes are substantially identical to the terms of the outstanding notes, except that the transaction in which you may elect to receive the exchange notes has been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore, the exchange notes will be freely tradable.

  •
  The outstanding notes are not, and the exchange notes will not be, guaranteed by any of our subsidiaries and therefore will be structurally subordinated to all existing and future indebtedness (including NBTY, Inc.'s senior notes) of, and other obligations and preferred stock of, our subsidiaries (other than indebtedness and other obligations owed to us). The exchange notes will be our general unsecured senior obligations and will rank pari passu in right of payment with all of our existing and future senior unsecured debt, will rank senior in right of payment to all of our existing and future subordinated debt, will be effectively subordinated to all of our existing and future secured debt (including our guarantee of NBTY's senior secured credit facilities), to the extent of the value of the collateral securing such secured debt.

  •
  We do not intend to apply for listing of the exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system.

Broker-Dealers

  •
  Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.

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  Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  •
  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the broker-dealer acquired such outstanding notes as a result of market-making activities or other trading activities.

  •
  We have agreed that, for a period of up to 180 days after the effective date of the registration statement (the "Registration Statement"), of which this prospectus is a part, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         See "Risk Factors" beginning on page 16 for a discussion of certain risks that you should consider before participating in the exchange offer.

         Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2013

        We have not authorized any dealer, salesperson or other person to give any information, or to represent anything to you, other than the information contained or incorporated by reference in this prospectus. You should not rely on any unauthorized information or representations. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell, or a solicitation of an offer to buy, securities in any jurisdiction where it is unlawful to do so. The information contained in this prospectus is current only as of its date and may change after that date.

        Alphabet Holding Company, Inc. ("Holdings") was incorporated in Delaware in 2010. Holdings is the direct parent of NBTY, Inc. ("NBTY"), which is the leading vertically integrated manufacturer, marketer, distributor and retailer of high-quality vitamins, nutritional supplements and related products in the United States with operations worldwide. The principal offices of both Holdings and NBTY are located at 2100 Smithtown Avenue, Ronkonkoma, New York 11779. The telephone number and website for both Holdings and NBTY is (631) 567-9500 and www.nbty.com, respectively. The information on or linked to the website is not part of this prospectus, nor is such content incorporated by reference herein.

        In this prospectus, except as the context otherwise requires or as otherwise noted, "Holdings," "company," "we," "us" and "our" refer to Alphabet Holding Company, Inc. and its consolidated subsidiaries, except with respect to the notes, in which case such terms refer only to Alphabet Holding Company, Inc.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC the Registration Statement on Form S-4 under the Securities Act, with respect to the exchange notes offered hereby. This prospectus does not contain all the information included in the Registration Statement and its exhibits. Additional business and financial information about us is included in the Registration Statement and its exhibits. Statements contained in this prospectus regarding the contents of any contract, or any other document to which reference is made, are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the exhibits filed may be inspected without charge at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained upon the payment of the fees prescribed by the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of this website is http://www.sec.gov.

        Upon the effectiveness of the Registration Statement, we will become subject to the periodic reporting and to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will file information with the SEC, including annual, quarterly and current reports. You may read and copy any document we file with the SEC, at SEC prescribed rates, at the public reference room the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings also are available to the public from the SEC's website at http://www.sec.gov, and on our corporate website at http://www.nbty.com.

        Under the indenture under which the exchange notes will be issued (and the outstanding notes were issued), we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we (not including our subsidiaries) will furnish to the holders of the notes copies of all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, and all current reports that would be required to be filed with the SEC on Form 8-K, if we were required to file such reports, in each case within the time periods specified in the indenture. In addition, following the effectiveness of the Registration Statement, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the indenture. As long as any notes remain outstanding, we will make information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act available to holders of the notes, securities analysts and prospective investors upon request. See "Description of Exchange Notes—Certain Covenants—Reports and Other Information."

        You may request a copy of these filings at no cost by sending a written request to Christopher Brennan, our Senior Vice President General Counsel and Corporate Secretary, at our headquarters at 2100 Smithtown Avenue, Ronkonkoma, New York 11779, or by telephoning (631) 200-7190. To obtain timely delivery of any of these documents, you must request them no later than five business days before the date you must make your investment decision. Accordingly, if you would like to request any documents, you should do so no later than                         , 2013 to receive them before the expiration of this exchange offer.

 INDUSTRY AND MARKET DATA

        In this prospectus, we rely on and refer to information and statistics regarding our industry, products or market share. We obtained some of this information and statistics from third-party sources, such as independent trade associations, industry publications, government publications or reports by market research firms. Additionally, we have supplemented third-party information where necessary with management estimates, based on our review of internal surveys, information from our customers and suppliers, trade and business organizations and other contacts in the markets in which we operate, and our management's knowledge and experience. However, these estimates are subject to change and are uncertain due to limits on the availability and reliability of primary sources of information and the voluntary nature of the data gathering process. Although we believe that these independent sources and our management's estimates are reliable as of the date of this prospectus, we have not independently verified this information, and we cannot assure you of its accuracy or completeness. As a result, you should be aware that market share and industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. We make no representation as to the accuracy or completeness of the information.

OTHER DATA

        Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

        References in this prospectus to our fiscal year refer to the fiscal year ended September 30 in the specified year. For example, references to "fiscal 2012" refer to our fiscal year ended September 30, 2012.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

        This prospectus contains "forward-looking statements" within the meaning of the securities laws. You should not place undue reliance on these statements. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will," "may," or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results and could cause actual results to differ materially from those expressed in the forward-looking statements. Some important factors include:

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  consumer perception of our products due to adverse scientific research or findings, regulatory investigations, litigation, national media attention and other publicity regarding nutritional supplements;

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  potential slow or negative growth in the vitamin, mineral and supplement market;

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  increases in the cost of borrowings or unavailability of additional debt or equity capital, or both;

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  volatile conditions in the capital, credit and commodities markets and in the overall economy;

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  dependency on retail stores for sales;

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  the loss of significant customers;

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  compliance with new and existing federal, state, local or foreign legislation or regulation, or adverse determinations by regulators anywhere in the world (including the banning of products) and, in particular, Good Manufacturing Practices ("GMPs") in the United States, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive (the "Herbal Products Directive") in Europe and greater enforcement by any such federal, state, local or foreign governmental entities;

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  material product liability claims and product recalls;

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  our inability to obtain or renew insurance, or to manage insurance costs;

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  international market exposure and compliance with anti-corruption laws in the U.S. and foreign jurisdictions;

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  difficulty entering new international markets;

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  legal proceedings initiated by regulators in the United States or abroad;

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  unavailability of, or our inability to consummate, advantageous acquisitions in the future, or our inability to integrate acquisitions into the mainstream of our business;

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  difficulty entering new international markets;

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  loss of executive officers or other key personnel;

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  loss of certain third-party suppliers;

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  the availability and pricing of raw materials;

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  disruptions in manufacturing operations that produce nutritional supplements and loss of manufacturing certifications;

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  increased competition and failure to compete effectively;

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  our inability to respond to changing consumer preferences;

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  interruption of business or negative impact on sales and earnings due to acts of God, acts of war, sabotage, terrorism, bio-terrorism, civil unrest or disruption of delivery service;

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  work stoppages at our facilities;

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  increased raw material, utility and fuel costs;

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  fluctuations in foreign currencies, including the British pound, the euro, the Canadian dollar and the Chinese yuan;

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  interruptions in information processing systems and management information technology, including system interruptions and security breaches;

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  failure to maintain and/or upgrade our information technology systems;

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  our inability to protect our intellectual property rights;

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  our exposure to, and the expense of defending and resolving, product liability claims, intellectual property claims and other litigation;

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  failure to maintain effective controls over financial reporting;

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  other factors disclosed in this prospectus; and

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  other factors beyond our control.

        In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this prospectus might not prove accurate. You should not place undue reliance upon them. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date of this prospectus, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

v

PROSPECTUS SUMMARY

        This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. This prospectus includes specific terms of the exchange offer, as well as information regarding our business and detailed financial data. You should read this prospectus in its entirety, including "Risk Factors," the financial information and the notes thereto included herein. Unless otherwise indicated, financial information included in this prospectus is presented on an historical basis.

 Our Company

        We are the leading vertically integrated manufacturer, marketer, distributor and retailer of high-quality vitamins, nutritional supplements and related products in the United States, with operations worldwide. Our products are marketed through four operating segments: Wholesale, European Retail, Direct Response/E-Commerce and North American Retail. We currently market over 25,000 individual stock keeping units ("SKUs") under a portfolio of well-known brands, with leading category positions across their respective categories, channels and geographies. With our broad range of products, we are able to offer our wholesale customers a "one-stop" source for a wide assortment of both branded and private label products across the value spectrum. Additionally, we have a significant presence in virtually every major vitamins, minerals, herbs and supplements ("VMHS") product category and in multiple key distribution channels. We utilize our direct-to-consumer channels to identify new consumer trends and leverage our flexible manufacturing capabilities and strong supplier relationships to bring new products to market quickly. Through our industry leading manufacturing operations and significant economies of scale, we believe we are a low-cost manufacturer that offers attractively priced products to retailers and consumers. In addition, we enjoy long-standing relationships with several domestic retailers, including Wal-Mart, Costco, CVS, Walgreens, Kroger and Target. We believe our diversified product, channel and geographic revenue mix, strong key customer relationships and steady demand for VMHS products provide for a diversified, stable and profitable business with strong cash flows.

        Alphabet Holding Company, Inc. was incorporated in Delaware in 2010. Holdings is the direct parent of NBTY, Inc. The principal offices of both Holdings and NBTY are located at 2100 Smithtown Avenue, Ronkonkoma, New York 11779. The telephone number and website for both Holdings and NBTY is (631) 567-9500 and www.nbty.com, respectively. Information on, or accessible through our website is not part of this prospectus, nor is such content incorporated by reference herein.

Carlyle Transaction

        On October 1, 2010, we consummated a merger (the "Merger" or the "Acquisition") with an affiliate of The Carlyle Group ("Carlyle"), under which the Carlyle affiliate acquired 100% of NBTY's equity. Carlyle financed the Merger with equity financing provided by an investment fund affiliated with Carlyle, the sale of NBTY's 9% senior notes due 2018 (our "Opco Notes"), cash on hand at NBTY and NBTY's senior secured credit facilities initially consisting of (1) senior secured term loan facilities of $1.75 billion and (2) a senior secured revolving credit facility with commitments of $250 million (the "senior secured credit facilities") under a credit agreement with Barclays Bank PLC as administrative agent. NBTY refinanced the senior secured credit facilities in March 2011 (the "Refinancing").

        See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information.

Balance Bar Acquisition

        On November 26, 2012, NBTY acquired all of the outstanding shares of Balance Bar Company ("Balance Bar"), a company that manufactures and markets nutritional bars, for a purchase price of approximately $78 million in cash, subject to certain post-closing adjustments. NBTY used funds drawn from the revolving portion of the senior secured credit facilities to finance this acquisition.

The Transactions

        On October 17, 2012, Holdings sold $550 million in aggregate principal amount of the outstanding notes through a private placement. The proceeds from the offering of the outstanding notes and $200 million of cash on hand at NBTY were used to pay fees and expenses related to the transaction and a cash dividend to Holdings' shareholders in the amount of $722 million.

        In connection with the offering of the outstanding notes, NBTY amended the credit agreement to allow Holdings to issue notes. In addition, the amendment, among other things, (i) increased the general restricted payments basket, (ii) increased the maximum total leverage ratio test which governs the making of restricted payments using Cumulative Credit (as defined in NBTY's credit agreement) and (iii) modified the definition of Cumulative Credit to be calculated retroactively using 50% of the consolidated net income as defined in the indenture governing the Opco Notes.

Operating Segments

        We market our products through a global multi-channel distribution platform, supported by our industry-leading manufacturing operations and supply chain.

        Wholesale.    We are the leading wholesale manufacturer of branded and private label VMHS products in the United States. We sell our products in virtually all major mass merchandisers, club stores, drug store chains and supermarkets. We also sell our products to independent pharmacies, health food stores, the military and other retailers. Our key brands include Nature's Bounty®, Osteo Bi-Flex®, Balance Bar®, Pure Protein®, Body Fortress®, Sundown®, MET-Rx® and Ester-C®. We sell directly to health and natural food stores under the Solgar®, SISU® and Good 'N Natural® brands, to health food wholesalers under our American Health® brand and to healthcare practitioners through our Physiologics® brand. We also have licensing relationships with Disney Consumer Products, Inc. and Marvel Characters, B.V. to manufacture VMHS products for children using their character images and licensed art work. In addition to our strong brand positions, we are a leading private label manufacturer in the industry and supply the majority of private label VMHS products to several of the largest U.S. retailers. Fiscal 2012 branded sales accounted for approximately 64% and private label sales accounted for approximately 36% of our Wholesale sales.

        European Retail.    We have significant retail operations throughout Europe. We are the leading VMHS specialty retailer in the United Kingdom. As of December 31, 2012, this segment generated revenue through the retail operations of 702 Holland & Barrett stores (including 14 franchised stores in Singapore, 6 franchised stores in Cyprus, 4 franchised stores in Malta and one franchised store in each of Gibraltar and Iceland, 7 franchised stores in United Arab Emirates and 10 franchised stores in China), 56 GNC (UK) stores, 43 Nature's Way stores in Ireland and 116 De Tuinen stores in the Netherlands, including 10 franchised locations, as well as internet based sales from www.hollandandbarrett.com, www.detuinen.nl and www.gnc.co.uk. Holland & Barrett, the leading player in the United Kingdom VMHS specialty retail business, sells VMHS products and food products, such as fruits and nuts, through a broad range of approximately 4,300 SKUs. Our GNC (UK) stores specialize in vitamins, minerals and sports nutrition products, marketing approximately 2,000 SKUs targeted at the more health conscious sports enthusiasts and price sensitive customers, and are a strong complement to the Holland & Barrett stores.

        Direct Response/E-Commerce.    Through our internet and mail-order catalogs, we are a leader in the U.S. direct response VMHS industry, offering a full line of VMHS products and selected personal care and sports nutrition items under our Puritan's Pride® brand, as well as products manufactured by third parties, at prices that are generally at a discount to similar products sold in retail stores. During fiscal 2012, our Puritan's Pride website, www.puritan.com, generated an average of 1.2 million unique visitors per month. As of December 31, 2012, Puritan's Pride operated across four active websites in three languages. Puritan's Pride is strategically advantaged relative to its competitors, offering high-quality products at low direct-from-manufacturer prices, as well as multi-buy promotions, creating a seamless shopping experience for customers. Our highly automated, industry-leading equipment enables us to process orders quickly, economically and efficiently. Internet sales accounted for approximately 61% of our total fiscal 2012 Direct Response/E-Commerce sales.

        North American Retail.    As of December 31, 2012, we operated 426 Vitamin World retail stores throughout the United States, including Puerto Rico, Guam and the U.S. Virgin Islands, primarily in regional and outlet malls stores, as well as our Vitamin World website, www.vitaminworld.com. Each store carries a full line of store brand products, as well as products manufactured by third parties. Vitamin World stores serve as an effective channel to identify early consumer and market trends, as well as to test new product introductions and ascertain product acceptance. We are able to provide insight into the marketplace to our domestic wholesale customers and can leverage our vertically integrated model to bring new products to the market quickly. We believe the direct-to-consumer channels also serve a key role in educating consumers on the VMHS category, including new products and the latest clinical studies and research.

The Exchange Offer

        On October 17, 2012, we completed a private offering of $550 million aggregate principal amount of the outstanding notes. We are offering to exchange up to $550 million of our outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of our exchange notes that are freely tradable, subject to specified conditions. The following is a summary of this exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of this exchange offer, see the section entitled "The Exchange Offer" elsewhere in this prospectus.

General	In connection with the private offering, we entered into a registration rights agreement (the "registration rights agreement") with the initial purchasers of the outstanding notes in which we agreed, among other things, to deliver this prospectus to you and to use our commercially reasonable efforts to complete an exchange offer for the outstanding notes. The exchange offer is intended to satisfy your rights under the registration rights agreement.
Exchange Offer

We are offering to exchange up to $550 million principal amount of exchange notes, which have been registered under the Securities Act, for a like amount of $550 million principal amount of outstanding notes.

The outstanding notes that are validly tendered and not validly withdrawn may be exchanged only in denominations of $2,000 and integral multiples of $1,000 thereafter.
Resale of the Exchange Notes

Based upon interpretations by the staff of the SEC (the "Staff") in certain no-action letters issued to unrelated third parties in other transactions, we believe that you may offer for resale, resell, or otherwise transfer, the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

• you are not a broker-dealer who purchased the outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;
• you are acquiring the exchange notes in the ordinary course of your business,
• you are not engaging in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes, and
• you are not our "affiliate" as defined in Rule 405 of the Securities Act, or an affiliate of any guarantor, if any.

However, we have not submitted a no-action letter and there can be no assurance that the Staff will make a similar determination with respect to this exchange offer. Furthermore, to participate in this exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale or other transfer of the exchange notes.

Broker-dealers and any holder using this prospectus to participate in a distribution of the exchange notes cannot rely on the position of the Staff set forth in certain no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale or other transfer of the exchange notes. See "Plan of Distribution."

Each broker-dealer that receives exchange notes for its own account under this exchange offer in exchange for outstanding notes that it acquired as a result of market-making or other trading activities may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale or other transfer of the exchange notes and provide us with a signed acknowledgement of this obligation.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on , 2013, unless we extend this exchange offer.
Conditions to the Exchange Offer	This exchange offer is subject to limited, customary conditions, which we may waive. See "The Exchange Offer—Conditions to this Exchange Offer."
Procedures for Tendering Outstanding Notes

If you wish to accept this exchange offer, you must complete, sign and date the letter of transmittal according to the instructions in this prospectus and in the letter of transmittal and send it, together with all other documents required by the letter of transmittal, including the outstanding notes that you wish to exchange, to The Bank of New York Mellon ("BNYM"), as exchange agent, at the address indicated in this prospectus and on the cover page of the letter of transmittal. Alternatively, you can tender your outstanding notes by following the procedures for book-entry transfer described in this prospectus.

If your outstanding notes are held through the Depository Trust Company ("DTC"), and you wish to participate in this exchange offer, you may do so through DTC's automated tender offer program. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

By signing, or by agreeing to be bound by, the letter of transmittal, you will be representing to us that:
• you will be acquiring the exchange notes in the ordinary course of your business,
• you are not engaging, do not intend to engage, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes,

•

you acknowledge and agree that any person who is a broker-dealer registered under the Exchange Act, or is participating in the exchange offer for the purpose of distributing the exchange notes, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes or other transfer of the exchange notes and cannot rely on the position of the Staff set forth in certain no-action letters,

•

you understand that a secondary resale transaction described above and any resales of the exchange notes or other transfer of the exchange notes should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K,

• you are not our affiliate as defined under Rule 405 of the Securities Act, or an affiliate of any guarantor, if any,

•

if you are a broker-dealer that will receive exchange notes for your own account pursuant to the exchange offer, the outstanding notes tendered in the exchange offer were acquired by you as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale or other transfer of such exchange notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act, and

• you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

Guaranteed Delivery Procedures for Tendering Outstanding Notes

If you cannot meet the expiration deadline, you cannot deliver your outstanding notes, the letter of transmittal, or any other documentation in a timely fashion, or you cannot complete the applicable procedures of DTC's Automatic Tender Offer Program on or before the expiration date, you may tender your notes according to the guaranteed delivery procedures set forth under "The Exchange Offer—Guaranteed Delivery Procedures."

Special Procedures for Beneficial Holders

If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in this exchange offer, you should contact that registered holder promptly and instruct that person to tender on your behalf. If you wish to tender in this exchange offer on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding notes, either arrange to have the outstanding notes registered in your name, or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed before the expiration date.

Acceptance of Outstanding Notes and Delivery of Exchange Notes

Subject to customary conditions, we will accept any outstanding notes that are properly tendered and not validly withdrawn for exchange before 5:00 p.m., New York City time, on the expiration date. We will be deemed to have accepted for exchange, and to have exchanged, validly tendered outstanding notes, if, as and when we give oral (promptly confirmed in writing) or written notice thereof to the exchange agent.

Withdrawal Rights

If you tender your outstanding notes for exchange in this exchange offer and later wish to withdraw them, you may do so at any time before 5:00 p.m., New York City time, on the day this exchange offer expires.

Consequences if You Do Not Exchange Your Outstanding Notes

Outstanding notes that are not tendered in this exchange offer, or are tendered but not accepted for exchange, will continue to bear legends restricting their transfer. You will not be able to sell the outstanding notes unless:

• an exemption from the requirements of the Securities Act is available to you,
• we register the resale of outstanding notes under the Securities Act, or
• the transaction requires neither an exemption from nor registration under the requirements of the Securities Act.

After the completion of this exchange offer, we will no longer have any obligation to register the outstanding notes under the federal securities laws, except in limited circumstances. See "The Exchange Offer—Consequences of Failure to Exchange."

Interest

Interest on the outstanding notes accepted for exchange in this exchange offer will cease to accrue upon the issuance of the exchange notes. The exchange notes will bear interest from the date of issuance of the exchange notes or the date of the last periodic payment of interest on such exchange notes, whichever is later, and such interest will be payable, together with accrued and unpaid interest on the outstanding notes accepted for exchange, on the first interest payment date following the closing of this exchange offer. Interest will continue to accrue on any outstanding notes that are not exchanged for exchange notes in this exchange offer.

United States Federal Income Tax Consequences

The exchange of the outstanding notes for the exchange notes generally will not be a taxable event for United States federal income tax purposes. See "Certain Material U.S. Federal Income Tax Consequences."

Exchange Agent	BNYM, the trustee under the indenture, is serving as the exchange agent. Its address and telephone number are provided in this prospectus under the heading "The Exchange Offer—Exchange Agent."
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to this exchange offer. See "Use of Proceeds."
Original Issue Discount

Because no portion of the stated interest on the notes is unconditionally payable in cash at least annually, interest payments on the notes are not qualified stated interest for U.S. federal income tax purposes. As a result, the notes were issued with original issue discount for U.S. federal income tax purposes ("OID") in an amount equal to the excess of the total payments of principal and interest on the notes over their issue price. A holder subject to U.S. federal income taxation, whether on the cash or accrual method for U.S. federal income tax purposes, generally will be required to include the OID in gross income (as ordinary interest income) for U.S. federal income tax purposes as the OID accrues (on a constant yield to maturity basis), regardless of whether such holder receives any cash payment attributable to such income at such time. See "Certain Material U.S. Federal Income Tax Consequences."

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the completion of this exchange offer in accordance with generally accepted accounting principles. See "The Exchange Offer—Accounting Treatment."

Terms of the Exchange Notes

        The forms and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes:

  •
  will be registered under the Securities Act and therefore will not bear legends restricting their transfer under the Securities Act; and

  •
  will not be entitled to specified rights under the registration rights agreement, including the provisions providing for registration rights and the payment of additional interest in specified circumstances.

        The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the same indenture under which the outstanding notes were issued, which is governed by New York law. The following summary contains basic information about the exchange notes and is not intended to be complete. In this section, "we" or "our" refers to Alphabet Holding Company, Inc. only and not to any of its subsidiaries. For a more complete understanding of the exchange notes, please refer to the section of this prospectus entitled "Description of Exchange Notes."

Issuer	Alphabet Holding Company, Inc.
Notes Offered

Up to $550,000,000 aggregate principal amount of 7.75%/8.50% Contingent Cash Pay Senior Notes due 2017 that are freely tradable, subject to specified conditions, in exchange for an equal amount of our outstanding notes that are validly tendered and not validly withdrawn.

Maturity Date	November 1, 2017.
Interest

We will pay interest on the exchange notes on May 1 and November 1 of each year. The initial interest payment on the notes will be payable in cash. For each interest payment thereafter (other than the final interest payment ending at stated maturity, which will be made in cash), we will be required to pay interest on the notes entirely in cash unless the conditions described in this prospectus are satisfied, in which case we will be entitled to pay, to the extent described herein, interest for such interest period by increasing the principal amount of the notes or issuing new notes (such increase or issuance being referred to herein as "PIK interest"). Cash interest will accrue on the notes at the rate of 7.75% per annum, and PIK interest will accrue on the notes at the rate of 8.50% per annum. Following an increase in the principal amount of the outstanding exchange notes as a result of the payment of PIK interest, the exchange notes will bear interest on such increased principal amount from and after the date of such payment of PIK interest. For additional information on the requirement to pay cash interest or a combination of cash interest and PIK interest, see "Description of Exchange Notes—Terms of the Notes."

Guarantees

The exchange notes will not be guaranteed on the issue date and will only be guaranteed in the future under certain limited circumstances. See "Description of Exchange Notes—Certain Covenants—Future Guarantors."

Security	The exchange notes will not be secured.
Ranking	The exchange notes will be our general senior unsecured obligations and will:

•

be structurally subordinated to all of the existing and future liabilities (including the Opco Notes) of, and other obligations and preferred stock of, our subsidiaries (other than indebtedness and other obligations owed to us);

• rank senior in right of payment to our existing and future debt and other obligations that expressly provide for their subordination to the notes;
• rank equally in right of payment to all of our existing and future senior unsecured debt; and
• be effectively junior to our existing and future secured debt (including our guarantee of NBTY's senior secured credit facilities) to the extent of the value of the collateral securing such debt.

See "Description of Exchange Notes-Ranking." As of December 31, 2012 , Holdings did not have any indebtedness other than the notes and its guarantee of NBTY's senior secured credit facilities, and NBTY and NBTY's subsidiaries had $2,228 million of indebtedness, all which was structurally or effectively senior to the notes.

Optional Redemption

On or after November 1, 2013, we may redeem some or all of the notes at any time at the redemption prices listed in the "Description of Exchange Notes" section under the heading "Optional Redemption," plus accrued and unpaid interest, if any, to the redemption date. In addition, we may redeem up to 35% of the aggregate principal amount of the notes before November 1, 2013 with the proceeds of certain equity offerings at a redemption price of 107.750%, plus accrued and unpaid interest, if any, to the redemption date. We may also redeem some or all of the notes before November 1, 2013 at a redemption price of 100% of the principal amount plus accrued and unpaid interest, if any, to the redemption date, plus a "make-whole" premium.

Change of Control

If we experience certain kinds of changes of control, we must offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest. For more details, see "Description of Exchange Notes—Change of Control."

Mandatory Offer to Repurchase Following Certain Asset Sales	If we sell certain assets, under certain circumstances we must offer to repurchase the notes at par. For more details, see "Description of Exchange Notes—Certain Covenants—Asset Sales."

Certain Covenants	The indenture governing the exchange notes contains covenants that limit, among other things, our ability and the ability of some of our subsidiaries to:
• incur additional debt or issue certain preferred shares;
• pay dividends on or make other distributions in respect of our capital stock or make other restricted payments;
• make investments;
• create liens;
• merge or consolidate, or sell, transfer or otherwise dispose of substantially all of our assets;
• enter into certain transactions with affiliates; and
• designate our subsidiaries as unrestricted.
These covenants are subject to a number of important qualifications and limitations. See "Description of Exchange Notes—Certain Covenants."
Certain covenants will cease to apply to the notes for so long as the notes have investment grade ratings from both Moody's Investors Service, Inc. and Standard & Poor's Rating Services.
Use of Proceeds

We will not receive any proceeds from the issuance of the exchange notes under this exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes. The outstanding notes tendered in exchange for the exchange notes will be retired or cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization. See "Use of Proceeds."

Risk Factors

        You should consider all the information contained in or incorporated by reference into this prospectus before making an investment in the exchange notes. In particular, you should consider the factors under "Risk Factors."

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth our summary historical audited and unaudited financial information for the periods and dates indicated. The following summary of our unaudited consolidated financial information is for information purposes only and does not purport to project our results of operations for any future period or our financial condition at any future date. This information is only a summary and should be read in conjunction with the "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated unaudited interim financial statements and notes thereto and the consolidated audited annual financial statements and the accompanying notes appearing elsewhere in this prospectus, as well as the other financial information included in this prospectus.

        The summary historical financial information as of September 30, 2010, 2011 and 2012 and December 31, 2011 and 2012, for each of the fiscal years ended September 30, 2010, 2011 and 2012 and for the three-month periods ended December 31, 2011 and 2012 have been prepared in accordance with GAAP. The balance sheet data as of September 30, 2011 and 2012 and the statements of income and comprehensive income and cash flow data for each of the fiscal years ended September 30, 2010, 2011 and 2012 have been derived from the audited consolidated financial statements appearing elsewhere in this prospectus.

        The balance sheet data as of December 31, 2012 and the statement of income and comprehensive income and cash flow data for the three-month periods ended December 31, 2011 and 2012, are derived from the unaudited interim consolidated financial statements appearing elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

        Alphabet Holding Company, Inc. was determined to be the acquirer in connection with the Acquisition for accounting purposes and therefore, the Acquisition was accounted for using the acquisition method of accounting in accordance with the accounting guidance for business combinations and non-controlling interests. Accordingly, the purchase price of the Acquisition has been allocated to our assets and liabilities based upon their estimated fair values at the acquisition date. Periods before October 1, 2010 reflect the financial position, results of operations, and statement of cash flows of NBTY before the Acquisition (the "Predecessor") and periods after October 1, 2010 reflect the financial position, results of operations, and statement of cash flows of Holdings after the Acquisition

(the "Successor"). For accounting purposes, the purchase price allocation was applied on October 1, 2010.

	Fiscal Years Ended September 30,				Three Months Ended December 31,
	Predecessor	Successor			Successor
	2010	2010(3)	2011	2012	2011	2012
	(Dollars in thousands)
Statement of Income Data:
Net sales	$2,705,837	$—	$2,864,427	$2,999,733	$715,209	$789,227

Costs and expenses:
Cost of sales	1,473,095	—	1,641,887	1,608,436	389,582	428,749
Advertising, promotion and catalog	136,763	—	152,021	164,298	36,931	35,844
Selling, general and administrative	694,803	—	788,719	832,629	202,023	219,509
Merger expenses	45,903	11,286	44,479	—	—	—

Total	2,350,564	11,286	2,627,106	2,605,363	628,536	684,102

Income (loss) from operations	355,273	(11,286)	237,321	394,370	86,673	105,125
Interest expense	(30,108)	—	(195,566)	(158,584)	(49,200)	(46,720)
Miscellaneous, net	4,127	—	1,933	(1,003)	1,778	447

Income (loss) before provision for income taxes	329,292	(11,286)	43,688	234,783	39,251	58,852
Provision (benefit) for income taxes	114,270	(3,839)	10,989	65,264	12,842	19,722
Income before discontinued operations	215,022	(7,447)	32,699	169,519	26,409	39,130

(Loss) income from discontinured operations	(1,352)	—	(2,780)	(23,048)	674	—

Net income (loss)	$213,670	$(7,447)	$29,919	$146,471	$27,083	$39,130

Dividends declared	—	—	—	—	—	$721,678
Balance Sheet Data (at period end)
Cash	$346,483	$1	$393,335	$315,136	$148,090	$120,588
Working capital(1)	849,338	(11,158)	899,699	882,495	741,256	736,671
Total assets	2,200,768	7,552	5,099,270	5,057,247	4,846,200	5,004,436
Total debt (including current portion)	419,286	—	2,386,875	2,157,500	2,157,500	2,766,850
Long-term debt, net of current portion	341,128	—	2,369,375	2,157,500	2,157,500	2,766,850
Total stockholders' equity (deficit)	1,379,953	(7,446)	1,536,895	1,705,232	1,556,405	1,023,047
Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	371,752	—	284,637	234,050	(3,663)	39,587
Net cash (used in) provided by investing activities	(82,103)	—	(4,032,043)	(85,799)	(12,074)	(104,059)
Net cash (used in) provided by financing activities	(47,227)	1	3,798,238	(229,360)	(229,375)	(130,023)
Other Financial and Operating Data
Capital expenditures	69,454	—	43,999	86,314	12,074	33,518
EBITDA(2)	424,714	—	338,781	465,629	115,616	128,963
Consolidated EBITDA(2)	—	—	556,101	560,925	127,069	151,843

(1)
Working capital consists of current assets, including cash and cash equivalents, minus current liabilities.

(2)
EBITDA consists of earnings before interest expense, taxes, depreciation and amortization. Consolidated EBITDA, as defined in NBTY's senior secured credit facilities, eliminates the impact of a number of items we do not consider indicative of our ongoing operating performance. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. Consolidated EBITDA is a component of certain covenants under NBTY's senior secured credit facilities.

We present EBITDA and Consolidated EBITDA because we consider these items to be important supplemental measures of our performance and believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industries with similar capital structures. We believe issuers of debt securities also present EBITDA and Consolidated EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We believe that these items are appropriate supplemental measures of debt service capacity because cash expenditures for interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; and depreciation and amortization are non-cash charges.

  EBITDA and Consolidated EBITDA have limitations as analytical tools, and you should not consider these items in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  EBITDA and Consolidated EBITDA:

  •
  exclude certain tax payments that may represent a reduction in cash available to us;

  •
  do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

  •
  do not reflect changes in, or cash requirements for, our working capital needs; and

  •
  do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt, including the notes;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Consolidated EBITDA do not reflect any cash requirements for such replacements; and

  •
  other companies in our industry may calculate EBITDA and Consolidated EBITDA differently than we do, limiting their usefulness as comparative measures.

  Because of these limitations, EBITDA and Consolidated EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. As a result, we rely primarily on our GAAP results and use EBITDA and Consolidated EBITDA only supplementally.

  In addition, in calculating Consolidated EBITDA, we make certain adjustments that are based on assumptions and estimates that may prove inaccurate.

  In evaluating Consolidated EBITDA, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of Consolidated EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

(3)
May 11, 2010 (date of inception) to September 30, 2010.

        The following table reconciles net income to EBITDA and Consolidated EBITDA for the periods presented:

	Fiscal Years Ended September 30,
					Three Months Ended December 31, Successor
	Predecessor	Successor
	2010	2010(1)	2011	2012	2011	2012
	(Dollars in thousands)
Net income (loss)	$213,670	$(7,447)	$29,919	$146,471	$27,083	$39,130
Interest expense	30,195	—	195,537	158,584	49,199	46,720
Income tax provision (benefit)	114,045	(3,839)	9,990	56,199	13,340	19,722
Depreciation and amortization	66,804	—	103,335	104,375	25,994	23,391

EBITDA	$424,714	$(11,286)	$338,781	$465,629	$115,616	$128,963
Merger related costs(a)			44,479	—	—	—
Inventory fair value adjustments(b)			122,104	—	—	1,123
Severance costs(c)			5,055	3,206	309	3,656
Stock-based compensation(d)			1,788	2,680	881	305
Management fee(e)			3,000	3,000	750	750
Pro forma cost savings(f)			24,320	56,054	4,180	11,742
Impairments(g)			2,673	32,565	622	1,194
Other non-recurring items(h)			13,901	27,990	4,711	10,621
Limitation of certain EBITDA adjustments			—	(30,199)	—	(6,511)

Consolidated EBITDA			$556,101	$560,925	$127,069	$151,843

(1)
May 11, 2010 (date of inception) to September 30, 2010.

(a)
Reflects the exclusion of costs incurred in connection with the Merger, including $15,660 of financing costs associated with an unused bridge loan, $14,324 representing the portion of the one-time sponsor transaction fee and $14,945 relating to other Merger costs.

(b)
Reflects the exclusion of the sell-through of the increased fair value of opening inventory at the time of acquisition required under acquisition accounting.

(c)
Reflects the exclusion of severance costs incurred.

(d)
Reflects the exclusion of non-cash expenses related to stock options.

(e)
Reflects the exclusion of the Carlyle consulting fee.

(f)
Reflects twelve and three months, respectively, of prospective savings in accordance with the credit agreement governing NBTY's senior secured credit facilities; specifically, the amount of cost savings expected to be realized from operating expense reductions and other operating improvements as a result of specified actions taken or initiated, less the amount of any actual cost savings realized during the period.

(g)
Reflects the impairment of certain assets, including the Julian Graves impairment of $20,106 in the third quarter of fiscal 2012.

(h)
Reflects the exclusion of non-recurring items such as recruitment fees, one-time legal expenses and consulting expenses.

RISK FACTORS

        In deciding whether to participate in this exchange offer, you should carefully consider the risks described below, which could cause our operating results and financial condition to be materially adversely affected, as well as other information and data included in this prospectus. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may have a materially adverse effect on our business, financial condition or results of operations. You may lose all or part of your original investment. Information contained in this section may be considered "forward-looking statements." See "Statements Regarding Forward-Looking Information" for a discussion of certain qualifications regarding such statements.

Risks Relating to this Exchange Offer

If you do not properly tender your outstanding notes, your ability to transfer such outstanding notes will be adversely affected.

        We will only issue exchange notes in exchange for outstanding notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you do not tender your outstanding notes or if we do not accept your outstanding notes because you did not properly tender your outstanding notes, then, after we consummate this exchange offer, you may continue to hold outstanding notes that are not registered under the Securities Act and that are subject to the existing transfer restrictions, and you will not have any further registration rights in respect to the outstanding notes, except in limited circumstances. In addition, if you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After this exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because fewer outstanding notes will remain outstanding. In addition, if a large amount of outstanding notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate this exchange offer could lower the market price of such exchange notes.

An active trading market may not develop for the exchange notes.

        The exchange notes have no established trading market and will not be listed on any securities exchange or for quotation on any quotation system. The initial purchasers are not obligated to make a market in the exchange notes, and may discontinue any such market making at any time without notice. The liquidity of any market for the exchange notes will depend upon many factors.

        Accordingly, we cannot assure you that a market or liquidity will develop for the exchange notes. If a market develops, the notes could trade at prices that may be lower than the initial offering price of the notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market for the exchange notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the exchange notes.

Risks Relating to our Notes

Holdings is a holding company and relies on dividends, loans and other payments and distributions from its subsidiaries to meet its debt service and other obligations.

        Holdings is a holding company with no business operations, revenues, expenses, liabilities (other than the $550 million aggregate principal amount of outstanding notes) and $14 million of assets (other than the capital stock of NBTY). Because Holdings' assets primarily consist of the equity interests it holds in its subsidiaries, Holdings is dependent upon dividends and other payments from its subsidiaries to generate the funds necessary to meet its outstanding debt service and other obligations and such dividends may be restricted by law or the instruments governing certain indebtedness, including the indenture governing the notes, the credit agreement governing NBTY's senior secured credit facilities, the indenture governing the Opco Notes or other agreements of our subsidiaries. The earnings of Holdings' subsidiaries will depend substantially on their respective financial and operating results, which will be affected by prevailing economic and competitive conditions and by financial, business and other factors beyond Holdings' and its subsidiaries' control. Holdings' subsidiaries may not generate sufficient cash from operations to enable Holdings to make principal and interest payments on its indebtedness, including the notes, or to fund Holdings' and its subsidiaries' other cash obligations.

        NBTY's ability to pay dividends or make other distributions to Holdings ("restricted payment capacity") is limited under certain covenants in the credit agreement governing NBTY's senior secured credit facilities and the indenture governing the Opco Notes. For example, under the indenture governing the Opco Notes, NBTY is permitted to pay dividends or make other distributions to Holdings if the total amount thereof does not exceed a formula based on the sum of (a) 50% of NBTY's consolidated net income for periods beginning with its fiscal quarter commencing October 1, 2010 and (b) the amount of certain cash proceeds and the fair market value of certain property received by or contributed to NBTY. Similarly, under the credit agreement governing NBTY's senior secured credit facilities, NBTY is permitted to pay dividends or make other distributions (or to make loans or advances in lieu thereof) to Holdings pursuant to the Opco Notes formula payment of dividends, subject to certain terms and conditions.

        As of December 31, 2012, NBTY had approximately $137 million of restricted payments capacity under its senior secured credit facilities and approximately $174 million of restricted payments capacity under the indenture governing the Opco Notes.

        Holdings' subsidiaries are permitted, under the terms of their existing indebtedness, to incur additional indebtedness that may restrict payments from those subsidiaries to Holdings. The indenture governing the notes permits these subsidiaries to incur additional indebtedness even if Holdings would not be able to incur additional indebtedness. Agreements governing current and future indebtedness of Holdings' subsidiaries may not permit those subsidiaries to provide Holdings with sufficient cash to fund payments on the notes when due.

        Holdings' subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts whether by dividend, distribution, loan or other payment.

Claims of holders of notes will be effectively subordinated to claims of creditors of all of Holdings' subsidiaries.

        The notes are not guaranteed by any of Holdings' subsidiaries. However, the historical consolidated financial statements included in this prospectus include all of Holdings' subsidiaries. Holdings had approximately $14 million of assets, excluding its investment in NBTY and $550 million of liabilities as of December 31, 2012. Holdings' subsidiaries accounted for all of its net sales for the three- month period ended December 31, 2012.

        Holdings' subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefore, whether by dividends, loans, distributions or other payments. Any right that Holdings has to receive any assets of any of its subsidiaries upon the liquidation or reorganization of such subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of such subsidiaries' assets, will be structurally subordinated to the claims of Holdings' subsidiaries' creditors, including trade creditors and holders of debt of that subsidiary.

If certain conditions for the payment of cash interest are not met, interest on the notes may be payment in kind ("PIK") interest.

        Holdings is required to pay interest on the notes entirely in cash unless certain conditions are satisfied, in which case Holdings will be entitled to pay PIK interest. The terms of the notes do not restrict Holdings' ability to use its dividend payment capacity for such alternative uses. In addition, the credit agreement governing NBTY's senior secured credit facilities, the indenture governing the notes and the indenture governing the Opco Notes allow our subsidiaries to utilize amounts that would otherwise be available to pay cash dividends to Holdings for purposes such as making restricted investments, capital expenditures and prepaying subordinated indebtedness and, subject to certain limitations, making cash dividends to and other payments in respect of equityholders, and such uses would reduce the amounts available to pay dividends to Holdings in order to pay cash interest on the notes. The indenture governing the notes does not restrict Holdings' ability to use its dividends payment capacity for such alternative uses. As a result, there can be no assurance that Holdings will be required (or able) to make cash interest payments on the notes. The payment of interest through PIK interest will increase the amount of Holdings' indebtedness and would exacerbate the risks associated with such a high level of indebtedness.

Federal and state statutes may allow courts, under specific circumstances, to void the notes and require holders to return payments received from Holdings.

        Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, issuance of notes could be deemed a fraudulent transfer if Holdings received less than a reasonably equivalent value in exchange for issuing the notes and

  •
  Holdings was insolvent on the date that it issued the notes or became insolvent as a result of issuing the notes, or

  •
  Holdings was engaged in business or a transaction, or was about to engage in business or a transaction, for which property remaining with Holdings was an unreasonably small capital, or

  •
  Holdings intended to incur, or believed that it would incur, debts that would be beyond its ability to pay as those debts matured.

        The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, an entity would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, is greater than all its assets, at a fair valuation, or

  •
  the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

  •
  it could not pay its debts as they become due.

        We cannot predict:

  •
  what standard a court would apply in order to determine whether Holdings was insolvent as of the date Holdings issued the notes or whether, regardless of the method of valuation, a court would determine that Holdings was insolvent on that date; or

  •
  whether a court would determine that the payments under the notes constituted fraudulent transfers or conveyances on other grounds.

        If issuance of the notes is deemed to be a fraudulent transfer, it could be voided altogether, or it could be subordinated to all other debts of Holdings. In the event of a finding that a fraudulent transfer or conveyance occurred, holders of the notes may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to Holdings and its subsidiaries' other debt that could result in acceleration of that debt.

        Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against Holdings under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to Holdings' other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

The notes were issued with original issue discount for U.S. federal income tax purposes.

        Because no portion of the stated interest on the notes is unconditionally payable in cash at least annually, interest payments on the notes are not treated as qualified stated interest for U.S. federal income tax purposes. As a result, the notes were issued with original issue discount for U.S. federal income tax purposes ("OID") in an amount equal to the excess of the total payments of principal and interest on the notes over their issue price. A holder subject to U.S. federal income taxation, whether on the cash or accrual method for U.S. federal income tax purposes, generally will be required to include the OID in gross income (as ordinary interest income) as the OID accrues (on a constant yield to maturity basis), regardless of whether such holder receives any cash payment attributable to such income at such time. See "Certain Material U.S. Federal Income Tax Consequences."

Risks Relating to Our Indebtedness

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under the notes.

        As a result of the Merger, we have a significant amount of indebtedness. At December 31, 2012, we had $2.8 billion of indebtedness on a consolidated basis, of which $1.5 billion was secured indebtedness. As of December 31, 2012, NBTY also had an additional $130 million available under the revolving portion of NBTY's senior secured credit facilities, as amended. In connection with the acquisition of Balance Bar, $80 million was drawn on the revolving portion of NBTY's senior secured credit facilities in November 2012. In December 2012 we repaid $10 million of this balance. While NBTY has no direct obligation under the notes, NBTY is the sole source of cash generation for Holdings.

        Our substantial indebtedness could have important consequences. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the notes and NBTY to satisfy its obligations under the Opco Notes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund acquisitions, working capital, capital expenditures, research and development efforts and other general corporate purposes;

  •
  increase our vulnerability to and limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

  •
  restrict us from making strategic acquisitions or cause us to make non-strategic divestitures;

  •
  expose us to the risk of increased interest rates as borrowings under NBTY's senior secured credit facilities will be subject to variable rates of interest;

  •
  expose us to additional risks related to currency exchange rates and repatriation of funds;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, business development, debt service requirements, acquisitions and general corporate or other purposes.

        In addition, the indentures governing the notes and the Opco Notes and the credit agreement governing NBTY's senior secured credit facilities contain affirmative and negative covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Restrictive covenants in the indentures governing the notes and the Opco Notes and the credit agreement governing NBTY's senior secured credit facilities may restrict our ability to pursue our business strategies.

        The indentures governing the notes and the Opco Notes and the credit agreement governing NBTY's senior secured credit facilities limit our ability, and the terms of any future indebtedness may limit our ability, among other things, to:

  •
  incur or guarantee additional indebtedness;

  •
  make certain investments;

  •
  pay dividends or make distributions on our capital stock;

  •
  sell assets, including capital stock of restricted subsidiaries;

  •
  agree to payment restrictions affecting our restricted subsidiaries;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all our assets;

  •
  enter into transactions with our affiliates;

  •
  incur liens; and

  •
  designate any of our subsidiaries as unrestricted subsidiaries.

        The restrictions contained in the indentures governing the notes and the Opco Notes and the credit agreement governing NBTY's senior secured credit facilities also could limit our ability to plan for, or react to, market conditions, meet capital needs or make acquisitions or otherwise restrict our activities or business plans.

        A breach of any of these restrictive covenants (to the extent applicable at such time), or our inability to comply with the required financial ratios, could result in a default under the credit agreement governing NBTY's senior secured credit facilities. If a default occurs, the lenders under NBTY's senior secured credit facilities may elect to:

  •
  declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable; or

  •
  prevent us from making payments on the notes,

either of which would result in an event of default under the indentures governing the notes and the Opco Notes. An event of default under either or both of these indentures or the senior secured credit facilities would permit some of our lenders to declare all amounts borrowed from them to be due and payable. The lenders also have the right in these circumstances to terminate any commitments they have to provide further borrowings. An event of default under either of these indentures or the senior secured credit facilities would likely result in a cross default under either or both of the other instruments. If we are unable to repay outstanding borrowings when due, the lenders under NBTY's senior secured credit facilities also have the right to proceed against the collateral, including our available cash, granted to them to secure the indebtedness. If the indebtedness under NBTY's senior secured credit facilities, the notes and/or the Opco Notes were to be accelerated, we can give no assurance that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the notes and the Opco Notes.

Despite current indebtedness levels and restrictive covenants, Holdings and its subsidiaries may incur additional indebtedness in the future. This could further exacerbate the risks associated with our substantial financial leverage.

        The terms of the indenture governing the notes, the credit agreement governing NBTY's senior secured credit facilities and the indenture governing the Opco Notes permit us to incur a substantial amount of additional debt, including secured debt. Any additional borrowings under the senior secured credit facilities, and any other secured debt, would be effectively senior to the notes and any guarantees thereof to the extent of the value of the assets securing such indebtedness. If we incur any additional indebtedness that ranks equally with the notes the holders of that debt will be entitled to share ratably with noteholders in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This could reduce the amount of proceeds available to be paid to noteholders. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. In addition, as of December 31, 2012, we had an additional $130 million of unused commitments under the revolving portion of NBTY's senior secured credit facilities. In connection with the acquisition of Balance Bar, $80 million was drawn on the revolving portion of NBTY's senior secured credit facilities in November 2012. In December 2012 we repaid $10 million of this balance. Additionally, NBTY's senior secured credit facilities may be increased by up to $500 million (of which no more than $100 million will be under NBTY's revolving credit facility), subject to certain conditions. All such borrowings would be secured indebtedness. If new debt is added to our and our subsidiaries' current debt levels, the risks that we now face as a result of our leverage would intensify.

To service our indebtedness, we will require a significant amount of cash and our ability to generate cash depends on many factors beyond our control.

        Our ability to make cash payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures, will depend on our ability to generate significant operating cash flow in the future. This, to a significant extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        Our business may not generate sufficient cash flow from operations and future borrowings may not be available under NBTY's senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. In such circumstances, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms, or at all. If we cannot service our indebtedness, we may need to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. Such actions, if necessary, may not be effected on commercially reasonable terms or at all. The indentures governing the notes and the Opco Notes and the credit agreement governing NBTY's senior secured credit facilities restrict our ability to sell assets and use the proceeds from such sales.

        If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness (including covenants in NBTY's senior secured credit facilities, the indenture governing the notes and the indenture governing the Opco Notes), we could be required to pay interest-in-kind and/or we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under NBTY's senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may need to obtain waivers in the future from the required lenders under NBTY's senior secured credit facilities to avoid being in default. If we breach our covenants under NBTY's senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under NBTY's senior secured credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We are dependent upon our lenders for financing to execute our business strategy and meet our liquidity needs. If our lenders are unable to fund borrowings under their credit commitments or we are unable to borrow, it could negatively impact our business.

        In the current volatile credit market, there is risk that any lenders, even those with strong balance sheets and sound lending practices, could fail or refuse to honor their legal commitments and obligations under existing credit commitments, including but not limited to: extending credit up to the maximum permitted by NBTY's senior secured credit facilities and otherwise accessing capital and/or honoring loan commitments. If our lenders are unable to fund borrowings under their credit commitments, or we are unable to borrow, it could be difficult in this environment to replace NBTY's senior secured credit facilities on similar terms.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

        Borrowings under NBTY's senior secured credit facilities are at variable rates of interest and expose us to interest rate risk. Interest rates are currently at historically low levels. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Assuming all revolving loans are fully drawn and the interest rates are above the interest rate floor set forth in NBTY's credit agreement, each quarter point change in interest rates would result in a $1.1 million change in annual interest expense on our indebtedness under NBTY's senior secured credit facilities. However, we may maintain interest rate swaps with respect to any of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk. We have entered into interest rate swaps to mitigate a portion of this risk, although we can make no assurances that it would do so.

Risks Relating to Our Notes and Opco Notes

The right of holders of the notes and the Opco Notes to receive payments on the notes and the Opco Notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of the Opco Notes are effectively subordinated to all our guarantors' existing and future secured indebtedness.

        The notes and the Opco Notes are general unsecured obligations. Holders of our secured indebtedness and, with respect to the Opco Notes, the secured indebtedness of the guarantors of the Opco Notes will have claims that are prior to the claims of holders of the notes and the Opco Notes to the extent of the value of the assets securing that other indebtedness. Notably, Holdings, NBTY and certain of its subsidiaries, including the guarantors of the Opco Notes are parties to the senior secured credit facilities, which are secured by liens on substantially all our assets and such guarantors' assets. The notes and Opco Notes are effectively subordinated to all our secured indebtedness to the extent of the value of the assets securing that indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to those of our assets that constitute their collateral. Holders of the notes and the Opco Notes participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes and the Opco Notes, and potentially with all our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure holders of the notes and the Opco Notes that there will be sufficient assets to pay amounts due on the notes or the Opco Notes. As a result, holders of the notes or the Opco Notes may receive less, ratably, than holders of secured indebtedness.

        As of December 31, 2012, the aggregate amount of our secured indebtedness was approximately $1,508 million. As of December 31, 2012, NBTY had $130 million of unused commitments available for additional borrowing under the revolving portion of NBTY's senior secured credit facilities, as amended. In connection with the acquisition of Balance Bar, $80 million was drawn on the revolving portion of NBTY's senior secured credit facilities in November 2012. In December 2012 we repaid $10 million of this balance. We are permitted to incur substantial additional indebtedness, including secured debt, in the future under the terms of the indentures governing the notes and the Opco Notes.

The trading prices of the notes and the Opco Notes may be volatile and can be affected by many factors, including our credit rating.

        The trading price of the notes and the Opco Notes could be subject to significant fluctuation in response to, among other factors, changes in our operating results, interest rates, the market for non-investment grade securities, general economic conditions and securities analysts' recommendations, if any, regarding our securities.

        Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes and the Opco Notes, or the trading market for the notes and the Opco Notes, to the extent a trading market for such securities develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes and the Opco Notes.

We may not be able to satisfy our obligations to holders of the notes or the Opco Notes upon a change of control.

        Upon the occurrence of a "change of control," as defined in the indentures governing the notes and the Opco Notes, each noteholder of the notes and the Opco Notes will have the right to require us to purchase the notes and the Opco Notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest. Our failure to purchase, or give notice of purchase of, the notes or the Opco Notes would be a default under the indentures governing the notes and the Opco Notes, which would in turn be a default under NBTY's senior secured credit facilities and the indentures governing the notes and the Opco Notes. In addition, a change of control may constitute an event of default under NBTY's senior secured credit facilities and the indentures governing the notes and the Opco Notes. A default under NBTY's senior secured credit facilities and the indentures governing the notes and Opco Notes could result in an event of default under the indentures if the lenders accelerate the debt under NBTY's senior secured credit facilities or the holders accelerate the debt under the indentures governing the notes and the Opco Notes.

        If a change of control occurs, we may not have enough assets to satisfy all obligations under NBTY's senior secured credit facilities, the indenture related to the notes and the indenture related to the Opco Notes. Upon the occurrence of a change of control we could seek to refinance the indebtedness under NBTY's senior secured credit facilities, the indenture governing the notes and the indenture governing the Opco Notes or obtain a waiver from the lenders and holders of the notes or the Opco Notes. We can give no assurance, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all. No assurances can be given that any court would enforce the change of control provisions in the indentures governing the notes and the Opco Notes as written for the benefit of the holders, or as to how these change of control provisions would be impacted were we to become a debtor in a bankruptcy case.

Holders of the notes or the Opco Notes may not be able to determine when a change of control giving rise to their right to have the notes or the Opco Notes repurchased has occurred following a sale of "substantially all" of our assets.

        The definition of change of control in the indentures governing the notes and the Opco Notes includes a phrase relating to the sale of "all or substantially all" of our assets. There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the notes or the Opco Notes to require us to repurchase the notes or Opco Notes, respectively, as a result of a sale of less than all our assets to another person may be uncertain.

Certain private equity investment funds affiliated with Carlyle own substantially all the equity of Holdings and their interests may not be aligned with yours or those of NBTY's noteholders.

        Carlyle owns substantially all the fully diluted equity of Holdings and, therefore, has the power to control our affairs and policies. Carlyle also controls, to a large degree, the election of directors, the appointment of management, the entry into mergers, sales of substantially all our assets and other extraordinary transactions. The directors so elected have authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions. Carlyle's interests could conflict with your interests or the interests of NBTY's noteholders. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Carlyle and certain of its affiliates and co-investors, as equity holders, might conflict with your interests or the interests of NBTY's noteholders. Carlyle also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a noteholder or to NBTY's noteholders. Additionally, Carlyle is in the business of making investments in companies, and from time to time in the future may acquire interests in businesses that directly or indirectly compete with certain portions of our business, or are suppliers or customers of ours.

        Investment funds advised by entities affiliated with Carlyle and affiliates of Carlyle may buy or sell notes and Opco Notes in open market transactions at any time. Such funds and affiliates will not, however, be able to participate in the exchange offer, and their inability to participate may impair the liquidity of the market for the notes following the consummation of any exchange offer for the notes.

Risks Relating to the Opco Notes

Claims of noteholders will be effectively subordinated to claims of creditors of all of NBTY's non-guarantor subsidiaries.

        The Opco Notes are guaranteed on a senior basis by NBTY's current and future domestic subsidiaries that are guarantors of NBTY's senior secured credit facilities. However, the historical consolidated financial statements included in this prospectus include all our domestic and foreign subsidiaries. NBTY's foreign subsidiaries, which do not guarantee the Opco Notes, held approximately $1,284 million, or 26%, of NBTY's total assets and $142 million, or 4%, of NBTY's total liabilities as of December 31, 2012 and accounted for approximately $948 million, or 32%, of NBTY's net sales, for fiscal 2012 (all amounts presented exclude intercompany balances). In addition, NBTY has the ability to designate certain of its subsidiaries as unrestricted subsidiaries under the terms of the indenture, and any subsidiary so designated will not be a guarantor of the notes.

        NBTY's non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the Opco Notes, or to make any funds available therefore, whether by dividends, loans, distributions or other payments. Any right that NBTY or its subsidiary guarantors have to receive any assets of any of its non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of noteholders to realize proceeds from the sale of any of those subsidiaries' assets, will be effectively subordinated to the claims of those subsidiaries' creditors, including trade creditors and holders of debt of that subsidiary.

NBTY is a holding company with no operations and may not have access to sufficient cash to make payments on its credit obligations.

        NBTY is a holding company and has limited direct operations. NBTY's most significant assets are the equity interests it holds in its subsidiaries. As a result, it is dependent upon dividends and other payments from its subsidiaries to generate the funds necessary to meet its outstanding debt service and other obligations and such dividends may be restricted by law or the instruments governing its indebtedness, including the indenture governing the Opco Notes, the agreement governing its senior secured credit facilities or other agreements of its subsidiaries. NBTY's subsidiaries may not generate sufficient cash from operations to enable it to make principal and interest payments on its indebtedness, including the Opco Notes. In addition, its subsidiaries are separate and distinct legal entities and, except for its existing and future subsidiaries that will be the guarantors of the Opco Notes, any payments on dividends, distributions, loans or advances to NBTY by its subsidiaries could be subject to legal and contractual restrictions on dividends. In addition, payments to NBTY by its subsidiaries will be contingent upon its subsidiaries' earnings. Additionally, NBTY may be limited in its ability to cause its existing and any future joint ventures to distribute their earnings to it. Subject to certain qualifications, its subsidiaries are permitted under the terms of its indebtedness, including the indenture governing the Opco Notes, to incur additional indebtedness that may restrict payments from those subsidiaries to it. NBTY can give no assurance that agreements governing the current and future indebtedness of its subsidiaries will permit those subsidiaries to provide it with sufficient cash to fund payments of principal premiums, if any, and interest on the Opco Notes when due. In addition, any guarantee of the Opco Notes will be subordinated to any senior secured indebtedness of a subsidiary guarantor to the extent of the assets securing such indebtedness.

Federal and state statutes may allow courts, under specific circumstances, to void the Opco Notes and/or the guarantees of the Opco Notes and require noteholders to return payments received on the Opco Notes.

        Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the Opco Notes or the guarantees thereof could be deemed a fraudulent transfer if NBTY or any of the guarantors of the Opco Notes, as applicable, received less than a reasonably equivalent value in exchange for either issuing the Opco Notes or giving the guarantee and:

  •
  NBTY or any of such guarantors, as applicable, was insolvent on the date that it issued the Opco Notes or gave the guarantee or became insolvent as a result of issuing the Opco Notes or giving the guarantee; or

  •
  the issuance of the Opco Notes or the giving of such guarantee left NBTY or any of such guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business; or

  •
  NBTY or any of such guarantors intended to incur, or believed that NBTY or such guarantor would incur, debts that would be beyond NBTY's or such guarantor's ability to pay as those debts matured.

        The Opco Notes and/or a guarantee thereof could also be deemed a fraudulent transfer if it was given with actual intent to hinder, delay or defraud any entity to which NBTY or any such guarantor was or became, on or after the date the issuance of the Opco Notes and the giving of the guarantee, indebted.

        The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, NBTY or any such guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, is greater than all its assets, at a fair valuation; or

  •
  the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        We cannot predict:

  •
  what standard a court would apply to determine whether NBTY or any such guarantor was insolvent as of the date it issued the Opco Notes or its guarantee, as applicable, or whether, regardless of the method of valuation, a court would determine that NBTY or such guarantor was insolvent on that date; or

  •
  whether a court would determine that the payments under the Opco Notes or such guarantee constituted fraudulent transfers or conveyances on other grounds.

        The indenture governing the Opco Notes contains a "savings clause" intended to limit each subsidiary guarantor's liability under its guarantee to the maximum amount that it could incur without causing the guarantee to be a fraudulent transfer under applicable law. There can be no assurance that this provision will be upheld as intended. In a recent case, the U.S. Bankruptcy Court in the Southern District of Florida found this kind of provision in that case to be ineffective, and held the subsidiary guarantees to be fraudulent transfers and voided them in their entirety. Although this ruling was reversed, there can be no assurance that other courts will not reach the same conclusion as the U.S. Bankruptcy Court in the Southern District of Florida.

        If a guarantee is deemed to be a fraudulent transfer, it could be voided altogether, or it could be subordinated to all other debts of the guarantor. In that case, any payment by such guarantor under its guarantee could be required to be returned to such guarantor or to a fund for the benefit of the creditors of the guarantor. If a guarantee is voided or held unenforceable for any other reason, holders of the Opco Notes would cease to have a claim against the subsidiary based on the guarantee and would be creditors only of NBTY and any guarantor whose guarantee was not similarly voided or otherwise held unenforceable.

        If a court were to find that the issuance of the Opco Notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the Opco Notes or that guarantee, could subordinate the Opco Notes or that guarantee to presently existing and future indebtedness of ours or of the related guarantor or could require the holders of the Opco Notes to repay any amounts received with respect to that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Opco Notes. Further, the avoidance of the Opco Notes could result in an event of default with respect to our and our subsidiaries' other debt that could result in acceleration of that debt.

The lenders under NBTY's senior secured credit facilities have the discretion to release the guarantors under NBTY's senior secured credit facilities in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the Opco Notes.

        While any obligations under NBTY's senior secured credit facilities remain outstanding, any guarantee of the Opco Notes may be released without action by, or consent of, any holder of the Opco Notes or the trustee under the indenture governing the Opco Notes, at the discretion of lenders under NBTY's senior secured credit facilities, if such guarantor is no longer a guarantor of obligations under NBTY's senior secured credit facilities or any other indebtedness. The lenders under NBTY's senior secured credit facilities will have the discretion to release the guarantees under NBTY's senior secured credit facilities in a variety of circumstances. A noteholder will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the Opco Notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

Risks Relating to Our Business

Unfavorable publicity or consumer perception of our products and any similar products distributed by other companies could have a material adverse effect on our business.

        We believe the nutritional supplement market is highly dependent upon consumer perception regarding the safety, efficacy and quality of nutritional supplements generally, as well as of products distributed specifically by us. Consumer perception of our products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, national media attention and other publicity regarding the consumption of nutritional supplements. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the nutritional supplement market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for our products and our business, results of operations, financial condition and cash flows. Our dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material adverse effect on us, the demand for our products, and our business, results of operations, financial condition and cash flows. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of nutritional supplements in general, or our products specifically, or associating the consumption of nutritional supplements with illness, could have such a material adverse effect. Such adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers' failure to consume such products appropriately or as directed.

Our success is linked to the size and growth rate of the vitamin, mineral and supplement market and an adverse change in the size or growth rate of that market could have a material adverse effect on us.

        An adverse change in size or growth rate of the vitamin, mineral and supplement market could have a material adverse effect on us. Underlying market conditions are subject to change based on economic conditions, consumer preferences and other factors that are beyond our control, including media attention and scientific research, which may be positive or negative.

Our ability to obtain additional capital on commercially reasonable terms may be limited or non-existent.

        Although we believe our cash, cash equivalents and short-term investments, as well as future cash from operations and availability under NBTY's revolving credit facility, provide adequate resources to fund ongoing operating requirements for the foreseeable future, we may need to seek additional financing to compete effectively.

        If we are unable to obtain capital or obtain capital on commercially reasonable terms, it could:

  •
  reduce funds available to us for purposes such as working capital, capital expenditures, research and development, strategic acquisitions and other general corporate purposes;

  •
  restrict our ability to introduce new services or products or exploit business opportunities;

  •
  increase our vulnerability to economic downturns and competitive pressures in the markets in which we operate; and

  •
  place us at a competitive disadvantage.

Difficult and volatile conditions in the capital, credit and commodities markets and in the overall economy could materially adversely affect our financial position, results of operations and cash flows, and we do not know if these conditions will improve in the near future.

        Our financial position, results of operations and cash flows could be materially adversely affected by continuation of the difficult conditions and significant volatility in the capital, credit and commodities markets and in the overall economy. These factors, combined with low levels of business and consumer confidence and increased unemployment, have precipitated a slow recovery from the global recession and concern about a return to recessionary conditions. The difficult conditions in these markets and the overall economy affect our business in a number of ways. For example:

  •
  under difficult market conditions there can be no assurance that borrowings under NBTY's revolving credit facility would be available or sufficient, and in such a case, we may not be able to successfully obtain additional financing on reasonable terms, or at all;

  •
  in order to respond to market conditions, we may need to seek waivers of various provisions in NBTY's senior secured credit facilities, and we might not be able to obtain such waivers on reasonable terms, if at all; and

  •
  market conditions could result in our key customers experiencing financial difficulties and/or electing to limit spending because many consumers consider the purchase of our products discretionary, which in turn could result in decreased sales and earnings for us.

        We do not know if market conditions or the state of the overall economy will improve in the near future.

Because a substantial majority of our sales are to or through retail stores, we are dependent to a large degree upon the success of this channel as well as the success of specific retailers in the channel.

        Approximately 64% of our sales for fiscal 2012 were in the United States. In this market, we sell our products primarily to or through our and third-party retail stores. Because of this, we are dependent to a large degree upon the growth and success of that channel as well as the growth and success of specific retailers in the channel, which are outside our control. There can be no assurance that the retail channel will be able to grow as it faces price and service pressure from other channels.

One of our customers accounted for 14% of our consolidated net sales during fiscal 2012 and the loss of this customer, or any of our other major customers, could have a material adverse effect on our results of operations.

        During fiscal 2012 and 2011, Wal-Mart, individually, accounted for 23% and 25% of our Wholesale segment's net sales, respectively, and 14% and 15% of our consolidated net sales, respectively. As of the end of our fiscal 2012, Wal-Mart, individually, accounted for 18% of our Wholesale segment's total gross accounts receivable. Additionally, for fiscal 2012, our other top three wholesale customers collectively accounted for approximately 24%, of our Wholesale segment's net sales and 15% of our consolidated net sales. We do not have a long-term contract with Wal-Mart or any other major customer, and the loss of this customer or any other major customer could have a material adverse effect on our results of operations. In addition, our results of operations and ability to service our debt obligations would be impacted negatively to the extent Wal-Mart is unable to make payments to us, or does not make timely payments on outstanding accounts receivables.

Complying with new and existing government regulation, both in the United States and abroad, could increase our costs significantly, reduce our growth prospects and adversely affect our financial results.

        The processing, formulation, manufacturing, packaging, labeling, advertising, distribution and sale of our products are subject to regulation by several U.S. federal agencies, including the FDA, the FTC, the CBP, the USPS, the CPSC, the Department of Agriculture, OSHA and the EPA, as well as various state, local and international laws and agencies of the localities in which our products are sold, including Health Canada and the Competition Bureau in Canada, the Food Standards Agency ("FSA") and the Department of Health in the United Kingdom and similar regulators in Ireland, the Netherlands, the EU and China. Government regulations may prevent or delay the introduction, or require the reformulation or relabeling, of our products. Some agencies, such as the FDA, could require us to remove a particular product from the market, delay or prevent the import of raw materials for the manufacture of our products, or otherwise disrupt the marketing of our products. Any such government actions would result in additional costs to us, including lost revenues from any additional products that we are required to remove from the market, which could be material. Any such government actions also could lead to liability, substantial costs and reduced growth prospects. In addition, complying with the AER Act, GMPs and other legislation may impose additional costs on us, which could become significant. Moreover, there can be no assurance that new laws or regulations imposing more stringent regulatory requirements on the dietary supplement industry will not be enacted or issued or that certain agencies will not enforce the existing laws or regulations more strictly. We currently are subject to FTC consent decrees and a USPS consent order, prohibiting certain advertising claims for certain of our products. We also are subject to consent judgments under Proposition 65. A determination that we have violated any of these obligations could result in substantial monetary penalties, which could have a material adverse effect on our business, results of operations, financial condition and cash flows. In addition, we could incur costs as a result of violations of or liabilities hereunder, environmental laws and regulations, or to maintain compliance with such environmental laws, regulations or permit requirements.

        Additional or more stringent regulations and enforcement of dietary supplements and other products have been considered from time to time in the United States and globally. These developments could require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, adverse event reporting or other new requirements. These developments also could increase our costs significantly.

        In Europe, we anticipate the enactment of legislation that could significantly impact the formulation and marketing of our products. For example, in accordance with the Supplements Directive, maximum permitted content levels for vitamin and mineral supplements are expected to be enacted but have not yet been announced. European legislation regulating food supplements other than vitamins and minerals also is expected to be introduced. The introduction of this anticipated legislation could require us to reformulate our existing products to meet the new standards and, in some cases, may lead to some products being discontinued.

        The Nutrition and Health Claims Regulation implemented in July 2007 controls the types of claims that can be made for foodstuffs (including supplements) in Europe, and the criteria a product must meet for the claims to be made. Except in relation to botanical products, after December 14, 2012, only certain permitted health claims can be made for foodstuffs, and this may impact our sales of those products in Europe. In addition, we anticipate that it will entail some products being relabeled at an additional cost to meet the implementation date.

        In addition, the General Product Safety Directive governing product safety came into force in Europe at the beginning of 2004. This legislation requires manufacturers to notify regulators as soon as they know that a product is unsafe and gives regulators in each EU member state the power to order a product recall and, if necessary, instigate the product recall themselves. A recall of any of our products in Europe could have a material adverse effect on our business, results of operations, financial condition and cash flows.

        In Canada the federal government has undertaken an initiative to develop a new framework for drug licensing. The current system of drug regulation in Canada focuses on pre-market activities and licensing is point-in-time, not continuous, subject to the licensee performing its obligations with respect to advertising restrictions, quality of product and adverse reaction reporting. A progressive licensing regime would entail a life-cycle approach to the regulation of drugs and could involve earlier consultation with industry before drug submissions, the requirement for licensees to provide and for Health Canada to review pharmacovigilance (adverse reaction reporting) and risk management plans, and re-evaluation by Health Canada of drug information after a period of initial marketing. Health Canada has completed the consultation process with external stakeholders and is moving towards the development of a progressive licensing framework document. The implementation of a new regulatory framework could have a significant impact on our Canadian operations. There is no indication of when, or if, such new regulatory regime will be implemented.

        In China, the Food Safety Law, which replaced prior regulations, came into force on June 1, 2009. This legislation requires all imported food to comply with applicable national food safety standards and subjects it to inspection by AQSIQ. Where there are no national food safety standards for some imported food, the MOH approval must be obtained before applying for the inspection; otherwise the food in question cannot be imported into China. The revision of the national food safety standards by the MOH and other government agencies is in progress and various new and updated standards are expected to be promulgated and implemented by the end of 2015. The introduction of these new food safety standards may require us to reformulate our existing products to meet the new standards and in some cases, may lead to some products being discontinued.

        The Food Safety Law also requires overseas food manufacturers to register with AQSIQ or its local counterparts, which must establish records of the credit standing of importers, exporters and manufacturers of imported goods. The imported foods, importers, exporters or manufacturers with unsatisfactory records are subject to stricter inspection or even suspension of their import business. Any restriction or suspension of import of any of our products into China could have a material adverse effect on our business, results of operations, financial condition and cash flows.

        The Food Safety Law provides for strict regulation and supervision over food claimed to have particular effects on human health, namely "health food," which is mainly subject to the regulation by the SFDA. To the extent AQSIQ or SFDA determines some of our products fall into this category, the manufacture, exportation, importation and sale of such products could be subject to the more complicated registration and licensing requirements, and stricter inspection by SFDA and AQSIQ.

        AQSIQ promulgated the Imported and Exported Food Safety Regulatory Measures on July 22, 2011, which provides for detailed safety and inspection requirements applicable to imported and exported food. These regulations became effective on March 1, 2012 and require us to go through complicated procedures for importing and exporting our products into and from China. In compliance with these regulations, we are in the process of applying for registration of certain of our products as "health food" to meet applicable requirements for manufacture and export of such products. If we fail to obtain required registration on time when our current export license expires, our ability to continue exporting these products from China could be adversely affected, which in turn could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        See "Business—Government Regulation" for more information about the regulatory environment in which we conduct our business.

We may incur material product liability claims, which could increase our costs and adversely affect our reputation, revenues and operating income.

        As a retailer, marketer and manufacturer of products designed for human and animal consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury. Our products consist of vitamins, minerals, herbs and other ingredients that are classified as foods, dietary supplements, or NHPs, and, in most cases, are not necessarily subject to pre-market regulatory approval in the United States. One of our Canadian subsidiaries also manufactures and sells non-prescription medications such as headache and cold remedies and contract manufactures some prescription medications. Some of our products contain innovative ingredients that do not have long histories of human consumption. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur. In addition, some of the products we sell are produced by third-party manufacturers. As a marketer of products manufactured by third parties, we also may be liable for various product liability claims for products we do not manufacture. We have been in the past, and may be in the future, subject to various product liability claims, including, among others, that our products include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. A product liability claim against us could result in increased costs and could adversely affect our reputation with our customers, which, in turn, could have a material adverse effect on our business, results of operations, financial condition and cash flows. See "Business—Legal Proceedings," for additional information.

If we experience product recalls, we may incur significant and unexpected costs, and our business reputation could be adversely affected.

        We may be exposed to product recalls and adverse public relations if our products are alleged to cause injury or illness, or if we are alleged to have violated governmental regulations. A product recall could result in substantial and unexpected expenditures, which would reduce operating profit and cash flow. In addition, a product recall may require significant management attention. Product recalls may hurt the value of our brands and lead to decreased demand for our products. Product recalls also may lead to increased scrutiny by federal, state or international regulatory agencies of our operations and increased litigation and could have a material adverse effect on our business, results of operations, financial condition and cash flows. See "—Complying with new and existing government regulation, both in the United States and abroad, could increase our costs significantly, reduce our growth prospects and adversely affect our financial results" and other risks summarized in this prospectus.

Insurance coverage, even where available, may not be sufficient to cover losses we may incur.

        Our business exposes us to the risk of liabilities arising from our operations. For example, we may be liable for claims brought by users of our products or by employees, customers or other third parties for personal injury or property damage occurring in the course of our operations. We seek to minimize these risks through various insurance contracts from third-party insurance carriers. However, our insurance coverage is subject to large individual claim deductibles, individual claim and aggregate policy limits, and other terms and conditions. We retain an insurance risk for the deductible portion of each claim and for any gaps in insurance coverage. We do not view insurance, by itself, as a material mitigant to these business risks.

        We cannot assure you that our insurance will be sufficient to cover our losses. Any losses that insurance does not substantially cover could have a material adverse effect on our business, results of operations, financial condition and cash flows.

The insurance industry has become more selective in offering some types of coverage and we may not be able to obtain insurance coverage in the future.

        The insurance industry has become more selective in offering some types of insurance, such as product liability, product recall, property and directors' and officers' liability insurance. Our current insurance program is consistent with both our past level of coverage and our risk management policies. However, we cannot assure you that we will be able to obtain comparable insurance coverage on favorable terms, or at all, in the future.

International markets expose us to certain risks.

        As of December 31, 2012, we operated 917 retail stores outside of the United States, including 53 franchised stores. In addition, we had significant wholesale sales outside of the United States. For fiscal 2012, international sales represented approximately 36% of our net sales. These international operations expose us to certain risks, including:

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  local economic conditions;

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  inflation;

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  changes in or interpretations of foreign regulations that may limit our ability to sell certain products or repatriate profits or capital to the United States;

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  exposure to currency fluctuations;

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  potential imposition of trade or foreign exchange restrictions or increased tariffs;

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  changes and limits in export and import controls;

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  difficulty in collecting international accounts receivable;

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  difficulty in staffing, developing and managing foreign operations;

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  potentially longer payment cycles;

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  difficulties in enforcement of contractual obligations and intellectual property rights;

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  renegotiation or modification of various agreements;

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  national and regional labor strikes;

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  increased costs in maintaining international manufacturing and marketing efforts;

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  quarantines for products or ingredients, or restricted mobility of key personnel due to disease outbreaks;

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  government regulations and laws;

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  geographic time zone, language and cultural differences between personnel in different areas of the world;

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  political instability;

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  trademarks availability and registration issues;

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  changes in exchange rates;

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  changes in taxation; and

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  wars and other hostilities.

As we continue to expand our international operations, these and other risks associated with international operations are likely to increase. These risks, if they occur, could have a material adverse effect on our business and results of operations.

Our international operations require us to comply with anti-corruption laws and regulations of the U.S. government and various international jurisdictions in which we do business.

        Doing business on a worldwide basis requires us and our subsidiaries to comply with the laws and regulations of the U.S. government and various international jurisdictions, and our failure to successfully comply with these rules and regulations may expose us to liabilities. These laws and regulations apply to companies, individual directors, officers, employees and agents, and may restrict our operations, trade practices, investment decisions and partnering activities. In particular, our international operations are subject to U.S. and foreign anti-corruption laws and regulations, such as the Foreign Corrupt Practices Act ("FCPA") and the U.K. Bribery Act ("UKBA"). The FCPA prohibits us from providing anything of value to foreign officials for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment, and requires us to maintain adequate record-keeping and internal accounting practices to accurately reflect our transactions. As part of our business, we may deal with state-owned business enterprises, the employees and representatives of which may be considered foreign officials for purposes of the FCPA and UKBA. In addition, some of the international locations in which we operate lack a developed legal system and have elevated levels of corruption. As a result of the above activities, we are exposed to the risk of violating anti-corruption laws. Violations of these legal requirements are punishable by criminal fines and imprisonment, civil penalties, disgorgement of profits, injunctions, debarment from government contracts as well as other remedial measures. We have established policies and procedures designed to assist us and our personnel in complying with applicable U.S. and international laws and regulations. However, there can be no assurance that our policies and procedures will effectively prevent us from violating these regulations in every transaction in which we may engage, and such a violation could adversely affect our reputation, business, financial condition and results of operations.

We may not be successful in expanding globally.

        We may experience difficulty entering new international markets due to regulatory barriers, the necessity of adapting to new regulatory systems, and problems related to entering new markets with different cultural bases and political systems. These difficulties may prevent, or significantly increase the cost of, our international expansion.

We may be exposed to legal proceedings initiated by regulators in the United States or abroad that could increase our costs and adversely affect our reputation, revenues and operating income.

        In all jurisdictions in which we operate, non-compliance with relevant legislation can result in regulators bringing administrative, or, in some cases, criminal proceedings. In the United States, the FTC has considered bringing actions against us in the past. In the United Kingdom, it is common for regulators to prosecute retailers and manufacturers for non-compliance with legislation governing foodstuffs and medicines. Our failure to comply with applicable legislation could occur from time to time, and prosecution for any such violations could have a material adverse effect on our business, results of operations, financial condition and cash flows. See "Business—Government Regulation" for additional information.

We may not be successful in our future acquisition endeavors, if any, which may have an adverse effect on our business and results of operations.

        Historically, we have engaged in substantial acquisition activity. We may be unable to identify suitable targets, opportunistic or otherwise, for acquisition in the future. If we identify a suitable acquisition candidate, our ability to successfully implement the acquisition will depend on a variety of factors, including our ability to obtain financing on acceptable terms and to comply with the restrictions contained in our debt agreements. Historical instability in the financial markets indicates that obtaining future financing to fund acquisitions may present significant challenges. If we need to obtain our lenders' consent to an acquisition, they may condition their consent on our compliance with additional restrictive covenants that may limit our operating flexibility. Acquisitions involve risks, including:

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  significant expenditures of cash;

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  the risk that acquired businesses may not perform in accordance with expectations;

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  risks associated with integrating the operations, financial reporting, disparate technologies and personnel of acquired companies;

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  managing geographically dispersed operations;

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  diversion of management's attention from other business concerns;

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  the inherent risks in entering markets or lines of business in which we have either limited or no direct experience;

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  the potential loss of key employees, customers and strategic partners of acquired companies;

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  incurrence of liabilities and claims arising out of acquired businesses;

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  inability to obtain financing; and

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  incurrence of indebtedness or issuance of additional stock.

        We may not integrate any businesses or technologies we acquire in the future successfully and may not achieve anticipated operating efficiencies and effective coordination of sales and marketing as well as revenue and cost benefits. Acquisitions may be expensive, time consuming and may strain our resources. Acquisitions may impact our results of operations negatively as a result of, among other things, the incurrence of debt.

We are dependent on our executive officers and other key personnel, and we may not be able to pursue our current business strategy effectively if we lose them.

        Our continued success will depend largely on the efforts and abilities of our executive officers and certain other key employees. For additional information about these individuals, see "Management" elsewhere in this prospectus. Our ability to manage our operations and meet our business objectives could be affected adversely if, for any reason, we are unable to recruit and retain executive talent.

We are dependent on certain third-party suppliers.

        We purchase from third-party suppliers certain important ingredients and raw materials. The principal raw materials required in our operations are vitamins, minerals, herbs, gelatin and packaging components. We purchase the majority of our vitamins, minerals and herbal raw materials from manufacturers and distributors in Asia, Europe, North America and South America. Real or perceived quality control problems with raw materials outsourced from certain regions could negatively impact consumer confidence in our products, or expose us to liability. In addition, although raw materials are available from numerous sources, an unexpected interruption of supply or material increases in the price of raw materials, for any reason, such as changes in economic and political conditions, tariffs, trade disputes, regulatory requirements, import restrictions, loss of certifications, power interruptions, fires, hurricanes, drought or other climate-related events, war or other events, could have a material adverse effect on our business, results of operations, financial condition and cash flows. Also, currency fluctuations, including the decline in the value of the U.S. dollar, could result in higher costs for raw materials purchased abroad. In addition, we rely on outside printing services and availability of paper stock in our printed catalog operations.

We rely on our manufacturing operations to produce the vast majority of the nutritional supplements that we sell, and disruptions in our manufacturing system or losses of manufacturing certifications could affect our results of operations adversely.

        During fiscal 2012, we manufactured approximately 90% of the nutritional supplements that we sold. We currently operate manufacturing facilities in Arizona, California, Florida, New Jersey, New York and North Carolina in the United States, and in Canada, the United Kingdom and China. All our domestic and foreign operations manufacturing products for sale to the U.S. are subject to GMPs promulgated by the FDA and other applicable regulatory standards, including in the areas of environmental protection and worker health and safety. We are subject to similar regulations and standards in Canada, the United Kingdom and China. Any significant disruption in our operations at any of these facilities, including any disruption due to any regulatory requirement, could affect our ability to respond quickly to changes in consumer demand and could have a material adverse effect on our business, results of operations, financial condition and cash flows. Additionally, we may be exposed to risks relating to the transfer of work between facilities or risks associated with opening new facilities that may cause a disruption in our operations. There have been a number of well publicized incidents of tainted food and drugs manufactured in China in the past few years. Although we have implemented GMPs in our China plant, there can be no assurance that products manufactured in China, or in our other plants around the world, will not be contaminated or otherwise fail to meet our quality standards. Any such contamination or other quality failures could result in costly recalls, litigation, regulatory actions or damage to our reputation, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We operate in a highly competitive industry, and our failure to compete effectively could affect our market share, financial condition and growth prospects adversely.

        The VMHS industry is a large and growing industry and is highly fragmented in terms of both geographical market coverage and product categories. The market for vitamins and other nutritional supplements is highly competitive in all our channels of distribution. We compete with companies that may have broader product lines or larger sales volumes, or both, than we do, and our products compete with nationally advertised brand name products. Several of the national brand companies have resources greater than ours. Numerous companies compete with us in the development, manufacture and marketing of vitamins and nutritional supplements worldwide. In addition, our North American and European retail stores compete with specialty vitamin stores, health food stores and other retail stores worldwide. With respect to mail order sales, we compete with a large number of smaller mail order and internet companies, some of which manufacture their own products and some of which sell products manufactured by others. The market is highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. We also may face competition from low-cost entrants to the industry, including from international markets. Increased competition from companies that distribute through the wholesale channel, especially the private label market, could have a material adverse effect on our business, results of operations, financial condition and cash flows as these competitors may have greater financial and other resources available to them and possess extensive manufacturing, distribution and marketing capabilities far greater than ours.

        We may not be able to compete effectively in some or all our markets, and our attempt to do so may require us to reduce our prices, which may result in lower margins. Failure to compete effectively could have a material adverse effect on our market share, business, results of operations, financial condition, cash flows and growth prospects. See "Business—Competition; Customers."

Our failure to appropriately respond to changing consumer preferences and demand for new products and services could harm our customer relationships and product sales significantly.

        The nutritional supplement industry is characterized by rapid and frequent changes in demand for products and new product introductions. Our failure to accurately predict these trends could negatively impact consumer opinion of us as a source for the latest products, which, in turn, could harm our customer relationships and cause decreases in our net sales. The success of our new product offerings depends upon a number of factors, including our ability to:

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  accurately anticipate customer needs;

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  innovate and develop new products;

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  successfully commercialize new products in a timely manner;

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  price our products competitively;

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  manufacture and deliver our products in sufficient volumes and in a timely manner; and

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  differentiate our product offerings from those of our competitors.

        In addition, we are subject to the risk of a potential shift in customer demand towards more private label products, which could have an adverse effect on our profitability. If any new products fail to gain market acceptance, are restricted by regulatory requirements or have quality problems, this would harm our results of operations. If we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could be rendered obsolete, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are subject to acts of God, war, sabotage and terrorism risk.

        Acts of God, war, sabotage and terrorist attacks or any similar risk may affect our operations in unpredictable ways, including disruptions of the shopping and commercial behavior of our customers, changes in the insurance markets and disruptions of fuel supplies and markets.

We may be subject to work stoppages at our facilities, which could negatively impact the profitability of our business.

        As of December 31, 2012, we had approximately 13,350 employees. As of December 31, 2012, CAW Local 468, Retail Wholesale Canada Division represented approximately 280 of our associates in Canada under a collective bargaining agreement. If our employees were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations, which could interfere with our ability to deliver products on a timely basis and could have other negative effects, such as decreased productivity and increased labor costs. Any interruption in the delivery of our products could reduce demand for our products and could have a material adverse effect on us.

We may be affected adversely by increased raw material, utility and fuel costs.

        Inflation and other factors affect the cost of raw materials, goods and services we use. Increased raw material and other costs may adversely affect our results of operations to the extent we are unable to pass these costs through to our customers or to benefit from offsetting cost reductions in the manufacture and distribution of our products. Furthermore, increasing fuel costs may affect our results of operations adversely in that consumer traffic to our retail locations may be reduced and the costs of our sales may increase as we incur fuel costs in connection with our manufacturing operations and the transportation of goods from our warehouse and distribution facilities to stores or direct response and e-commerce customers. Also, high oil costs can affect the cost of our raw materials and components and the competitive environment in which we operate may limit our ability to recover higher costs resulting from rising fuel prices.

Our profits may be affected negatively by currency exchange rate fluctuations.

        Our assets, earnings and cash flows are influenced by currency fluctuations due to the geographic diversity of our sales and the countries in which we operate. These fluctuations may have a significant impact on our financial results. For fiscal 2012, 31% of our sales were denominated in a currency other than the U.S. dollar, and as of fiscal 2012, 25% of our assets and 5% of our total liabilities were denominated in a currency other than the U.S. dollar. In December 2010, we entered into various cross currency swap transactions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk."

Our success is dependent on the accuracy, reliability, and proper use of sophisticated and dependable information processing systems and management information technology and any interruption in these systems could have a material adverse effect on our business, financial condition, and results of operations.

        Our success is dependent on the accuracy, reliability, and proper use of sophisticated and dependable information processing systems and management information technology. Our information technology systems are designed and selected to facilitate order entry and customer billing, maintain customer records, accurately track purchases and incentive payments, manage accounting, finance and manufacturing operations, generate reports, and provide customer service and technical support. Any interruption in these systems or any interruption associated with the transition of these systems to a new information technology platform could have a material adverse effect on our business, financial condition, and results of operations.

System interruptions or security breaches may affect sales.

        Customer access to, and ability to use, our websites affect our sales. If we are unable to maintain and continually enhance the efficiency of our systems, we could experience system interruptions or delays that could affect our operating results negatively. In addition, we could be liable for breaches of security on our websites, loss or misuse of our customers' personal information or payment data. Although we have developed systems and processes that are designed to protect consumer information and prevent fraudulent credit card transactions and other security breaches, failure to prevent or mitigate such fraud or breaches may affect our operating results negatively.

We must successfully maintain and/or upgrade our information technology systems, and our failure to do so could have a material adverse effect on our business, financial condition or results of operations.

        We rely on various information technology systems to manage our operations. Recently we have implemented and we continue to implement modifications and upgrades to such systems and acquiring new systems with new functionality. These types of activities subject us to inherent costs and risks associated with replacing and changing these systems, including impairment of our ability to fulfill customer orders, potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time and other risks and costs of delays or difficulties in transitioning to or integrating new systems into our current systems. These implementations, modifications and upgrades may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. In addition, the difficulties with implementing new technology systems may cause disruptions in our business operations and have a material adverse effect on our business, financial condition or results of operations.

Our inability to protect our intellectual property rights could adversely affect our business.

        Despite our efforts, we may not be able to determine the extent of unauthorized use of our trademarks and patents. In any case, such efforts are difficult, expensive, and time-consuming, and there can be no assurance that infringing goods could not be manufactured without our knowledge and consent. Many of our products are not subject to patent protection, and thus they can be legally reverse-engineered by competitors. Moreover, even with respect to some of our products that are covered by patents, such as Ester-C® products, there are numerous similar yet non-infringing supplement products in the marketplace, and this negatively affects sales we might otherwise make. Our patents, or certain claims made in such patents, could be found to be invalid or unenforceable. From time to time we face opposition to our applications to register trademarks, and we may not ultimately be successful in our attempts to register certain trademarks. Further, there can be no assurance that in those foreign jurisdictions in which we conduct business the trademark and patent protection available to us will be as extensive as the protection available to us in the United States.

Intellectual property litigation and infringement claims against us could cause us to incur significant expenses or prevent us from manufacturing, selling or marketing our products, which could adversely affect our revenues and market share.

        We may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from manufacturing, selling or marketing our products in various jurisdictions. Claims of intellectual property infringement also may require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. Claims that our technology or products infringe on intellectual property rights of others could be costly to defend or settle, could cause reputational injury and would divert the attention of management and key personnel, which in turn could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are party to a number of lawsuits that arise in the ordinary course of business and may become party to others in the future.

        We are party to a number of lawsuits (including product liability, false advertising, intellectual property and Proposition 65 claims) that arise in the ordinary course of business and may become party to others in the future. The possibility of such litigation, and its timing, is in large part outside our control. While none of the current lawsuits arising in the ordinary course of business in which we are involved are reasonably estimable to be material as of the date hereof, it is possible that future litigation could arise, or developments could occur in existing litigation, that could have material adverse effects on us.

Failure to maintain effective internal control over financial reporting could have a material adverse effect on our business and operating results.

        Effective internal control over financial reporting is necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our business and operating results could be harmed. The Sarbanes-Oxley Act of 2002, as well as related rules and regulations implemented by the SEC, have required changes in the corporate governance practices and financial reporting standards for public companies. These laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002, have increased our legal and financial compliance costs and made many activities more time-consuming and more burdensome. The costs of compliance with these laws, rules and regulations may adversely affect our financial results. Moreover, we run the risk of non-compliance, which could adversely affect our financial condition or results of operations.

        In the past we have discovered, and in the future we may discover, areas of our internal control over financial reporting that need improvement. We have devoted significant resources to remediate any deficiencies we discovered and to improve our internal control over financial reporting. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal control over financial reporting could also cause investors to lose confidence in our reported financial information.

 THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer

        We sold the outstanding notes on October 17, 2012 in an unregistered private placement to certain initial purchasers. As part of that offering, we entered into a registration rights agreement with the initial purchasers. Under the registration rights agreement, we agreed to use our commercially reasonable efforts to file the Registration Statement to offer to exchange the outstanding notes for a like principal amount of exchange notes in an offering registered under the Securities Act within 270 days after October 17, 2012, the closing date of the issuance of the outstanding notes, and use our commercially reasonable efforts to consummate the exchange offer within 360 days after October 17, 2012. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act.

        Except as described below, upon the completion of this exchange offer, our obligations with respect to the registration of the outstanding notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the Registration Statement and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. Assuming the timely filing and effectiveness of the Registration Statement and consummation of this exchange offer, we will not have to pay additional interest on the outstanding notes provided in the registration rights agreement. Following the completion of this exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the outstanding notes will continue to be subject to certain restrictions on transfer. Additionally, the liquidity of the market for the outstanding notes could be adversely affected upon consummation of this exchange offer. See "Risk Factors—Risks Relating to this Exchange Offer—If you do not properly tender your outstanding notes, your ability to transfer such outstanding notes will be adversely affected."

        Under certain circumstances specified in the registration rights agreement, we may be required to file a "shelf" registration statement for a continuous offer in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

Resale of Exchange Notes

        We believe that the exchange notes issued in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if the conditions set forth below are met. We base this belief solely on interpretations of the federal securities laws by the Staff of the SEC set forth in several no-action letters issued to third parties unrelated to us. A no-action letter is a letter from the Staff of the SEC responding to a request from an individual or entity for the Staff's views as to whether it would recommend that the SEC take any enforcement action against such individual or entity with respect to certain actions being proposed by such individual or entity. We have not obtained, and do not intend to obtain, our own no-action letter from the SEC regarding the resale of the exchange notes. Instead, holders will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Each holder of outstanding notes that wishes to exchange their outstanding notes for exchange notes representing the same underlying indebtedness in the exchange offer will be required to make the following written representations:

  •
  the holder must not be a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

  •
  the holder must acquire the exchange notes in the ordinary course of its business;

  •
  the holder must not be engaging, does not intend to engage, and have no arrangements or understanding with any person to participate, in the distribution of the exchange notes within the meaning of the Securities Act; and

  •
  the holder must not be our "affiliate," as that term is defined in Rule 405 of the Securities Act, or an affiliate of any guarantor, if any.

        Each holder of outstanding notes that wishes to exchange outstanding notes for exchange notes in this exchange offer must represent to us that it satisfies all the above conditions. Any holder who tenders in this exchange offer but does not satisfy all the above conditions:

  •
  cannot rely on the position of the SEC set forth in the no-action letters referred to above; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the exchange notes.

        Any person that is participating in this exchange offer for the purpose of distributing exchange notes may not rely on the Staff's interpretations discussed above. Consequently, these holders must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the exchange notes.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes acquired by that broker-dealer as a result of market-making activities or other trading activities must deliver a prospectus in connection with a resale of the exchange notes and provide us with a signed acknowledgement of this obligation. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for outstanding notes where the broker- dealer acquired the outstanding notes as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed that for a period of 180 days after the effective date of the Registration Statement we will make this prospectus available to broker-dealers for use in connection with any resale of the exchange notes.

        Except as described in the prior paragraph, holders may not use this prospectus for an offer to resell, a resale or other retransfer of exchange notes. We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of outstanding notes in any jurisdiction in which this exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Terms of the Exchange

        Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, which we refer to together in this prospectus as the "exchange offer," we will accept any and all outstanding notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date, as defined below. We will issue, on or promptly after the expiration date, an aggregate principal amount of up to $550 million of exchange notes for a like principal amount of outstanding notes tendered and accepted in connection with this exchange offer. Holders may tender all or some of their outstanding notes in connection with this exchange offer, but only in denominations of $2,000 and integral multiples of $1,000. This exchange offer is not conditioned upon any minimum amount of outstanding notes being tendered for exchange.

        The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that the exchange notes:

  •
  will be registered under the Securities Act and therefore the exchange notes will not bear legends restricting their transfer under the Securities Act; and

  •
  will not be entitled to specified rights under the registration rights agreement, including the provisions providing for payment of additional interest in specified circumstances relating to this exchange offer.

        The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under the same indenture and entitled to the same benefits under that indenture relating to the outstanding notes being exchanged. As of the date of this prospectus, $550 million in aggregate principal amount of the outstanding notes was outstanding. Outstanding notes accepted for exchange will be retired and cancelled and will not be reissued.

        In connection with the issuance of the outstanding notes, we arranged for the outstanding notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. Except as described under "—Book-Entry Transfer," we will issue the exchange notes in the form of a global note registered in the name of DTC or its nominee, and each beneficial owner's interest in it will be transferable in book-entry form through DTC.

        Holders of outstanding notes do not have any appraisal or dissenters' rights in connection with this exchange offer. We intend to conduct this exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

        Subject to customary conditions, we will accept any outstanding notes that are properly tendered and not validly withdrawn for exchange before 5:00 p.m., New York City time, on the expiration date. We will be considered to have accepted for exchange, and to have exchanged, validly tendered outstanding notes if, as and when we have given oral (promptly confirmed in writing) or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

        If we do not accept any tendered outstanding notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return these outstanding notes, without expense, to the tendering holder promptly after the expiration date of this exchange offer.

        Holders who tender outstanding notes in this exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of outstanding notes in connection with this exchange offer. We will pay all charges and expenses, other than the applicable taxes described under "—Fees and Expenses," in connection with this exchange offer.

        If we successfully complete this exchange offer, any outstanding notes which holders do not tender or which we do not accept in this exchange offer will remain outstanding and continue to accrue interest. The holders of outstanding notes after this exchange offer in general will not have further rights under the registration rights agreement, including registration rights and any rights to additional interest. Holders wishing to transfer the outstanding notes would have to rely on exemptions from the registration requirements of the Securities Act or register the resale of the outstanding notes under the Securities Act or transfer such notes in a transaction that requires neither an exemption from nor registration under the requirements of the Securities Act.

Expiration Date; Extensions; Amendments

        The expiration date for this exchange offer is 5:00 p.m., New York City time, on                    , 2013. We may extend this expiration date in our sole discretion, subject to the requirement that we use commercially reasonable efforts to consummate this exchange offer by October 12, 2013 and subject to applicable law. If we so extend the expiration date, the term "expiration date" will mean the latest date and time to which we extend this exchange offer.

        We reserve the right, in our sole discretion:

  •
  to extend this exchange offer in a manner consistent with Rule 14e-1 of the Exchange Act, for example, to delay acceptance of any outstanding notes to allow for the confirmation of tendered notes or for the rectification of any irregularity or defect in the tender of outstanding notes;

  •
  to extend this exchange offer;

  •
  to terminate this exchange offer if, in our sole judgment, any condition described below has not been satisfied; or

  •
  to amend the terms of this exchange offer in any manner.

        We will give notice by press release or other written public announcement of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of outstanding notes. In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. If we amend this exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to notify the holders of outstanding notes of the amendment or waiver, and extend the offer as required by law to cause this exchange offer to remain open for at least five business days following such notice.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding this exchange offer, we have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the Exchange Notes

        Interest on the exchange notes will accrue at the rate of 7.75% per annum for cash interest and 8.50% per annum for PIK interest, payable semiannually on May 1 and November 1, and such interest on the exchange notes will be payable, together with accrued and unpaid interest on the outstanding notes accepted for exchange, beginning on the first payment date following the consummation of this exchange offer. Following an increase in the principal amount of the outstanding exchange notes as a result of a payment of PIK interest the exchange notes will bear interest on such increased principal amount from and after the date of such payment of PIK interest. Interest on the exchange notes will accrue from the date of issuance of the exchange notes or the date of the last periodic payment of interest on such exchange notes, whichever is later. Holders of outstanding notes that are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the exchange notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes. Interest will continue to accrue on any outstanding notes that are not exchanged for exchange notes in this exchange offer.

Conditions to this Exchange Offer

        Despite any other term of this exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes and we may terminate or amend this exchange offer if at any time before the acceptance of those outstanding notes for exchange or the exchange of the exchange notes for those outstanding notes, if the exchange offer, or the making of any exchange by a holder, violates any applicable law, rule or regulation or any applicable interpretation of the Staff or any order of any governmental agency or court of competent jurisdiction.

        The foregoing conditions are for our sole benefit. We may assert them regardless of the circumstances giving rise to any of these conditions, or waive them, in whole or in part at any time and from time to time in our sole discretion. Our failure to exercise any right at any time will not constitute a waiver of that right, and that right will be considered an ongoing right that we may assert at any time and from time to time. If we determine that a waiver of conditions materially changes this exchange offer, we will amend or supplement the prospectus, and extend this exchange offer, if appropriate, as described under "—Expiration Date; Extensions; Amendments."

        In addition, at a time when any stop order is threatened or in effect with respect to the Registration Statement or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any outstanding notes tendered, and no exchange will be issued in exchange for any such outstanding notes.

        If we are not permitted to consummate this exchange offer because this exchange offer is not permitted by applicable law, any applicable interpretation of the Staff or any order of any governmental agency or court of competent jurisdiction or in the event of other limited circumstances as set forth in the registration rights agreement, the registration rights agreement requires that we file a shelf registration statement to cover resales of the outstanding notes by the holders thereof who satisfy specified conditions relating to the provision of information in connection with the shelf registration statement.

Procedures for Tendering

        Only a holder of outstanding notes may tender outstanding notes in this exchange offer. To tender outstanding notes in this exchange offer, a holder must:

  •
  complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or copy to the exchange agent before the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program procedures described below.

In addition, you must comply with one of the following:

  •
  the exchange agent must receive, before expiration of this exchange offer, a timely confirmation of book-entry transfer of outstanding notes being tendered into the exchange agent's account at DTC according to the procedures for book entry transfer and a properly transmitted agent's message as described below; or

  •
  the exchange agent must receive any corresponding certificate or certificates representing outstanding notes along with the letter of transmittal on or before the expiration date; or

  •
  the holder must comply, on or before the expiration date, with the guaranteed delivery procedures described below under "—Guaranteed Delivery Procedures."

        The tender of outstanding notes by a holder that is not withdrawn before the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the outstanding notes held by a holder are tendered, the tendering holder should fill in the amount of outstanding notes being tendered in the specified box on the letter of transmittal. The entire amount of outstanding notes delivered or transferred to the exchange agent will be deemed to have been tendered unless otherwise indicated.

        The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent before the expiration of this exchange offer. Delivery is complete when the exchange agent actually receives the items to be delivered. No letter of transmittal or outstanding notes should be sent to us, DTC, or any person other than the exchange agent. Delivery of documents to DTC in accordance with its procedures will not constitute delivery to the exchange agent.

        Any beneficial holder whose outstanding notes are registered in the name of his or its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the beneficial holder's behalf and comply with the instructions set forth in this prospectus and the letter of transmittal. If any beneficial holder wishes to tender on its own behalf, it must, before completing and executing the letter of transmittal and delivering its outstanding notes, either:

  •
  make appropriate arrangements to register ownership of the outstanding notes in its name; or

  •
  obtain a properly completed bond power from the registered holder.

The transfer of record ownership may take considerable time and may not be completed before the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, and as described in "—Withdrawal Rights," must be guaranteed by an "eligible guarantor institution," within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

An "eligible institution" is a firm or other entity which is identified as an "Eligible Guarantor Institution" in Rule 17Ad-15 under the Exchange Act, including:

  •
  a bank;

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  a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

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  a credit union;

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  a national securities exchange, registered securities association or clearing agency; or

  •
  a savings association.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, the outstanding notes must be endorsed or accompanied by a properly completed bond power which authorize the person to tender the outstanding notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the outstanding notes. Signatures on such outstanding notes or bond powers must be guaranteed by an eligible institution (unless signed by an eligible institution). If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, may transmit their acceptance of this exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal; and

  •
  the agreement may be enforced against that participant.

        We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, compliance with conditions, acceptance and withdrawal of tendered outstanding notes, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular tendered outstanding notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of outstanding notes within a period we will determine. Although we intend to notify holders of defects or irregularities relating to tenders of outstanding notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of outstanding notes to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any outstanding notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

        In addition, we reserve the right, as set forth under "—Conditions to this Exchange Offer," to terminate this exchange offer.

        By tendering, each holder represents to us, among other things, that:

  •
  if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that it acquired as a result of market-making or other trading activities, the holder acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes; however by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act;

  •
  the holder acquired exchange notes under this exchange offer in the ordinary course of its business;

  •
  the holder is not engaging in, does not intend to engage in, and has no arrangement or understanding with any person to participate in, the distribution of the exchange notes within the meaning of the Securities Act;

  •
  if the holder is a broker-dealer registered under the Exchange Act, or is participating in this exchange offer for the purpose of distributing the exchange notes, it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes and cannot rely on the position of the Staff set forth in certain no-action letters described under "—Resale of Exchange Notes" above;

  •
  the holder understands that a secondary resale transaction described in the preceding clause above and any resales of exchange notes obtained by the holder in exchange for the outstanding notes acquired by the holder directly from us must be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the SEC, unless such notes are resold pursuant to an exemption from registration under the Securities Act;

  •
  the holder is not our "affiliate," as defined in Rule 405 under the Securities Act, or an affiliate of any guarantor, if any, or, if it is an affiliate, the holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

  •
  the holder is not acting on behalf of any person or entity who could not truthfully make the foregoing representations.

Any broker-dealer that holds outstanding notes acquired for its own account as a result of market-making activities or other trading activities (other than outstanding notes acquired directly from us) may exchange those outstanding notes under this exchange offer; however, such broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes the broker-dealer receives in this exchange offer. To date, the SEC has taken the position that broker-dealers may use a prospectus, such as this one, to fulfill their prospectus delivery requirements with respect to resales of the exchange notes received in an exchange such as the exchange under this exchange offer, if the outstanding notes for which the exchange notes they receive in the exchange were acquired for their own accounts as a result of market-making or other trading activities. Any profit on these resales of exchange notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with this exchange offer and the exchange notes.

Book-Entry Transfer

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish an account with respect to the outstanding notes at DTC for the purpose of facilitating this exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's DTC account in accordance with DTC's Automated Tender Offer Program procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or before the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        The following guaranteed delivery procedures are intended for holders who wish to tender their outstanding notes but:

  •
  their outstanding notes are not immediately available;

  •
  the holders cannot deliver their outstanding notes, the letter of transmittal, or any other required documents to the exchange agent on or before the expiration date; or

  •
  the holders cannot complete the applicable procedures under DTC's Automated Tender Offer Program on or before the expiration date.

        The conditions that must be met to tender outstanding notes through the guaranteed delivery procedures are as follows:

  •
  the tender must be made through an eligible institution;

  •
  before 5:00 p.m., New York City time, on the expiration date, the exchange agent must receive a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus from the eligible institution, facsimile transmission, mail or hand delivery:

  •
  setting forth the name and address of the holder of the outstanding notes, the certificate number or numbers of the outstanding notes tendered and the principal amount of outstanding notes tendered for exchange;

  •
  stating that the tender is being made by guaranteed delivery;

  •
  guaranteeing that, within three NYSE trading days after the date of execution of the notice of guaranteed delivery, the letter of transmittal, or facsimile of the letter of transmittal, together with the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation and an agent's message, and any other documents required by the letter of transmittal will be deposited by such eligible institution with the exchange agent; and

  •
  the exchange agent must receive the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation and an agent's message, and any other documents required by the letter of transmittal, within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

        You may withdraw tenders of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice, which may be by facsimile transmission or letter, of withdrawal at the address set forth below under "—Exchange Agent," or

  •
  holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program.

        To be effective, any notice of withdrawal must:

  •
  specify the name of the person who tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the certificate number or numbers and aggregate principal amount of the outstanding notes to be withdrawn;

  •
  include a statement that the person is withdrawing his election to have such outstanding notes exchanged;

  •
  be signed by the person who tendered the outstanding notes in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees; and

  •
  specify the name in which the outstanding notes are to be re-registered, if different from that of the withdrawing holder.

        If you delivered or otherwise identified certificated outstanding notes to the exchange agent, you must submit the serial numbers of the outstanding notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of outstanding notes tendered for the account of an eligible institution. See "—Procedures for Tendering" for further information on the requirements for guarantees of signatures on notices of withdrawal. If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes, such notice of withdrawal must be delivered to the exchange agent and otherwise comply with the procedures of that facility. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, for the withdrawal notices, and our determination, as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. Neither we, nor any of our affiliates or assigns, the exchange agent, nor any other person, is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will any of us or them be liable for failing to give any such notice. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of this exchange offer and no exchange notes will be issued with respect to them unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to the holder promptly after withdrawal, rejection of tender, the expiration date or termination of this exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under "—Procedures for Tendering" at any time before the expiration date. In the case of outstanding notes tendered by book-entry transfer through DTC, the outstanding notes withdrawn will be credited to an account maintained with DTC.

Exchange Agent

        We have appointed BNYM as exchange agent for this exchange offer. You should direct questions and requests for assistance with respect to exchange offer procedures, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent. Holders of outstanding notes seeking to (1) tender outstanding notes in this exchange offer should send certificates for outstanding notes, letters of transmittal and any other required documents, or (2) withdraw such tendered outstanding notes should send such required documentation (in accordance with the procedures described under "—Withdrawal Rights") to the exchange agent by hand-delivery, registered or certified first-class mail (return receipt requested), telecopier or any courier guaranteeing overnight delivery, as follows:

By Registered Mail, Certified Mail,
Overnight Courier or Hand Delivery:

The Bank of New York Mellon, as
Exchange Agent
c/o The Bank of New York Mellon
Corporation
Corporate Trust Operations—
Reorganization Unit
111 Sanders Creek Parkway
East Syracuse, NY 13057
Attn: Christopher Landers
Tel: 315-414-3362
Fax: 732-667-9408

By Facsimile Transmission:

The Bank of New York Mellon, as Exchange Agent
Attention: Christopher Landers
Fax: 732-667-9408

For Information or Confirmation by Telephone:

The Bank of New York Mellon, as Exchange Agent
Attention: Christopher Landers
Telephone: 315-414-3362

If you deliver the letter of transmittal or any other required documents to an address or facsimile number other than as indicated above, your tender of outstanding notes will be invalid.

Fees and Expenses

        The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of this exchange offer. These expenses include registration and filing fees, fees and disbursements of the trustee under the indenture, accounting and legal fees and printing costs, among others. We will not make any payments to brokers, dealers or other persons, other than the exchange agent, as described below, for soliciting tenders of the outstanding notes pursuant to this exchange offer. However, we will pay the exchange agent reasonable and customary fees for their respective services and their respective related reasonable out-of-pocket expenses, including accounting and legal fees and expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange for such beneficial owners.

Transfer Taxes

        Holders who tender their outstanding notes for exchange notes will not be obligated to pay any transfer taxes in connection with the exchange, except as follows:

  •
  exchange notes are to be delivered to, or issued or registered in the name of, any person other than the registered holder of the outstanding notes tendered; or

  •
  a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with this exchange offer;

then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the outstanding notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of this exchange offer. We intend to amortize the expenses of this exchange offer and issuance of the outstanding notes over the term of the exchange notes using the effective interest rate method.

Consequences of Failure to Exchange

        Participation in this exchange offer is voluntary. In the event this exchange offer is completed, we will not be required to register the remaining outstanding notes. Remaining outstanding notes will continue to be subject to provisions of the indenture regarding transfer and exchange of the outstanding notes as well as the following restrictions on transfer:

  •
  holders may resell outstanding notes only if we register the outstanding notes under the Securities Act, if an exemption from registration is available, or if the transaction requires neither registration under nor an exemption from the requirements of the Securities Act; and

  •
  the remaining outstanding notes will bear a legend restricting transfer in the absence of registration or an exemption.

        We do not currently anticipate that we will register any remaining outstanding notes under the Securities Act or under any state securities laws. To the extent that outstanding notes are tendered and accepted in connection with this exchange offer, any trading market for remaining outstanding notes could be adversely affected.

        The exchange notes and any outstanding notes which remain outstanding after consummation of this exchange offer will vote together for all purposes as a single class under the indenture.

USE OF PROCEEDS

        This exchange offer is intended to satisfy Holdings' obligations under the registration rights agreement, dated October 17, 2012, by and among Holdings and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes under this exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes. The outstanding notes tendered in exchange for the exchange notes will be retired or canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

        On October 17, 2012, we issued and sold the outstanding notes. The proceeds from the offering of the outstanding notes and $200 million of cash on hand at NBTY were used to pay fees and expenses related to the offering and related transactions and a cash dividend to Holdings' shareholders in the amount of $722 million.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization at December 31, 2012. This table should be read in conjunction with the information presented under the captions "Summary—Summary Historical Consolidated Financial Information," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds" and the consolidated financial statements and related notes included elsewhere in this prospectus.

As of December 31, 2012
(Dollars in millions) (Unaudited)
Cash and cash equivalents	$121

Senior secured credit facilities(1):
Term loan facilities	1,508
Revolving credit facility(2)	70
Notes	539
Opco Notes(3)	650

Total debt	2,767
Total stockholders' equity	1,023

Total capitalization	$3,790

(1)
For a description of the senior secured credit facilities, see "Description of Certain Indebtedness—Senior Secured Credit Facilities."

(2)
NBTY drew $80 million under the revolving portion of its senior secured credit facilities to finance the acquisition of Balance Bar. In December 2012 we repaid $10 million of this balance.

(3)
For a description of the Opco Notes, see "Description of Certain Indebtedness—Opco Notes."

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth selected historical consolidated financial information. The selected historical consolidated balance sheet data as of September 30, 2008, 2009, 2010, 2011 and 2012 and the historical summary consolidated statement of operations data for the fiscal years ended September 30, 2008, 2009, 2010, 2011 and 2012, have been derived from our audited consolidated financial statements. The consolidated financial statements as of September 30, 2011 and 2012 and for each of the three fiscal years in the period ended September 30, 2012 and notes thereto appear elsewhere in this prospectus. The selected consolidated financial data as of December 31, 2012 and for the three-month periods ended December 31, 2011 and 2012, have been derived from the unaudited interim consolidated financial statements appearing elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all normal recurring adjustments necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

        Alphabet Holding Company, Inc. was determined to be the acquirer in connection with the Acquisition for accounting purposes and therefore, the Acquisition was accounted for using the acquisition method of accounting in accordance with the accounting guidance for business combinations and non-controlling interests. Accordingly, the purchase price of the Acquisition has been allocated to our assets and liabilities based upon their estimated fair values at the acquisition date. Periods before October 1, 2010 reflect the financial position, results of operations, and changes in financial position of NBTY before the Acquisition (the "Predecessor") and periods after October 1, 2010 reflect the financial position, results of operations, and changes in financial position of Alphabet Holding Company, Inc. after the Acquisition (the "Successor"). For accounting purposes, the purchase price allocation was applied on October 1, 2010.

        Our selected historical consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the

consolidated financial statements of Alphabet Holding Company, Inc. and the related notes thereto included elsewhere in this prospectus.

	Fiscal Years Ended September 30,						Three Months Ended December 31,
	Predecessor			Successor			Successor
	2008	2009	2010	2010(3)	2011	2012	2011	2012
				(Dollars in thousands)
Selected Income Statement Data:
Net sales	$2,154,864	$2,452,161	$2,705,837	$—	$2,864,427	$2,999,733	$715,209	$789,227

Costs and expenses:
Cost of sales	1,092,311	1,408,189	1,473,095	—	1,641,887	1,608,436	389,582	428,749
Advertising, promotion and catalog	139,574	108,976	136,763	—	152,021	164,298	36,931	35,844
Selling, general and administrative	683,494	660,525	694,803	—	788,719	832,629	202,023	219,509
Merger expenses	—	—	45,903	11,286	44,479	—	—	—
IT project termination costs	—	11,718	—		—	—	—	—

Income (loss) from operations	239,485	262,753	355,273	(11,286)	237,321	394,370	86,673	105,125
Interest expense	(18,623)	(34,754)	(30,108)	—	(195,566)	(158,584)	(49,200)	(46,720)
Miscellaneous, net	13,058	(287)	4,127	—	1,933	(1,003)	1,778	447

Income (loss) before provision for income taxes	233,920	227,712	329,292	(11,286)	43,688	234,783	39,251	58,852
Provision (benefit) for income taxes	77,862	82,982	114,270	(3,839)	10,989	65,264	12,842	19,722

Income (loss) before discontinued operations	156,058	144,730	215,022	(7,447)	32,699	169,519	26,409	39,130

(Loss) / income from discontinued operations	(2,907)	999	(1,352)	—	(2,780)	(23,048)	674	—
Net income (loss)	$153,151	$145,729	$213,670	$(7,447)	$29,919	$146,471	$27,083	$39,130

Dividends Declared	—	—	—	—	—	—	—	$721,678
Selected Balance Sheet Data:
Working Capital (including cash and cash equivalents)(1)	$573,402	$974,439	$849,338	$(11,158)	$899,699	$882,495	$741,256	$736,671
Total assets	1,936,358	1,960,221	2,200,768	7,552	5,099,270	5,057,247	4,846,200	5,004,436
Long-term debt, net of current portion	538,402	437,629	341,128	—	2,369,375	2,157,500	2,157,500	2,766,850
Total stockholders' equity (deficit)	998,196	1,127,825	1,379,953	(7,446)	1,536,895	1,705,232	1,556,405	1,023,047
Statement of Cash Flows Data:
Net Cash provided by (used in) operating activities	177,405	136,937	371,752	—	284,637	234,050	(3,663)	39,587
Net Cash (used in) provided by investing activities	(345,566)	(27,992)	(82,103)	—	(4,032,043)	(85,799)	(12,074)	(104,059)
Net Cash provided by (used in) financing activities	174,601	(91,716)	(47,227)	1	3,798,238	(229,360)	(229,375)	(130,023)
Ratio of Earnings to Fixed Charges(2)	5.20x	4.23x	5.83x	—	1.18x	2.14x	1.44x	1.65x

(1)
Working capital consists of current assets, including cash and cash equivalents, minus current liabilities.

(2)
Earnings consist of income before income taxes and fixed charges less interest capitalized. Fixed charges consist of interest on borrowings, amortization of deferred financing costs, capitalized interest and the proportion deemed representative of the interest factor within rent expense. We did not have any preferred shares outstanding during the periods indicated. The computation of ratio of earnings to fixed charges does not include the interest component of our income tax liabilities related to uncertain tax positions connected with ongoing tax audits in various jurisdictions.

The computation of ratio of earnings to fixed charges for the period from May 11, 2010 (date of inception) to September 30, 2010 for the Successor was excluded as there were no earnings available to cover fixed charges or relevant fixed charges.

(3)
May 11, 2010 (date of inception) to September 30, 2010.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations is provided as a supplement to, and should be read in conjunction with "Risk Factors," "Selected Historical Consolidated Financial Data" and the historical audited and unaudited consolidated financial statements, including the related notes, appearing elsewhere in this prospectus. The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in "Risk Factors" and "Disclosure Regarding Forward-Looking Statements." Our actual results may differ materially from those contained in or implied by any forward-looking statements. All references to years, unless otherwise noted, refer to our fiscal years, which end on September 30. All dollar values in this section, unless otherwise noted, are denoted in thousands.

Executive Summary

        We are the leading global vertically integrated manufacturer, distributor and retailer of a broad line of high-quality vitamins, nutritional supplements and related products in the United States, with operations worldwide. We currently market over 25,000 SKUs, including numerous private-label and owned brands, such as: Nature's Bounty®, Ester-C®, Balance Bar®,Solgar®, MET-Rx®, American Health®, Osteo Bi-Flex®, Flex-A-Min®, SISU®, Knox®, Sundown®, Rexall®, Pure Protein®, Body Fortress®, Worldwide Sport Nutrition®, Natural Wealth®, Puritan's Pride®, Holland & Barrett®, GNC (UK)®, Physiologics®, De Tuinen®, and Vitamin World®. Our vertical integration includes purchasing raw materials and formulating and manufacturing products, which we then market through four channels of distribution:

        All of our products fall into one or more of these four segments:

  •
  Wholesale—This segment sells products worldwide under various brand names and third-party private labels, each targeting specific market groups which include virtually all major mass merchandisers, club stores, drug store chains and supermarkets. This segment also sells products to independent pharmacies, health food stores, the military and other retailers.

  •
  European Retail—This segment generates revenue through its 702 Holland & Barrett stores (including fourteen franchised stores in Singapore, ten franchised stores in China, seven franchised stores in United Arab Emirates, six franchised stores in Cyprus, four franchised stores in Malta and one franchised store in each of Gibraltar and Iceland), 56 GNC (UK) stores in the U.K., 116 De Tuinen stores (including ten franchised locations) in the Netherlands and 43 Nature's Way stores in Ireland, as well as internet-based sales from www.hollandandbarrett.com, www.detuinen.nl and www.gnc.co.uk. Such revenue consists of sales of proprietary brand and third-party products as well as franchise fees.

  •
  Direct Response/E-Commerce—This segment generates revenue through the sale of proprietary brand and third-party products primarily through mail order catalog and internet under the Puritan's Pride tradename. Catalogs are strategically mailed to customers who order by mail, internet, or by phone.

  •
  North American Retail—This segment generates revenue through its 426 owned and operated Vitamin World stores selling proprietary brand and third-party products, as well as internet-based sales from www.vitaminworld.com.

        Operating data for each of the four distribution channels does not include the impact of any intercompany transfer pricing mark-up, corporate general and administrative expenses, interest expense and other miscellaneous income/expense items. Corporate general and administrative expenses include, but are not limited to, the following: human resources, legal, finance and various other corporate-level activity related expenses. We attribute such unallocated expenses to corporate.

Carlyle Transaction

        On October 1, 2010, NBTY consummated the Merger with Holdings under which Holdings acquired 100% of NBTY for a net purchase price of $3,635,949. The purchase price was funded through the net proceeds of NBTY's $1,750,000 senior secured credit facilities, the issuance of $650,000 principal amount of Opco Notes and a cash equity contribution of $1,550,400 from an affiliate of Carlyle. We also refer to the Merger as the "Acquisition" and together with the financing as the "Transactions". For a detailed discussion of the Transactions, see Note 3 to our Consolidated Financial Statements for the year ended September 30, 2012 contained elsewhere herein.

        As a result of the Acquisition and the application of acquisition accounting, our assets and liabilities have been adjusted to their fair values as of October 1, 2010, the closing date of the Transactions. In addition, we incurred certain acquisition related expenses during the year ended September 30, 2011. Specifically, our cost of sales increased due to the increased carrying value of our fixed assets and inventory and our selling, general and administrative expenses increased due to the increased amortization of our intangible assets. Additionally, the excess of the total purchase price over the fair value of our net assets acquired at closing was allocated to goodwill. As a result of our assessment of the fair value of our assets, the values of our intangible assets and goodwill increased significantly. Goodwill and the indefinite-lived intangible assets are subject to annual impairment testing.

        Additionally, as discussed below in "Liquidity and Capital Resources," we incurred significant indebtedness in connection with the consummation of the Acquisition, and our total indebtedness and related interest expense is significantly higher than before the Acquisition.

Discontinued Operations

        On July 2, 2012, Julian Graves Limited ("Julian Graves"), a subsidiary organized under the laws of the United Kingdom and Wales, was placed into administration and its management, affairs, business and property were under the direct control of Deloitte LLP as administrator. During the course of the administration, attempts to sell the business were unsuccessful and the operations were wound down by the end of August 2012. Additionally, on August 31, 2012, we sold certain assets and liabilities of Le Naturiste Inc. ("Le Naturiste"), a subsidiary organized under the laws of Canada, to an unrelated third party. As a result of these events, the results of these two former subsidiaries are no longer reflected in the results of continuing operations for 2012, but are reflected as discontinued operations. In addition, all prior periods in the Management's Discussion and Analysis of Financial Condition and Results of Operations below are presented exclusive of discontinued operations.

Critical Accounting Estimates and Policies

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements and reported amounts of revenues and expenses during the reporting periods. These judgments can be subjective and complex, and consequently actual results could differ materially from those estimates and assumptions. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. As with any set of assumptions and estimates, there is a range of reasonably likely amounts that may be reported.

        The following critical accounting policies have been identified as those that affect the more significant judgments and estimates used in the preparation of the consolidated financial statements.

Revenue Recognition

        We recognize product revenue when title and risk of loss have transferred to the customer, there is persuasive evidence of an arrangement to deliver a product, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured. The delivery terms for most sales within the Wholesale and Direct Response/ E-Commerce segments are F.O.B. destination. Generally, title and risk of loss transfer to the customer at the time the product is received by the customer. With respect to our retail store operations, we recognize revenue upon sale of products to customers. Net sales represent gross sales invoiced to customers, less certain related charges for discounts, returns, and other promotional program incentive allowances.

Allowance for Sales Returns

        Estimates for sales returns are based on a variety of factors, including actual return experience of specific products or similar products. We are able to make reasonable and reliable estimates of product returns based on our 40-year history in this business. We also review our estimates for product returns based on expected return data communicated to us by customers. Additionally, we monitor the levels of inventory at our largest customers to avoid excessive customer stocking of merchandise. Allowances for returns of new products are estimated by reviewing data of any prior relevant new product introduction return information. We also monitor the buying patterns of the end-users of our products based on sales data received by our retail outlets in North America and Europe. Historically, the difference in the amount of actual sales returns compared to our estimate for sales returns has not been significant.

Promotional Program Incentive Allowance

        We estimate our allowance for promotional program incentives based on specific outstanding marketing programs and historical experience. The allowance for sales incentives offered to customers is based on various contractual terms or other arrangements agreed to in advance with certain customers. Generally, customers earn such incentives as they achieve sales volumes. We accrue these incentives as a reduction to sales either at the time of sale or over the period of time in which they are earned, depending on the nature of the program. Historically, we have not experienced material adjustments to the estimate of our promotional program incentive allowance and we do not expect that there will be a material change in the future estimates and assumptions we use.

Allowance for Doubtful Accounts

        We perform on-going credit evaluations of our customers and adjust credit limits based upon payment history and the customers' current creditworthiness, as determined by our review of current credit information. We estimate bad debt expense based upon historical experience as well as customer collection issues to adjust the carrying amount of the related receivable to its estimated realizable value. While such bad debt expense has historically been within expectations and allowances established, we cannot guarantee that we will continue to experience the same credit loss rates that we had in the past. If the financial condition of one or more of our customers were to deteriorate, additional bad debt expense may be required.

Inventories

        Inventories are stated at the lower of cost (first-in first-out method) or market. The cost elements of inventories include materials, labor and overhead. We use standard costs for labor and overhead and periodically adjust those standards. In evaluating whether inventories are stated at the lower of cost or market, we consider such factors as the amount of inventory on hand, estimated time required to sell such inventory, remaining shelf life and current and expected market conditions, including levels of competition. Based on this evaluation, we record an adjustment to cost of goods sold to reduce inventories to net realizable value. These adjustments are estimates, which could vary significantly, either favorably or unfavorably, from actual requirements if future economic conditions, customer demand or competition differ from expectations.

Long-Lived Assets

        We evaluate the need for an impairment charge relating to long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. We consider the following to be some examples of important indicators that may trigger an impairment review: (i) a history of cash flow losses at retail stores; (ii) significant changes in the manner or use of the acquired assets in our overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; and (v) regulatory changes.

        Goodwill and indefinite-lived intangibles are tested for impairment annually, or more frequently if impairment indicators are present. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. These evaluations require the use of judgment as to the effects of external factors and market conditions on our operations, and they require the use of estimates in projecting future operating results. If actual external conditions or future operating results differ from our judgments, impairment charges may be necessary to reduce the carrying value of the subject assets. The estimated fair value of an asset could vary, depending upon the different valuation methods employed, as well as assumptions made. This may result in an impairment of the intangible assets and/or goodwill. An impairment charge would reduce operating income in the period it was determined that the charge was needed. We test goodwill annually unless an event occurs that would cause us to believe the value is impaired at an interim date. In conjunction with the Acquisition, we changed our annual impairment testing date to July 1, the first day of our fourth quarter, from September 30, the last day of our fourth quarter, which is the date it had been evaluated the preceding year. No impairment adjustments were deemed necessary based on our evaluations. We use a combination of the income and market approaches to estimate the fair value of our reporting units. A 10% change in the estimate of fair value would not have impacted our assessment.

        The fair value of our trademarks is determined based on the relief from royalty method under the income approach, which requires us to estimate a reasonable royalty rate, identify relevant projected revenues and expenses, and select an appropriate discount rate. The evaluation of indefinite-lived intangible assets for impairment requires management to use significant judgments and estimates including, but not limited to, projected future net sales, operating results, and cash flow of our business.

Stock-Based Compensation

        We record the fair value of stock-based compensation awards as an expense over the vesting period on a straight-line basis for all time vesting awards, and at the time performance is achieved or probable to be achieved for all performance based awards. To determine the fair value of stock options on the date of grant, we apply the Monte Carlo Simulation option-pricing model, including an estimate of forfeitures. Inherent in this model are assumptions related to expected stock-price volatility, risk-free interest rate, expected term and dividend yield.

Income Taxes

        We record the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and amounts reported in the accompanying consolidated balance sheets, as well as tax credit carrybacks and carryforwards. We periodically review the recoverability of deferred tax assets recorded on the balance sheet and provide valuation allowances as we deem necessary to reduce such deferred tax assets to the amount that will, more likely than not, be realized. We make judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, we operate within multiple taxing jurisdictions and are subject to audit in these jurisdictions. In our opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Accruals for Litigation and Other Contingencies

        We are subject to legal proceedings, lawsuits and other claims related to various matters. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. We determine the amount of reserves needed, if any, for each individual issue for which a loss is deemed probable based on our knowledge and experience and discussions with legal counsel. These reserves may change in the future due to new developments in each matter (including the enactment of new laws), the ultimate resolution of each matter or changes in approach, such as a change in settlement strategy. In some instances, we may be unable to make a reasonable estimate of the liabilities that may result from the final resolution of certain contingencies disclosed and accordingly, no reserve is recorded until such time that a reasonable estimate may be made and the likelihood of loss is probable.

Results of Operations

        Operating results in all periods presented include the results of acquired businesses from the date of acquisition. The timing of those acquisitions and the changing mix of businesses as acquired companies are integrated may affect the comparability of results from one period to another.

        The following table sets forth for the periods indicated, the consolidated statements of income items expressed as a percentage of total net sales. Percentages may not sum to 100% due to rounding.

	Three months ended December 31, Successor		Fiscal year ended September 30,
			Successor		Predecessor
	2012	2011	2012	2011	2010
Net sales	100%	100%	100%	100%	100%

Costs and expenses:
Cost of sales	54.3%	54.5%	53.6%	57.3%	54.4%
Advertising, promotion and catalog	4.5%	5.2%	5.5%	5.3%	5.1%
Selling, general and administrative	27.8%	28.2%	27.8%	27.5%	25.7%
Merger expenses	0.0%	0.0%	0.0%	1.6%	1.7%

	86.7%	87.9%	86.9%	91.7%	86.9%

Income from operations	13.3%	12.1%	13.1%	8.3%	13.1%

Other income (expense):
Interest	-5.9%	-6.9%	-5.3%	-6.8%	-1.1%
Miscellaneous, net	0.1%	0.2%	0.0%	0.1%	0.2%

	-5.9%	-6.6%	-5.3%	-6.8%	-1.0%

Income before provision for income taxes	7.5%	5.5%	7.8%	1.5%	12.2%
Provision for income taxes	2.5%	1.8%	2.2%	0.4%	4.2%

Income (loss) from discontinued operations	0.0%	0.1%	-0.8%	-0.1%	0.0%
Net Income	5.0%	3.8%	4.9%	1.0%	7.9%

Results of Operations

Three Months Ended December 31, 2012 Compared to Three Months Ended December 31, 2011

  Net Sales

        Net sales by segment for the three months ended December 31, 2012 as compared with the prior comparable period were as follows:

	Three months ended December 31, 2012		Three months ended December 31, 2011
	Net Sales	% of total	Net Sales	% of total	$ change	% change
Wholesale	$494,204	62.6%	$444,371	62.1%	$49,833	11.2%
European Retail	178,983	22.7%	165,125	23.1%	13,858	8.4%
Direct Response/E-Commerce	58,685	7.4%	51,753	7.2%	6,932	13.4%
North American Retail	57,355	7.3%	53,960	7.5%	3,395	6.3%

Net sales	$789,227	100.0%	$715,209	100.0%	$74,018	10.3%

Wholesale

        Net sales for the Wholesale segment increased $49,833, or 11.2%, to $494,204 for the three months ended December 31, 2012, as compared to the prior comparable period. This increase is due to $56,923 higher net sales of our branded products both, domestically and internationally, partially offset by a decrease of $7,090 in net sales for certain contract manufacturing and private label products.

Domestic branded net sales increased $44,449 and international branded net sales increased $12,474 for the three months ended December 31, 2012, as compared to the prior comparable period.

        We continue to adjust shelf space allocation among our numerous wholesale brands to provide the best overall product mix and to respond to changing market conditions. Wholesale continues to leverage valuable consumer sales information obtained from our Vitamin World and Puritan's Pride operations to provide its mass-market customers with data and analyses to drive mass market sales.

        We use targeted promotions to grow overall sales. Promotional programs and rebates were 13.3% of sales for the three months ended December 31, 2012, as compared to 13.9% of sales for the prior comparable period. We expect promotional programs and rebates as a percentage of sales to fluctuate on a quarterly basis.

        Product returns were 1.3% and 1.7% of sales for the three months ended December 31, 2012 and 2011, respectively. Product returns for the three months ended December 31, 2012 and 2011 are primarily attributable to returns in the ordinary course of business. We expect returns relating to normal operations to trend between 1% to 2% of Wholesale sales in future quarters.

        One customer (Wal-Mart) represented 22% and 24% of the Wholesale segment's net sales for the three months ended December 31, 2012 and 2011, respectively. This customer also represented 14% and 15% of consolidated net sales for the three months ended December 31, 2012 and 2011, respectively. The loss of this customer, or any one of our other major customers, would have a material adverse effect on our results of operations if we were unable to replace that customer.

  European Retail

        Net sales for this segment increased $13,858, or 8.4%, to $178,983 for the three months ended December 31, 2012, as compared to the prior comparable period. This increase is attributable to more successful promotional activity. In addition, the average exchange rate of the British pound to the US dollar increased 2.1% as compared to the prior comparable period. In local currency, net sales increased 6.3% and sales for stores open more than one year (same store sales) increased 3.2% as compared to the prior comparable period.

        The following is a summary of European Retail store activity for the three months ended December 31, 2012 and 2011:

European Retail stores:	Three months ended December 31, 2012	Three months ended December 31, 2011
Company-owned stores
Open at beginning of the period	856	823
Opened during the period	9	6
Closed during the period	(1)	—

Open at end of the period	864	829

Franchised stores
Open at beginning of the period	40	28
Opened during the period	14	—
Closed during the period	(1)	—

Open at end of the period	53	28

Total company-owned and franchised stores
Open at beginning of the period	896	851
Opened during the period	23	6
Closed during the period	(2)	—

Open at end of the period	917	857

  Direct Response/E-Commerce

        Direct Response/E-Commerce net sales increased by $6,932, or 13.4%, for the three months ended December 31, 2012 as compared to the prior comparable period. E-commerce net sales comprised 63.9% of total Puritan's Pride net sales for the three months ended December 31, 2012 as compared to 58.6% in the prior comparable period. We believe that we remain among the leaders for the vitamin and nutritional supplements in the direct response and e-commerce sectors, and we continue to increase the number of products available via our catalog and websites.

        This segment continues to vary its promotional strategy throughout the fiscal year, utilizing highly promotional catalogs which are not offered in every quarter. Historical results reflect this pattern and therefore this division should be viewed on an annual, and not quarterly, basis.

  North American Retail

        Net sales for this segment increased $3,395, or 6.3%, to $57,355 for the three months ended December 31, 2012 as compared to the prior comparable period. Same store sales growth was 7.5% due to the continued benefit from price increases as well as enhanced store designs, layout and promotions, which were the primary reasons for the increase in net sales.

        The following is a summary of North American Retail store activity for the three months ended December 31, 2012 and 2011:

	Three months ended December 31, 2012	Three months ended December 31, 2011
Open at beginning of the period	426	443
Opened during the period	1	—
Closed during the period	(1)	(3)

Open at end of the period	426	440

  Cost of Sales

        Cost of sales for the three months ended December 31, 2012 as compared with the prior comparable period was as follows:

	Three months ended December 31, 2012	Three months ended December 31, 2011	$ change	% change
Cost of sales	$428,749	$389,582	$39,167	10.1%
Percentage of net sales	54.3%	54.5%

        Cost of sales as a percentage of net sales remained relatively constant with a .2 percentage point decrease. This was primarily a result of a one—time increase of $1,123 in cost of sales related to a fair value adjustment on inventory acquired from Balance Bar.

        Due to competitive pressure in the private label business, the cost of sales for our private label business as a percentage of net sales could fluctuate. This would adversely affect gross profits during the affected periods. To address these matters we continuously seek to implement additional improvements in our supply chain and we are also increasing our focus on our branded sales.

  Advertising, Promotion and Catalog Expenses

        Total advertising, promotion and catalog expenses for the three months ended December 31, 2012, as compared to the prior comparable period were as follows:

	Three months ended December 31, 2012	Three months ended December 31, 2011	$ change	% change
Advertising, promotion and catalog	$35,844	$36,931	$(1,087)	-2.9%
Percentage of net sales	4.5%	5.2%

        The $1,087, or 2.9%, decrease in advertising, promotion and catalog expense primarily related to decreased spending on media in our European Retail segment and more targeted web-based advertising in our Direct Response/E-Commerce segment. We continue to increase brand awareness by using more cost effective and targeted methods across all segments.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses ("SG&A") for the three months ended December 31, 2012, as compared with the prior comparable period were as follows:

	Three months ended December 31, 2012	Three months ended December 31, 2011	$ change	% change
Selling, general and administrative	$219,509	$202,023	$17,486	8.7%
Percentage of net sales	27.8%	28.2%

        The SG&A increase of $17,486 or 8.7% for the three months ended December 31, 2012, as compared to the prior comparable period, is primarily due to an increase in payroll and employee benefit costs of $4,713 due to annual merit increases and amounts accrued and paid for severance; an increase of $4,670 in professional fees primarily due to payments to consultants assisting us in implementing supply chain enhancements; increase of $3,459 in building occupancy costs and real estate taxes primarily due to increased stores in our European Retail segment and an increase in product donations of $1,434.

  Income from Operations

        Income from operations for the three months ended December 31, 2012 as compared to the prior comparable period was as follows:

	Three months ended December 31, 2012	Three months ended December 31, 2011	$ change	% change
Wholesale	$69,926	$60,955	$8,971	14.7%
European Retail	39,984	30,981	9,003	29.1%
Direct Response/E-Commerce	12,249	9,691	2,558	26.4%
North American Retail	5,882	4,937	945	19.1%
Corporate	(22,916)	(19,891)	(3,025)	-15.2%

Net sales Total	$105,125	$86,673	$18,452	21.3%

Percentage of net sales	13.3%	12.1%

        The increase in Wholesale segment income from operations was primarily due to the increase in net sales partially offset by SG&A costs (primarily payroll and other employee costs and product donations). The increase in the European Retail segment was the result of higher sales volume partially offset by increased SG&A costs (primarily payroll and occupancy costs). The increase in the Direct Response/E-Commerce segment income from operations was primarily due to increased sales and lower advertising costs by using more targeted and efficient advertising, offset by increased SG&A costs (primarily payroll and freight costs). The increase in North American Retail segment is due to the continued benefit from price increases as well as enhanced store designs, layout and promotions. The increase in the Corporate segment loss from operations was primarily caused by consulting costs in the current period relating to costs for supply chain optimization and increased payroll.

  Interest Expense

        Interest expense for the three months ended December 31, 2012 decreased over the prior comparable period due to the write-off of deferred financing costs of $9,289 associated with the prepayment of $225,000 of NBTY's Term loan B-1 in the prior quarter partially offset by additional interest on the notes and NBTY's revolving credit facility as we drew down $80,000 to fund the acquisition of Balance Bar. See "Liquidity and Capital Resources" for a description of the senior credit facilities, the notes and the Opco Notes.

  Provision for Income Taxes

        Our provision for income taxes is impacted by a number of factors, including federal taxes, our international tax structure, state tax rates in the jurisdictions where we conduct business, and our ability to utilize state tax credits that expire between 2013 and 2016. Therefore, our overall effective income tax rate could vary as a result of these factors. The effective income tax rate for the three months ended December 31, 2012 and 2011 was 33.5% and 32.7%, respectively. The effective income tax rate was higher for the three months ended December 31, 2012 primarily due to certain foreign benefits and other deductions that were higher in proportion to the net tax expense and thus decreased the effective tax rate for the three months ended December 31, 2011. Our effective tax rate is lower than the federal statutory rate generally due to our mix of domestic and foreign income and the partial reinvestment of foreign earnings in fiscal 2013 and 2012.

Fiscal Year Ended September 30, 2012 Compared to Fiscal Year Ended September 30, 2011

  Net Sales

        Net sales by segment for the fiscal year ended September 30, 2012 ("fiscal 2012") as compared to the fiscal year ended September 30, 2011 ("fiscal 2011") were as follows:

	Net Sales by Segment Fiscal year ended September 30,
	2012		2011
Segment	Net Sales	% of total	Net Sales	% of total	$ change	% change
Wholesale	$1,826,781	60.9%	$1,764,755	61.6%	$62,026	3.5%
European Retail	699,675	23.3%	653,631	22.8%	46,044	7.0%
Direct Response/E-Commerce	239,408	8.0%	227,675	7.9%	11,733	5.2%
North American Retail	233,869	7.8%	218,366	7.6%	15,503	7.1%

Net sales	$2,999,733	100.0%	$2,864,427	100.0%	$135,306	4.7%

  Wholesale

        Net sales for the Wholesale segment were $1,826,781 for fiscal 2012 as compared to $1,764,755 for fiscal 2011. The increase of $62,026 or 3.5% was primarily attributable to the following:

  •
  $97,186 from domestic branded products, primarily driven by continued growth in key brands such as Nature's Bounty® and the sports nutrition brands (such as Pure Protein® and Body Fortress®),

  •
  ($61,660) from domestic private label products, primarily driven by decreased SKUs to existing customers and pricing pressure, and

  •
  $26,500 from sales to international customers.

        We continue to adjust shelf space allocation between the Wholesale brands to provide the best overall product mix and to respond to changing market conditions. These efforts have helped to strengthen Wholesale's position in the mass market. Wholesale continues to leverage valuable consumer sales information obtained from our retail stores and Direct Response/E-Commerce operations to provide our mass-market customers with data and analyses to drive mass market sales.

        We use targeted promotions to grow overall sales. Promotional programs and rebates were $295,325, or 13.7% of sales for fiscal 2012 as compared to $290,663, or 14.0% of sales for fiscal 2011. We expect promotional programs and rebates as a percentage of sales to fluctuate on a quarterly basis.

        Product returns were $28,333, or 1.3% of sales for fiscal 2012 as compared to $27,562 or 1.3% of sales for fiscal 2011. The product returns for fiscal 2012 and fiscal 2011 were mainly attributable to returns in the ordinary course of business. We expect returns relating to normal operations to trend between 1% to 2% of Wholesale sales in future quarters.

        One customer, Wal-Mart, represented 23% and 25% of the Wholesale segment's net sales for fiscal 2012 and 2011, respectively. It also represented 14% and 15% of consolidated net sales for fiscal 2012 and 2011, respectively. The loss of this customer, or any of our other major customers, could have a material adverse effect on our results of operations if we were unable to replace that customer.

  European Retail

        Net sales for this segment increased $46,044, or 7.0%, to $699,675 in fiscal 2012 from $653,631 for fiscal 2011. For fiscal 2012 same store sales in U.S. dollars increased 1.6%, or $9,922, as compared to fiscal 2011. In local currency, same store sales increased 3.5% as compared to fiscal 2011. During fiscal 2012 and 2011, nine and twenty-six Julian Graves stores, respectively, were converted to either Holland & Barrett or GNC (UK) stores.

        The following is a summary of European Retail store activity for the fiscal years ended September 30, 2012 and 2011:

European Retail stores:	Fiscal 2012	Fiscal 2011
Company-owned stores
Open at beginning of the period	823	765
Opened during the period	39	58
Acquired during the period	—	3
Closed during the period	(6)	(3)

Open at end of the period	856	823

Franchised stores
Open at beginning of the period	28	22
Opened during the period	13	10
Closed during the period	(1)	(4)

Open at end of the period	40	28

Total company-owned and franchised stores
Open at beginning of the period	851	787
Opened during the period	52	68
Acquired during the period	—	3
Closed during the period	(7)	(7)

Open at end of the period	896	851

  Direct Response/E-Commerce

        Direct Response/E-Commerce net sales increased $11,733, or 5.2%, to $239,408 in fiscal 2012 from $227,675 in fiscal 2011. The total number of orders increased approximately 10% and the average order size remained consistent for fiscal 2012 as compared to fiscal 2011. On-line net sales comprised 61% of this segment's net sales for fiscal 2012 as compared to 56% for fiscal 2011.

        This segment continues to vary its promotional strategy throughout the fiscal year, utilizing highly promotional catalogs which are not offered in every quarter. Historical results reflect this pattern and therefore this segment should be viewed on an annual, and not quarterly, basis.

  North American Retail

        Net sales for this segment increased $15.503, or 7.1%, to $233,869 for fiscal 2012. Same store sales increased 8.9%, or $17,516. The segment continues to benefit from updated in-store signage, SKU rationalization and a continued shift in the promotional strategy to an everyday low price rather than special savings days, which was the strategy in prior years.

        The following is a summary of North American Retail store activity for the fiscal years ended September 30, 2012 and 2011:

North American Retail stores:	Fiscal 2012	Fiscal 2011
Total North American Retail
Open at beginning of the period	443	457
Opened during the period	—	2
Closed during the period	(17)	(16)

Open at end of the period	426	443

  Cost of Sales

        Cost of sales for fiscal 2012 as compared to fiscal 2011 was as follows:

	Fiscal year ended September 30,
	2012	2011	$ Change	% Change
Cost of Sales	$1,608,436	$1,641,887	$(33,451)	-2.0%
Percentage of net sales	53.6%	57.3%

        The decrease in cost of sales relates primarily to an adjustment of $122,104 to acquired inventory to its fair value as required under acquisition accounting in connection with the Acquisition, resulting in a one-time increase in cost of sales as the acquired inventory was sold during the first quarter of the fiscal year ended September 30, 2011. Excluding this adjustment, cost of sales as a percentage of net sales increased by 0.5 percentage points as compared to the prior comparable period. Cost of sales as a percentage of net sales has fluctuated, in part due to competitive pressures in the private label business, product mix and fluctuations in the costs of certain raw materials. To address these matters, we continuously seek to implement improvements in our supply chain, and are also increasing our focus on branded sales.

  Advertising, Promotion and Catalog Expenses

        Total advertising, promotion and catalog expenses for fiscal 2012 as compared to fiscal 2011 were as follows:

	Fiscal year ended September 30,
	2012	2011	$ Change	% Change
Advertising, promotion and catalog	$164,298	$152,021	$12,277	8.1%
Percentage of net sales	5.5%	5.3%

        As a percentage of sales, advertising promotion and catalog expense remained relatively consistent. The increase in advertising, promotion and catalog expense is primarily due to media and website advertising.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses ("SG&A") for fiscal 2012 as compared to fiscal 2011 were as follows:

	Fiscal year ended September 30,
	2012	2011	$ Change	% Change
Selling, general and administrative	$832,629	$788,719	$43,910	5.6%
Percentage of net sales	27.7%	27.5%

        As a percentage of sales, SG&A remained relatively consistent. SG&A costs increased by $43,910 compared to fiscal 2011 due primarily to increased payroll and related benefit costs of $17,085; freight increases of $5,711 driven by sales volume and fuel costs; an increase in professional fees of $12,538, due principally to an increased use of external consultants to support our productivity and growth initiatives; and an increase in market research of $4,376, also in support of our growth initiatives.

  Merger Expenses

        There were no Merger related costs for fiscal 2012. In connection with the Acquisition described above, we incurred charges of $44,479 in fiscal 2011. For fiscal 2011, these charges consisted of $15,660 in financing costs associated with an unused bridge loan, $14,324 for a portion of the transaction fee paid to Carlyle and $14,495 of other Merger related costs.

  Income from Operations

        Income from operations for fiscal 2012 as compared to fiscal 2011 was as follows:

	Fiscal year ended September 30,
	2012	2011	$ Change	% Change
Wholesale	$241,504	$283,775	$(42,271)	-14.9%
European Retail	157,539	125,231	32,308	25.8%
Direct Response/E-Commerce	46,179	50,363	(4,184)	-8.3%
North American Retail	26,759	17,393	9,366	53.8%
Corporate	(77,611)	(239,441)	161,830	-67.6%

Total	$394,370	$237,321	$157,049	66.2%

Percentage of net sales	13.1%	8.3%

        The decrease in the loss of the Corporate segment relates to the Merger expenses of $44,479 described above as well as $122,104 to record acquired inventory to its fair value as required under acquisition accounting in connection with the Acquisition during fiscal 2011. The decrease in the Wholesale segment's income from operations is primarily due to lower margins on the private label business and increased advertising and professional fees. The increase in the European Retail segment's income from operations was related to the increase in sales partially offset by higher SG&A costs (primarily store occupancy costs). The decrease in the Direct Response/E-Commerce segment's income from operations was primarily due to higher freight costs, partially offset by higher sales and gross profits. The increase in the North American Retail segment's income from operations was a result of higher sales when compared to the prior comparable period.

  Interest Expense

        Interest expense decreased by $36,982 to $158,584 primarily due to lower balances outstanding resulting from the prepayment of $225,000 of NBTY's term loan B-1 on December 30, 2011, as well as the refinancing that took place in March 2011.

  Miscellaneous, net

        The components of miscellaneous, net were as follows:

	Fiscal year ended September 30,
	2012	2011	$ Change
Foreign exchange gains (losses)	$(53)	$124	$(177)
Investment income	1,160	665	495
Ineffectiveness on cross currency swap	(3,358)	—	(3,358)
Other	1,248	1,144	104

Total	$(1,003)	$1,933	$(2,936)

        Miscellaneous, net decreased primarily due to ineffectiveness recorded in conjunction with our cross currency swap.

  Provision for Income Taxes

        Our provision for income taxes was impacted by a number of factors, including federal taxes, our international tax structure, state tax rates in the jurisdictions where we conduct business, and our ability to utilize state tax credits that expire between 2013 and 2016. Therefore, our overall effective income tax rate could vary as a result of these factors. The effective income tax rate for fiscal 2012 was 27.8%, compared to 25.2% in the prior fiscal year. The fiscal 2012 effective tax rate is higher than the fiscal 2011 effective tax primarily due to the domestic loss for fiscal 2011 due to $122,104 inventory costs associated with the Acquisition as well as $44,479 of Merger costs associated with the Merger, for which Federal and State tax benefits have been recognized as compared with domestic income for fiscal 2012 for which Federal and State taxes had been provided for as well as a $7,792 benefit for the sale of Le Naturiste.

Fiscal Year Ended September 30, 2011 Compared to Fiscal Year Ended September 30, 2010 (Predecessor). The period from May 11, 2010 (date of inception) through September 30, 2010 (Successor) was excluded from this comparison as this period had no activity other than $11,286 of merger expenses related to the Acquisition and a corresponding tax benefit of $3,839.

  Net Sales

        Net sales by segment for fiscal 2011 as compared to the fiscal year ended September 30, 2010 ("fiscal 2010") were as follows:

	Net Sales by Segment Fiscal year ended September 30,
			2010
	2011
			Predecessor
	Successor
				% of total
Segment	Net Sales	% of total	Net Sales		$ change	% change
Wholesale	$1,764,755	61.6%	$1,734,860	60.6%	$29,895	1.7%
European Retail	653,631	22.8%	555,443	19.4%	98,188	17.7%
Direct Response/E-Commerce	227,675	7.9%	211,189	7.4%	16,486	7.8%
North American Retail	218,366	7.6%	204,345	7.1%	14,021	6.9%

Net sales	$2,864,427	100.0%	$2,705,837	94.5%	$158,590	5.9%

  Wholesale

        Net sales for the Wholesale segment were $1,764,755 for fiscal 2011 as compared to $1,734,860 for fiscal 2010. The increase of $28,895 or 1.7% was primarily attributable to the following:

  •
  $100,578 from domestic branded products, primarily driven by continued growth in key brands such as Nature's Bounty® and the sports nutrition brands (such as Pure Protein® and Body Fortress®),

  •
  ($105,138) from domestic private label products, primarily driven by decreased SKUs to existing customers, and

  •
  $34,455 from international sales.

        We continue to adjust shelf space allocation between the Wholesale brands to provide the best overall product mix and to respond to changing market conditions. These efforts have helped to strengthen Wholesale's position in the mass market. Wholesale continues to leverage valuable consumer sales information obtained from our Vitamin World retail stores and Direct Response/E-Commerce operations to provide our mass-market customers with data and analyses to drive mass market sales.

        We use targeted promotions to grow overall sales. Promotional programs and rebates were $290,663, or 14.0% of sales for fiscal 2011 as compared to $246,654, or 12.3% of sales for fiscal 2010. We expect promotional programs and rebates as a percentage of sales to fluctuate on a quarterly basis.

        Product returns were $27,562 or 1.3% of sales for fiscal 2011 as compared to $25,203 or 1.3% of sales for fiscal 2010. The product returns for fiscal 2011 and fiscal 2010 were mainly attributable to returns in the ordinary course of business. We expect returns relating to normal operations to trend between 1% to 2% of Wholesale sales in future quarters.

        One customer, Wal-Mart, represented 25% and 27% of the Wholesale segment's net sales for fiscal 2011 and 2010, respectively. It also represented 15% and 17% of consolidated net sales for fiscal 2011 and 2010, respectively. The loss of this customer, or any of our other major customers, would have a material adverse effect on our results of operations if we were unable to replace that customer.

  European Retail

        Net sales for this segment increased $98,188, or 17.7%, to $653,631 in fiscal 2011 from $555,443 for fiscal 2010. For fiscal 2011 same store sales in U.S. dollars increased 9.2%, or $49,070, as compared to fiscal 2010. In local currency, same store sales increased 5.9% as compared to fiscal 2010. During fiscal 2011 and 2010, twenty-six and sixty-seven Julian Graves stores, respectively, were converted to either Holland & Barrett, GNC (UK) or Nature's Way stores.

        The following is a summary of European Retail store activity for the fiscal years ended September 30, 2011 and 2010:

European Retail stores:	Fiscal 2011	Fiscal 2010
Company-owned stores
Open at beginning of the period	765	653
Opened during the period	58	108
Acquired during the period	3	6
Closed during the period	(3)	(2)

Open at end of the period	823	765

Franchised stores
Open at beginning of the period	22	28
Opened during the period	10	8
Closed during the period	(4)	(14)

Open at end of the period	28	22

Total company-owned and franchised stores
Open at beginning of the period	787	681
Opened during the period	68	116
Acquired during the period	3	6
Closed during the period	(7)	(16)

Open at end of the period	851	787

  Direct Response/E-Commerce

        Direct Response/E-Commerce net sales increased $16,486, or 7.8%, to $227,675 in fiscal 2011 from $211,189 in fiscal 2010. The total number of orders increased approximately 10% and the average order size remained consistent for fiscal 2011 as compared to fiscal 2010. On-line net sales comprised 56% of this segment's net sales for fiscal 2011 as compared to 52% for fiscal 2010.

        This segment continues to vary its promotional strategy throughout the fiscal year, utilizing highly promotional catalogs which are not offered in every quarter. Historical results reflect this pattern and therefore this division should be viewed on an annual, and not quarterly, basis.

  North American Retail

        Net sales for this segment increased $14,021, or 6.9%, to $218,366 for fiscal 2011. Same store sales increased 5.1%, representing $9,431 of the overall increase in net sales. The business continues to benefit from updated in-store signage, SKU rationalization and a shift in the promotional strategy to an everyday low price rather than special savings days, which was the strategy in prior years.

        The following is a summary of North American Retail store activity for the fiscal years ended September 30, 2011 and 2010:

North American Retail stores:	Fiscal 2011	Fiscal 2010
Total North American Retail
Open at beginning of the period	457	442
Opened during the period	2	21
Closed during the period	(16)	(6)

Open at end of the period	443	457

  Cost of Sales

        Cost of sales for fiscal 2011 as compared to fiscal 2010 was as follows:

	Fiscal year ended September 30,
	Successor	Predecessor
	2011	2010	$ Change	% Change
Cost of Sales	$1,641,887	$1,473,095	$168,792	11.5%
Percentage of net sales	57.3%	54.4%

        The increase in cost of sales relates primarily to an adjustment of $122,104 to acquired inventory to its fair value as required under acquisition accounting in connection with the Acquisition, resulting in a one-time increase in cost of sales as the acquired inventory was sold during the first quarter. Excluding this adjustment, the decrease in cost of sales as a percentage of net sales (53.1%) is attributable to a higher proportion of branded product sales, which traditionally have higher gross profit margins than private label product sales, as compared to the prior comparable period, partially offset by higher costs of certain raw materials.

  Advertising, Promotion and Catalog Expenses

        Total advertising, promotion and catalog expenses for fiscal 2011 as compared to fiscal 2010 were as follows:

	Fiscal year ended September 30,
	Successor	Predecessor
	2011	2010	$ Change	% Change
Advertising, promotion and catalog	$152,021	$136,763	$15,258	11.2%
Percentage of net sales	5.3%	5.1%

        The increase in advertising, promotion and catalog expense is primarily due to media and website advertising.

  Selling, General and Administrative Expenses

        SG&A for fiscal 2011 as compared to fiscal 2010 were as follows:

	Fiscal year ended September 30,
	Successor	Predecessor
	2011	2010	$ Change	% Change
Selling, general and administrative	$788,719	$694,803	$93,916	13.5%
Percentage of net sales	27.5%	25.7%

        SG&A costs increased by $93,916 compared to fiscal 2010 due to higher amortization expense of $29,293 associated with the increased value of trade- names and customer relationship intangible assets recorded in acquisition accounting as a result of the acquisition; increased payroll and payroll related costs of approximately $24,827 and higher rent and related utilities expenses of approximately $16,502 primarily associated with new store openings and store conversions in the European Retail segment. In addition, freight costs increased approximately $10,588 due to higher fuel costs as well as increased sales and professional fees increased by $5,589.

  Merger Expenses

        In connection with the Acquisition described above, we incurred charges of $44,479 in fiscal 2011 and $45,903 in fiscal 2010. For fiscal 2011, these charges consisted of $15,660 in financing costs associated with an unused bridge loan, $14,324 for a portion of the transaction fee paid to Carlyle and $14,495 of other Merger related costs. In fiscal 2010, these charges consisted of $29,761 primarily related to legal and professional advisory services and $16,142 of incremental stock-based compensation expense as a result of the mandatory acceleration of vesting of all unvested stock options and restricted stock units in connection with the Acquisition.

  Income from Operations

        Income from operations for fiscal 2011 as compared to fiscal 2010 was as follows:

	Fiscal year ended September 30,
	Successor	Predecessor
	2011	2010	$ Change	% Change
Wholesale	$283,775	$292,991	$(9,216)	-3.1%
European Retail	125,231	104,857	20,374	19.4%
Direct Response/E-Commerce	50,363	60,234	(9,871)	-16.4%
North American Retail	17,393	15,320	2,073	13.5%
Corporate	(239,441)	(118,129)	(121,312)	102.7%

Total	$237,321	$355,273	$(117,952)	-33.2%

Percentage of net sales	8.3%	13.1%

        The increase in the expenses included in the Corporate segment relate to the Merger expenses described above as well as an increase in payroll and payroll related costs and $122,104 to record acquired inventory to its fair value as required under acquisition accounting in connection with the Acquisition. The decrease in Wholesale income from operations is primarily due to higher amortization of intangible assets resulting from the Acquisition offset by higher profits and the reversal of a legal accrual that is no longer necessary. The increase in the European Retail segment was related to the increase in sales partially offset by higher SG&A costs (primarily payroll and store occupancy costs). The decrease in Direct Response/E-Commerce income from operations was primarily due to higher freight costs and higher amortization of definite lived intangible assets, offset by higher sales and gross profits. The increase in the North American Retail income was a result of higher sales partially offset with various increases in SG&A (primarily payroll and professional fees).

  Interest Expense

        Interest expense increased by $165,458 to $195,566 due to higher borrowing associated with the Acquisition described above.

  Miscellaneous, net

        The components of miscellaneous, net, were as follows:

	Fiscal year ended September 30,
	Successor	Predecessor
	2011	2010	$ Change
Foreign exchange gains (losses)	$124	$1,108	$(984)
Investment income	665	711	(46)
Rental income	—	581	(581)
Other	1,144	1,727	(583)

Total	$1,933	$4,127	$(2,194)

        Miscellaneous, net decreased primarily due to a decrease in unrealized foreign exchange gains on intercompany balances for fiscal 2011 as compared to fiscal 2010, as well as an insurance settlement received in 2010.

  Provision for Income Taxes

        Our provision for income taxes was impacted by a number of factors, including federal taxes, our international tax structure, state tax rates in the jurisdictions where we conduct business, and our ability to utilize state tax credits that expire between 2013 and 2016. Therefore, our overall effective income tax rate could vary as a result of these factors. The effective income tax rate for fiscal 2011 was 25.2%, compared to 34.7% in the prior fiscal year. The fiscal 2011 effective tax rate is lower than the fiscal 2010 effective tax primarily due to the domestic loss for fiscal 2011 due to $122,104 inventory costs associated with the Acquisition as well as $44,479 of Merger costs associated with the Merger, for which Federal and State tax benefits have been recognized as compared with domestic income for fiscal 2010 for which Federal and State taxes had been provided for.

Liquidity and Capital Resources

        Our primary sources of liquidity and capital resources are cash generated from NBTY's operations and funds available under NBTY's revolving credit facility. We expect that ongoing requirements for debt service and capital expenditures will be funded from these sources of funds.

        On October 1, 2010, NBTY entered into senior credit facilities totaling $2,000,000, consisting of $1,750,000 term loan facilities and a $250,000 revolving credit facility. In addition, NBTY issued $650,000 aggregate principal amount of OpcoNotes with an interest rate of 9% and a maturity date of October 1, 2018. The Opco Notes are not guaranteed by Holdings, but are guaranteed by certain of NBTY's subsidiaries.

        On March 1, 2011 (the "Refinancing Date"), NBTY, Holdings and Barclays Bank PLC, as administrative agent and several other lenders entered into the First Amendment and Refinancing Agreement to the credit agreement (the "Refinancing") pursuant to which we repriced our loans and amended certain other terms under our existing credit agreement. Under the terms of the Refinancing, the original $250,000 term loan A and $1,500,000 term loan B were replaced with a new $1,750,000 term loan B-1 and the $250,000 revolving credit facility was modified to $200,000. Borrowings under term loan B-1 bear interest at a floating rate which can be, at our option, either (i) Eurodollar LIBOR rate plus an applicable margin or, (ii) base rate plus an applicable margin, in each case, subject to a Eurodollar LIBOR rate floor of 1.00% or a base rate floor of 2.00%, as applicable. The applicable margin for term loan B-1 and the revolving credit facility is 3.25% per annum for Eurodollar LIBOR loans and 2.25% per annum for base rate loans, with a step-down in rate for the revolving credit facility based upon the achievement of a certain total senior secured leverage ratio. Substantially all other terms are consistent with the original term loan B, including the amortization schedule of term loan B-1 and maturity dates. As a result of the Refinancing, $20,824 of previously capitalized deferred financing costs were expensed. In addition, $2,394 of the call premium on term loan B and termination costs on interest rate swap contracts of $1,525 were expensed.

        On December 30, 2011, NBTY prepaid $225,000 of principal on the term loan B-1. As a result of this prepayment, $9,289 of deferred financing costs were written off. In accordance with the prepayment provisions of the Refinancing, no scheduled payments of principal will be required until October 2017.

        NBTY must make prepayments on the term loan B-1 facility with the net cash proceeds of certain asset sales, casualty and condemnation events, the incurrence or issuance of indebtedness (other than indebtedness permitted to be incurred under our senior credit facilities unless specifically incurred to refinance a portion of our senior credit facilities) and 50% of excess cash flow (such percentage subject to reduction based on achievement of specified total senior secured leverage ratios), in each case, subject to certain reinvestment rights and other exceptions. NBTY is also required to make prepayments under the revolving credit facility at any time when, and to the extent that, the aggregate amount of the outstanding loans and letters of credit under the revolving credit facility exceeds the aggregate amount of commitments in respect of the revolving credit facility.

        In addition, the terms of the Refinancing require the maintenance of a maximum total senior secured leverage ratio on a quarterly basis, calculated with respect to Consolidated EBITDA, as defined therein, if at any time amounts are outstanding under the revolving credit facility (including swingline loans and any unreimbursed drawings under any letters of credit (not including drawings on letters of credit which have been cash collateralized by the borrower to at least 105% of their maximum stated amount)). NBTY is in compliance with the total senior secured ratio as of December 31, 2012. All other financial covenants required by the senior credit facilities were removed as part of the Refinancing.

        On October 11, 2012 NBTY amended its credit agreement to allow Holdings to issue the notes. In addition, among other things, the amendment (i) increased the general restricted payments basket, (ii) increased the maximum total leverage ratio test which governs the making of restricted payments using Cumulative Credit (as defined in the credit agreement) and (iii) modified the definition of Cumulative Credit so that it conforms to the builder basket used in NBTY's indenture governing the Opco Notes. Interest on the notes will be paid via dividends from NBTY to Holdings, to the extent that it is permitted under the credit agreement. Approximately $6,000 of expenses related to the amendment was capitalized as a deferred financing cost and will be amortized using the effective interest method. In conjunction with the amendment, NBTY paid Holdings a cash dividend of approximately $193,956 in October 2012. "Risk Factors—Risks Relating to our Notes—Holdings is a holding company and relies on dividends, loans and other payments and distributions from its subsidiaries to meet its debt service and other obligations."

        On October 17, 2012, Holdings issued $550,000 in aggregate principal amount of the notes that mature on November 1, 2017. Interest on the notes will accrue at the rate of 7.75% per annum with respect to Cash Interest and 8.50% per annum with respect to any paid-in-kind interest ("PIK Interest"). Interest on the notes will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1, 2013. Holdings is a holding company with no operations of its own and has no ability to service interest or principal on the notes, other than through dividends it may receive from NBTY. NBTY is restricted, in certain circumstances, from paying dividends to Holdings by the terms of the indentures governing its notes and the senior credit facility. NBTY has not guaranteed the indebtedness of Holdings, nor pledged any of its assets as collateral. The proceeds from the offering of the notes, along with the $200,000 from NBTY described below, were used to pay transaction fees and expenses and a dividend of $721,678 to Holdings' shareholders.

        On November 26, 2012, NBTY acquired all of the outstanding shares of Balance Bar Company, a company that manufactures and markets nutritional bars, for a purchase price of approximately $78,000 of cash, subject to certain post-closing adjustments. NBTY drew $80,000 from the revolving portion of the senior credit facilities to finance this acquisition. In December of 2012, NBTY repaid $10,000 of this balance.

        Interest on the notes is payable entirely in cash ("Cash Interest") to the extent that it is less than the maximum amount of allowable dividends and distributions, plus cash at Holdings ("Applicable Amount") as defined by the indenture governing the notes. For any interest period after May 1, 2013 (other than the final interest period ending at stated maturity), if the Applicable Amount as for such interest period will be:

            (i)  equal or exceed 75%, but be less than 100%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant interest payment date, then Holdings may, at its option, elect to pay interest on (a) 25% of the then outstanding principal amount of the notes by increasing the principal amount of the outstanding notes or by issuing other PIK notes under the indenture governing the notes, on the same terms and conditions of the notes, in a principal amount equal to such interest ("PIK Interest") and (b) 75% of the then outstanding principal amount of the notes as Cash Interest;

           (ii)  equal or exceed 50%, but be less than 75%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant interest payment date, then Holdings may, at its option, elect to pay interest on (a) 50% of the then outstanding principal amount of the notes as PIK Interest and (b) 50% of the then outstanding principal amount of the notes as Cash Interest;

          (iii)  equal or exceed 25%, but be less than 50%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant interest payment date, then Holdings may, at its option, elect to pay interest on (a) 75% of the then outstanding principal amount of the notes as PIK Interest and (b) 25% of the then outstanding principal amount of the notes as Cash Interest; or

          (iv)  be less than 25% of the aggregate amount of Cash Interest that would otherwise be due on the relevant interest payment date, then Holdings may, at its option, elect to pay interest on the notes as PIK Interest.

        As described above, Holdings ability to pay PIK Interest depends on the calculation of the Applicable Amount regardless of the availability of cash at Holdings.

        The initial interest payment of the notes is payable in cash.

        The indenture governing the notes, the credit agreement and the indenture governing the Opco Notes contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions these covenants place on us include limitations on our ability to:

  •
  incur or guarantee additional indebtedness;

  •
  make certain investments;

  •
  pay dividends or make distributions on our capital stock;

  •
  sell assets, including capital stock of restricted subsidiaries;

  •
  agree to payment restrictions affecting our restricted subsidiaries;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

  •
  enter into transactions with our affiliates;

  •
  incur liens; and

  •
  designate any of our subsidiaries as unrestricted subsidiaries.

        Our ability to make payments on and to refinance our indebtedness, including the notes and Opco Notes, will depend on our ability to generate cash in the future. As of December 31, 2012, we had borrowing capacity of $130,000 under the revolving portion of the senior credit facilities. In January 2013, we repaid $15,000 under the revolving portion of the senior credit facilities, which increased our borrowing capacity to $145,000. We believe that our cash on hand, together with cash from operations and, if required, using our borrowing capacity under the revolving portion of the senior credit facilities, will be sufficient for our cash requirements for the next twelve months.

        We or our affiliates, at any time and from time to time, may purchase notes or our other indebtedness. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices, as well as with such consideration, as we, or any of our affiliates, may determine.

        We expect our fiscal 2013 capital expenditures to be consistent with recent periods.

        The following table sets forth, for the periods indicated, cash balances and working capital:

	As of December 31, 2012	As of September 30, 2012	As of September 30, 2011
Cash and cash equivalents	$120,588	$315,136	$393,335
Working capital (including cash and cash equivalents)	$736,671	$882,495	$899,698

        The decrease in working capital of $142,824 at December 31, 2012 as compared to September 30, 2012 was primarily due to the dividend payment of $721,678 partially offset by the issuance of the notes and net income. Working capital of $882,495 as of September 30, 2012 remained relatively consistent as income from operations was offset by a substantial prepayment on our term loan B-1 which was a long term obligation.

        We monitor current and anticipated future levels of cash and cash equivalents in relation to anticipated operating, financing and investing requirements. As of December 31, 2012, cash and cash equivalents of $85,781 was held by our foreign subsidiaries and are subject to U.S. income taxes upon repatriation to the U.S. We generally repatriate all earnings from our foreign subsidiaries where permitted under local law. However, during fiscal 2013, we plan to indefinitely reinvest $28,000 of our foreign earnings outside of the U.S. for capital expenditures.

        The following table sets forth, for the periods indicated, net cash flows provided by (used in) operating, investing and financing activities and other operating measures:

	For the three months ended December 31,		For the fiscal year ended September 30,		May 11, 2010 (date of inception) to September 30,	For the fiscal year ended September 30,
	Successor		Successor			Predecessor
	2012	2011	2012	2011	2010	2010
Cash flow provided by (used in) operating activities	$39,587	$(3,663)	$234,050	$284,637	$—	$371,752
Cash flow used in investing activities	$(104,059)	$(12,074)	$(85,799)	$(4,032,043)	$—	$(82,103)
Cash flow (used in) provided by financing activities	$(130,023)	$(229,375)	$(229,360)	$3,798,238	$1	$(47,227)
Inventory turnover	2.3	2.3	2.28	2.33	—	2.33
Days sales (Wholesale) outstanding in accounts receivable	33	32	32	30	—	30

        Cash provided by operating activities during the three months ended December 31, 2012 was mainly attributable to net income and reductions in inventories offset by changes in accounts receivable. Inventories and accounts receivable were impacted by the significant increase in sales compared to the prior comparable quarter.

        Cash provided by operating activities of $234,050 during fiscal 2012 was mainly attributable to net income of $146,471. During fiscal 2012, cash flows used in investing activities consisted primarily of cash paid purchases of property, plant and equipment. During fiscal 2012, cash flows used financing activities relate to principal payments under long-term debt agreements.

        Cash provided by operating activities of $284,637 during fiscal 2011 was mainly attributable to net income of $27,637, non-cash amortization of the incremental inventory fair value associated with the Merger of $122,104, depreciation and amortization of $118,411 and other changes in operating assets and liabilities. During fiscal 2011, cash flows used in investing activities consisted primarily of cash paid for acquisitions relating to the Merger and purchases of property, plant and equipment. During fiscal 2011, cash flows from financing activities primarily relating to borrowings and capital contributions related to the Merger and Transactions offset by payments for financing fees and principal payments under long-term debt agreements and capital lease obligations.

        Cash provided by operating activities during fiscal 2010 was mainly attributable to net income and an increase in accrued expenses and other liabilities. During fiscal 2010, cash flows used in investing activities consisted primarily of purchases of property, plant and equipment and cash paid for acquisitions, offset by proceeds received from the sale of municipal bond investments. During fiscal 2010, cash flows used in financing activities related to the principal payments under long-term debt agreements and capital lease obligations, offset by proceeds from the exercise of stock options.

        During the three months ended December 31, 2012, cash flows used in investing activities consisted of cash paid for acquisitions and the purchases of property, plant and equipment. During the three months ended December 31, 2011 cash flows used in investing activity included the purchases of property, plant and equipment.

        For the three months ended December 31, 2012, cash flows used in financing activities primarily related to the dividend payment, principal payments under the revolving credit facility and payments for financing fees, partially offset by the issuance of the notes and borrowings under the revolving credit facility. During the three months ended December 31, 2011 cash flows used in financing activities included the principal payments under long-term debt agreements.

EBITDA and Consolidated EBITDA

        EBITDA consists of earnings before interest expense, taxes, depreciation and amortization. Consolidated EBITDA, as defined in NBTY's senior secured credit facilities, eliminates the impact of a number of items we do not consider indicative of our ongoing operating performance. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. Consolidated EBITDA is a component of certain covenants under NBTY's senior secured credit facilities. We present EBITDA and Consolidated EBITDA because we consider these items to be important supplemental measures of our performance and believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industries with similar capital structures. We believe issuers of debt securities also present EBITDA and Consolidated EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We believe that these items are appropriate supplemental measures of debt service capacity because cash expenditures for interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; and depreciation and amortization are non-cash charges.

        EBITDA and Consolidated EBITDA have limitations as analytical tools, and you should not consider these items in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  exclude certain tax payments that may represent a reduction in cash available to us;

  •
  do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

  •
  do not reflect changes in, or cash requirements for, our working capital needs; and

  •
  do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt, including the notes;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Consolidated EBITDA do not reflect any cash requirements for such replacements; and

  •
  other companies in our industry may calculate EBITDA and Consolidated EBITDA differently than we do, limiting their usefulness as comparative measures.

        Because of these limitations, EBITDA and Consolidated EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. As a result, we rely primarily on our GAAP results and use EBITDA and Consolidated EBITDA only supplementally.

        In addition, in calculating Consolidated EBITDA, we make certain adjustments that are based on assumptions and estimates that may prove inaccurate.

        In evaluating Consolidated EBITDA, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of Consolidated EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

        The following table reconciles net income to EBITDA and Consolidated EBITDA for the periods presented:

	Fiscal Years Ended September 30,				Three Months Ended December 31,
	Predecessor	Successor			Successor
	2010	2010(1)	2011	2012	2011	2012
Net income (loss)	213,670	(7,447)	29,919	146,471	27,083	39,130
Interest expense	30,195	—	195,537	158,584	49,199	46,720
Income tax provision	114,045	(3,839)	9,990	56,199	13,340	19,722
Depreciation and amortization	66,804	—	103,335	104,375	25,994	23,391

EBITDA	424,714	(11,286)	338,781	465,629	115,616	128,963
Merger related costs(a)			44,479	—
Inventory fair value adjustments(b)			122,104	—	—	1,123
Severance costs(c)			5,055	3,206	309	3,656
Stock-based compensation(d)			1,788	2,680	881	305
Management fee(e)			3,000	3,000	750	750
Pro forma cost savings(f)			24,320	56,054	4,180	11,742
Impairments(g)			2,673	32,565	622	1,194
Other non-recurring items(h)			13,901	27,990	4,711	10,621
Limitation of certain EBITDA adjustments			—	(30,199)	—	(6,511)

Consolidated EBITDA			556,101	560,925	127,069	151,843

(1)
May 11, 2010 (date of inception) to September 30, 2010.
(a)
Reflects the exclusion of costs incurred in connection with the Merger, including $15,660 of financing costs associated with an unused bridge loan, $14,324 representing the portion of the one-time sponsor transaction fee and $14,945 relating to other Merger costs.

(b)
Reflects the exclusion of the sell-through of the increased fair value of opening inventory at the time of acquisition required under acquisition accounting.

(c)
Reflects the exclusion of severance costs incurred.

(d)
Reflects the exclusion of non-cash expenses related to stock options.

(e)
Reflects the exclusion of the Carlyle consulting fee.

(f)
Reflects twelve and three months, respectively, of prospective savings in accordance with the credit agreement governing NBTY's senior secured credit facilities; specifically, the amount of cost savings expected to be realized from operating expense reductions and other operating improvements as a result of specified actions taken or initiated, less the amount of any actual cost savings realized during the period.

(g)
Reflects the impairment of certain assets, including the Julian Graves impairment of $20,106 in the third quarter of fiscal 2012.

(h)
Reflects the exclusion of non-recurring items such as recruitment fees, one-time legal expenses and consulting expenses that were not material.

Off-Balance Sheet Arrangements

        We have no off-balance sheet arrangements.

Contractual Obligations

	Payments Due By Period
	Total	Less Than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years
Long-term debt, excluding interest(1)	$2,777,500	$—	$70,000	$2,057,500	$650,000
Interest(2)	888,421	175,458	340,093	314,370	58,500
Operating leases	693,454	113,700	189,545	146,196	244,013
Purchase commitments	187,657	187,657	—	—	—
Capital commitments	11,705	11,705	—	—	—
Employment and consulting agreements	5,404	1,700	3,337	367	—

Total contractual cash obligations	$4,564,141	$490,220	$602,975	$2,518,433	$952,513

(1)
Excludes discount on the Holdco Notes

(2)
Includes interest calculated at 7.75% cash interest on the Holdco Notes.

        Future interest expense included in the above table on our variable rate debt is calculated based on the current rate in effect after the Refinancing. Variable interest on our senior secured credit facilities, included in the above table, is calculated assuming the current interest rate following the Refinancing of 4.25% (which assumes a 3.25% spread over the LIBOR floor of 1.00%) remains in effect for all future periods. To the extent future LIBOR rates are greater than 1.00%, actual future interest expense will be greater than noted in the above table.

        We conduct retail operations under operating leases, which generally have lease terms between 5 and 15 years, with the longest lease term expiring in 2039. Some of the leases contain escalation clauses, as well as renewal options, and provide for contingent rent based upon sales plus certain tax and maintenance costs. At December 31, 2012, we had $693,454 in future minimum rental payments (excluding real estate tax and maintenance costs) for retail locations and other leases that have initial or noncancelable lease terms in excess of one year. Future minimum rental payments (excluding real estate tax and maintenance costs) for retail locations and other leases that have initial or noncancelable lease terms in excess of one year are noted in the above table.

        During fiscal 2012, no one supplier individually represented greater than 10% of our raw material purchases. We do not believe that the loss of any single supplier would have a material adverse effect on our consolidated financial condition or results of operations. We were committed to make future purchases for inventory related items, such as raw materials and finished goods, under various purchase arrangements, some of which extend beyond one year, with fixed price provisions aggregating $187,657 at December 31, 2012. Generally, most of our purchase commitments are cancelable at our discretion until the order has been shipped, but require repayment of all expenses incurred through the date of cancellation.

        We had $11,705 in open capital commitments at December 31, 2012, primarily related to leasehold improvements, as well as manufacturing equipment, computer hardware and software.

        At December 31, 2012, we had a liability of $13,401 for unrecognized tax benefits, the recognition of which would have an effect of $10,493 on income tax expense and the effective income tax rate. We do not believe that the amount will change significantly in the next 12 months. At this time, we are unable to make a reasonably reliable estimate of the timing of payments in individual years beyond 12 months due to uncertainties in the timing of tax audit outcomes.

Seasonality

        We believe that our business is not seasonal in nature. However, we have historically experienced, and expect to continue to experience, a substantial variation in our net sales and operating results from quarter to quarter. The factors that influence this variability of quarterly results include general economic and industry conditions affecting consumer spending, changing consumer demands and current news on nutritional supplements, the timing of our introduction of new products, promotional program incentives offered to customers, the timing of catalog promotions, the level of consumer acceptance of new products and actions of competitors. Accordingly, a comparison of our results of operations from consecutive periods is not necessarily meaningful, and our results of operations for any period are not necessarily indicative of future performance. Additionally, we may experience higher net sales in a quarter depending upon when we have engaged in significant promotional activities.

Foreign Currency

        Approximately 31% and 30% of our net sales during the three months ended December 31, 2012 and 2011, respectively, were denominated in currencies other than U.S. dollars, principally British pounds and to a lesser extent euros, Canadian dollars and Chinese yuan. A significant weakening of such currencies versus the U.S. dollar could have a material adverse effect on us, as this would result in a decrease in our consolidated operating results.

        Foreign subsidiaries accounted for the following percentages of total assets and total liabilities:

	December 31, 2012	September 30, 2012	September 30 2011
Total Assets	25%	25%	24%
Total Liabilities	3%	5%	4%

        In preparing the consolidated financial statements, the financial statements of the foreign subsidiaries are translated from the functional currency, generally the local currency, into U.S. dollars. This process results in translation rate gains and losses, which are included as a separate component of stockholders' equity under the caption "Accumulated other comprehensive loss."

        During the three months ended December 31, 2012 and 2011, translation losses of $695 and $9,309, respectively, were included in determining other comprehensive income. During fiscal 2012, 2011 and 2010, translation gains (losses) of $23,107, $(20,196) and (4,603), respectively were included in determining other comprehensive income. Cumulative translation gains (losses) of approximately $2,216, $2,911 and ($20,196) were included as part of accumulated other comprehensive income within the consolidated balance sheet at December 31, 2012, September 30, 2012 and 2011, respectively.

        The magnitude of these gains or losses is dependent upon movements in the exchange rates of the foreign currencies against the U.S. dollar. These currencies include the British pound, the euro, the Canadian dollar and the Chinese yuan. Any future translation gains or losses could be significantly different than those noted in each of these years.

Quantitative and Qualitative Disclosures About Market Risk

        We are subject to currency fluctuations, primarily with respect to the British pound, the euro, the Canadian dollar and the Chinese yuan, and interest rate risks that arise from normal business operations. We regularly assess these risks.

        We have subsidiaries whose operations are denominated in foreign currencies (primarily the British pound, the euro, the Canadian dollar and the Chinese yuan). We consolidate the earnings of our international subsidiaries by translating them into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar weakens against foreign currencies, the remeasurement of these foreign currency denominated transactions results in increased net sales, operating expenses and net income. Similarly, our net sales, operating expenses and net income would decrease if the U.S. dollar strengthens against foreign currencies.

        To manage the potential exposure from adverse changes in currency exchange rates, specifically the British pound, arising from our net investment in British pound denominated operations, on December 16, 2010, we entered into three cross currency swap contracts to hedge a portion of the net investment in our British pound denominated foreign operations. The aggregate notional amount of the swap contracts is £194,200 (approximately $300,000), with a forward rate of 1.565, and a termination date of September 30, 2017.

        Net sales denominated in foreign currencies were approximately $245,216, or 31.1% of total net sales, for the three months ended December 31, 2012. A majority of our foreign currency exposure is denominated in British pounds and Canadian dollars. For the three months ended December 31, 2012, as compared to the prior comparable period, the British pound increased 2.1% as compared to the U.S. dollar and the Canadian dollar increased 3.2% as compared to the U.S. dollar. The combined effect of the changes in these currency rates resulted in an increase of $4,374 in net sales and an increase of $791 in operating income.

        During March 2011, we entered into three interest rate swap contracts to fix the LIBOR indexed interest rates on a portion of our senior credit facilities until the indicated expiration dates of these swap contracts. Each swap contract has an initial notional amount of $333,333 (for a total of $1 billion), with a fixed interest rate of 1.92% for a four-year term. The notional amount of each swap decreased to $266,666 in December 2012, decreases to $166,666 in December 2013 and has a maturity date of December 2014. Under the terms of the swap contracts, variable interest payments for a portion of our senior credit facilities are swapped for fixed interest payments.

        To manage the potential risk arising from changing interest rates and their impact on long-term debt, our policy is to maintain a combination of available fixed and variable rate financial instruments. Assuming our senior credit facilities are fully drawn, each one-eighth percentage point increase or decrease in the applicable interest rates would correspondingly change our interest expense on our senior credit facilities by approximately $1,134 per year.

BUSINESS

Our Company

        We are the leading vertically integrated manufacturer, marketer, distributor and retailer of high-quality vitamins, nutritional supplements and related products in the United States, with operations worldwide. Our products are marketed through four operating segments: Wholesale, European Retail, Direct Response/E-Commerce and North American Retail. We currently market over 25,000 individual stock keeping units ("SKUs") under a portfolio of well-known brands, with leading category positions across their respective categories, channels and geographies. With our broad range of products, we are able to offer our wholesale customers a "one-stop" source for a wide assortment of both branded and private label products across the value spectrum. Additionally, we have a significant presence in virtually every major vitamins, minerals, herbs and supplements ("VMHS") product category and in multiple key distribution channels. We utilize our direct-to-consumer channels to identify new consumer trends and leverage our flexible manufacturing capabilities and strong supplier relationships to bring new products to market quickly. Through our industry-leading manufacturing operations and significant economies of scale, we believe we are a low-cost manufacturer that offers attractively priced products to retailers and consumers. In addition, we enjoy long-standing relationships with several domestic retailers, including Wal-Mart, Costco, CVS, Walgreens, Kroger and Target. We believe our diversified product, channel and geographic revenue mix, strong key customer relationships and steady demand for VMHS products provide for a diversified, stable and profitable business with strong cash flows.

        Alphabet Holding Company, Inc. was incorporated in Delaware in 2010. Holdings is the direct parent of NBTY, Inc. The principal offices of both Holdings and NBTY are located at 2100 Smithtown Avenue, Ronkonkoma, New York 11779. The telephone number and website for both Holdings and NBTY is (631) 567-9500 and www.nbty.com, respectively. Information on, or accessible through our website is not part of this prospectus, nor is such content incorporated by reference herein.

Carlyle Transaction

        On October 1, 2010, we consummated the Merger with an affiliate of Carlyle, under which the Carlyle affiliate acquired 100% of NBTY's equity. Carlyle financed the Merger with equity financing provided by an investment fund affiliated with Carlyle, the sale of the Opco Notes, cash on hand at NBTY and NBTY's senior secured credit facilities initially consisting of (1) senior secured term loan facilities of $1.75 billion and (2) a senior secured revolving credit facility with commitments of $250 million. NBTY refinanced the senior secured credit facilities in March 2011.

        See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Carlyle Transaction" for additional information.

Operating Segments

        We market our products through a global multi-channel distribution platform, supported by our industry-leading manufacturing operations and supply chain.

        Wholesale.    We are the leading wholesale manufacturer of branded and private label VMHS products in the United States. We sell our products in virtually all major mass merchandisers, club stores, drug store chains and supermarkets. We also sell our products to independent pharmacies, health food stores, the military and other retailers. Our key brands include Nature's Bounty®, Osteo Bi-Flex®, Balance Bar®, Pure Protein®, Body Fortress®, Sundown®, MET-Rx® and Ester-C®. We sell directly to health and natural food stores under the Solgar®, SISU® and Good 'N Natural® brands, to health food wholesalers under our American Health® brand and to healthcare practitioners through our Physiologics® brand. We also have licensing relationships with Disney Consumer Products, Inc. and

Marvel Characters, B.V. to manufacture VMHS products for children using their character images and licensed art work. In addition to our strong brand positions, we are a leading private label manufacturer in the industry and supply the majority of private label VMHS products to several of the largest U.S. retailers. Fiscal 2012 branded sales accounted for approximately 64% and private label sales accounted for approximately 36% of our Wholesale sales.

        European Retail.    We have significant retail operations throughout Europe. We are the leading VMHS specialty retailer in the United Kingdom. As of December 31, 2012, this segment generated revenue through the retail operations of 702 Holland & Barrett stores (including 14 franchised stores in Singapore, 6 franchised stores in Cyprus, 4 franchised stores in Malta and one franchised store in each of Gibraltar and Iceland, 7 franchised stores in United Arab Emirates and 10 franchised stores in China), 56 GNC (UK) stores, 43 Nature's Way stores in Ireland and 116 De Tuinen stores in the Netherlands, including 10 franchised locations, as well as internet based sales from www.hollandandbarrett.com, www.detuinen.nl and www.gnc.co.uk. Holland & Barrett, the leading player in the United Kingdom VMHS specialty retail business, sells VMHS products and food products, such as fruits and nuts, through a broad range of approximately 4,300 SKUs. Our GNC (UK) stores specialize in vitamins, minerals and sports nutrition products, marketing approximately 2,000 SKUs targeted at the more health conscious sports enthusiasts and price sensitive customers, and are a strong complement to the Holland & Barrett stores.

        Direct Response/E-Commerce.    Through our internet and mail-order catalogs, we are a leader in the U.S. direct response VMHS industry, offering a full line of VMHS products and selected personal care and sports nutrition items under our Puritan's Pride® brand, as well as products manufactured by third parties, at prices that are generally at a discount to similar products sold in retail stores. During fiscal 2012, our Puritan's Pride website, www.puritan.com, generated an average of 1.2 million unique visitors per month. As of December 31, 2012, Puritan's Pride operated across four active websites in three languages. Puritan's Pride is strategically advantaged relative to its competitors, offering high-quality products at low direct-from-manufacturer prices, as well as multi-buy promotions, creating a seamless shopping experience for customers. Our highly automated, industry-leading equipment enables us to process orders quickly, economically and efficiently. Internet sales accounted for approximately 61% of our total fiscal 2012 Direct Response/E-Commerce sales.

        North American Retail.    As of December 31, 2012, we operated 426 Vitamin World retail stores throughout the United States, including Puerto Rico, Guam and the U.S. Virgin Islands, primarily in regional and outlet malls stores, as well as our Vitamin World website, www.vitaminworld.com. Each store carries a full line of store brand products, as well as products manufactured by third parties. Vitamin World stores serve as an effective channel to identify early consumer and market trends, as well as to test new product introductions and ascertain product acceptance. We are able to provide insight into the marketplace to our domestic wholesale customers and can leverage our vertically integrated model to bring new products to the market quickly. We believe the direct-to-consumer channels also serve a key role in educating consumers on the VMHS category, including new products and the latest clinical studies and research.

Operating Segment and Geographic Financial Information

        For a presentation of financial information for each of our operating segments, including financial information relating to the geographic areas in which we conduct our business, see, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations," and Note 21 to the fiscal 2012 Consolidated Financial Statements included elsewhere in this prospectus.

Our Industry

        The VMHS industry is comprised of several distinct product sub-categories:

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  Vitamins.  This sub-category includes single and multi- vitamin supplements. Products in the vitamin category include: vitamin C, vitamin E, B vitamins, vitamin A/beta carotene, niacin, folic acid, and multi- vitamin formulae.

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  Minerals.  This sub-category includes single and multi- mineral supplements. Products in the mineral category include: calcium, magnesium, chromium, zinc, selenium, potassium, iron, manganese, other single minerals and multi-mineral formulae.

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  Herbs & Botanicals.  Single herb or multi-herb supplements made primarily from plants or plant components. Products in this category include: echinacea, garlic, ginseng, and ginkgo biloba.

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  Specialty Supplements.  This sub-category includes supplements falling outside other sub-categories, such as glucosamine, melatonin, probiotics, docasahexanenoic acid (DHA), fish oils and shark cartilage, Co-enzyme Q10 (Co-Q10), amino acids and homeopathic remedies.

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  Sports Nutrition.  Sports Nutrition products include tablets, powders, nutrition bars and drinks formulated to enhance physical activity, and include creatine, amino acids and protein formulae, among others.

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  Meal Replacements.  This sub-category includes powders, nutrition bars and liquid nutritional formulae.

Our Strategy

        We continuously evaluate strategies to drive revenues and cash flows at each of our operating segments by building on our leading market positions and strong customer relationships.

Increase Sales from Existing and New Customers

        We expect to continue to drive organic growth through incremental shelf space with existing customers, new customer additions and the continued strong momentum of our branded products. Our ability to supply both branded and private label products across all price points allows retailers to source a majority of their VMHS products from one supplier.

New Product Introductions

        We have been among the first in the industry to introduce innovative products in response to new research and clinical studies, media attention and consumer preferences. Given our presence in multiple distribution channels, we are well-positioned to identify trends and demand for new products, and we have the manufacturing scale, expertise and supplier relationships to respond rapidly and bring new products to market. During fiscal 2012, we introduced over 160 new products.

Further Penetrate International Markets

        Our products are currently marketed and sold in approximately 90 countries. However, only $1.1 billion (or 36%) of our sales in fiscal 2012 were sold to customers outside the United States, of which $653 million was to customers located in the United Kingdom. We plan to capitalize on our industry-leading manufacturing and distribution capabilities to drive incremental international sales, particularly in emerging markets such as those in Asia and Central and South America, which are characterized by a rising middle-class, high rates of nutritional deficiencies and a strong demand for high-quality VMHS products from U.S. based manufacturers. In addition, we plan to concentrate on

Western European markets, where there is a demand for VMHS products, by leveraging our current distribution structure.

Drive Growth and Profitability in Retail Operations

        We will continue to focus on positioning our retail operations for growth and profitability through various strategies, including a pricing strategy that focuses on value, optimization of our store base, expansion of our customer loyalty programs, a new store format and focusing on development of our associates. We continue to strengthen our position as a customer-centric specialty retailer through our associate development initiatives which provide associates at all levels with resources to enhance customer service and sales skills, to improve product knowledge and to provide a clear path for career growth. North American Retail store performance has demonstrated the favorable impact of these initiatives.

        We also have implemented several successful initiatives in our European Retail operations. We are focused on maximizing multi-channel business and driving increased customer traffic by modifying our promotional pricing strategy, increasing our focus on associate training, and developing loyalty and customer relationship management programs.

Free Cash Flow Generation

        We expect our strong and stable cash flows to be driven by continued strong top-line growth and targeted initiatives for ongoing improvement in our manufacturing and supply chain operations, as well as low maintenance capital expenditures and improvements in working capital efficiency.

Enhance Manufacturing Efficiencies

        We expect to continue to focus on reducing costs and improving efficiency in our manufacturing operations and driving supply chain strategies to maintain our leadership in low-cost manufacturing. In May 2010, we purchased a softgel plant in the People's Republic of China ("China" or "PRC"), which added 1.2 billion softgels to our annual production capacity, to address international growth opportunities and strengthen our low-cost manufacturing position.

Disciplined Acquisition Strategy

        Since 1986, we have acquired and successfully integrated more than 30 companies, expanding our brands, geographic presence, distribution channels and product offerings. In the fragmented, global VMHS industry, there remains a robust pool of acquisition opportunities across channels and geographies. We expect to continue to take a disciplined approach to acquisitions and will capitalize on our strong track record of integrating acquisitions and realizing synergies to address complementary business opportunities.

Employees

        As of December 31, 2012, we employed approximately 13,350 persons. In addition, we sell products through commissioned sales representative organizations. As of December 31, 2012, CAW Local 468, Retail Wholesale Canada Division, represented approximately 280 of our associates in Canada under a collective bargaining agreement. We believe we have strong employee and labor relations domestically and internationally and historically have not experienced work stoppages that materially adversely affected our operations.

Advertising

        For fiscal 2012, 2011 and 2010, we spent approximately $164 million, $152 million and $137 million, respectively, on advertising, promotions and catalogs, including print, media and cooperative advertising. Our in-house advertising staff creates our advertising materials, which include print, radio, television and internet advertising. In the United Kingdom and Ireland, Holland & Barrett advertises on television. Holland & Barrett, GNC (UK) and Nature's Way advertise in national newspapers and conduct sales promotions. DeTuinen advertises on television and in newspapers and conducts sales promotions in the Netherlands. In addition, Holland & Barrett, GNC (UK) and De Tuinen each publishes its own magazine with articles and promotional materials. Solgar and GNC (UK) advertise in trade journals and magazines, operate web sites and conduct sales promotions. In Canada, SISU advertises in trade journals and magazines. Vita Health advertises in newspapers, trade publications and magazines and operates web sites.

Manufacturing, Distribution and Quality Control

        At December 31, 2012, we employed approximately 4,700 manufacturing, shipping and packaging associates. We manufacture domestically in Arizona, California, Florida, New Jersey, New York and North Carolina. In addition, at December 31, 2012, we manufactured internationally in Winnipeg, Manitoba, Canada, Burton, United Kingdom, and Zhongshan, China. We have technologically advanced, industry-leading manufacturing and production facilities, with total production capacity of approximately 70 billion tablets, capsules and softgels per year.

        All our domestic manufacturing operations are subject to GMPs, promulgated by the U.S. Food and Drug Administration ("FDA"), and other applicable regulatory standards. We believe our U.S. manufacturing processes comply with the GMPs for dietary supplements or foods, and our manufacturing and distribution facilities generally have sufficient capacity to meet our current business requirements and our currently anticipated sales. We place special emphasis on quality control. We assign lot numbers to all raw materials and, except in rare cases, initially hold them in quarantine while our Quality Department evaluates them for compliance with established specifications. Once released, we retain samples and process the material according to approved formulae by blending, mixing and technically processing as necessary. We manufacture products in final delivery form as a capsule, tablet, powder, softgel, nutrition bar or liquid. After a product is manufactured, our laboratory analysts test its weight, purity, potency, disintegration and dissolution, if applicable. Except in rare instances, we hold the product in quarantine until we complete the quality evaluation and determine that the product meets all applicable specifications before packaging. In those instances when we release a product concurrently with testing, we implement a conditional release process to ensure the product is not distributed before we complete testing. When the manufactured product meets all specifications, our automated packaging equipment packages the product with at least one tamper-evident safety seal and affixes a label, an indelible lot number and, in most cases, the expiration or "best by" date. We use sophisticated computer-generated documentation for picking and packing for order fulfillment.

        We are subject to regulations and standards of a similar nature in Canada, China and the United Kingdom with respect to our manufacturing activities in those countries. We maintain Health Canada mandated natural health product and drug licences, marketing authorizations, and establishment and site licences.

        In the United States and Canada, we have received recognition from many prestigious private organizations, including U.S. Pharmacopeia GMP Certification (as part of their Dietary Supplement Verification Program). Additionally, we have been recognized in the United Kingdom with MHRA Importation License and Wholesale Dealers License, as well as the BRC Global Standard for Food Safety.

        Our manufacturing operations are designed to allow low-cost production of a wide variety of products of different quantities, physical sizes and packaging formats, while maintaining a high level of customer service and quality. Flexible production line changeover capabilities and reduced cycle times allow us to respond quickly to changes in manufacturing schedules and customer demands.

        We have inventory control systems at our facilities that track each manufacturing and packaging component as we receive it from our supply sources through manufacturing and shipment of each product to customers. To facilitate this tracking, most products we sell are bar coded. Our inventory control systems report shipping, sales and, in most cases, individual SKU level inventory information. We manage the retail sales process by monitoring customer sales and inventory levels by product category. We believe our distribution capabilities increase our flexibility in responding to our customers' delivery requirements. Our purchasing and merchandising staff regularly reviews and analyzes information from our U.S. point-of-sale computer system and makes merchandise allocation and markdown decisions based on this information. We use an automated reorder system in the United States to maintain in-stock positions on key items. These systems give us the information we need to determine the proper timing and quantity of reorders.

        Our financial reporting systems provide us with detailed financial reporting to support our operating decisions and cost control efforts. These systems provide functions such as payment scheduling, application of payment receipts, general ledger interface, vendor tracking and flexible reporting options.

Research and Development

        We did not expend material amounts for research and development of new products during the last three fiscal years.

Competition; Customers

        The market for nutritional supplement products is highly competitive. Our direct competition consists of publicly and privately owned companies, which tend to be highly fragmented in terms of both geographic market coverage and product categories. Competition is based primarily on quality and assortment of products, customer service (including timely deliveries), marketing support, availability of new products and price. Given our significant scale and broad scope relative to our competition, strong innovation capabilities, high-quality manufacturing and vertical integration, we believe that we are well positioned to capitalize on the industry's favorable long term secular trends and gain share.

        There are numerous companies in the vitamin and nutritional supplement industry with which we compete that sell products to retailers, including mass merchandisers, convenience stores, drug store chains, club stores, independent drug stores, supermarkets and health food stores.

        During fiscal 2012 and 2011, Wal-Mart, individually, accounted for 23% and 25% of our Wholesale segment's net sales, respectively, and 14% and 15% of our consolidated net sales, respectively. As of December 31, 2012, Wal-Mart, individually, accounted for 17% of our Wholesale segment's gross accounts receivable. We sell products to Wal-Mart under individual purchase orders placed by Wal-Mart under Wal-Mart's standard terms and conditions of sale. These terms and conditions include insurance requirements; representations by us with respect to the quality of our products and our manufacturing process; our obligations to comply with law; and indemnifications by us if we breach our representations or obligations. There is no commitment from Wal-Mart to purchase from us, or from us to sell to Wal-Mart, any minimum amount of product. The loss of Wal-Mart, or any other major customer, would have a material adverse effect on us if we were unable to replace that customer. See "Risk Factors—Risks Relating to Our Business—One of our customers accounted for 14% of our consolidated net sales during fiscal 2012, and the loss of this customer, or any of our other major customers, could have a material adverse effect on our results of operations."

  Government Regulation

  United States

        The processing, formulation, manufacturing, packaging, labeling, advertising, distribution and sale of our products are subject to regulation by federal agencies, including the FDA, the United States Federal Trade Commission ("FTC"), the U.S. Customs and Border Protection ("CBP"), the U.S. Postal Service ("USPS"), the Consumer Product Safety Commission ("CPSC"), the Department of Agriculture, U.S. Department of Labor's Occupational Safety & Health Administration ("OSHA") and the U.S. Environmental Protection Agency ("EPA"). These activities also are subject to regulation by various agencies of the states, localities and foreign countries in which we sell our products. In particular, the FDA, under the Federal Food, Drug, and Cosmetic Act (the "FDCA"), regulates the biennial registration, formulation, manufacturing, packaging, labeling, distribution and sale of foods, including dietary supplements, vitamins, minerals and herbs and cosmetics. The FTC regulates the advertising of these products, and the USPS regulates advertising claims with respect to such products sold by mail order. The National Advertising Division ("NAD") of the Council of Better Business Bureaus oversees an industry-sponsored self-regulatory system that permits competitors to resolve disputes over advertising claims, applying FTC guides and rules and prior NAD decisions. The NAD may refer matters to the FTC for further action, if the advertiser does not participate in the NAD system or implement the NAD's recommendations.

        The FDCA has been amended several times with respect to dietary supplements, in particular by the Dietary Supplement Health and Education Act of 1994 ("DSHEA"). DSHEA establishes a framework governing the composition and labeling of dietary supplements. With respect to composition, DSHEA defines "dietary supplements" as vitamins, minerals, herbs, other botanicals, amino acids and other dietary substances for human use to supplement the diet, as well as concentrates, constituents, extracts or combinations of such dietary ingredients. Generally, under DSHEA, dietary ingredients that were marketed in the United States before October 15, 1994 may be used in dietary supplements without notifying the FDA. However, a "new" dietary ingredient (a dietary ingredient that was not marketed in the United States before October 15, 1994) must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been "present in the food supply as an article used for food" without being "chemically altered." A new dietary ingredient notification must provide the FDA with evidence of a "history of use or other evidence of safety" establishing that use of the dietary ingredient "will reasonably be expected to be safe." A new dietary ingredient notification must be submitted to the FDA at least 75 days before the initial marketing of the new dietary ingredient. There can be no assurance that the FDA will accept the evidence of safety for any new dietary ingredients that we may want to market, and the FDA's refusal to accept such evidence could prevent the marketing of such dietary ingredients. The FDA has recently published guidance for the industry to attempt to clarify the FDA's interpretation of the new dietary ingredient notification requirements, and this guidance raises new challenges to the development of new dietary ingredients. In addition, increased FDA enforcement could lead the FDA to challenge dietary ingredients already on the market as "illegal" under the FDCA because of the failure to submit a new dietary ingredient notification.

        The FDA generally prohibits the use in labeling for a dietary supplement of any "disease claim," correlating use of the product with a decreased risk of disease, unless the claim is specifically pre-approved or authorized by the FDA. DSHEA permits "statements of nutritional support" to be included in labeling for dietary supplements without FDA pre-approval. Such statements may describe how a particular dietary ingredient affects the structure, function or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function or well-being (but may not state that a dietary supplement will diagnose, cure, mitigate, treat, or prevent a disease). FDA deems internet materials as labeling in most cases, so our internet materials must comply with FDA requirements and could be the subject of regulatory action if the FDA, or the FTC reviewing the materials as advertising, considers the materials false or misleading. A company that uses a statement of nutritional support in labeling must possess evidence substantiating that the statement is truthful and not misleading. FTC has recently imposed extremely stringent claim-specific substantiation standards on certain dietary supplement manufacturers, to settle charges that they deceptively advertised their supplements' efficacy. When such a claim is made on labels, we must disclose on the label that the FDA has not "evaluated" the statement, disclose that the product is not intended for use for a disease, and notify the FDA about our use of the statement within 30 days of marketing the product. However, there can be no assurance that the FDA will not determine that a particular statement of nutritional support that we want to use is an "unauthorized health or disease claim" or an unauthorized version of a "health claim." Such a determination might prevent us from using the claim.

        In addition, DSHEA provides that certain so-called "third-party literature," such as a reprint of a peer-reviewed scientific publication linking a particular dietary ingredient with health benefits, may be used "in connection with the sale of a dietary supplement to consumers" without the literature being subject to regulation as labeling. Such literature must not be, among other things, false or misleading; the literature may not promote a particular manufacturer or brand of dietary supplement; and the literature must present a balanced view of the available scientific information on the subject matter. There can be no assurance, however, that all third-party literature that we would like to disseminate in connection with our products will satisfy these requirements, and failure to satisfy all requirements could prevent use of the literature or subject the product involved to regulation as an unapproved drug.

        As authorized by DSHEA, the FDA adopted GMPs specifically for dietary supplements, which became effective in June 2008. These GMP regulations are more detailed than the GMPs that previously applied to dietary supplements and require, among other things, dietary supplements to be prepared, packaged and held in compliance with specific rules, and require quality control provisions similar to those in the GMP regulations for drugs. We believe our manufacturing and distribution practices comply with these new rules.

        We also must comply with the Dietary Supplement and Nonprescription Drug Consumer Protection Act (the "AER Act"), which became effective in December 2007. The AER Act amended the FDCA to require that manufacturers, packers, and distributors of dietary supplements report serious adverse events (as defined in the AER Act) to the FDA within specific time periods. We believe we are in compliance with the AER Act.

        The FDA has broad authority to enforce the provisions of the FDCA applicable to foods, dietary supplements and cosmetics, including powers to issue a public "warning letter" to a company, to publicize information about illegal products, to request a voluntary recall of illegal products from the market, and to request the Department of Justice to initiate a seizure action, an injunction action, or a criminal prosecution in the U.S. courts. The FTC exercises jurisdiction over the advertising of foods, dietary supplements and cosmetics. In recent years, the FTC has instituted numerous enforcement actions against dietary supplement companies for failure to adequately substantiate claims made in advertising, or for the use of false or misleading advertising claims. These enforcement actions have often resulted in consent decrees and the payment of civil penalties, restitution, or both, by the companies involved. We currently are subject to FTC consent decrees resulting from past advertising claims for certain of our products. As a result, we are required to maintain compliance with these decrees and are subject to an injunction and substantial civil monetary penalties if we should fail to comply. We also are subject to consent judgments under the Safe Drinking Water and Toxic Enforcement Act of 1986 ("Proposition 65"). Further, the USPS has issued cease and desist orders against certain mail order advertising claims made by dietary supplement manufacturers, including us, and we are required to maintain compliance with the orders applicable to us, subject to civil monetary penalties for any noncompliance. Violations of these orders could result in substantial monetary penalties. These civil penalty actions could have a material adverse effect on our consolidated financial position, results of operations and cash flows.

        In October 2009, the FTC issued new Guides Concerning the Use of Endorsements and Testimonials in Advertising ("Endorsement Guides"). These Endorsement Guides significantly extend the scope of potential liability associated with the use of testimonials, endorsements, and new media methods, such as blogging, in advertising. As of December 1, 2009, the effective date of the Endorsement Guides, advertisements with testimonials claiming specific results usually will be interpreted to mean that the endorser's experience is what others can expect, regardless of disclaimers like "results may vary." Therefore, advertisers are required either to substantiate that the experiences conveyed by testimonials or endorsements represent typical consumer experiences with the advertised product, or clearly and conspicuously disclose the typical consumer experience with the advertised product and have substantiation for that. In most instances, this will require us to possess "competent and reliable scientific evidence" to substantiate the endorser representations. Under the Endorsement Guides, advertisers also may be liable for statements made by consumers in the context of "new media," including blogs, depending on the relationship between the consumer and the advertiser, and any material connection between them must be disclosed. Although an advertiser's control over the consumer's comments will be relevant to a determination regarding liability for false or misleading statements, it will not necessarily be dispositive.

        In October 2012, the FTC announced revisions to its Guides For The Use Of Environmental Marketing Claims ("Green Guides"). These Green Guides are intended to assist advertisers in avoiding the dissemination of false or deceptive environmental claims for their products. The latest revisions to the Green Guides include new guidance regarding advertisers' use of product certifications and seals of approval, "renewable energy" claims, "renewable materials" claims, and "carbon offset" claims. Many of these provisions instruct advertisers to specify and qualify environmental claims even more extensively than previously required. The FTC simultaneously has reminded advertisers that environmental claims inconsistent with the Green Guides may trigger FTC challenge. In addition, although these Green Guides do not themselves have the force of law and are not independently enforceable, violations of them might give rise not only to FTC scrutiny but also to actions under state consumer fraud statutes.

        We also are subject to regulation under various state and local laws that include provisions governing, among other things, the registration, formulation, manufacturing, packaging, labeling, advertising and distribution of foods, dietary supplements and cosmetics.

        In addition, from time to time in the future, we may become subject to additional laws or regulations administered by the FDA or by other federal, state, local or foreign regulatory authorities, to the repeal of laws or regulations that we consider favorable, such as DSHEA, or to more stringent interpretations of current laws or regulations. We believe that the dietary supplement industry is likely to face a more aggressive enforcement environment in the future even in the absence of new regulation. We cannot predict the nature of future laws, regulations, repeals or interpretations, and we cannot predict what effect additional governmental regulation, when and if it occurs, would have on our business in the future. Such developments, however, could require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, additional personnel, or other new requirements. Any such development could have a material adverse effect on our consolidated financial position, results of operations and cash flows.

  European Union

        In the European Union ("EU"), the EU Commission is responsible for developing legislation to regulate foodstuffs and medicines. Although the government of each member state may implement legislation governing these products, national legislation must be compatible with, and cannot be more restrictive than, European requirements. Each member state is responsible for its enforcement of the provisions of European and national legislation.

        In July 2002, the EU published in its Official Journal the final text of a Supplements Directive, which became effective in the EU at that time and which sets out a process and timetable by which the member states must bring their domestic legislation in line with its provisions. The Supplements Directive seeks to harmonize the regulation of the composition, labeling and marketing of food supplements (at this stage only vitamins and minerals) throughout the EU. It does this by specifying what nutrients and nutrient sources may be used (and by interpretation the rest which may not), and the labeling and other information which must be provided on packaging. In addition, the Supplements Directive is intended to regulate the levels at which these nutrients may be present in a supplement. These maximum permitted levels are still to be announced.

        By harmonizing member state legislation, the Supplements Directive should provide opportunities for businesses to market one product or a range of products to a larger number of potential customers without having to reformulate or repackage it. This development may lead to some liberalizing of the more restrictive regimes in Europe, providing new business opportunities. Conversely, however, it may limit the range of nutrients and nutrient sources substantially, and eventually the potencies at which some nutrients may be marketed by us in the more liberal countries in Europe, such as the United Kingdom, which may lead to some reformulation costs and loss of some specialty products.

        In April 2004, the EU published the Herbal Products Directive which requires traditional herbal medicines to be registered in each member state in which they are intended to be marketed. A registration requires a product be manufactured to pharmaceutical GMP standards; however, generally, there is no need to demonstrate efficacy, provided that the product is safe, is manufactured to high standards, and has a history of supply on the market for 30 years, 15 years of which must be in the EU. The Herbal Products Directive is intended to provide a safe harbor in EU law for a number of categories of herbal remedies, which may otherwise be found to fall outside EU law. However, it does not provide a mechanism for new product development, and would entail some compliance costs in registering the many herbal products already on the market. Full compliance was required by April 2011.

        In December 2006, the EU published the Nutrition and Health Claim Regulation to apply from July 1, 2007. This regulation controls nutrition and health claims by means of lists of authorized claims that can be made in advertising, labeling and presentation of all foods, including food supplements, together with the criteria a product must meet to use them. Since December 14, 2012, except in respect of botanical products which will be considered separately, only permitted lists of health claims produced by the European Food Safety Authority and approved by the European Commission can be used.

        Additional European legislation is being developed to regulate sports nutrition products, including the composition of such products. In particular, such legislation could restrict the type of nutrients we may use in our products. Legislation introducing maximum permitted levels for nutrients in fortified foods is also under discussion together with legislation introducing a positive list for enzymes. These proposals, if implemented, could require us to reformulate our existing products. Also, proposals to amend medicine legislation will impact traditional herbal medicines and introduce new requirements, such as Braille labeling, which may lead to higher associated costs.

  United Kingdom

        In the United Kingdom, the two main pieces of legislation that affect the operations of Holland & Barrett and GNC (UK) are the Medicines Act 1968, which regulates the licensing and sale of medicines, and the Food Safety Act 1990, which provides for the safety of food products. A large volume of secondary legislation in the form of Statutory Instruments adds detail to the main provisions of these Acts, governing composition, packaging, labeling and advertising of products.

        In the United Kingdom regulatory system, a product intended to be taken orally will fall within either the category of food or the category of medicine. There is currently no special category of dietary supplement as provided for in the United States by DSHEA. Some products which are intended to be applied externally, for example creams and ointments, may be classified as medicines and others as cosmetics.

        The Medicines and Healthcare Products Regulatory Agency ("MHRA"), an executive agency of the Department of Health, has responsibility for the implementation and enforcement of the Medicines Act 1968 and the Herbal Products Directive, and is the licensing authority for medicinal products. The MHRA directly employs enforcement officers from a wide range of backgrounds, including the police, and with a wide range of skills, including information technology. However, the MHRA still relies heavily on competitor complaints to identify non-compliant products. The MHRA decides whether a product is a medicine or not and, if so, considers whether it can be licensed. It determines the status of a product by considering whether it is medicinal by "presentation" or by "function."

        The FSA deals with legislation, policy and oversight of food products, with enforcement action in most situations being handled by local authority Trading Standards Officers. The large number of local authorities in the United Kingdom can lead to an inconsistent approach to enforcement. Unlike the MHRA, local authorities regularly purchase products and analyze them to identify issues of non-compliance. Most vitamin and mineral supplements, and some products with herbal ingredients, are considered to be food supplements and fall under general food law which requires them to be safe. Despite the differences in approaches in identifying non-compliant products, both the MHRA and local authorities can, and do, prosecute where issues of non-compliance are identified.

  Ireland

        The legislative and regulatory situation in the Republic of Ireland is similar, but not identical, to that in the United Kingdom. The Irish Medicines Board has a similar role to that of the U.K.'s MHRA and the Food Safety Authority of Ireland is analogous to the U.K.'s FSA. Ireland has brought its domestic legislation into line with the provisions of the Supplements Directive and the Herbal Products Directive. Thus, the market prospects for Ireland, in general, are similar to those outlined in the United Kingdom.

  Netherlands

        The regulatory environment in the Netherlands is similar to the United Kingdom in terms of availability of products. The Netherlands currently has the same liberal market, with no restrictions on potency of nutrients. Licensed herbal medicines are available. However, some herbal medicines are sold freely as in the United Kingdom without the need to be licensed, based on the claims made for them. The Netherlands also is more liberal regarding certain substances, for which unlicensed sales are allowed. The government department dealing with this sector is the Ministry for Health, Welfare and Sport.

        Responsibility for food safety falls to the Voedsel en Warenautoriteit (Inspectorate for Health Protection and Veterinary Public Health), which deals with all nutritional products. The Medicines Evaluation Board, which is the equivalent of the U.K.'s MHRA, is charged with responsibility for the safety of medicines which are regulated under the Supply of Medicines Act.

        The overall market prospects for the Netherlands, in general, are similar to those outlined for the United Kingdom above. Traditional herbal medicinal products that are currently on sale in the Netherlands fall within the scope of the Herbal Products Directive.

  Canada

        The product safety, quality, manufacturing, packaging, labeling, storage, importation, advertising, distribution, sale and clinical trials of natural health products ("NHPs"), prescription and non-prescription drugs, food and cosmetics are subject to regulation primarily under the federal Food and Drugs Act (Canada) (the "Canadian FDA") and associated regulations, including the Food and Drug Regulations and the Natural Health Products Regulations, and related Health Canada guidance documents and policies (collectively, the "Canadian Regulations"). In addition, NHPs and drugs are regulated under the federal Controlled Drugs and Substances Act if the product is considered a "controlled substance" or a "precursor," as defined in that statute or in related regulatory provisions.

        Health Canada is primarily responsible for administering the Canadian FDA and the Canadian Regulations.

        The Canadian FDA and Canadian Regulations also set out requirements for establishment and site licenses, market authorization for drugs and NHP licenses. Effective January 2004, each NHP must have a product license issued by Health Canada before it can be sold in Canada, subject to certain transition rules. NHPs that had a drug identification number ("DIN") under the prior regulations could continue to be sold without a license until December 31, 2009. Health Canada assigns a natural health product number ("NPN") to each NHP once Health Canada issues the license for that NHP. The Canadian Regulations require that all drugs and NHPs be manufactured, packaged, labeled, imported, distributed and stored under Canadian GMPs or the equivalent thereto, and that all premises used for manufacturing, packaging, labeling and importing drugs and NHPs have a site license (NHPs) or establishment license (drugs), which requires GMP compliance. The Canadian Regulations also set out requirements for labeling, packaging, clinical trials and adverse reaction reporting.

        Health Canada approval for drug marketing authorizations and NHP licenses can take time. The approval time for NHPs and drugs can vary depending on the product and the application or submission. For NHPs, the Canadian Regulations indicate that certain product licenses should be processed within 60 days. However, the regulations also include provisions to extend this time frame if, for example, more information is required. There can be significant delays. Health Canada has publicly acknowledged that there has been a delay in processing NHP licenses, and until August 3, 2010 the Health Canada "Compliance Policy for Natural Health Products" provided that Health Canada would focus compliance actions against those NHPs that do not have a product license submission number and that Health Canada believes pose a health risk. The policy was not to be construed as authorization to sell any NHP that does not have a product license, and Health Canada could exercise its authority to stop the sale of unlicensed NHPs, or NHP sales that otherwise fail to comply with Canadian Regulations at any time. Effective August 3, 2010, regulations to the Canadian FDA came into force which provide that each application for an NPN that is in process, that has not been disallowed and is for a product that is neither a specified restricted product nor a product that contains an ingredient that is likely to result in injury to the health of a consumer, is to be issued an exemption number. Upon the completion of certain formalities, a product license is deemed to have been issued for a product with an exemption number and such license remains in effect until the associated application is processed. These regulations will automatically be repealed 30 months after they came into force. If Health Canada refuses to issue a product license, the NHP can no longer be sold in Canada unless and until Health Canada issues such a license. We have adopted a compliance strategy to adhere to these new regulations and to Health Canada's policies.

        The unprocessed product license application regulations will no longer be in effect as of February 2013 and no new Exemption Numbers (ENs) for NHPs will be issued. Health Canada will be transitioning toward the requirement that all NHPs sold in Canada have natural product numbers (NPNs) or Homeopathic Medicine Number (DIN-HM) on the label.

        Health Canada has developed a transition plan that provides time for companies to make necessary adjustments to business practices and/or phase out products that are not in compliance. There will be an 18 month transition period starting March 1, 2013, that is further broken down into two 9-month phases, after which no products that do not have a NPN or a DIN-HM can be sold.

        The Canadian FDA and Canadian Regulations, among other things, govern the manufacture, formulation, packaging, labeling, advertising and sale of NHPs and drugs, and regulate what may be represented on labels and in promotional materials regarding the claimed properties of products. The Canadian Regulations also require NHPs and drugs sold in Canada to affix a label showing specified information, such as the proper and common name of the medicinal and non-medicinal ingredients and their source, the name and address of the manufacturer/product license holder, its lot number, adequate directions for use, a quantitative list of its medical ingredients and its expiration date. In addition, the Canadian Regulations require labeling to bear evidence of the marketing authorization as evidenced by the designation DIN, drug identification number-homeopathic medicine ("DIN-HM") or NPN, followed by an eight-digit number assigned to the product and issued by Health Canada.

        Health Canada can perform routine and unannounced inspections of companies in the industry to ensure compliance with the Canadian Regulations. The overall risk factors and market prospects for Canada, in general, are similar to those in the United States, as outlined above. Health Canada can suspend or revoke licenses for lack of compliance. In addition, if Health Canada perceives a product to present an unacceptable level of risk, it can also impose fines and jail terms.

        The advertising of drugs and NHPs in Canada also is regulated under the misleading advertising and deceptive marketing practices of the Competition Act (Canada), a federal statute. The labeling of products also may be regulated under the federal Consumer Packaging and Labelling Act (Canada) and also under certain provincial statutes. Both the Competition Act and the Consumer Packaging and Labelling Act (except in respect of food products) are administered by the federal Competition Bureau. See "Risk Factors—Risks Relating to Our Business—Complying with new and existing government regulation, both in the United States and abroad, could increase our costs significantly, reduce our growth prospects and adversely affect our financial results," for additional information.

  China

        In China, the packaging, labeling, importation, advertising, distribution and sale of our products are primarily subject to the Food Safety Law, the Imported and Exported Goods Inspection Law, the Product Quality Law, the Law on the Protection of Consumer Rights and Interests and the Advertising Law, as well as various administrative regulations, rules, orders and policies issued by the national and local government agencies regarding food regulation including the Regulations on Implementation of Food Safety Law, Regulatory Measures on Labeling of Imported & Exported Foods, General Standards for the Labeling of Prepackaged Foods For Special Dietary Uses, Guidelines for Labeling Inspection of Imported & Exported Foods, Regulations on Food Advertising, Health Food Regulations, Health Food Registration Regulations, Regulatory Measures on Health Food Advertising (collectively "PRC Food Regulations").

        Currently, the Ministry of Health ("MOH"), the General Administration of Quality Supervision, Inspection and Quarantine ("AQSIQ"), the Safe Food and Drug Administration ("SFDA"), the State Administration for Industry and Commerce ("SAIC") and their local counterparts have the power and responsibility for the implementation and enforcement of the PRC Food Regulations. In particular, the MOH is responsible for enacting food safety standards, publishing food safety information and coordinating with other agencies to handle major food safety accidents. The AQSIQ (mostly through its local counterparts) is responsible for inspection and regulation of the imported food as well as quality inspection and control. The SAIC (mostly through its local counterparts) is responsible for regulating the advertising of food. The SFDA (together with its local counterparts) is responsible for examination and approval of the registration, labeling, advertising and supervision of health food (including imported health food).

        The PRC Food Regulations require that imported food conform to the national food safety standards and be subject to inspection by the AQSIQ and its local counterparts. After passing the inspection and obtaining a sanitation registration certificate issued by the AQSIQ or its local counterparts, food products can be imported into China and then distributed in the China market.

        The PRC Food Regulations also require packaging for food imported into China to have labels and instructions in Chinese showing specific information, such as the name, list of ingredients and quantitative labeling of ingredients, energy and nutrients, place of origin, name and address of the domestic importer or distributor, production date, date of minimum durability, storage instructions, instructions for use and target population group, but any claims as to prevention, alleviation, treatment or cure of a disease or use of a drug's name implying the treatment and functional effects must not appear in the labeling.

        China currently is implementing a stricter inspection system for health food. To the extent that some of our products may be deemed as health food, we may have to comply with the special regulations and rules applicable to health food. For example, in addition to AQSIQ's inspection and labeling requirement, the PRC Food Regulations could require us to apply for registration of health foods with the SFDA and obtain a Health Food Import Approval Certificate. Furthermore, advertisement about any health food will be reviewed and approved by the SFDA before placement or publication.

        The AQSIQ, the SAIC, the SFDA, the Ministry of Commerce ("MOC") and their local counterparts can perform routine and unannounced inspections of importers and distributors in the food industry to ensure compliance with the PRC Food Regulations. In recent years, these government agencies have jointly taken numerous inspection and enforcement actions to deal with illegal practices in the food market and promote sound development of food industry in China. The enforcement actions have often resulted in correction orders, monetary penalties, revocation of business licenses or approval certificates, or suspension of import decision imposed by such agencies for non-compliance.

        The regulatory environment in China is becoming more stringent. We believe that the food industry is likely to face a more aggressive enforcement environment in the future, which could result in additional product testing and approval requirements, additional record-keeping requirements, additional or different labeling standards, recalls or discontinuance of certain products, and other new standards and requirements, which could negatively affect our consolidated financial position, results of operation and cash flows.

Environmental Regulation

        Our facilities and operations, in common with those of similar industries making similar products, are subject to many federal, state, provincial and local requirements, rules and regulations relating to the protection of the environment and of human health and safety, including regulating the discharge of materials into the environment. We continually examine ways to reduce our emissions and minimize waste and limit our exposure to any liabilities, as well as decrease costs related to environmental compliance. Costs to comply with current and anticipated environmental requirements, rules and regulations and any estimated capital expenditures for environmental control facilities are not anticipated to be material when compared with overall costs and capital expenditures. Accordingly, we do not anticipate that such costs will have a material effect on our financial position, results of operations, cash flows or competitive position.

International Operations

        We market nutritional supplement products through subsidiaries, distributors, retailers and direct mail in approximately 90 countries throughout Europe, the Middle East, Africa, Central America, North America, South America, Asia, the Caribbean islands and the Pacific Rim countries.

        We conduct our international operations to conform to local variations, economic realities, market customs, consumer habits and regulatory environments. We modify our products (including labeling of such products) and our distribution and marketing programs in response to local and foreign legal requirements and customer preferences.

        Our international operations are subject to many of the same risks our domestic operations face. These include competition and the strength of the relevant economy. In addition, international operations are subject to certain risks inherent in conducting business abroad, including foreign regulatory restrictions, fluctuations in monetary exchange rates, import-export controls and the economic and political policies of foreign governments. Government regulations in foreign countries may prevent or delay the introduction, or require the reformulation, of certain of our products. Compliance with such foreign governmental regulations is generally the responsibility of our distributors in those countries. These distributors are independent contractors whom we do not control. The importance of these risks increases as our international operations grow and expand. Foreign currency fluctuations, and, more particularly, changes in the value of the British pound, the euro, the Canadian dollar and the Chinese yuan as compared to the U.S. dollar, affect virtually all our international operations.

        See "Management's Discussion and Analysis of Financial Condition and Results of Operations," for additional information regarding the geographic areas in which we conduct our business and the effect of foreign currency exchange rates on our operations.

Trademarks and Patents

  General

        We own trademarks registered with the U.S. Patent and Trademark Office (the "PTO") and many foreign jurisdictions for our Nature's Bounty®, Body Fortress®, Balance Bar®, Pure Protein®, Ester-C®, Solgar®, MET-Rx®, American Health®, Osteo Bi-Flex®, Sundown®, Worldwide Sport Nutrition®, Puritan's Pride®, Holland & Barrett®, Vitamin World® and Leiner® trademarks, among others, and with the appropriate United Kingdom, EU, Benelux, Canadian and Irish authorities for our Holland & Barrett®, De Tuinen®, SISU® and Nature's Way® trademarks, respectively, among others. We have an exclusive license to use the GNC mark in the United Kingdom. Our policy is to pursue registrations for all trademarks associated with our key products. U.S. registered trademarks have a perpetual life, as do trademarks in most other jurisdictions, as long as they are renewed on a timely basis and used properly as trademarks, subject to the rights of third parties to seek cancellation of the trademarks. We regard our trademarks and other proprietary rights as valuable assets and believe they have significant value in marketing our products. We hold U.S. and foreign patents on inventions embodied in certain products, including Ester-C® products.

        We have developed many brand names, trademarks and other intellectual property for products in all areas. We consider the overall protection of our patent, trademark, license and other intellectual property rights to be paramount. As such, we vigorously protect these rights against infringement. We have approximately 2,400 trademark registrations and applications with the PTO or foreign trademark offices.

        We hold approximately 50 patents and patent applications, in the United States and in certain other countries, most of which relate to Ester-C®. We also are prosecuting a patent application on Ester-C® compositions in the E.U. U.S. patents for Ester-C® expire June 2019. Most foreign patents for Ester-C® products expire between February 2019 and June 2021, with a large number of foreign patents expiring in 2019.

  Canada

        Each of our Solgar, Vita Health, Nature's Bounty, MET-Rx and SISU subsidiaries owns the trademarks registered in Canada for its respective brand.

  United Kingdom/Ireland

        Our Holland & Barrett subsidiary owns trademarks registered in the United Kingdom and in the EU for its Holland & Barrett® trademark, and has rights to use other names essential to its business. NBTY Europe Limited uses GNC trademarks under an exclusive license in the United Kingdom and these trademarks are considered essential to the business. Our Nature's Way subsidiary owns the Nature's Way® trademarks in Ireland. One of our Solgar subsidiaries owns trademarks in the United Kingdom and in the EU.

  Netherlands

        Our De Tuinen subsidiary owns trademarks registered in the Benelux Office for Intellectual Property, and Community Trademarks, which are in force throughout the EU, for its De Tuinen® trademarks.

  China

        We own trademark applications and registrations for most of our material trademarks, which are filed with the Chinese Trademark Office. We also own patents for Ester-C® compositions, issued by the Chinese Patent Office.

Raw Materials

        In fiscal 2012, we spent approximately $757 million on raw materials (approximately $680 million domestically), excluding packaging and similar product materials. The principal raw materials required in our operations are vitamins, minerals, herbs and gelatin. We purchased the majority of our vitamins, minerals and herbs from raw material manufacturers and distributors in Asia, Europe, North America and South America. We believe that there are adequate sources of supply for all our principal raw materials, and in general we maintain two to three suppliers for many of our raw materials. From time to time, weather or unpredictable fluctuations in the supply and demand may affect price, quantity, availability or selection of raw materials. We believe that our strong relationships with our suppliers yield high quality, competitive pricing and overall good service to our customers. Although we cannot be sure that our sources of supply for our principal raw materials will be adequate in all circumstances, we believe that we can develop alternate sources in a timely and cost effective manner if our current sources become inadequate. During fiscal 2012, no one supplier accounted for more than 10% of our raw material purchases. Due to the availability of numerous alternative suppliers, we do not believe that the loss of any single supplier would have a material adverse effect on our consolidated financial condition or results of operations.

        For a description of the impact of seasonality on our financial performance, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Seasonality."

  Properties

        United States.    As of December 31, 2012, we owned a total of approximately 2.5 million square feet, and lease approximately 1.9 million square feet, of administrative, manufacturing, warehouse and distribution space in various locations in the United States and its territories. In addition, as of December 31, 2012, we operated 426 Vitamin World retail locations in 43 states in the United States, Guam, Puerto Rico and the Virgin Islands. Generally, we lease retail properties for five to ten years at varying annual base rents and percentage rents. The Vitamin World retail stores have an average of approximately 1,230 square feet.

        UK/Ireland.    As of December 31, 2012, Holland & Barrett owned a 270,000 square foot administrative and distribution facility and a 133,220 square foot manufacturing facility in Burton, United Kingdom. Holland & Barrett owns a 30,000 square foot administrative facility in Nuneaton, United Kingdom. Solgar leased 50,000 square feet of administrative and distribution space in Tring, United Kingdom. As of December 31, 2012, we leased all but one of our 758 Holland & Barrett, GNC (UK) and Nature's Way retail stores for varying terms, at varying annual base rents. 46 Holland & Barrett, 4 GNC (UK) and 14 Nature's Way stores are subject to percentage rents. As of December 31, 2012, Holland & Barrett stores have an average of approximately 981 square feet, Nature's Way stores have an average of approximately 873 square feet and the GNC (UK) stores have an average of approximately 865 square feet.

        Netherlands.    As of December 31, 2012, De Tuinen leased a 64,600 square foot administrative and distribution facility in Beverwijk. At December 31, 2012, De Tuinen leased locations for 115 retail stores on varying terms at varying annual base rents. Of these, 106 are operated as company stores and 9 are sub-leased to, and operated by, franchisees and an additional franchisee operated on a lease directly from a third party landlord. No De Tuinen store is subject to percentage rents. De Tuinen stores are an average of approximately 1,439 square feet.

        Canada.    As of December 31, 2012, Vita Health owned a 185,000 square foot manufacturing, packaging, distribution and administration building in Winnipeg, Manitoba. Vita Health also leased a 52,000 square foot distribution facility in Winnipeg, Manitoba. SISU leases a 19,200 square foot administrative, distribution and warehouse facility in Burnaby, British Columbia.

        China.    As of December 31, 2012, our subsidiary, Ultimate Biopharma (Zhongshan) Corporation ("Ultimate") owned a 50,000 square foot facility in Zhongshan, China for manufacturing softgel capsules and for administrative offices and 20.5 acres of vacant land adjacent to the manufacturing facility. In addition, Ultimate leased 11,300 square feet of dormitory space and 4,800 square feet of warehouse space in Zhongshan City. Also, one of our subsidiaries leased 67,800 square feet of warehouse space in Beijing.

        The following is a listing, as of December 31, 2012, of all material properties that we own or lease (excluding retail locations, de minimis locations with less than 4,000 square feet and temporary storage facilities leased for less than six months). We are required to pay real estate taxes and maintenance costs relating to most of our leased properties. All our segments benefit from the use of our material properties.

Owned Properties

Location	Type of Facility	Approximate Square Feet
United States:
Prescott, AZ	Manufacturing	65,000
Boca Raton, FL(1)	Administration	58,000
Boca Raton, FL	Manufacturing	84,000
Boca Raton, FL	Distribution	100,000
Deerfield Beach, FL	Packaging	157,000
Pompano Beach, FL	Warehousing	62,000
Carbondale, IL(2)	Retail Store	77,000
Carbondale, IL	Administration	15,000
Murphysboro, IL	Storage	62,000
South Plainfield, NJ	Administration & Manufacturing	68,000
Bayport, NY	Storage	12,000
Bayport, NY	Manufacturing	161,500
Bohemia, NY	Administration, Manufacturing & Packaging	169,000
Bohemia, NY	Manufacturing	80,000
Bohemia, NY	Manufacturing & Packaging	75,000
Bohemia, NY	IT	42,000
Holbrook, NY	Administration & Distribution	230,000
Holbrook, NY	Packaging & Engineering	108,000
N. Amityville, NY	Manufacturing	48,300
N. Amityville, NY(3)	Manufacturing	66,000
Ronkonkoma, NY	Administration	110,000
Wilson, NC	Manufacturing	125,000
Hazleton, PA	Distribution	413,600
San Antonio, TX(4)	Manufacturing	110,000
Canada:
Winnipeg, Manitoba	Manufacturing, Packaging, Distribution & Administration	185,000
China:
Zhongshan	Manufacturing & Packaging	50,000
Zhongshan	Vacant Land—approx. 20.5 acres
United Kingdom:
Burton	Administration & Distribution	270,000
Burton	Manufacturing	133,200
Nuneaton	Administration	30,000

	Total approximate square feet owned	3,166,600

(1)
We currently lease several small offices in this building on a short-term basis to unaffiliated tenants.

(2)
The distribution portion of this facility has been closed since the end of calendar year 2011.

(3)
The installation of mezzanines in this facility has increased the square footage by 9,000 square feet.

(4)
It is anticipated that this facility will become operational in 2013.

Leased Properties

Location	Type of Facility	Approximate Square Feet
United States:
Prescott, AZ	Warehousing (term—2015)	29,000
Bentonville, AR(1)	Sales Office (term—2017)	4,900
Anaheim, CA	Administration, Manufacturing, Packaging & Distribution (term—September 2014)	286,100
Carson, CA	Administration & Packaging (term—2014)	267,500
Carson, CA	Distribution (term—2014)	204,000
Carson, CA	Warehousing (term—April 2013)	150,400
Garden Grove, CA	Manufacturing & Packaging (term—December 2016)	140,000
Garden Grove, CA	Warehousing (term—June 2013)	54,000
Valencia, CA(2)	Manufacturing (term—May 2013)	20,500
Valencia, CA(2)	Manufacturing (term—May 2013)	32,000
Naples, FL	Manufacturing (term—February 2014)	14,700
Naples, FL	Manufacturing (term—February 2016)	7,000
Naples, FL	Manufacturing (term—February 2016)	18,000
Naples, FL	Manufacturing (term—February 2016)	5,000
Sparks, NV	Distribution (term—2014)	201,300
Leonia, NJ	Administration & Manufacturing (term—July 2016)	49,500
Leonia, NJ	Manufacturing & Warehousing (term—2016)	18,500
Lyndhurst, NJ	Administration, Packaging & Distribution (term—2014)	130,000
South Plainfield, NJ	Packaging (term—May 2013)	40,000
Bohemia, NY	Administration & Warehousing (term—2020)	110,000
Ronkonkoma, NY	Warehousing (term—November 2013)	83,600
Ronkonkoma, NY	Warehousing (term—2014)	75,000
Valhalla, NY	Administration (term-September 2013)	4,500
Canada:
Burnaby, British Columbia	Administration, Warehousing & Distribution (term—2017)	19,200
Winnipeg, Manitoba	Warehousing & Administration (term—2017)	52,000
China:
Beijing	Offices (term—2014)	7,080
Beijing	Warehousing (term—2014)	67,800
Zhongshan City	Dormitory (term—January 2014)	11,300
Zhongshan City	Warehouse (term-October 2013)	4,800
United Kingdom:
Burton	Offices & Warehouse (term—2023)	43,300
Tring	Administration & Warehousing (term—2016)	25,000
Tring	Warehousing, Distribution & Offices (term—2016)	25,000
Netherlands:
Beverwijk	Administration & Distribution (term—2020)	64,600
New Zealand:
Auckland	Offices & Warehousing (term—2016)	4,800
South Africa:
Randburg	Offices & Warehousing (term—2015)	13,800
Spain:
Madrid	Administration & Distribution (term—2014)	6,500

	Total approximate square feet leased	2,290,680

	Total approximate square feet owned and leased	5,457,280

(1)
This sales office was relocated to a larger location in Bentonville.

(2)
We have ceased operations in this facility in the first quarter of fiscal 2013.

Warehousing and Distribution

        As of December 31, 2012, we had approximately 3.0 million square feet dedicated primarily to warehousing and distribution. This figure includes our facilities in Long Island, New York; Anaheim, Carson and Garden Grove, California; Lyndhurst, Leonia and South Plainfield, New Jersey; Boca Raton, Naples and Pompano Beach, Florida; Sparks, Nevada; Hazleton, Pennsylvania; Prescott, Arizona; Burton and Tring, United Kingdom; Winnipeg, Manitoba and Burnaby, British Columbia, Canada; Madrid, Spain; Randburg, South Africa; Auckland, New Zealand; Beverwijk, Netherlands and Beijing and Zhongshan City, China.

        Our direct response and e-commerce orders are handled by our domestic distribution center that is integrated with our order entry systems. Once a customer's telephone, mail or internet order is completed, our computer system forwards the order to our distribution center, where all necessary distribution and shipping documents are printed to facilitate processing. Then, the orders are prepared, picked, packed and shipped continually throughout the business day. We operate a proprietary, industry leading, automated picking and packing system for frequently shipped items. We are capable of fulfilling 16,000 direct response and e-commerce orders daily. A system of conveyors automatically routes boxes carrying merchandise throughout our primary Long Island distribution center for fulfillment of orders. Completed orders are bar-coded and scanned and the merchandise and ship date are verified and entered automatically into the customer order file for access by sales associates before shipment. We currently ship our U.S. orders primarily through the United Parcel Service, Inc., serving domestic markets. In Canada, we currently use various common carriers for shipments, and we primarily use Global Mail for international markets. Holland & Barrett uses DPD for international deliveries. Holland & Barrett and GNC (UK) use Royal Mail, the U.K. national postal service, and Hermes for deliveries in the United Kingdom, and Nature's Way uses An Post, the Irish national postal service, for deliveries in Ireland. De Tuinen uses ABC Mail for deliveries in the Netherlands.

        We currently distribute our products to our customers from distribution centers through contract and common carriers globally. In addition, we ship products overseas in pallet amounts and by container loads. We also operate additional distribution centers in Burton and Tring, United Kingdom; Madrid, Spain; Auckland, New Zealand; Randburg, South Africa, Beverwijk, Netherlands; and Beijing, China. Deliveries are made directly to Vitamin World stores once per week or once every other week, depending on the needs at various store locations. Deliveries are made directly to Company-owned and operated Holland & Barrett and GNC (UK), through Company owned trucks, and Nature's Way and De Tuinen stores, through third parties, once or twice per week, depending on each store's inventory requirements.

        All our properties are covered by all-risk and liability insurance, in amounts and on terms that we believe are customary for our industry.

        We believe that these properties, taken as a whole, are generally well-maintained, and are adequate for current and reasonably foreseeable business needs. We also believe that substantially all our properties are being utilized to a significant degree.

Legal Proceedings

Stock Purchases

        On May 11, 2010, a putative class-action, captioned John F. Hutchins v. NBTY, Inc., et al, was filed in the United States District Court, Eastern District of New York, against NBTY and certain current and former officers, claiming that the defendants made false material statements, or concealed adverse material facts, for the purpose of causing members of the class to purchase NBTY stock at allegedly artificially inflated prices. An amended complaint, seeking unspecified compensatory damages, attorneys' fees and costs, was served on February 1, 2011. The Company moved to dismiss the amended complaint on March 18, 2011 and that motion was denied on March 6, 2012. On September 28, 2012, the court set a January 22, 2013 trial date. On November 12, 2012, at a mediation, the parties reached an agreement in principle, subject to agreement on settlement documentation and court preliminary approval to settle the claims for $6 million, to be paid from insurance proceeds.

Glucosamine-Based Dietary Supplements

        Beginning in June 2011, certain putative class actions have been filed in various jurisdictions against the Company, its subsidiary Rexall Sundown, Inc. ("Rexall"), and/or other companies as to which there may be a duty to defend and indemnify, challenging the marketing of glucosamine- based dietary supplements, under various states' consumer protection statutes. The lawsuits against the Company and its subsidiaries are: Cardenas v. NBTY, Inc. and Rexall Sundown, Inc. (filed June 14, 2011) in the United States District Court for the Eastern District of California, on behalf of a putative class of California consumers seeking unspecified compensatory damages based on theories of restitution and disgorgement, plus punitive damages and injunctive relief); and Jennings v. Rexall Sundown, Inc. (filed August 22, 2011 in the United States District Court for the District of Massachusetts, on behalf of a putative class of Massachusetts consumers seeking unspecified trebled compensatory damages), as well as other cases in California and Illinois against certain wholesale customers as to which the Company may have certain indemnification obligations. The cases are in various stages of discovery, except that in one of the Illinois cases, a motion to dismiss was granted with leave to appeal. The Jennings case is trial ready for a trial of limited issues and a settlement conference is scheduled for early March 2013. Settlement discussions to resolve the cases on a national level are ongoing but the Company is unable to determine whether settlement efforts ultimately will be successful. The Company continues to dispute the allegations and intends to vigorously defend these actions. At this time, however, no determination can be made as to the ultimate outcome of the litigation or an estimate of possible loss or range of loss, if any, on the part of any of the defendants.

Claims in the Ordinary Course

        In addition to the foregoing, other regulatory inquiries, claims, suits and complaints (including product liability, false advertising, intellectual property and Proposition 65 claims) arise from time to time in the ordinary course of our business. We believe that such other inquiries, claims, suits and complaints would not have a material adverse effect on our consolidated financial condition, cash flows or results of operations, if adversely determined against us.

 MANAGEMENT

        The following table sets forth the names and ages of members of our Board of Directors (the "Board" or "Directors") and executive officers and the positions they held with us as of February 15, 2013, each of whom serves an indefinite term until his or her successor has been appointed and qualified. The Board and the management team at NBTY constitutes the board of directors and management of Holdings.

Name	Age	Position
Sandra Horbach	52	Chairman of the Board
David Bernauer	68	Director
Marco De Benedetti	50	Director
Robert Essner	65	Director
Allan Holt	60	Director
Elliot Wagner	36	Director
Jeffrey Nagel	48	Director and CEO
Michael Collins	49	CFO
Harvey Kamil	69	Vice Chairman
Joseph Looney	55	Chief Accounting Officer, Vice President—Finance
Christopher Brennan	41	Senior Vice President—General Counsel and Corporate Secretary
James Flaherty	56	Senior Vice President—Marketing and Advertising
Karla Packer	53	Senior Vice President—Human Resources
Glenn Schneider	43	President—Global Wholesale
Katia Facchetti	49	Chief Marketing Officer
Bernard O'Keefe	59	Chief Supply Chain Officer

Sandra Horbach

        Sandra Horbach has served as a member of our Board since October 2010 and Chairman of the Board since May 2011. She is a Managing Director of The Carlyle Group, where she focuses on U.S. buyout investment opportunities in the consumer and retail industries and serves as head of the Global Consumer and Retail team. She currently serves on the Board of Directors of Dunkin' Brands and CVC Brasil Operadora e Agencia de Viagens S.A. Ms. Horbach is a member of the Board of Trustees and Chairs the Investment Committee at Rockefeller University, is a member of the Stanford Business School Advisory Council, and serves on the Board of Trustees of The Chapin School in New York. Before joining Carlyle, Ms. Horbach spent 18 years at Forstmann Little, a private investment firm. She also spent two years in the mergers and acquisition department of Morgan Stanley. Ms. Horbach received her Masters in Business Administration from the Stanford University Graduate School of Business and her Bachelor of Arts from Wellesley College. This experience, in particular her extensive experience in the retail and consumer industries, and her experience on other boards, led to the conclusion that Ms. Horbach should serve as a Director.

David Bernauer

        David Bernauer has served as a member of our Board since February 2011. He is the retired Chairman and Chief Executive Officer of Walgreen Co. He previously served as Chairman of Walgreen from July 2006 until July 2007. From 2003 until July 2006, Mr. Bernauer served as Chairman and Chief Executive Officer of Walgreen. From 2002 to 2003, he served as President and Chief Executive Officer of Walgreen; from 1999 to 2002 as President and Chief Operating Officer of Walgreen; and he has served in various management positions, with increasing areas of responsibility at Walgreen since 1966. Currently, he also is a Director of Lowe's Companies, Inc. Mr. Bernauer also served on the Board of Office Depot, Inc. from 2004 to April 2011.This experience, including his prior executive and other leadership roles at a major national retailer, led to the conclusion that Mr. Bernauer should serve as a Director.

Marco De Benedetti

        Marco De Benedetti has served as a member of our Board since October 2010. He is a Partner and Managing Director of The Carlyle Group and Co-Head of its Europe buyout team. He is based in Milan, Italy. Mr. De Benedetti serves on the Board of Directors of Cofide S.p.A (since 1994), Moncler (since 2008) and Commscope (since 2010), Twin-Set Simona Barbier (since 2012), Zodiac Marine & Pool (since 2013) as well as Save the Children Italia. Before joining Carlyle, Mr. De Benedetti was the Chief Executive Officer of Telecom Italia. Mr. De Benedetti was the Chief Executive Officer of Telecom Italia Mobile from 1999 until its merger with Telecom Italia. Previously, Mr. De Benedetti was the Chairman of Infostrada, the main alternative fixed-line carrier for voice services and internet access in Italy, and Chief Executive Officer of Olivetti Telemedia, the telecommunications and multimedia business of the Olivetti Group. Between 1987 and 1989, Mr. De Benedetti worked for Wasserstein, Perrella & Co. in New York. In 1990, he joined the Olivetti Group as Assistant to the Chief Executive Officer of Olivetti Systems and Networks, and he was later appointed as Group Director of Marketing and Services. In 1992, he was appointed General Manager of Olivetti Portugal. Mr. De Benedetti received his Bachelor's degree in history and economics from Wesleyan University and his Masters in Business Administration from the Wharton School at the University of Pennsylvania. This experience, in particular his extensive executive and business management experience, led to the conclusion that Mr. De Benedetti should serve as a Director.

Robert Essner

        Robert Essner has served as a member of our Board since February 2011. He is a Senior Advisor at The Carlyle Group focused on identifying and evaluating global investment opportunities in the healthcare sector. Mr. Essner was Chairman for Wyeth from 2003 until 2008 and Chief Executive Officer for Wyeth from 2001 until 2008. Mr. Essner worked for 32 years in the pharmaceutical industry and during that time served in many leadership roles, including Chairman of the Pharmaceutical Research and Manufacturers Association. Mr. Essner is currently a director of MassMutual. He served as Chairman of the not-for-profit Children's Health Fund Corporate Council for 13 years and is presently the Chairman of their Board of Trustees. Mr. Essner is Executive-in-Residence and Adjunct Professor at Columbia Business School, where he teaches courses in Healthcare Management. Mr. Essner received a Master's degree from the University of Chicago and a Bachelor's degree from Miami University. This experience, including his extensive background and experience in the pharmaceutical industry, led to the conclusion that Mr. Essner should serve as a Director.

Allan Holt

        Allan Holt has served as a member of our Board since October 2010. Mr. Holt, a Partner and Managing Director of The Carlyle Group, is currently a Co-head of its U.S. Buyout group. Mr. Holt is a graduate of Rutgers University and received his M.B.A. from the University of California, Berkeley. He serves on the boards of directors of Booz Allen Hamilton Holding Corporation and SS&C Technologies, Inc., the boards of managers of HCR ManorCare, LLC and HCRMC Operations, LLC, as well as on the non-profit boards of directors of The Barker Foundation Endowment Fund, The Hillside Foundation, Inc., The National Children's Museum and The Smithsonian National Air and Space Museum. Mr. Holt also served on the boards of directors of Aviall, Inc. (from 2001 to 2006), Sequa Corporation (2007 until February 2011) and Vought Aircraft Industries, Inc. (from 2000 to June 2010). This experience, including his extensive experience in finance and his experience on other boards, led to the conclusion that Mr. Holt should serve as a Director.

Elliot Wagner

        Elliot Wagner has served as a member of our Board since October 2010. He is a Managing Director of The Carlyle Group, where he focuses on U.S. buyout opportunities in the consumer and retail sector. From 2000 to 2008, Mr. Wagner was a member of Carlyle's Global Aerospace, Defense, and Government/Business Services team. Before joining Carlyle in 2000, Mr. Wagner was with Lehman Brothers Inc., focusing on mergers, acquisitions and financings for aerospace, defense, consumer and technology companies. Mr. Wagner received his Bachelor of Science degree from Cornell University, where he currently serves on the Advisory Council of the Dyson School of Applied Economics and Management. Mr. Wagner was a member of the board of directors and audit committee of Sequa Corporation and Wesco Aircraft Hardware Corporation. This experience, in particular his experience with companies in the retail and consumer industries, led to the conclusion that Mr. Wagner should serve as a Director.

Jeffrey Nagel

        Jeffrey Nagel has served as a member of our Board and has been our CEO since December 6, 2010. Mr. Nagel came to us from General Electric Company. During his GE career, Mr. Nagel served in a variety of leadership positions throughout the organization. In 2006, he was made a GE corporate officer and appointed as the Vice President and General Manager of GE Oil & Gas Global Services. Previously, he served as President & Chief Executive Officer of GE Inspection Technologies, General Manager of Business Development in GE Aircraft Engines and President of GE Home Electric Products. Mr. Nagel joined GE in 1997 as a Manager in Business Development at GE Lighting. Before joining GE, Mr. Nagel worked at Energy Biosystems Corporation, Cannon Associates, Reid & Hostage and Strategic Planning Associates (now Mercer Management). Mr. Nagel received his Bachelor of Science and Masters in Business Administration from Carnegie Mellon. This experience led to the conclusion that Mr. Nagel should serve as a Director, so that his perspective as our CEO would be reflected in the Board's discussions.

Michael Collins

        Michael Collins became our CFO on June 13, 2011. He came to Holdings and NBTY from Sears Holdings Corporation, where he served as Chief Financial Officer since 2008. Before joining Sears, Mr. Collins served as Executive Vice President, Financial Planning & Analysis at NBC Universal from 2004 to 2008. Before joining NBC, Mr. Collins served in various roles at General Electric Company and its affiliates. Mr. Collins received his Bachelor of Science in Economics from the Wharton School of Business at the University of Pennsylvania.

Harvey Kamil

        Harvey Kamil was the President of NBTY from 2002 and CFO from 1982, when he joined NBTY. Effective June 13, 2011, Mr. Kamil stepped down as President and CFO of NBTY and became Holdings' and NBTY's Vice Chairman. Mr. Kamil taught as an adjunct professor at Suffolk County Community College for thirteen years. He serves on the Board of Directors of Council for Responsible Nutrition and on the Board of Directors of the Natural Products Association. Mr. Kamil received his Bachelor of Business Administration and Masters in Business Administration from the Baruch School of Business, City University of New York, and is a Certified Public Accountant and Certified Management Accountant.

Joseph Looney

        Joseph Looney has served as Chief Accounting Officer since September 2012 and as Vice President-Finance since joining NBTY in June 2006. Mr. Looney was the Chief Financial Officer of

EVCI Career College Holding Corp. from October 2005 to May 2006. Previously, he had been the Chief Financial Officer and Secretary of Astrex, Inc., a distributor of electronic components, since 2002. From 1996 to 2002, he was the Chief Financial Officer, V.P. of Finance and Assistant Secretary of Manchester Technologies, Inc., a network integrator and reseller of computer products. From 1984 to 1996, he was employed by the accounting firm of KPMG LLP. He is a Certified Public Accountant and has a B.A. from Queens College, City University of New York and an M.S. from Long Island University. Since 1996, Mr. Looney has also been an Adjunct Professor of Accounting and Business Law at Hofstra University.

Christopher Brennan

        Christopher Brennan has served as our Senior Vice President General Counsel since March 2012 and Corporate Secretary since January 2013. Mr. Brennan served as Senior Vice President/General Counsel at PharmaNet Development Group, Inc., a contract research organization serving the clinical research needs of large and medium sized multi-national pharmaceutical companies from 2009 to early 2012. Before joining PharmaNet, Mr. Brennan was Executive Vice President/Corporate Affairs & General Counsel at Quinnova Pharmaceuticals, Inc., a specialty pharmaceutical company with global operations. Prior to joining Quinnova in 2005, Mr. Brennan was a corporate associate at the law firms of Cravath, Swaine & Moore LLP and Dechert LLP. Mr. Brennan served as a Captain in the United States Air Force for five years prior to attending law school. He received his Bachelor of Arts and Juris Doctorate degrees from Fordham University.

James Flaherty

        James Flaherty has been the Senior Vice President/Marketing and Advertising of NBTY, Inc. since 1987. He joined NBTY in 1979 as a Marketing Manager. In his current position, he directs the in-house staff of marketing, advertising, media and graphic design professionals in the planning, creation and execution of the Company's advertising, packaging and promotional programs across all mediums. Mr. Flaherty is Vice Chair of Council for Responsible Nutrition ("CRN") and serves on its Media Relations committee. Mr. Flaherty received his Bachelor of Science degree in Business Administration and Marketing from the State University of New York at Albany.

Karla Packer

        Karla Packer has served as Senior Vice President/Human Resources since April 2011. Ms. Packer previously served as Senior Vice President of Human Resources at IMS Health Incorporated, a leading provider of market intelligence to the pharmaceutical and healthcare industries since 2007. Before joining IMS Health, Ms. Packer was Vice President of Human Resources for IAC/InteractiveCorp, a $6 billion E-Commerce entity, whose brands include Ticketmaster, Expedia and Home Shopping Network. Ms. Packer spent six years at Avon Products, where she developed human resources strategies in support of Global Marketing, Brand Development, Manufacturing, Supply Chain Strategy, and Research and Development. She started her career at IBM, where she held several positions in the areas of information technology, sales, marketing and human resources. Ms. Packer received her Bachelor of Science in Mathematics from Tufts University.

Glenn Schneider

        Glenn Schneider has been President-Global Wholesale, since August 6, 2012. He previously served as Senior Vice President-Global Wholesale from November 2011 to August 2012 and CEO of United States Nutrition, Inc., our wholly owned subsidiary, since December 2008. Before November 2011, Mr. Schneider was Senior Vice President/Assistant to the CEO (from January 2009 to November 2011). He has been involved in the Company in various aspects of marketing, advertising and product development since he joined the Company in 2000. Previously, Mr. Schneider was an owner of

Nutrition Warehouse, where he handled all aspects of sales and marketing. He joined NBTY when the company acquired Nutrition Warehouse. Mr. Schneider received his Bachelor of Science in Marketing and Management from Ithaca College.

Katia Facchetti

        Katia Facchetti has served as our Chief Marketing Officer since March 2012. Prior to joining Holdings and NBTY, Ms. Facchetti served as strategic growth consultant for Sugar Foods Corporation. Ms. Facchetti, served as the Chief Marketing Officer & Senior Vice President of Terex Corporation, a global manufacturer for construction, mining and infrastructure equipment from 2006 to 2009. Prior to joining Terex Corporation, Ms. Facchetti served as President of Fusion 5, a marketing innovation consultancy from 2000 to 2005. Prior to 2000, Ms. Facchetti held several positions in the areas of marketing at Nabisco, Inc. and Kraft/General Foods, Inc.

Bernard O'Keefe

        Bernard O'Keefe has served as our Chief Supply Chain Officer since September 2012. Mr. O'Keefe served as Vice President of Product Supply, for multiple businesses of Procter & Gamble, including Global Feminine Care, Corporate Manufacturing and Global Personal Health Care & Pharmaceuticals since 2002. Prior to 2002, Mr. O'Keefe held several positions in the areas of supply chain management within Procter & Gamble in Asia, Latin America and North America.

Director Independence and Selection

        As of February 15, 2013, our Board of Directors consists of Jeffrey Nagel and six persons associated with and appointed by Carlyle. Our Board has not made a formal determination as to whether each director is "independent" because we have no equity securities listed for trading on a national securities exchange. Because of their relationships with Carlyle or with us, however, we do not believe that any of our directors would be considered independent under the NYSE's definition of independence.

        In identifying nominees for director, consideration is given to the diversity of professional experience, education and backgrounds among the directors so that a variety of points of view are represented in Board discussions and deliberations concerning our business.

Committees of the Board of Directors

        Following the Merger, the Board has three standing committees: (i) the Audit Committee; (ii) the Compensation Committee; and (iii) the Executive Committee.

        Audit Committee.    The Audit Committee is comprised of Messrs. Bernauer and Wagner and assists the Board in its oversight of:

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  the qualifications, independence and performance of our independent accountants and the performance of our internal auditors and internal audit function;

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  the integrity of our financial statements and our financial reporting processes and systems of internal control; and

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  our compliance with legal and regulatory requirements.

        The Audit Committee provides an avenue of communication among management, the independent accountants, the internal auditors and the Board. In carrying out its responsibilities, the Audit Committee also meets with our internal audit staff and with the independent accountants in executive session, without members of management present.

        Mr. Wagner is an Audit Committee "financial expert," as defined by SEC rules, based on the experience noted in his biography above.

        Compensation Committee.    The Compensation Committee is comprised of Mr. De Benedetti and Ms. Horbach and assists the Board in:

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  developing and periodically reviewing our compensation policies, including equity and similar awards, consistent with, and linked to, our strategies;

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  evaluating the performance of our CEO and determining his compensation annually;

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  evaluating the performance and compensation of our other executive officers annually;

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  reviewing management's recommendations on executive compensation policies and programs;

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  recommending to the Board the fees of outside directors;

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  reviewing and approving new company benefit plans and amendments to existing benefit plans;

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  approving all equity-based compensation plans; and

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  reviewing benefit plan administration.

        The Compensation Committee has the authority to retain and terminate any consultants, including legal counsel, to assist it in performing its duties and to approve all fee arrangements with consultants. From time to time, the Compensation Committee may seek information and advice regarding executive compensation market practices from outside independent consultants.

        Executive Committee.    The Executive Committee is composed of Messrs. Nagel and Wagner and Ms. Horbach. Its primary function is to act on behalf of the Board during intervals between regularly scheduled meetings of the Board. The Executive Committee may exercise all powers of the Board, except as otherwise provided by law and our by-laws. The Board reviews all actions taken by the Executive Committee between Board meetings at the following Board meeting.

Code of Ethics for Senior Financial Officers

        Holdings has adopted a Code of Ethics for its Directors, officers and employees, including its senior financial officers and CEO. Holdings will provide a copy of the Code of Ethics to any person upon written request made to Christopher Brennan, our General Counsel, at Holdings' headquarters at 2100 Smithtown Avenue, Ronkonkoma, New York 11779. Holdings intends to satisfy the disclosure requirements of amendments to or waivers from a provision of the code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions by posting such information on our website, www.nbty.com. Our website and the information in or connected to our website are not incorporated by reference into this prospectus.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis (this "CD&A") describes the principles underlying our compensation policy for fiscal 2012 with respect to the individuals listed below and in the "2012 Summary Compensation Table", whom we call our "named executive officers".

    Jeffrey Nagel, Chief Executive Officer
    Michael Collins, Chief Financial Officer
    Harvey Kamil, Vice Chairman
    Hans Lindgren, Former Senior Vice President—Operations and Corporate Secretary
    Glenn Schneider, President—Global Wholesale

Overview; Compensation Philosophy and Objectives

        During fiscal 2012, the boards of directors of Holdings and NBTY, and the compensation committees of Holdings and NBTY, each comprised of the same individuals (collectively, the "Compensation Committee" or the "Committee"), oversaw our executive compensation program. The Committee designed an executive compensation program to achieve the following goals:

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  Attract and retain talented professionals by providing competitive compensation levels;

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  Align the interests of our executive officers with those of our primary shareholder through equity-based awards with long-term value; and

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  Reward our executives for their contributions to our overall performance as well as for their individual performance.

        We have no formal policies or guidelines for allocating compensation between short-term and long-term compensation. The ratio of short-term compensation to long-term compensation for each executive varies depending upon the roles and responsibilities of that executive, with generally higher proportions of long-term compensation for more senior executives. The Compensation Committee sets the compensation of the named executive officers, taking into account compensation opportunities with other companies, to reward and retain our high-performing executives.

        The Compensation Committee seeks to encourage our executives to maximize their performance to achieve our strategy and goals. As part of its compensation assessment, the Compensation Committee considers many factors to understand the compensation landscape among similarly sized companies. Although the Compensation Committee does not target specific compensations levels based upon an established group, the Compensation Committee uses external data to inform the decision-making process.

Executive Compensation Determinations for Fiscal 2012

        During fiscal 2012, total compensation for our named executive officers consisted of the following components, each discussed in more detail below:

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  base salary,

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  annual cash bonuses,

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  retirement plans, and

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  perquisites.

Role of CEO in Compensation Determinations

        Our Compensation Committee determines the nature and amount of all compensation for our executive officers. Our CEO, Jeffrey Nagel, provides recommendations to our Compensation Committee with respect to all elements of compensation for the named executive officers, except himself, and for the other executives that report to him. In addition, from time to time, at the invitation of the Compensation Committee, our CEO attends Compensation Committee meetings, except those that address his own compensation. Historically, including before the Merger, the Compensation Committee has given substantial weight to our CEO's recommendations, insights and observations. However, the Compensation Committee may modify or reject any of our CEO's recommendations.

An Overview

        During fiscal 2012, NBTY continued its transition from its prior status as a publicly held company to a privately-held company owned by Carlyle. The Compensation Committee's approach to compensation is consistent with that at other Carlyle portfolio companies, but takes into account factors particular to us, including the pre-existing compensation structure and levels of compensation and negotiations with individual executives to establish compensation levels appropriate to each executive's skills, experience and potential value to us.

        Discussed below is how the Compensation Committee determined the amount and type of compensation best suited to our goals and how the Compensation Committee believes these decisions reflect our compensation philosophy. The Compensation Committee seeks to establish competitive levels of compensation, align executive interests with those of our primary shareholder and closely link compensation to both short-term and long-term company and individual performance.

        Competitive Market/Retention of Talent.    The Compensation Committee considered the market for executive talent and attempted to set compensation at competitive levels when measured against other similarly-sized companies (based on revenue), regardless of industry. We seek to set our total compensation to be competitive with the market but does not target specific compensation levels based upon an established group.

        Company Performance.    In evaluating performance, the Compensation Committee considered our overall financial and operating performance during the period, as well as our achievement of strategic and tactical goals. The performance measures considered by the Compensation Committee have varied from year to year. In fiscal 2012, the Committee principally assessed our performance based on earnings before interest, tax, depreciation and amortization, or "EBITDA", adjusted for non-recurring and extraordinary items ("Adjusted EBITDA"). The Compensation Committee believes that Adjusted EBITDA is a useful performance metric for a portfolio company, and correlates closely with financial success and growth in equity value.

        Individual Contributions and Performance.    As discussed in further detail below, the Compensation Committee evaluated each executive's contributions to our financial and operational achievements. The Compensation Committee considered each executive's individual performance, both in terms of personal responsibilities and contributions to our goals. The Compensation Committee also considered the executive's potential for future contributions to our long-term success, and evaluated the executive's experience, management skills and leadership abilities.

Retirement Plans

        During fiscal 2012, our executive officers (including our named executive officers) participated in the same retirement plans on the same terms as provided to most of our associates. These plans consisted of the NBTY, Inc. Retirement Profit Sharing Plan (the "PSP") and the NBTY, Inc. 401(k)

Savings Plan (the "401(k) Plan"), which were merged effective June 15, 2012 to form The NBTY Retirement Plan (the "Plan"). During fiscal 2012, we made a $4,095,000 contribution to the PSP for the 2011 plan year which was allocated to eligible participants based upon their relative eligible compensation. We intend to make a contribution to the Plan after December 31, 2012, for the 2012 plan year. The profit-sharing and 401(k) matching contributions are subject to the IRC 401(a)(17) compensation limit and IRC 402(g) deferral limit, which are relatively small components of an executive's compensation, as reflected in the "All Other Compensation" column of the Summary Compensation Table below. Contributions, if any, will be allocated among participants who completed at least 1,000 hours of service in the plan year and who were employed on the last day of the plan year, based upon their relative compensation for the year. Under the terms of the Plan, we provide a matching contribution of up to 4% of the eligible compensation of each participant who has met the eligibility requirements.

Perquisites

        During fiscal 2012, we provided a limited number of perquisites to our named executive officers. One such perquisite is a life insurance arrangement under which certain executives are entitled to payments upon retirement, on or after age 65, or death. See "—Nonqualified Deferred Compensation Life Insurance Agreements". This cash value insurance program, which is similar to a defined contribution arrangement, provides an element of retirement income at reasonable annual cost to us. The cost of the fiscal 2012 company-paid premiums is reflected as compensation to each participating executive in the "All Other Compensation" column of the Summary Compensation Table.

        Each of our named executive officers is also entitled to a company-paid automobile lease. In addition, in fiscal 2012 we reimbursed Mr. Collins for expenses in connection with his relocation from Chicago to New York, in addition to a limited gross-up of taxes to minimize the associated tax liabilities.

Other Benefits

        We also offer certain benefits to substantially all employees, including our named executive officers. These include health and welfare benefits, disability and life insurance, education and tuition reimbursement and an employee assistance program.

Base Salary

        We consider base salary adjustments, if any, annually, and we determine these adjustments based upon individual performance, assumption of new responsibilities, employee retention efforts, our annual salary budget guidelines, and other factors that the Compensation Committee considers relevant, such as compensation packages that competitively sized (based on revenue) companies offer their executives. Larger annual increases may be made to higher performers and key contributors, if the overall increases are within our budgeted guidelines. We believe we must offer competitive base salaries to attract and retain high-quality executives who provide our shareholder and other stakeholders with increased value. Base salaries provide executives with a fixed level of income security, offering stability and predictability. Our executives understand that our entrepreneurial atmosphere and need for performance accountability places their employment, and not their income alone, at risk. The actual base salaries paid to all of our named executive officers during fiscal 2012 are set forth in the "Summary Compensation Table" below.

        The Compensation Committee determined that the level of base salaries was appropriate for the named executive officers and there were no base salary increases for our named executive officers in fiscal 2012.

Incentive Compensation; Annual Cash Bonuses.

        We believe that annual cash bonuses reward our executives on a short-term basis for their individual performance and contributions to our overall performance and motivate them to advance our goals on a year-over-year basis. With respect to our named executive officers, our employment agreements with Messrs. Nagel, Collins and Schneider provide for a targeted annual cash bonus of 100%, 75% and 75% of annual base salary, respectively. Messrs. Lindgren and Kamil are provided a targeted annual cash bonus of 65% and 75% of annual base salary, respectively, subject to upward or downward adjustment at the discretion of the Compensation Committee. In each case, the Compensation Committee may adjust the cash bonus amount to reflect the executive's performance.

        Under the terms of the annual bonus plan, results of at least 92.5% of the Adjusted EBITDA performance target must be achieved in order for executives to earn 62.5% of their targeted award. Achievement of 100% of the Adjusted EBITDA performance target results in an award of 100% of the targeted award. Achievement of at least 113% of the Adjusted EBITDA performance target results in an award of 200% of the targeted award. Once the achievement of the Adjusted EBITDA performance target has been determined, the Compensation Committee makes a subjective assessment of personal performance for each officer, and may adjust the award upward or downward based upon that assessment. In addition, incentive amounts paid under the performance based programs may be adjusted by the Compensation Committee to account for extraordinary transactions.

        For fiscal 2012, the company achieved $535 million or 93% of the Adjusted EBITDA performance target of $575 million. Accordingly, before factoring in the achievement of personal objectives, the executive officers achieved 65.3% of the target award. Based on the criteria discussed above, for fiscal 2012 Messrs. Nagel, Collins, Kamil, Schneider and Lindgren were awarded cash bonuses of $600,000, $360,000, $375,000, $325,000 and $225,000, respectively.

        The Compensation Committee exercised its discretion and awarded less than target but higher than calculated awards to the named executive officers in consideration of their performance that met or exceeded their multiple objectives in all but one area.

        The following table sets forth the annual cash bonuses paid to our named executive officers for fiscal 2012 performance, compared to the annual cash bonuses paid to our named executive officers for fiscal 2011 performance.

Named Executive Officer	Bonus with respect to 2011 Fiscal Year Performance ($)	Bonus with respect to 2012 Fiscal Year Performance ($)
Jeffrey Nagel	622,500	600,000
Michael Collins	149,850	360,000
Harvey Kamil	468,450	375,000
Hans Lindgren(1)	264,550	225,000
Glenn Schneider	393,750	325,000

(1)
Mr. Lindgren resigned as Senior Vice President Operations and Corporate Secretary effective January 4, 2013.

Incentive Compensation; Long-Term Compensation

        In 2011, we implemented an equity compensation program to provide our management team an opportunity to develop an ownership stake in Holdings. Because we are owned by a private equity investor, the Compensation Committee has concluded that equity awards generally will be granted based on target levels covering a multi-year period, without an expectation that an executive will receive successive annual grants. This approach more closely aligns the interests of the executive with the long-term investment horizon of our principal stockholder. For this reason, equity awards to named executive officers were granted in fiscal 2011 without further grants in fiscal 2012.

        With respect to grants made in fiscal 2011, the specific number of stock option awards for each named executive officer was based upon an assessment of that officer's strategic importance to achieving our goals and objectives for growth. The time-based portion of these awards typically vests in equal increments over five years, subject to continued employment, whereas the performance-based portion vests only upon the occurrence of a liquidity event and pre-determined performance criteria, also typically subject to continued employment.

        The Compensation Committee reserves the right to grant equity awards from time-to-time, in its discretion, to maintain the competitiveness of our compensation program and to provide incentives to high performance and long-term service by our executives.

Severance and Change in Control Benefits

        As more fully described below in the sections entitled under "Employment Agreements" and "Potential Payments upon Termination or Change in Control", Messrs. Nagel, Collins and Schneider are parties to employment agreements that each provide for certain payments and benefits upon a qualifying termination of employment, including salary continuation and a pro-rated bonus for the fiscal year of termination. In addition, our named executive officers may be eligible to receive acceleration of certain unvested equity awards in connection with a qualifying termination of employment or qualifying corporate event involving our company.

        We recently implemented the Executive Severance Pay Plan that provides a select group of key management employees who do not have employment agreements with us, including Mr. Lindgren, with a severance payment equal to 12 months of continued base salary upon a qualifying termination of employment.

Employment Agreements

        At the end of fiscal 2012, we were a party to employment agreements with Messrs. Nagel, effective December 6, 2010 (the "Nagel Agreement"), Collins, effective June 13, 2011 (the "Collins Agreement") and Schneider (effective August 6, 2012). In addition, during fiscal 2011, we were a party to an employment agreement with Mr. Kamil (the "2008 Kamil Agreement"). By letter dated May 18, 2011, NBTY and Mr. Kamil amended the 2008 Kamil Agreement, as discussed below under "—Employment Agreements—Kamil Agreements."

Employment Agreement with Jeffrey Nagel

        Effective December 6, 2010, NBTY and Holdings entered into an employment agreement with Jeffrey Nagel under which Mr. Nagel was appointed as CEO of Holdings and NBTY, as well as a member of the board of directors of each of Holdings and NBTY. The employment agreement has an initial five-year term and provides for successive one-year renewals at the expiration of each term, unless prior written notice of non-renewal by any party is provided 60 days in advance. Under the employment agreement, Mr. Nagel's initial annual base salary is $750,000. His base salary may be increased but not decreased upon periodic review by the Compensation Committee. Mr. Nagel is eligible to receive a performance-based bonus under NBTY's annual bonus program targeted at 100% of annual base salary, subject to adjustments between the range of 50% and 200% for under or over performance, as determined by the Compensation Committee.

        The employment agreement provides that if Mr. Nagel's employment is terminated by us without "cause," Mr. Nagel resigns with "good reason" (each, as defined in his employment agreement), or if the agreement is terminated due to non-extension of the term by NBTY and Holdings, then subject to his timely execution and non-revocation of a release, he will be entitled to receive an amount equal to two times his annual base salary, payable over the two-year period following his employment termination. In addition, in the event of any such termination or a termination due to his death or disability, he will receive a pro rata bonus, based on actual fiscal results, for the fiscal year in which the termination occurs. The employment agreement contains customary confidentiality provisions and non-solicitation, non-competition terms applicable to Mr. Nagel that survive for a period of two years following the termination of his employment with us.

Employment Agreement with Michael Collins

        We entered into an employment agreement, dated May 24, 2011, with Michael Collins under which Mr. Collins serves as CFO of Holdings and NBTY, beginning June 13, 2011. The agreement has an initial five-year term and provides for successive one-year renewals at the expiration of each term, unless prior written notice of non-renewal by any party is provided 60 days in advance. Under the employment agreement, Mr. Collins' initial annual base salary is $600,000. His base salary may be increased but not decreased upon periodic review by the Compensation Committee. Mr. Collins also is eligible to receive a performance-based bonus targeted at 75% of annual base salary, subject to adjustments between the range of 50% and 200% for under or over performance, as determined by the Compensation Committee. In addition, under the employment agreement Mr. Collins is entitled to the reimbursement of reasonable and necessary expenses incurred by the end of calendar year 2012 in connection with his relocation from Chicago to New York.

        The employment agreement provides that if Mr. Collins's employment is terminated by us without "cause," Mr. Collins resigns with "good reason" (each, as defined in his employment agreement), or if the agreement is terminated due to non-extension of the term by NBTY and Holdings, then subject to his timely execution and non-revocation of a release, he will be entitled to receive an amount equal to his annual base salary, payable over the one-year period following his employment termination and a pro-rata bonus for the fiscal year in which the termination occurs if his employment termination occurs after April 1st of the applicable company fiscal year. The employment agreement contains customary confidentiality provisions and non-solicitation and non-competition terms applicable to Mr. Collins that survive for a period of one year following the termination of his employment with us.

Harvey Kamil Agreement

        Under a letter agreement dated May 18, 2011, which amended an employment agreement that NBTY and Mr. Kamil entered into in 2008 (the "2008 Agreement"), Mr. Kamil will serve as Vice Chairman of Holdings and NBTY. As Vice Chairman, Mr. Kamil provides services on an as-needed basis and is entitled to receive annual compensation at an annual rate of total compensation of $624,600. The amendment also provides that the provisions of the 2008 Agreement that were intended to survive the termination of the 2008 Agreement will continue to survive according to their terms, including the non-competition and non-solicitation provisions that continue for one-year beyond the termination of Mr. Kamil's employment.

Employment Agreement with Glenn Schneider

        NBTY and Holdings entered into an employment agreement, dated August 6, 2012, with Glenn Schneider under which Mr. Schneider serves as President, Global Wholesale of Holdings and NBTY. The agreement has an initial five-year term and provides for successive one-year renewals at the expiration of each term, unless prior written notice of non-renewal by any party is provided 60 days in advance. Under the employment agreement, Mr. Schneider's initial annual base salary is $525,000. His base salary may be increased but not decreased upon periodic review by the Compensation Committee. Mr. Schneider also is eligible to receive a performance-based bonus targeted at 75% of annual base salary, subject to adjustments between the range of 50% and 200% for under or over performance, as determined by the Compensation Committee.

        The employment agreement provides that if Mr. Schneider's employment is terminated by us without "cause," he resigns with "good reason" (each, as defined in his employment agreement), or if the agreement is terminated due to non-extension of the term by NBTY and Holdings, then subject to his timely execution and non-revocation of a release, he will be entitled to receive an amount equal to his annual base salary, payable over the one-year period following his employment termination and a pro-rata bonus for the fiscal year in which the termination occurs if his employment termination occurs after April 1st of the applicable company fiscal year. The employment agreement contains customary confidentiality provisions and non-solicitation and non-competition terms applicable to Mr. Schneider that survive for a period of one year following the termination of his employment with us.

        For a discussion of amounts payable to each of our named executive officers if his or her employment were terminated, or if a change of control occurred, as of the end of our most recent fiscal year, see "—Potential Payments upon Termination or Change of Control" below.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code

        Generally, Section 162(m) of the Internal Revenue Code, or Section 162(m), disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year to its chief executive officer and each of its three other most highly compensated executive officers, other than its chief financial officer, unless compensation qualifies as "performance-based compensation" within the meaning of the Internal Revenue Code. We are not currently subject to the deduction limits of Section 162(m) and as a result we do not take Section 162(m) into consideration in setting compensation.

Section 409A of the Internal Revenue Code

        Section 409A of the Internal Revenue Code, or Section 409A, requires that "nonqualified deferred compensation" be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, we generally intend to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A. With respect to our compensation and benefit plans that are subject to Section 409A, in accordance with Section 409A and regulatory guidance issued by the Internal Revenue Service, we are currently operating such plans in compliance with Section 409A.

Section 280G of the Internal Revenue Code

        Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Code imposes a 20% penalty on the individual receiving the excess payment.

        Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive's prior compensation. In approving the compensation arrangements for our named executive officers in the future, the Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 280G of the Code. However, the Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

Accounting Standards

        ASC Topic 718, Compensation—Stock Compensation, or ASC Topic 718 (formerly known as FASB 123(R)), requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, restricted stock units and performance units under our equity incentive award plans are accounted for under ASC Topic 718. The Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Committee Interlocks and Insider Participation

        As of September 30, 2012, the Compensation Committee consisted of Sandra Horbach and Marco DeBenedetti. No member of the Compensation Committee had a relationship during fiscal 2012 requiring disclosure under Item 404 of Regulation S-K.

        During fiscal 2012, none of our executive officers served as a member of the board or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

2012 Summary Compensation Table

        The following table sets forth information concerning total compensation earned by or paid to our named executive officers as of September 30, 2012.

Name and Principal Position		Salary ($)*	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)		Total ($)
Jeffrey Nagel	2012	750,000	—	—	—	600,000	27,523		1,377,523
Chief Executive Officer	2011	614,423	3,122,500	—	6,186,715	—	327,957		$10,251,595
Michael Collins	2012	600,000	—	—	—	360,000	99,145		1,059,145
Chief Financial Officer	2011	173,077	1,149,850	—	1,373,640	—	52,663		2,749,230
Harvey Kamil	2012	624,600	—	—	—	375,000	37,325		1,036,926
Vice Chairman	2011	636,432	468,450	—	92,932	—	4,468,544	(4)	5,666,358
	2010	624,600	—	250,818	780,168	1,249,200	57,555		2,962,341
Hans Lindgren	2012	407,000	—	—	—	225,000	33,812		665,812
Former Senior Vice	2011	397,750	264,550	—	580,825	—	30,065		1,273,190
President Operations	2010	360,490	225,000	47,171	146,677	—	49,619		828,957
and Corporate Secretary
Glenn Schneider	2012	525,000	—	—	—	325,000	24,181		874,181
President Global	2011	523,558	393,750	—	958,361	—	18,739		1,894,408
Wholesale	2010	477,885	350,000	78,238	243,407	—	25,120		1,174,650

*
The amount of salary may vary from the base compensation listed above because payroll periods may span more than one fiscal year and therefore there may be 53 weekly pay periods in any given fiscal year, and the fiscal 2012 salary amount may reflect certain pay at the prior year's base salary rate.

(1)
Bonus amounts shown for services rendered during the respective fiscal year. Jeffrey Nagel's and Michael Collins' bonuses for fiscal 2011 include $2,500,000 and $1,000,000 in sign on bonuses, respectively.

(2)
Amounts shown with respect to 2011 represent the grant date fair value of stock option awards during the fiscal year. We calculated this fair value based on a Monte Carlo Simulation option pricing model, determined in accordance with GAAP, based on the assumptions described in Note 15 to our audited financial statements included in this prospectus.

(3)
Amounts reflected in table under "All Other Compensation" for fiscal 2012 consist of the following:

Name	Company Automobile	Company Contributions to Defined Contribution Plans	Moving & Temporary Housing		Life Insurance Premiums	Total ($)
Jeffrey Nagel	$10,779	$16,384	—		$360	$27,523
Michael Collins	11,464	10,000	$77,321	(i)	360	99,145
Harvey Kamil	6,030	13,084	—		18,211	37,325
Hans Lindgren	9,176	14,084	—		10,552	33,812
Glenn Schneider	9,857	14,084	—		240	24,181

(i)
Amount represents reimbursement of relocation expenses in the amount of $51,326 and a related tax gross-up payment in the amount of $25,995.
(4)
Amount reflects payments made to Mr. Kamil in fiscal year 2011 in connection with his change in roles from President and CFO to Vice Chairman, and the Merger, pursuant to Mr. Kamil's then-existing agreements with us.

Grants of Plan-Based Awards in 2012

        The following table sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended September 30, 2012:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Jeffrey Nagel	2/23/2012	375,000	750,000	1,500,000
Michael Collins	2/23/2012	225,000	450,000	900,000
Harvey Kamil	2/23/2012	234,225	468,450	936,900
Hans Lindgren	2/23/2012	132,250	264,500	529,000
Glenn Schneider	2/23/2012	196,875	393,750	787,500

2012 Outstanding Equity Awards at Fiscal Year-End

        The following table shows the outstanding equity-based awards relating to the common stock of Holdings that were held by our named executive officers as of September 30, 2012.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date
Jeffrey Nagel	4,946	19,788	24,734	500	12/6/2020
Michael Collins	600	5,400	6,000	500	6/13/2021
Harvey Kamil	80	320	400	500	5/13/2021
Hans Lindgren	500	2,000	2,500	500	5/13/2021
Glenn Schneider	825	3,300	4,125	500	5/13/2021

(1)
The grants vest in five equal increments on each of the first five anniversaries of December 6, 2010 (for Mr. Nagel), June 13, 2011 (for Mr. Collins) and January 1, 2011 (for each of the other named executive officers).

(2)
The grants vest upon achievement of a certain performance condition and a market condition relating to the achievement of a minimum investor rate of return.

Nonqualified Deferred Compensation

        The following table shows the non-qualified deferred compensation benefits for each of the named executive officers for the fiscal year ended September 30, 2012.

Name	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
Harvey Kamil	15,163	45,168	213,238
Hans Lindgren	10,000	39,005	165,063

        We have entered into deferred compensation life insurance agreements with certain employees, including certain named executive officers. Each agreement requires us to maintain a variable life insurance policy on the life of the officer.

        Upon retirement on or after age 65, each agreement provides that the officer will be entitled to receive (i) the cash surrender value of the insurance policy maintained on the officer's life, pursuant to the officer's previously made election (A) in a cash lump sum, or (B) in monthly installments to be paid over a period not to exceed 10 years, or (ii) the insurance policy. The cash surrender value of the policy will vary over time.

        If the officer dies while employed by us, or retires and subsequently dies before receiving all the post-retirement payments, the officer's beneficiary will be entitled to receive a lump sum payment equal to the death benefit under the insurance policy in full discharge of all our obligations under the deferred compensation agreement.

        If the officer's employment with us is terminated involuntarily due to a permanent disability (as defined in the relevant deferred compensation life insurance agreement) before the officer's voluntary retirement from us, the officer will receive a lump sum payment equal to the cash surrender value of the insurance policy unless the officer elects that we transfer the policy to him, and such payment or transfer will fully discharge all our obligations under the deferred compensation agreement.

        The officer will not be entitled to any benefits under the deferred compensation agreement if the officer's employment with us is terminated under circumstances other than as described above.

Potential Payments upon Termination or Change of Control

        Our named executive officers are entitled to certain payments and benefits upon a qualifying termination of employment or a change in control. The following discussion describes the payments and benefits to which our named executive officers would have become entitled upon a qualifying termination of employment or a change in control occurring on September 30, 2012.

        Mr. Nagel would receive an amount equal to twice his annual base salary, payable over the two-year period following the date of termination and Messrs. Collins and Schneider each would receive an amount equal to their respective annual base salaries, payable over the one-year period following the date of termination. In addition, each would receive a pro-rata bonus with respect to the fiscal year in which the employment termination occurs (if the termination occurs on or after April 1 in the case of Messrs. Collins and Schneider). The pro-rata bonus is also payable upon Mr. Nagel's death or termination due to disability.

        We recently implemented the Executive Severance Pay Plan that provides a select group of key management employees who do not have employment agreements with us, including Mr. Lindgren, with a severance payment if we terminate their employment without "cause" (as defined in the Executive Severance Pay Plan). The monthly severance payment, generally payable for 12 months, will equal the participant's one-month stated base salary during the immediately prior year. Payments under the plan are subject to the employee's delivering a release of claims and complying with any non-compete, non-disclosure and non-solicitation agreement the participant has with us at the time of termination of employment.

        In addition, our named executive officers may be entitled to accelerated vesting of their Holdings stock options in the event of a qualifying termination of employment or certain change of control transactions. Under the terms of a December 6, 2010 stock option grant to Mr. Nagel relating to Holdings common stock, 24,734 options were subject to time-based vesting provisions and 24,734 options were subject to performance-based vesting provisions. Of the options with time-based vesting provisions, 20% vest on each of the first five anniversaries of the start date under his employment agreement. In the event Mr. Nagel becomes entitled to receive severance payments pursuant to his employment agreement as described above, a pro rata portion of the options subject to time-based vesting provisions that would otherwise have vested on the next anniversary date will vest, based on the number of days in the annual period elapsed from the prior vesting date to the date of termination. In the event of a "liquidity event" as defined in the option agreement, any and all unvested time-based options will become fully vested. In the event of a "change in control" as defined in the option agreement, and if Mr. Nagel becomes entitled to severance payments following his termination of employment as described above, any and all time-based vesting options will also accelerate.

        Mr. Nagel's performance-based options have vesting terms relating to the internal rate of return of our principal stockholders following a liquidity event. If Mr. Nagel's employment is terminated such that he becomes eligible to receive severance payments under his employment agreement as described above, subject to certain other conditions, the performance options will remain outstanding until the earlier of their expiration, the first liquidity event or the second anniversary of the termination. However, the vesting of such options will not be accelerated upon the termination.

        Our other named executive officers also have stock option agreements under which vesting will accelerate under certain scenarios. Any and all time-based vesting options will become fully vested at the effective time of a "liquidity event," as described above. In the event of a "change in control" that is not also a liquidity event, any and all time-based vesting options will become fully vested if the executive's employment is terminated without cause or the executive resigns with good reason within the 12 month period following the change in control, provided certain other conditions are met. The portion of each option grant that is subject to performance-based conditions vests, in whole or in part, as of the effective date of the first liquidity event, as defined in the stock option agreement, as long as the named executive officer remains continuously in service through the effective date of such liquidity event based upon the achievement of pre-determined internal rate of return targets. Based on the most recent valuation, as of September 30, 2012, the value of the common stock underlying the options was $675 per share.

        Please refer to the table under "—Nonqualified Deferred Compensation Life Insurance Agreements" above for a description of payments that may be made to our named executive officers in the event of the termination of their employment due to death or disability under certain deferred compensation life insurance agreements.

  Summary of Potential Payments

        The following table summarizes the payments that would be made to our named executive officers upon the occurrence of a qualifying termination of employment, change in control or liquidity event, assuming that each named executive officer's termination of employment with our company occurred on September 30, 2012 or in the event that a change in control of our company or liquidity event occurred on September 30, 2012, as applicable. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, and (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all employees, such as accrued vacation.

Name	Qualifying Termination (no Change in Control or Liquidity Event)(1) ($)		Death or Disability ($)		Qualifying Termination in connection with Change in Control ($)		Liquidity Event ($)
Jeffrey Nagel
Cash Severance	2,100,000	(2)	600,000	(3)	2,100,000	(2)	—
Life Insurance	—		250,000		—		—
Acceleration of Equity Awards(4)	709,183		—		3,462,725		3,462,725

Total	2,809,183		850,000		5,562,725		3,462,725

Michael Collins
Cash Severance	960,000	(2)	360,000	(3)	960,000		—
Life Insurance	—		250,000		—		—
Acceleration of Equity Awards(4)	—		—		840,000		840,000

Total	960,000		610,000		1,800,000		840,000

Harvey Kamil
Cash Severance	375,000		—		—		—
Life Insurance	213,238		463,238		—		—
Acceleration of Equity Awards(4)	—		—		56,000		56,000

Total	588,238		463,238		56,000		56,000

Hans Lindgren
Cash Severance	632,000	(2)	225,000		632,000	(2)	—
Life Insurance	—		250,000		—		—
Acceleration of Equity Awards(4)	—		—		350,000		350,000

Total	632,000		475,000		982,000		350,000

Glenn Schneider
Cash Severance	850,000	(2)	325,000	(3)	850,000	(2)	—
Life Insurance	—		250,000		—		—
Acceleration of Equity Awards(4)	—		—		577,500		577,500

Total	850,000		575,000		1,427,500		577,500

(1)
With respect to Messrs. Nagel, Collins and Schneider, a qualifying termination includes a termination of employment by us without cause, by the executive for good reason or in connection with our non-extension of the executive's employment agreement term. With respect to Mr. Lindgren, a qualifying termination includes a termination of employment by us without cause.

(2)
Amount represents (1) cash severance and (2) a cash bonus for the 2012 fiscal year.

(3)
Amount represents a cash bonus for the 2012 fiscal year.

(4)
Amounts represent the aggregate value of the executive's unvested time-vesting stock options that would have vested on the applicable event. Upon the occurrence of a liquidity event on September 30, 2012, no outstanding performance-based vesting stock options would have accelerated since the minimum internal rate of return would not have been achieved as of such date. The value of the accelerated stock option was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between the fair market value of a share of our common stock on September 30, 2012 ($675) and the per share exercise price of the accelerated option.

  Directors

          Set forth below is a discussion of compensation we paid during fiscal 2012 to its non-employee Directors. In addition, each Director (other than Jeffrey Nagel) was reimbursed for out-of-pocket expenses incurred by him or her to attend meetings of our Board. Directors are also eligible for option grants or other equity awards (each relating to or exercisable for common stock of Holdings, our parent company) under our equity awards plans, as determined in the discretion of the Compensation Committee. Except as described below, we do not offer a pension plan or other compensation to our Directors. During fiscal 2012, any Director who was an executive officer of ours did not receive additional compensation for his services as a Director. See "2012 Summary Compensation Table" above for information regarding Jeffrey Nagel's compensation.

Name	Fees Earned or Paid in Cash ($)	Total ($)
David Bernauer	$90,000	$90,000
Marco DeBenedetti	—	—
Robert Essner	75,000	75,000
Sandra Horbach	—	—
Allan Holt	—	—
Elliot Wagner	—	—

          The aggregate number of option awards outstanding at September 30, 2012 was 600 for Mr. Bernauer and 600 for Mr. Essner.

  Risk Assessment of Compensation Practices

          Our compensation committee, with input from our management, assists our Board in reviewing and assessing whether any of our compensation policies and programs could potentially encourage excessive risk-taking. In considering our employee compensation policies and practices, the compensation committee reviews, in depth, our policies related to payment of salaries and wages, benefits, bonuses, stock-based compensation and other compensation-related practices and considers the relationship between risk management policies and practices, corporate strategy and compensation. A primary focus of our compensation program is intended to incentivize and reward growth in Adjusted EBITDA among other metrics. We believe these metrics are positive indicators of our long-term growth, operating results and increased stockholder value and therefore believe that our compensation program does not create risks that are reasonably likely to have a material adverse effect on us.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

          All of our outstanding capital stock is owned by Carlyle and certain of its affiliates and co-investors. The following table sets forth the number of our shares of common stock beneficially owned as of February 1, 2013 by: (i) each of our Directors; (ii) the named executive officers and (iii) the current Directors and executive officers as a group:

Name of Beneficial Owner	Number of Shares Beneficially Owned(7)	Percent of Class(1)
Funds affiliated with The Carlyle Group(2)	3,100,000	99.5%
Directors(3)
David Bernauer	240	*
Marco DeBenedetti(4)	—	—
Robert Essner	240	*
Sandra Horbach(4)	—	—
Allan Holt(4)	—	—
Jeffrey Nagel	10,693	*
Elliot Wagner(4)	—	—
Named Executive Officers(3)(5)
Michael Collins	1,200	*
Harvey Kamil	160	*
Hans Lindgren(6)	1,000	*
Glenn Schneider	1,650	*
All Directors and Executive Officers as a group (17 persons)	17,688	0.6%

(1)
* Indicates percentage ownership of less than one percent.

(2)
Consists of 1,902,202 shares of Class A common stock owned directly by Carlyle Partners V, L.P., 38,256 shares of Class A common stock owned directly by Carlyle Partners V-A, L.P., 71,759 shares of Class A common stock owned directly by CP V Coinvestment A, L.P., 8,846 shares of Class A common stock owned directly by CP V Coinvestment B, L.P., 278,937 shares of Class A common stock owned directly by Carlyle NBTY Coinvestment, L.P., and 800,000 shares of Class A common stock owned directly by CEP III Participations S.à r.l., SICAR. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the managing member of TC Group V, L.L.C. and the sole shareholder of CEP III Managing GP Holdings, Ltd. TC Group V, L.L.C. is the general partner of TC Group V, L.P., which is the general partner of each of Carlyle Partners V, L.P., Carlyle Partners V-A, L.P., CP V Coinvestment A, L.P., CP V Coinvestment B, L.P. and Carlyle NBTY Coinvestment, L.P. CEP III Managing GP Holdings, Ltd. is the general partner of CEP III Managing GP, L.P., which is the general partner of Carlyle Europe Partners III, L.P., which is the sole shareholder of CEP III Participations S.à r.l., SICAR. Accordingly, each of Carlyle Group Management L.L.C., The Carlyle Group L.P., Carlyle Holdings II GP L.L.C., Carlyle Holdings II L.P., TC Group Cayman Investment Holdings, L.P., TC Group Cayman Investment Holdings Sub L.P., TC Group V, L.L.C., TC Group V, L.P., CEP III Managing GP Holdings, Ltd., CEP III Managing GP, L.P., and Carlyle Europe Partners III, L.P. may be deemed to share beneficial ownership of the Class A common stock held of record by each of Carlyle Partners V, L.P., Carlyle Partners V-A, L.P., CP V Coinvestment A, L.P., CP V

  Coinvestment B, L.P., Carlyle NBTY Coinvestment, L.P. and CEP III Participations S.à r.l., SICAR.

(3)
The address of each of our named executive officers and Directors is Holdings' headquarters at 2100 Smithtown Avenue, Ronkonkoma, New York 11779.

(4)
Does not include shares of our common stock, held by Carlyle. Messrs. DeBenedetti, Holt and Wagner and Ms. Horbach are directors of Holdings and Managing Directors of Carlyle. Such persons disclaim beneficial ownership of the shares of Holdings held by Carlyle.

(5)
The shares beneficially owned by directors and named executive officers, except for Mr. Nagel's, are Class B non-voting shares.

(6)
Mr. Lindgren resigned as Senior Vice President Operations and Corporate Secretary effective January 4, 2013.

(7)
This column includes shares which Directors and executive officers have the right to acquire within 60 days of February 1, 2013.

Securities Authorized for Issuance under Equity Compensation Plans

        The following table summarizes our Equity Incentive Plan of Holdings, as of February 1, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	162,498	300	35,069
Equity compensation plans not approved by security holders	—	—	—

Total:	162,498	300	35,069

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Review, Approval or Ratification of Related Person Transactions

        Our written Code of Business Conduct requires our Directors, officers and employees to act in our best interests, regardless of personal relationships. To avoid actual or perceived conflicts of interests, the Board has implemented a policy requiring the Board to review and approve all transactions in which any of the following persons had, has, or will have, a direct or indirect material interest:

  •
  any Director, nominee for Director, or executive officer;

  •
  any person we know beneficially owns more than 5% of our common stock;

  •
  any immediate family member of any Director, executive officer, or 5% beneficial owner; and

  •
  any entity in which any such person is employed or has a 5% or greater beneficial interest, or of which any such person is a partner or principal (or holds a similar position).

        The Board (excluding the interested Director, if any) is responsible for reviewing and approving these transactions. Except as disclosed below, no transactions required review since the beginning of the last fiscal year and no proposed transactions are currently being considered.

        The Board will approve only those transactions that are in, or are not inconsistent with, our best interests.

Related Person Transactions

Consulting Agreement—Carlyle

        In connection with the Merger, NBTY entered into a consulting agreement with Carlyle under which NBTY pays Carlyle a fee for consulting services Carlyle provides to us and our subsidiaries. Pursuant to this agreement, NBTY pays an annual consulting fee to Carlyle of $3 million and may pay Carlyle additional fees associated with other future transactions. Carlyle also received a one-time transaction fee of $30 million upon effectiveness of the Merger.

Employees Related to Our Directors and Officers

        NBTY employs certain members of the immediate family of Glenn Schneider (an officer of the Company). During fiscal 2012, two of Mr. Schneider's immediate family members received aggregate compensation (excluding bonuses) and fringe benefits from NBTY totaling $912,938, of which $431,704 was paid to Darren Schneider and $481,234 was paid to Jeffrey Schneider, for services they rendered as associates of NBTY.

Stockholders Agreement

        On December 3, 2010, we entered into a stockholders agreement with Carlyle, certain affiliates of Carlyle, and a member of management who purchased common stock and was awarded options to purchase common stock on or about such date. Certain other employees of the Company who purchase common stock or exercise options from time to time may also become parties to this agreement. We refer to Carlyle and its affiliates as the Carlyle Shareholders and to the member of management and to each of the other employees who becomes a party to the agreement as an Employee Shareholder. The stockholders agreement contains, among other things:

  •
  a restriction on the transfer of shares by the Employee Shareholders without the consent of the board of directors of the Company;

  •
  an agreement by the Employee Shareholders to sell a pro rata portion of their shares and options in the event of a transfer of common stock by Carlyle Shareholders to a third party purchaser; and

  •
  a right of the Company or its designee to repurchase the shares and options of an Employee Shareholder following the termination of such Employee Shareholder's employment by the Company or its affiliates or the expiration of Employee Shareholder's vested options.

        The stockholders agreement will terminate when the Company becomes a reporting company and its common stock is listed on one or more National Securities Exchanges or is quoted on NASDAQ, or upon a resolution of the Board of Directors.

Director Independence

        Information on the independence of our Board is included above under "Management—Director Independence and Selection."

 DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following is a description of our material indebtedness, other than the outstanding notes. The terms of the outstanding notes are substantially identical to the terms of the exchange notes. See "Description of Exchange Notes." The following summary is qualified in its entirety by reference to the Credit Agreement, which has been filed as an exhibit to the Registration Statement.

NBTY's Senior Secured Credit Facilities

        In connection with the Merger, on October 1, 2010, NBTY entered into its senior secured credit facilities with Barclays Bank PLC, as administrative agent, Barclays Capital, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Credit Suisse Securities (USA) LLC, as joint lead arrangers and book-runners, and certain other agents and lenders, consisting of the original revolving credit facility, the original term loan A facility and the original term loan B facility. On March 1, 2011 (the "Refinancing Date"), NBTY, Holdings, Barclays Bank PLC, as administrative agent, and several other lenders entered into the First Amendment and Refinancing Agreement to the credit agreement (the "Refinancing") pursuant to which NBTY repriced its loans and amended certain other terms under its then existing credit agreement. Under the terms of the Refinancing, the original term loan A facility and original term loan B facility were replaced with a $1,750 million term loan B-1 facility and the original revolving credit facility was modified to a $200.0 million revolving credit facility. Borrowings under the term loan B-1 facility bear interest at a floating rate which can be, at our option, either (i) Eurodollar (LIBOR) rate plus an applicable margin, or (ii) base rate plus an applicable margin, in each case, subject to a Eurodollar (LIBOR) rate floor of 1.00% or a base rate floor of 2.00%, as applicable. The applicable margin for the term loan B-1 facility and the revolving credit facility is 3.25% per annum for Eurodollar (LIBOR) loans and 2.25% per annum for base rate loans, with a step-down in rate for the revolving credit facility based upon the achievement of a certain total senior secured leverage ratio. As of December 31, 2012, the interest rate on the term loan B-1 facility was 4.25% and the interest rate on the revolving credit facility was 4.00%. Substantially all other terms are consistent with the original term loan B facility, including the amortization schedule of original term loan B-1 facility and maturity dates. As a result of the Refinancing, $20,824 of previously capitalized deferred financing costs were expensed. In addition, $2,394 of the call premium on the original term loan B facility and termination costs on interest rate swap contracts of $1,525 were expensed.

        In November 2012, NBTY drew $80 million from the revolving portion of its senior secured credit facilities to fund the acquisition of Balance Bar. In December 2012 we repaid $10 million of this balance. We intend to fund working capital and general corporate purposes, including permitted acquisitions and other investments, with remaining borrowings under NBTY's revolving credit facility. NBTY's ability to draw under the revolving credit facility or issue letters of credit thereunder is conditioned upon, among other things, the delivery of prior written notice of borrowing or issuance, as applicable, the ability to reaffirm the representations and warranties contained in the credit agreement governing NBTY's senior secured credit facilities and the absence of any default or event of default under NBTY's senior secured credit facilities.

        Subject to certain conditions, without the consent of existing lenders but subject to the receipt of commitments, the term loan B-1 facility and/or the revolving credit facility may be expanded (or a new term loan facility added) by up to $500 million in aggregate additional commitments (of which no more than $100 million will be under the revolving credit facility).

        On December 30, 2011, NBTY prepaid $225.0 million of future principal payments on NBTY's term loan B-1 facility. As a result of this prepayment, $9.29 million of deferred financing costs were charged to interest expense. In accordance with the prepayment provisions of the Refinancing, future scheduled payments of principal will not be required until the final balloon payment is due in October 2017.

        On October 11, 2012, NBTY amended the credit agreement to allow Holdings to issue notes.. In addition, the amendment, among other things, (i) increased the general restricted payments basket, (ii) increased the maximum total leverage ratio test which governs the making of restricted payments using Cumulative Credit (as defined in the credit agreement) and (iii) modified the definition of Cumulative Credit so it conforms to the builder basket used in the indenture governing the Opco Notes (including replacing the excess cash flow accumulation mechanism with one based on 50% of NBTY's consolidated net income (as calculated under the indenture governing the Opco Notes)). The following fees are applicable under the revolving credit facility: (i) an unused line fee of 0.50% per annum, based on the unused portion of the revolving credit facility; (ii) a letter of credit participation fee on the aggregate stated amount of each letter of credit available to be drawn equal to the applicable margin for Eurodollar rate loans; (iii) a letter of credit fronting fee equal to 0.25% per annum on the daily amount of each letter of credit available to be drawn; and (iv) certain other customary fees and expenses of our letter of credit issuers.

        The revolving credit facility matures in October 2015 and the term loan B-1 facility matures in October 2017.

        We may voluntarily prepay loans or reduce commitments under the credit agreement governing NBTY's senior secured credit facilities, in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty.

        We must make additional prepayments on the term loan B-1 facility with the net cash proceeds of certain asset sales, casualty and condemnation events, the incurrence or issuance of indebtedness (other than indebtedness permitted to be incurred under the credit agreement governing NBTY's senior secured credit facilities unless specifically incurred to refinance a portion of such credit agreement) and 50% of excess cash flow (such percentage subject to reduction based on achievement of a certain total senior secured leverage ratio), in each case, subject to certain reinvestment rights and other exceptions. We are also required to make prepayments under the revolving credit facility at any time when, and to the extent that, the aggregate amount of the outstanding loans and letters of credit under the revolving credit facility exceeds the aggregate amount of commitments in respect of the revolving credit facility.

        The obligations under the credit agreement governing NBTY's senior secured credit facilities are guaranteed by us and each of NBTY's current and future direct and indirect subsidiaries other than (i) foreign subsidiaries, (ii) unrestricted subsidiaries, (iii) non-wholly owned subsidiaries, (iv) certain receivables financing subsidiaries, (v) certain immaterial subsidiaries and (vi) certain holding companies of foreign subsidiaries, and are secured by a first lien on substantially all of their assets, including capital stock of subsidiaries (subject to certain exceptions).

        The credit agreement contains customary negative covenants, including, but not limited to, restrictions on NBTY's and NBTY's other restricted subsidiaries' ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates, amend organizational documents, or change our line of business or fiscal year. We were in compliance with all covenants under the credit agreement at December 31, 2012. In addition, the credit agreement requires the maintenance of a maximum total senior secured leverage ratio on a quarterly basis, calculated with respect to Consolidated EBITDA, as defined therein, if at any time amounts are outstanding under the revolving credit facility, (including swingline loans and any unreimbursed drawings under any letters of credit (not including drawings on letters of credit which have been cash collateralized by the borrower to at least 105% of their maximum stated amount)). As of December 31, 2012 we were in compliance with the senior secured leverage ratio. All other financial covenants in the original senior secured credit facilities were removed as part of the Refinancing.

        The credit agreement provides that, upon the occurrence of certain events of default, our obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy proceedings, material money judgments, material ERISA/pension plan events, certain change of control events and other customary events of default.

Opco Notes

        In connection with the Merger, on October 1, 2010, NBTY completed the issuance and private placement of the Opco Notes. As of December 31, 2012, we had $650.0 million principal amount of Opco Notes outstanding, which bear interest at a rate of 9.000% and mature on October 1, 2018. The interest on the Opco Notes is payable quarterly on April 1 and October 1.

        Each of NBTY's existing and future wholly owned domestic subsidiaries that guarantee NBTY's senior secured credit facilities jointly, severally and unconditionally guarantee the Opco Notes on a senior unsecured basis. The Opco Notes may be redeemed at the option of the holders at 101% of their face amount, plus accrued and unpaid interest, upon certain change of control events. Prior to October 1, 2014, the Opco Notes will be redeemable at a redemption price equal to 100% of their principal amount, plus a "make-whole" premium (as described in the indenture governing the Opco Notes), plus accrued and unpaid interest to the redemption date. In addition, up to 35% of the Opco Notes may be redeemed on or before October 1, 2013 with the net cash proceeds from certain equity offerings at the redemption prices specified in the indenture governing the Opco Notes, plus accrued and unpaid interest, if any, to the redemption date. Beginning on October 1, 2014, the Opco Notes may be redeemed at the redemption prices listed below, plus accrued interest to the date of redemption.

Redemption in twelve-month period beginning October 1,	Percentage
2014	104.500%
2015	102.250%
2016 and thereafter	100.000%

        The indenture governing the Opco Notes limits the ability of Holdings and most of its subsidiaries to:

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  incur additional debt or issue certain capital stock;

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  pay dividends on, repurchase or make distributions in respect of our capital stock or repurchase or retire subordinated indebtedness;

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  make certain investments;

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  sell assets;

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  create liens;

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  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

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  enter into certain transactions with our affiliates; and

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  permit restrictions on the ability of our subsidiaries to make distributions.

        Subject to certain exceptions, the indenture governing the Opco Notes permits Holdings and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

        There are no financial maintenance covenants in the indenture governing the Opco Notes. Events of default under the indenture governing the Opco Notes include, among others, nonpayment of principal or interest when due, covenant defaults, bankruptcy and insolvency events and cross defaults.

        On August 2, 2011, the privately placed Opco Notes were exchanged for substantially identical notes that were registered under the Securities Act and therefore are freely tradable. Accordingly, financial and other information required to be filed with SEC is available in NBTY's public filings.

DESCRIPTION OF EXCHANGE NOTES

General

        The exchange notes will be issued under the indenture, dated as of October 17, 2012, between Alphabet Holding Company, Inc., and The Bank of New York Mellon (the "Trustee"), as trustee, under which the existing outstanding notes were issued. The form and terms of the exchange notes and the outstanding notes are identical in all material respects, except that transfer restrictions, interest rate increase provisions and related registration rights applicable to the outstanding notes do not apply to the exchange notes. As used in this section, "outstanding notes" means the notes issued on October 17, 2012 under the indenture, "exchange notes" means the notes issued under the indenture in connection with this exchange offer, and "notes" refers to the outstanding notes and the exchange notes, collectively. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), as in effect on the date of the indenture. The notes are subject to all such terms, and holders of the notes are referred to the indenture and the TIA for a statement of the terms therein. The following is a summary of the material terms and provisions of the indenture, is not complete and is qualified in its entirety by reference to the TIA and the indenture. We urge you to read the indenture and the notes because they, and not this description, define your rights as holders of the notes. A copy of the form of indenture has been filed as an exhibit to the Registration Statement and it is available upon request to Holdings. The definitions of certain capitalized terms are set forth under "—Certain Definitions" or as otherwise defined throughout this description. For purposes of this description, (i) the terms "Holdings," "we," "us," or "our" refer only to Alphabet Holding Company, Inc. and not to any of its Subsidiaries and (ii) the term "NBTY," refers only to NBTY, Inc. and not to any of its Subsidiaries.

        The outstanding notes were issued with an initial aggregate principal amount of $550.0 million. The exchange notes will be issued in like principal amount with respect to any and all outstanding notes properly tendered and not withdrawn before the expiration date. We may issue additional notes (other than the PIK Notes (as defined below)) from time to time without notice or the consent of holders of notes. Any offering of additional notes (other than the PIK Notes) is subject to the covenants described below under the caption "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock." In addition, if Holdings is entitled to pay PIK Interest in respect of the notes as described below, Holdings may elect as described below to either increase the outstanding principal amount of the notes or issue additional notes under the indenture having the same terms as the notes. The notes and any additional notes and PIK Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase and for purposes of determining the amount of interest permitted to be paid as PIK Interest; provided that if any additional notes are not fungible with the notes for U.S. federal income tax purposes or securities law purposes, the additional notes will have a separate CUSIP number so long as they are not fungible. Except as otherwise specified herein, all references to the "notes" include additional notes and any PIK Notes that are actually issued.

        If a holder of notes has given wire transfer instructions to us or the paying agent, the paying agent will pay all principal of, and, if applicable, interest and premium, if any, on, that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless we elect to make interest payments by check mailed to the holders of notes at their addresses set forth in the register of holders.

        The trustee acts as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and Holdings or any of its Subsidiaries may act as paying agent or registrar.

        The outstanding notes were issued and the exchange notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Terms of the Notes

        The notes are senior unsecured obligations of Holdings and mature on November 1, 2017.

        In addition, in connection with the payment of PIK Interest (as defined below) in respect of the notes, Holdings is entitled to, without the consent of the holders of the notes (and without regard to any restrictions or limitations set forth under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"), increase the outstanding principal amount of the notes or issue additional notes (the "PIK Notes") under the indenture on the same terms and conditions as the notes (in each case, a "PIK Payment"). Subject to the issuance of PIK Notes as described herein, any additional notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. PIK Payments on the notes will be made in denominations of $1.00 and any integral multiples of $1.00 in excess thereof.

        Interest on the notes accrues at the rate of 7.75% per annum with respect to Cash Interest (as defined below) and 8.50% per annum with respect to any PIK Interest (as defined below). Interest on the notes is payable semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1, 2013. Holdings will make each interest payment to the holders of record of the notes on the immediately preceding April 15 and October 15. Interest on the notes accrues from the most recent date to which interest has been paid with respect to such notes, or if no interest has been paid with respect to such notes, from the date of original issuance thereof. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

        Except as provided in the immediately succeeding sentence and the definition of "Applicable Amount," interest on the notes is payable entirely in cash ("Cash Interest"). For any Interest Period after the initial Interest Period (other than the final Interest Period ending at stated maturity), if the Applicable Amount (as defined below) as determined on the Determination Date (as defined below) for such Interest Period is:

            (i)  equal or exceed 75%, but be less than 100%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant interest payment date, then Holdings may, at its option, elect to pay interest on (a) 25% of the then outstanding principal amount of the notes by increasing the principal amount of the outstanding notes or by issuing PIK Notes in a principal amount equal to such interest ("PIK Interest") and (b) 75% of the then outstanding principal amount of the notes as Cash Interest;

           (ii)  equal or exceed 50%, but be less than 75%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant interest payment date, then Holdings may, at its option, elect to pay interest on (a) 50% of the then outstanding principal amount of the notes as PIK Interest and (b) 50% of the then outstanding principal amount of the notes as Cash Interest;

          (iii)  equal or exceed 25%, but be less than 50%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant interest payment date, then Holdings may, at its option, elect to pay interest on (a) 75% of the then outstanding principal amount of the notes as PIK Interest and (b) 25% of the then outstanding principal amount of the notes as Cash Interest; or

          (iv)  be less than 25% of the aggregate amount of Cash Interest that would otherwise be due on the relevant interest payment date, then Holdings may, at its option, elect to pay interest on the notes as PIK Interest.

        The insufficiency or lack of funds available to Holdings to pay Cash Interest as required by the preceding paragraph will not permit Holdings to pay PIK Interest in respect of any Interest Period and the sole right of Holdings to elect to pay PIK Interest will be as (and to the extent) provided in the immediately preceding paragraph.

        As used herein,

          (1)   "Applicable Amount" will be the amount equal to the sum (without duplication) of,

              (i)  (a) the maximum amount of all dividends and distributions that, as of the applicable Determination Date, would be permitted to be paid to Holdings for the purpose of paying Cash Interest by all direct and indirect Restricted Subsidiaries of Holdings after giving effect to all corporate, shareholder or other comparable actions required in order to make such payment, requirements of applicable law and all restrictions on the ability to make such dividends or distributions to the extent such restrictions are also permitted by the covenant described under "—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries" (including, without limitation, any restrictions and limitations in the Credit Agreement, the Existing Indebtedness or any agreement that amends, modifies, renews, increases, supplements, refunds, replaces or refinances such Indebtedness), net of all taxes attributable solely to such dividend or distribution, if any, and, in each case, without regard to whether any such Restricted Subsidiary will have any funds available to make any such dividends or distributions, less (b) $10.0 million; and

             (ii)  (a) all cash and Cash Equivalents on hand at Holdings as of such Determination Date (other than any cash and Cash Equivalents on hand at Holdings that has been distributed to Holdings and the distribution of which is conditioned upon such cash and Cash Equivalents being utilized for a purpose other than paying Cash Interest (including, without limitation, amounts permitted to be distributed to Holdings solely for the purpose of paying taxes attributable to Holdings' consolidated Subsidiaries) as the result of restrictions on the ability to make such dividends or distributions provided such restrictions are otherwise permitted by the covenant described under "—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries" (including, without limitation, any restrictions and limitations in the Credit Agreement, the Existing Indebtedness or any agreement that amends, modifies, renews, increases, supplements, refunds, replaces or refinances such Indebtedness)) less (b) $5.0 million (which will in no event be less than $0); provided that there will be excluded from this clause (ii) any net proceeds from the notes issued on the Issue Date pending the final application of such proceeds in connection with the transactions contemplated in the offering memorandum used for the issuance of the outstanding notes and any cash and Cash Equivalents on hand to be used for payment of Cash Interest on the interest payment date next succeeding such Determination Date.

            If interest on the notes with respect to an Interest Period will not be paid entirely as Cash Interest, the Applicable Amount will be calculated by Holdings and will be set forth in an Officer's Certificate delivered to the Trustee before the first day of the relevant Interest Period in which it is to be applied, which Officer's Certificate will set forth in reasonable detail Holdings' determination of each component of this definition and in the case of clause (i)(a) identifying in reasonable detail the applicable restriction(s) and the maximum amount of funds that may be paid after giving effect to such restriction. To the extent Holdings is required pursuant to the third preceding paragraph and the definition of Applicable Amount to pay Cash Interest for all or any portion of the interest due on any interest payment date, Holdings will and will cause each of the Restricted Subsidiaries to take all such shareholder, corporate and other actions necessary or appropriate to permit the making of any such dividends or distribution (or, by virtue of the immediately following paragraph, loans or advances), provided that any such shareholder, corporate and other actions would not violate applicable law or cause a breach of any applicable contract; and

          (2)   "Determination Date" means, with respect to each Interest Period, the fifteenth calendar day immediately before the first day of the relevant Interest Period.

        In the event that Holdings will be entitled to pay PIK Interest for any Interest Period, then it will deliver a notice to the Trustee following the Determination Date but not less than five Business Days before the commencement of the relevant Interest Period, which notice will state the total amount of interest to be paid on such interest payment date and the amount of such interest to be paid as PIK Interest. The Trustee will promptly deliver a corresponding notice to the holders. Interest for the first Interest Period commencing on the Issue Date will be payable entirely in Cash Interest. Interest for the final Interest Period ending at stated maturity will be payable entirely in Cash Interest.

        Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption of notes as described under "—Optional Redemption" or in connection with any repurchase of notes as described under "—Change of Control" and "Certain Covenants—Asset Sales" will be made solely in cash.

        If we pay a portion of the interest on the notes as Cash Interest and as PIK Interest, such Cash Interest and PIK Interest will be paid to holders pro rata in accordance with their interests.

        Principal of, premium, if any, and Cash Interest on the notes will be payable at our office or agency maintained for such purpose within the City and State of New York or, at our option, payment of Cash Interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders; provided that all payments of principal, premium, if any, and Cash Interest with respect to the notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the holder or holders thereof. Until otherwise designated by us, our office or agency in New York will be the office of the Trustee maintained for such purpose. PIK Interest on the notes will be payable (1) with respect to notes represented by one or more global notes registered in the name of or held by DTC or its nominee, by increasing the principal amount of the outstanding global note by an amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar) as provided in writing by us to the Trustee and (2) with respect to notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar), and the Trustee will, at our written order, authenticate and deliver such PIK Notes in certificated form for original issuance to the holders on the relevant record date, as shown by the records of the register of holders. Following an increase in the principal amount of the outstanding global notes as a result of a PIK Payment, the notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All notes issued pursuant to a PIK Payment will mature on November 1, 2017 and will be governed by, and subject to the terms, provisions and conditions of, the indenture and will have the same rights and benefits of the notes. Any certificated PIK Notes will be issued with the description "PIK" on the face of such PIK Notes.

        As of December 31, 2012, NBTY had approximately $137 million of restricted payments capacity under its senior secured credit facilities and approximately $174 million of restricted payments capacity under the NBTY Indenture.

        At any given time, NBTY's ability to make restricted payments is limited to the lowest amount then available under its respective debt instruments. We cannot assure you that after giving effect to any such refinancing NBTY will continue to have the ability to dividend funds to us in order to allow us to make Cash Interest payments on the notes. In addition, there may not be sufficient restricted payments capacity under the NBTY Indenture to finance the payment of interest or principal of the notes at maturity. The ability of NBTY and its Subsidiaries to make dividends or distributions to Holdings pursuant to these baskets is subject to important exceptions. See "Description of Other Indebtedness," "Risk Factors—Risks Relating to our Notes and Opco Notes—The right of holders of the notes and the Opco Notes to receive payments on the notes and the Opco Notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of the Opco Notes are effectively subordinated to all our guarantors' existing and future secured indebtedness," "Risk Factors—Risks Relating to the Notes—Claims of holders of notes will be effectively subordinated to claims of creditors of all of Holdings' subsidiaries" and "Risk Factors—Risks Relating to our Notes—Holdings is a holding company and relies on dividends, loans and other payments and distributions from its subsidiaries to meet its debt service and other obligations."

Optional Redemption

        On and after November 1, 2013, we may redeem the notes, at our option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address or otherwise in accordance with the procedures of the Depository Trust Company ("DTC"), at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 1 of the years set forth below:

Period	Redemption Price
2013	103.000%
2014	102.000%
2015	101.000%
2016 and thereafter	100.000%

        In addition, at any time before November 1, 2013, we may redeem the notes at our option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each holder's registered address or otherwise in accordance with the DTC procedures, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Notwithstanding the foregoing, at any time and from time to time on or before November 1, 2013, Holdings may redeem in the aggregate up to 35% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) with the net cash proceeds of one or more Equity Offerings by Holdings or any direct or indirect parent of Holdings, to the extent the net cash proceeds thereof are contributed to the common equity capital of Holdings or used to purchase Capital Stock (other than Disqualified Stock) of Holdings from it, at a redemption price (expressed as a percentage of the principal amount thereof) equal to 107.750% plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) must remain outstanding after each such redemption; and provided, further, that such redemption will occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days' notice mailed to each holder of notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

        In connection with any redemption of notes (including with the net cash proceeds of an Equity Offering), any such redemption may, at Holdings' discretion, be subject to one or more conditions precedent, including, but not limited to, any related Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice will state that, in Holdings' discretion, the redemption date may be delayed until such time as any or all such conditions will be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions will not have been satisfied by the redemption date, or by the redemption date so delayed.

        Holdings or its affiliates, including investment funds advised by entities affiliated with the Sponsor, may at any time and from time to time purchase, hold and dispose of our notes or our other indebtedness and exercise voting, consent and other similar rights with respect to such notes or indebtedness (subject to the express restrictions contained in the indenture). Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as Holdings or any such affiliates may determine.

Selection

        In the case of any partial redemption, selection of the notes for redemption will be made in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, by lot (and, in either case, in such manner as complies with applicable depository procedures and legal requirements); provided, that the selection of notes for redemption will not result in a holder of notes with a principal amount of notes less than the minimum denomination to the extent practicable. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as Holdings has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the notes to be redeemed.

Ranking

        The notes are senior unsecured obligations of Holdings and rank:

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  structurally subordinated to all existing and future liabilities (including Indebtedness under the NBTY Notes) of, and all other obligations and preferred stock of, all of Holdings' Subsidiaries (other than Indebtedness and obligations owed to Holdings, if any);

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  equally in right of payment with all existing and future senior unsecured Indebtedness of Holdings;

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  senior in right of payment to all existing and future Indebtedness and other obligations that expressly provide for their subordination to the notes;

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  effectively junior to any existing and future Secured Indebtedness of Holdings (including Holdings' guarantee of Indebtedness under the Credit Agreement) to the extent of the value of the collateral securing such Indebtedness; and

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  are not guaranteed by any of Holdings' Subsidiaries.

        At December 31, 2012, , Holdings and its Subsidiaries had approximately $2,767 million of Indebtedness on a consolidated basis, including $1,508 Term loan B-1, $550 million (excluding approximately $11 million of discount on the notes) in respect of the notes, $70 million of outstanding borrowings under the Credit Agreement (including the $70 million drawn from the revolving portion of senior secured credit facilities) and $650 million in respect of the NBTY Notes. In addition, NBTY had an additional $130 million of unused commitments under the revolving credit facility under the Credit Agreement.

        Holdings is a direct holding company of NBTY and its Subsidiaries. The operations of Holdings are conducted through Subsidiaries of NBTY and, therefore, Holdings depends on cash flow of its Subsidiaries to meet its obligations, including its obligations under the notes. The Issuer's ability to make any cash payments to the holders of the notes is limited by NBTY's Credit Agreement and the NBTY Indenture, each of which limit the ability of NBTY and its Subsidiaries to pay dividends or make other distributions to Holdings. There can be no assurance that sufficient funds will be available when necessary to make any required cash payments under the notes. Any right of Holdings to receive assets of any of its Subsidiaries upon that Subsidiary's bankruptcy, liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that Holdings is itself reorganized as a creditor of that Subsidiary, in which case the claims of Holdings would still be subordinate in right of payment to any security in the assets of the Subsidiary and any indebtedness of that Subsidiary senior to that held by Holdings. Holdings' Subsidiaries currently accounted for all of its net revenues and hold all of its assets other than its ownership in equity interests of NBTY.

Guarantees

        As of the date of this prospectus, the notes are not be guaranteed by any of Holdings' Subsidiaries. Under the circumstances described under "—Certain Covenants—Future Guarantors," Holdings will be required to cause certain of its Restricted Subsidiaries that guarantee other Indebtedness of Holdings to guarantee the notes.

        To the extent any Restricted Subsidiary guarantees the notes in the future pursuant to the covenant described under "Certain Covenants—Future Guarantors," each such Guarantee of a Guarantor will be automatically released and discharged upon:

          (a)   the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the indenture,

          (b)   Holdings designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under "—Certain Covenants—Limitation on Restricted Payments" and the definition of "Unrestricted Subsidiary,"

          (c)   the release or discharge of the guarantee by such Restricted Subsidiary of the Indebtedness or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the notes, except if a release or discharge is by or as a result of payment under such other guarantee,

          (d)   Holdings' exercise of its legal defeasance option or covenant defeasance option as described under "—Defeasance," or if Holdings' obligations under the indenture are discharged in accordance with the terms of the indenture, or

          (e)   such Guarantor is released from its guarantees of all other Indebtedness for borrowed money of Holdings.

Change of Control

        Upon the occurrence of any of the following events (each, a "Change of Control"), each holder has the right to require Holdings to purchase all or any part of such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent Holdings has previously elected to redeem notes as described under "—Optional Redemption":

          (1)   the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of Holdings and its Subsidiaries, taken as a whole, to a Person other than one or more of the Permitted Holders; or

          (2)   Holdings becomes aware of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Equity Interests or otherwise, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), of Voting Stock of Holdings representing 50% or more of the total voting power of the Voting Stock of Holdings; or

          (3)   Holdings ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of NBTY (except to the extent NBTY is merged with or into Holdings in accordance with the terms of the indenture).

        Within 30 days following any Change of Control, except to the extent that Holdings has exercised its right to redeem the notes as described under "—Optional Redemption," Holdings will mail a notice (a "Change of Control Offer") to each holder with a copy to the Trustee describing:

          (1)   that a Change of Control has occurred and that such holder has the right to require Holdings to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

          (2)   the transaction or transactions that constitute such Change of Control;

          (3)   the purchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (4)   the instructions determined by Holdings, consistent with this covenant, that a holder must follow in order to have its notes purchased.

        Holdings will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Holdings and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

        A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control.

        We will comply, to the extent applicable, with the requirements of Rule l4e-l of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this paragraph by virtue of such compliance.

        This Change of Control purchase provision is a result of negotiations between us and the initial purchasers of the outstanding notes. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

        The occurrence of a Change of Control under the indenture would also constitute a default under the Credit Agreement which permits the lenders to accelerate the maturity of borrowings thereunder and would also likely constitute a change of control under the NBTY Notes and require NBTY to offer to repurchase the NBTY Notes under the NBTY Indenture. In addition, the Credit Agreement and the NBTY Indenture limit NBTY's ability to make cash available to Holdings, by dividend, debt repayment or otherwise to enable Holdings to purchase the notes in the event of a Change of Control, unless and until the indebtedness under the Credit Agreement and the NBTY Notes is repaid in full. As a result, following a Change of Control, Holdings may not be able to repurchase the notes unless all indebtedness outstanding under the Credit Agreement and the NBTY Notes is first repaid and any other indebtedness that contains similar provisions is repaid, or we obtain a waiver from the holders of such indebtedness to provide Holdings with sufficient cash to repurchase the notes. See "Risk Factors—Risks Relating to Our Notes and Opco Notes—We may not be able to satisfy our obligations to holders of the notes or the Opco Notes upon a change of control."

        Our future Indebtedness may also contain prohibitions on certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require Holdings to repurchase the notes could cause a default under such senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on Holdings. Finally, Holdings' ability to pay cash to the holders upon a purchase may be limited by Holdings' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

        The definition of "Change of Control" includes a phrase relating to the sale, lease or transfer of "all or substantially all" the assets of Holdings and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Holdings to purchase such notes as a result of a sale, lease or transfer of less than all of the assets of Holdings and its Subsidiaries taken as a whole to another Person or group may be uncertain. See "Risk Factors—Risks Relating to Our Notes and Opco Notes—Holders of the notes or the Opco Notes may not be able to determine when a change of control giving rise to their right to have the notes or the Opco Notes repurchased has occurred following a sale of "substantially all" of our assets."

        The provisions under the indenture relating to Holdings' obligation to make an offer to purchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Certain Covenants

        Set forth below are summaries of certain covenants contained in the indenture. If on any date following the Issue Date (i) the notes have Investment Grade Ratings from both Rating Agencies, and

(ii) no Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a "Covenant Suspension Event"), Holdings and its Restricted Subsidiaries will not be subject to the following covenants or provisions (collectively, the "Suspended Covenants"):

          (1)   "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (2)   "—Limitation on Restricted Payments";

          (3)   "—Dividend and Other Payment Restrictions Affecting Subsidiaries";

          (4)   "—Asset Sales";

          (5)   "—Transactions with Affiliates"; and

          (6)   clause (4) of the first paragraph of "—Merger, Consolidation or Sale of All or Substantially All Assets."

        If Holdings and its Restricted Subsidiaries are not subject to the Suspended Covenants under the indenture for any period of time as a result of the foregoing, and on any subsequent date (the "Reversion Date") one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the notes below an Investment Grade Rating, then Holdings and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the indenture with respect to future events.

        The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to in this description as the "Suspension Period." Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Cash Proceeds will be reset at zero. In the event of any such reinstatement, no action taken or omitted to be taken by Holdings or any of its Restricted Subsidiaries before such reinstatement will give rise to a Default or Event of Default under the indenture with respect to the notes; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described under the caption "—Limitation on Restricted Payments" had been in effect before, but not during, the Suspension Period, provided that no Subsidiaries may be designated as Unrestricted Subsidiaries during the Suspension Period, and (2) all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been Incurred or issued pursuant to clause (c) of the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock." In addition, for purposes of the covenant described under "—Transactions with Affiliates," all agreements and arrangements entered into by Holdings and any Restricted Subsidiary with an Affiliate of Holdings during the Suspension Period before such Reversion Date will be deemed to have been entered into on or before the Issue Date and for purposes of the covenant described under "—Dividend and Other Payment Restrictions Affecting Subsidiaries," all contracts entered into during the Suspension Period before such Reversion Date that contain any of the restrictions contemplated by such covenant will be deemed to have been existing on the Issue Date.

        There can be no assurance that the notes will ever achieve or maintain an Investment Grade Rating.

        We are required to provide an Officer's Certificate to the Trustee indicating the occurrence of any Covenant Suspension Event or Reversion Date. The Trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on Holdings and its Subsidiaries' future compliance with their covenants or (iii) notify the holders of any Covenant Suspension Event or Reversion Date.

        Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.    The indenture provides that:

          (1)   Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

          (2)   Holdings will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that (i) Holdings and any Restricted Subsidiary (other than NBTY or any of its Restricted Subsidiaries) may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary (other than NBTY or any of its Restricted Subsidiaries) may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of Holdings and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period and (ii) NBTY and any Restricted Subsidiary of NBTY may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of NBTY and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which NBTY internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

        The foregoing limitations will not apply to (collectively, "Permitted Debt"):

          (a)   the Incurrence by Holdings or its Restricted Subsidiaries of Indebtedness under any Credit Agreement, the guarantees thereof and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount not to exceed $2,300.0 million outstanding at any one time, less the aggregate amount of all permanent reductions of Indebtedness thereunder as a result of principal payments actually made with Net Cash Proceeds from Asset Sales;

          (b)   the Incurrence by Holdings and any Guarantor, if any, of Indebtedness represented by the notes (not including any additional notes), any Guarantee, if any, (any exchange notes and guarantees, if any, thereof) or any PIK Notes (and any related increase in the principal amount of the notes) issued from time to time in respect of any PIK Payment in accordance with the terms of the indenture (not including any additional notes) and any Guarantee, if any, with respect to the foregoing;

          (c)   Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

          (d)   Indebtedness (including, without limitation, Capitalized Lease Obligations and mortgage financings as purchase money obligations) Incurred by Holdings or any of its Restricted Subsidiaries, Disqualified Stock issued by Holdings or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of Holdings to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets used or useful in the business of Holdings or its Restricted Subsidiaries or in a Similar Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount or liquidation preference, including all Indebtedness Incurred and Disqualified Stock or Preferred Stock issued to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred and Disqualified Stock or Preferred Stock issued pursuant to this clause (d), not to exceed the greater of (x) $75.0 million and (y) 1.75% of Total Assets at the time of Incurrence, at any one time outstanding;

          (e)   Indebtedness Incurred by Holdings or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

          (f)    indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of Holdings in accordance with the terms of the indenture not exceeding the proceeds of such disposition, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

          (g)   Indebtedness of Holdings to a Restricted Subsidiary; provided that (x) such Indebtedness will be subordinated to Holdings' Obligations with respect to the notes and (y) any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary) will be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (g);

          (h)   shares of Preferred Stock of a Restricted Subsidiary issued to Holdings or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Holdings or another Restricted Subsidiary) will be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (h);

          (i)    Indebtedness of a Restricted Subsidiary to Holdings or another Restricted Subsidiary; provided that (x) if a Guarantor, if applicable, Incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor, if applicable, and (y) any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary) will be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (i);

          (j)    Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

          (k)   obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by Holdings or any Restricted Subsidiary in the ordinary course of business;

          (l)    Indebtedness or Disqualified Stock of Holdings or any Restricted Subsidiary of Holdings and Preferred Stock of any Restricted Subsidiary of Holdings in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of (x) $150.0 million and (y) 3.5% of Total Assets at the time of Incurrence, at any one time outstanding;

          (m)  any guarantee by Holdings or a Restricted Subsidiary of Indebtedness or other obligations of Holdings or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by Holdings or such Restricted Subsidiary is permitted under the terms of the indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the notes or any Guarantee, if applicable, of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor, if applicable, with respect to such Indebtedness will be subordinated in right of payment to such Guarantor's Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes or the Guarantee of such Restricted Subsidiary, as applicable;

          (n)   the Incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of Holdings that serves to refund, refinance, replace, redeem, repurchase, retire or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (n), (o) and (r) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums, fees and expenses in connection therewith (subject to the following proviso, "Refinancing Indebtedness") before its respective maturity; provided, however, that such Refinancing Indebtedness:

            (1)   has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired;

            (2)   has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired;

            (3)   to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness;

            (4)   is Incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus (y) the amount of premium, fees and expenses Incurred in connection with such refinancing; and

            (5)   will not include (x) Indebtedness of a Restricted Subsidiary of Holdings that is not a Guarantor that refinances Indebtedness of Holdings or a Guarantor, or (y) Indebtedness of Holdings or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

          (o)   Indebtedness, Disqualified Stock or Preferred Stock (i) of Holdings or any of its Restricted Subsidiaries Incurred to finance an acquisition and (ii) of Persons that are acquired by

  Holdings or any of its Restricted Subsidiaries or merged into Holdings or a Restricted Subsidiary in accordance with the terms of the indenture; provided, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock:

            (1)   with respect to Indebtedness, Disqualified Stock or Preferred Stock incurred as a result of such acquisition by Holdings or any of the Restricted Subsidiaries (other than NBTY or any of its Subsidiaries that is a Restricted Subsidiary), either

              (a)   Holdings would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in subclause (i) of the first paragraph of this covenant; or

              (b)   the Fixed Charge Coverage Ratio of Holdings would be greater than immediately before such acquisition; and

            (2)   with respect to Indebtedness, Disqualified Stock or Preferred Stock incurred as a result of such acquisition by NBTY or any of its Subsidiaries that is a Restricted Subsidiary, either

                (i)  NBTY would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in subclause (ii) of the first paragraph of this covenant, or

               (ii)  the Fixed Charge Coverage Ratio of NBTY would be greater than immediately before such acquisition;

          (p)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

          (q)   Indebtedness of Holdings or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

          (r)   Contribution Indebtedness;

          (s)   Indebtedness of Holdings or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

          (t)    Indebtedness of Foreign Subsidiaries of Holdings in an amount not to exceed the greater of (x) $100.0 million or (y) 2.25% of Total Assets at the time of such Incurrence, at any one time outstanding;

          (u)   Indebtedness of a joint venture to Holdings or a Restricted Subsidiary and to the other holders of Equity Interests of such joint venture, so long as the percentage of the aggregate amount of such Indebtedness of such joint venture owed to such other holders of its Equity Interests does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such joint venture held by such other holders;

          (v)   Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to Holdings or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

          (w)  Indebtedness owed on a short-term basis to banks and other financial institutions Incurred in the ordinary course of business of Holdings and the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Holdings and the Restricted Subsidiaries;

          (x)   Indebtedness consisting of Indebtedness issued by Holdings or any Restricted Subsidiary to future, current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent company of Holdings to the extent described in clause (4) of the second paragraph under the caption "—Limitation on Restricted Payments";

          (y)   customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

          (z)   Indebtedness incurred by a Restricted Subsidiary in connection with bankers' acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm's-length commercial terms;

          (aa) Indebtedness incurred by Holdings or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited with the Trustee to defease or satisfy and discharge the notes in accordance with the indenture;

          (bb) guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates; and

          (cc) the incurrence by Holdings or any Restricted Subsidiary of Indebtedness consisting of guarantees of Indebtedness incurred by Permitted Joint Ventures; provided that the aggregate principal amount of Indebtedness Guaranteed pursuant to this clause (cc) does not at any one time outstanding exceed $50.0 million.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to the first paragraph of this covenant, Holdings will, in its sole discretion, at the time of Incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant, provided that all Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been Incurred pursuant to clause (a) and Holdings will not be permitted to reclassify all or any portion of such Indebtedness. Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness (including the issuance of PIK Notes) with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness, provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar-equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

        Limitation on Restricted Payments.    The indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any distribution on account of Holdings' or any of its Restricted Subsidiaries' Equity Interests, including any payment made in connection with any merger or consolidation involving Holdings (other than (A) dividends or distributions by Holdings payable solely in Equity Interests (other than Disqualified Stock) of Holdings; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

          (2)   purchase or otherwise acquire or retire for value any Equity Interests of Holdings or any direct or indirect parent of Holdings;

          (3)   make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case before any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the definition of "Permitted Debt"; or

          (4)   make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

          (a)   no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof;

          (b)   immediately after giving effect to such transaction on a pro forma basis, (x) in the case of any Restricted Payment by Holdings or any of its Restricted Subsidiaries (other than NBTY and its Restricted Subsidiaries), Holdings could Incur $1.00 of additional Indebtedness under the provisions of subclause (i) in the first paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and (y) in the case of any Restricted Payment by NBTY or any of its Restricted Subsidiaries, NBTY could Incur $1.00 of additional Indebtedness under the provisions of subclause (ii) in the first paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; and

          (c)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication,

            (1)   50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from July 1, 2012 to the end of Holdings' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

            (2)   100% of the aggregate net proceeds, including cash and the Fair Market Value of assets other than cash, received by Holdings after the Issue Date from the issue or sale of Equity Interests of Holdings (other than Excluded Equity), including such Equity Interests issued upon exercise of warrants or options, plus

            (3)   100% of the aggregate amount of contributions to the capital of Holdings received in cash and the Fair Market Value of property other than cash after the Issue Date (other than Excluded Equity), plus

            (4)   the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, of Holdings or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by Holdings or any Restricted Subsidiary)) which has been converted into or exchanged for Equity Interests in Holdings or any direct or indirect parent of Holdings (other than Excluded Equity), plus

            (5)   100% of the aggregate amount received by Holdings or any Restricted Subsidiary in cash and the Fair Market Value of property other than cash received by Holdings or any Restricted Subsidiary from:

              (A)  the sale or other disposition (other than to Holdings or a Subsidiary of Holdings) of Restricted Investments made by Holdings and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from Holdings and its Restricted Subsidiaries by any Person (other than Holdings or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the next succeeding paragraph),

              (B)  the sale (other than to Holdings or a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by Holdings or any Restricted Subsidiary)) of the Capital Stock of an Unrestricted Subsidiary, or

              (C)  any distribution or dividend from an Unrestricted Subsidiary (to the extent such distribution or dividend is not already included in the calculation of Consolidated Net Income), plus

            (6)   in the event any Unrestricted Subsidiary of Holdings has been redesignated as a Restricted Subsidiary or has been merged or consolidated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings, in each case after the Issue Date, the Fair Market Value of the Investment of Holdings in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the next succeeding paragraph or constituted a Permitted Investment).

        The foregoing provisions will not prohibit:

          (1)   the payment of any dividend or distribution or consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of the indenture;

          (2)   (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests ("Retired Capital Stock") of Holdings or any direct or indirect parent of Holdings, or Subordinated Indebtedness of Holdings or, if applicable, any Guarantor, in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of Holdings or any direct or indirect parent of Holdings or contributions to the equity capital of Holdings (other than Excluded Equity) (collectively, including any such contributions, "Refunding Capital Stock"); and

            (b)   the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings or to an employee stock ownership plan or any trust established by Holdings or any of its Subsidiaries) of Refunding Capital Stock;

          (3)   the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of Holdings or, if applicable, any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness thereof;

          (4)   the purchase, retirement, redemption or other acquisition (or dividends to Holdings or any direct or indirect parent of Holdings to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests of Holdings or any direct or indirect parent of Holdings held by any future, present or former employee, director or consultant of Holdings or any direct or indirect parent of Holdings or any Subsidiary of Holdings (or their permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) will not exceed (x) $10.0 million in any calendar year or (y) subsequent to the consummation of an underwritten public Equity Offering of common stock of Holdings or any direct or indirect parent of Holdings or any Subsidiary of Holdings (an "IPO"), $20.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years up to a maximum of (1) $15.0 million in the aggregate in any calendar year or (2) subsequent to the consummation of an IPO, $25.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

            (a)   the cash proceeds received by Holdings or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Excluded Equity) of Holdings or any direct or indirect parent of Holdings (to the extent contributed to Holdings) to members of management, directors or consultants of Holdings and its Restricted Subsidiaries or any direct or indirect parent of Holdings that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

            (b)   the cash proceeds of key man life insurance policies received by Holdings or any direct or indirect parent of Holdings (to the extent contributed to Holdings) and its Restricted Subsidiaries after the Issue Date

  (provided that Holdings may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year); in addition, cancellation of Indebtedness owing to Holdings from any current or former officer, director or employee (or any permitted transferees thereof) of Holdings or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of Holdings from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the indenture;

          (5)   the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Holdings or any of its Restricted Subsidiaries and any Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (6)   the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock and the declaration and payment of dividends to any direct or indirect parent of Holdings, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock of any direct or indirect parent of Holdings issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Fixed Charge Coverage Ratio of Holdings and its Restricted Subsidiaries would have been at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by Holdings from the sale (or the contribution of the net cash proceeds from the sale) of Designated Preferred Stock;

          (7)   the Transactions, including any Restricted Payment permitted under the NBTY Indenture that is used to fund the Transactions and the fees and expenses related thereto;

          (8)   the payment of dividends on Holdings' common stock (or the payment of dividends to any direct or indirect parent of Holdings to fund the payment by any direct or indirect parent of Holdings of dividends on such entity's common stock) of up to 6.0% per annum of the net cash proceeds received by Holdings from any public offering of common stock or contributed to Holdings by any direct or indirect parent of Holdings from any public offering of common stock;

          (9)   Restricted Payments that are made with Excluded Contributions;

          (10) other Restricted Payments in an aggregate amount not to exceed the greater of (x) $75.0 million and (y) 1.75% of Total Assets, at the time of such Restricted Payment, at any one time outstanding;

          (11) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of Holdings and its Restricted Subsidiaries pursuant to provisions similar to those described under "—Change of Control" and "—Asset Sales"; provided that, before such payment, purchase, redemption, defeasance or other acquisition or retirement for value, Holdings (or a third party to the extent permitted by the indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

          (12) for so long as Holdings is a member of a group filing a consolidated or combined income tax return with any direct or indirect parent of Holdings, the payment of dividends or other distributions to such direct or indirect parent of Holdings in amounts required for such parent company to pay federal, state and local income taxes imposed on such entity to the extent such income taxes are attributable to the income of Holdings and its Subsidiaries; provided, however, that (i) the amount of such payments in respect of any tax year does not, in the aggregate, exceed the amount that Holdings and its Subsidiaries that are members of such consolidated or combined group would have been required to pay in respect of federal, state and local income taxes (as the case may be) in respect of such year if Holdings and its Subsidiaries paid such income taxes directly as a stand-alone consolidated or combined income tax group (reduced by any such taxes paid directly by Holdings or any Subsidiary) and (ii) the permitted payment pursuant to this clause (12) with respect to any taxes attributable to income of any Unrestricted Subsidiary for any taxable period will be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to Holdings or any Restricted Subsidiary for the purposes of paying such consolidated, combined or similar taxes;

          (13) the payment of dividends, other distributions or other amounts to, or the making of loans to any direct or indirect parent, in the amount required for such entity to, if applicable:

            (a)   pay amounts equal to the amounts required for any direct or indirect parent of Holdings to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of Holdings, if applicable, and general corporate operating and overhead expenses of any direct or indirect parent of Holdings, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of Holdings and its Subsidiaries;

            (b)   pay, if applicable, amounts equal to amounts required for any direct or indirect parent of Holdings to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to Holdings (other than as Excluded Equity) and that has been guaranteed by, and is otherwise considered Indebtedness of, Holdings or any Restricted Subsidiary Incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

            (c)   pay fees and expenses incurred by any direct or indirect parent of Holdings, other than to Affiliates of Holdings, related to any unsuccessful equity or debt offering of such parent; and

            (d)   payments to the Sponsor (a) pursuant to the Management Agreement as in effect as of the Issue Date or as thereafter amended, supplemented or replaced (so long as not more disadvantageous to the holders of the notes in any material respect than the Management Agreement as in effect on the Issue Date) or (b) for any other financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to agreements with the Sponsor described in the offering memorandum used for the issuance of the outstanding notes or (y) approved by a majority of the Board of Directors of Holdings in good faith;

          (14) the payment of cash dividends or other distributions on Holdings' Capital Stock used to, or the making of loans to any direct or indirect parent of Holdings to, fund the payment of fees and expenses owed by Holdings or any direct or indirect parent of Holdings, as the case may be, or Restricted Subsidiaries of Holdings to Affiliates, in each case to the extent permitted by the covenant described under "—Transactions with Affiliates";

          (15) (i) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;

          (16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

          (17) payments or distributions to satisfy dissenters' rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all the property and assets of Holdings;

          (18) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to a Restricted Subsidiary of Holdings by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or cash equivalents); and

          (19) the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of Holdings;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (4), (6), (8), (9), (10), (11) and (18), no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof.

        As of the Issue Date and the date of this prospectus, all of Holdings' Subsidiaries were Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of "Investments." Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

        For purposes of the covenant described above, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of "Permitted Investments," Holdings may divide and classify such Investment or Restricted Payment in any manner that complies with this covenant and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

        Dividend and Other Payment Restrictions Affecting Subsidiaries.    The indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

          (a)   (i) pay dividends or make any other distributions to Holdings or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to Holdings or any of its Restricted Subsidiaries;

          (b)   make loans or advances to Holdings or any of its Restricted Subsidiaries; or

          (c)   sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

          (1)   contractual encumbrances or restrictions in effect on the Issue Date, including (x) pursuant to the Credit Agreement and the other documents relating to the Credit Agreement,

  (y) pursuant to Existing Indebtedness and the other documents related to the NBTY Notes and (z) Hedging Obligations;

          (2)   the indenture, the outstanding notes and any exchange notes and, if applicable, any guarantees thereof;

          (3)   applicable law or any applicable rule, regulation or order;

          (4)   any agreement or other instrument of a Person acquired by Holdings or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

          (5)   customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary;

          (6)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (7)   customary provisions in (x) joint venture agreements entered into in the ordinary course of business with respect to the Equity Interests subject to the joint venture and (y) operating or other similar agreements, asset sale agreements, stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

          (8)   purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business to the extent imposing restrictions of the nature discussed in clause (c) above on the property so acquired;

          (9)   customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business to the extent imposing restrictions of the type described in clause (c) above on the property subject to such lease;

          (10) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

          (11) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of Holdings that is Incurred subsequent to the Issue Date pursuant to the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; provided that such encumbrances and restrictions contained in any agreement or instrument will not (except upon a default or event of default thereunder) materially impair Holdings' ability to make anticipated principal or Cash Interest payments on the notes (as determined by Holdings in good faith);

          (12) any encumbrance or restriction contained in Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Liens" to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;

          (13) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the property or assets of Holdings or any Restricted Subsidiary in any manner material to Holdings or any Restricted Subsidiary or (y) materially affect Holdings' ability to make anticipated principal or interest payment on the notes (as determined by Holdings in good faith);

          (14) existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (15) Indebtedness of Foreign Subsidiaries permitted to be incurred pursuant to the provisions of the covenant described under the caption "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; and

          (16) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (15) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Holdings, no more restrictive as a whole with respect to such encumbrances or restrictions than before such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

        For purposes of determining compliance with this covenant (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions before dividends or liquidating distributions being paid on common stock will not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Holdings or a Restricted Subsidiary of Holdings to other Indebtedness Incurred by Holdings or any such Restricted Subsidiary will not be deemed a restriction on the ability to make loans or advances.

        Asset Sales.    The indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:

          (1)   Holdings or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by Holdings) of the assets sold or otherwise disposed of; and

          (2)   except in the case of a Permitted Asset Swap, at least 75% of the consideration therefore received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Replacement Assets; provided, however, that the amount of:

            (a)   any liabilities (as shown on Holdings' or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of Holdings or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies Holdings or such Restricted Subsidiary, as the case may be, from further liability;

            (b)   any notes or other obligations or other securities or assets received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

            (c)   any Designated Non-cash Consideration received by Holdings or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 2.25% of Total

    Assets, at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

        will each be deemed to be Cash Equivalents for the purposes of this clause (2).

        Within 365 days after Holdings' or any Restricted Subsidiary's receipt of the Net Cash Proceeds of any Asset Sale, Holdings or such Restricted Subsidiary may apply the Net Cash Proceeds from such Asset Sale, at its option:

          (1)   to permanently reduce Obligations under any Secured Indebtedness of Holdings or any Indebtedness of any Restricted Subsidiary and, in the case of revolving obligations thereunder, to correspondingly reduce commitments with respect thereto;

          (2)   to permanently reduce Obligations under (x) other Pari Passu Indebtedness of Holdings or, if applicable, any Guarantors (provided that if Holdings or any Guarantor will so reduce such Obligations under such other Pari Passu Indebtedness, Holdings will equally and ratably reduce Obligations under the notes if the notes are then redeemable at par or, if the notes are not redeemable at par, by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of notes that would otherwise be redeemed) or (y) Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case, other than Indebtedness owed to Holdings or an Affiliate of Holdings (provided that in the case of any reduction of any revolving obligations pursuant to this clause (2), Holdings or such Restricted Subsidiary will effect a corresponding reduction of commitments with respect thereto);

          (3)   to an Investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of Holdings), assets, or property or capital expenditures, in each case used or useful in a Similar Business;

          (4)   to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of Holdings), properties or assets that replace the properties and assets that are the subject of such Asset Sale; or

          (5)   any combination of the foregoing;

provided that Holdings and its Restricted Subsidiaries will be deemed to have complied with the provisions described in clauses (3) and (4) of this paragraph if and to the extent that, within 365 days after the Asset Sale that generated the Net Cash Proceeds, Holdings has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Similar Business, make an Investment in Replacement Assets or make a capital expenditure in compliance with the provision described in clauses (3) and (4) of this paragraph, and that acquisition, purchase or capital expenditure is thereafter completed within 180 days after the end of such 365-day period.

        Pending the final application of any such Net Cash Proceeds, Holdings or such Restricted Subsidiary of Holdings may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. The indenture provides that any Net Cash Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the second paragraph of this covenant will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $30.0 million, Holdings will be required to make an offer (an "Asset Sale Offer") to all holders of notes and to all holders of other Pari Passu Indebtedness containing provisions similar to those set forth in the indenture with respect to Asset Sales, to purchase the maximum principal amount of such notes and Pari Passu Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or in the event such other Indebtedness was issued with original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or such lesser price, if any, as may be provided by the terms of such other Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $30.0 million by mailing the notice required pursuant to the terms of the indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and such other Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Holdings may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and Pari Passu Indebtedness, as appropriate, surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee will select the notes and Holdings or its agent will select such other Indebtedness to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. Notwithstanding the foregoing, Holdings will not be required to apply in accordance with this paragraph any Excess Proceeds received in respect of an Asset Sale by NBTY or any of its Subsidiaries until such time as NBTY and its Subsidiaries are permitted, in accordance with the terms of the NBTY Indenture, to dividend or distribute an amount at least equal to such Excess Proceeds to Holdings.

        Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the purchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the indenture by virtue thereof.

        If more notes are tendered in an Asset Sale Offer than Holdings is required to purchase, selection of such notes for purchase will be made in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not listed, on a pro rata basis (and in such manner as complies with applicable legal requirements); provided, that the selection of notes for purchase will not result in a noteholder with a principal amount of notes less than the minimum denomination to the extent practicable.

        Notices of an Asset Sale Offer will be mailed by first class mail, postage prepaid, or sent electronically, at least 30 but not more than 60 days before the purchase date to each noteholder at such holder's registered address or otherwise in accordance with DTC procedures. If any note is to be purchased in part only, any notice of purchase that relates to such note will state the portion of the principal amount thereof that has been or is to be purchased.

        A new note in principal amount equal to the unpurchased portion of any note purchased in part will be issued in the name of the holder thereof upon cancellation of the original note. On and after the purchase date, unless Holdings defaults in payment of the purchase price, interest will cease to accrue on notes or portions thereof purchased.

        Transactions with Affiliates.    The indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each of the foregoing, an "Affiliate Transaction") involving aggregate consideration in excess of $10.0 million, unless:

          (a)   such Affiliate Transaction is on terms that are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person; and

          (b)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, Holdings delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of Holdings, approving such Affiliate Transaction and set forth in an Officer's Certificate certifying that such Affiliate Transaction complies with clause (a) above.

        The foregoing provisions will not apply to the following:

          (1)   (a) transactions between or among Holdings and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (b) any merger or consolidation of Holdings or any direct parent of Holdings, provided that such parent company will have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of Holdings and such merger or consolidation is otherwise in compliance with the terms of the indenture and effected for a bona fide business purpose;

          (2)   (a) Restricted Payments permitted by the indenture and (b) Permitted Investments;

          (3)   any employment agreements entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business and the payment of reasonable and customary fees and reimbursements paid to, and indemnity and similar arrangements provided on behalf of, officers, directors, employees or consultants of Holdings or any Restricted Subsidiary or (to the extent relating to the business of Holdings and its Subsidiaries) any direct or indirect parent of Holdings;

          (4)   transactions in which Holdings or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

          (5)   payments or loans (or cancellation of loans, advances or guarantees) or advances to employees or consultants or guarantees in respect thereof for bona fide business purposes in the ordinary course of business;

          (6)   any agreement as in effect as of the Issue Date (other than the Management Agreement) or as thereafter amended, supplemented or replaced (so long as not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction or payments contemplated thereby;

          (7)   the Management Agreement as in effect as of the Issue Date or as thereafter amended, supplemented or replaced (so long as not more disadvantageous to the holders of the notes in any material respect than the Management Agreement as in effect on the Issue Date) or any transaction or payments (including reimbursement of out-of-pocket expenses) contemplated thereby;

          (8)   the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto or similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Issue Date will only be permitted by this clause (8) to the extent that the terms of any such existing transaction, arrangement or agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original transaction, arrangement or agreement as in effect on the Issue Date;

          (9)   (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, which are fair to Holdings and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of Holdings, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with Unrestricted Subsidiaries in the ordinary course of business;

          (10) any transaction effected as part of a Qualified Receivables Financing;

          (11) the sale or issuance of Equity Interests (other than Disqualified Stock) of Holdings;

          (12) payments by Holdings or any of its Restricted Subsidiaries to the Sponsor or any of its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to agreements with the Sponsor described in the offering memorandum used for the issuance of the outstanding notes or (y) approved by a majority of the Board of Directors of Holdings in good faith;

          (13) any contribution to the capital of Holdings (other than Disqualified Stock);

          (14) any transaction with a Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because Holdings or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that no Affiliate of Holdings or any of its Subsidiaries other than Holdings or a Restricted Subsidiary will have a beneficial interest or otherwise participate in such Person;

          (15) transactions between Holdings or any of its Restricted Subsidiaries and any Person, a director of which is also a director of Holdings or any direct or indirect parent of Holdings; provided, however, that such director abstains from voting as a director of Holdings or such direct or indirect parent of Holdings, as the case may be, on any matter involving such other Person;

          (16) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under "—Limitation on Restricted Payments";

          (17) the Transactions, including any Restricted Payment permitted under the NBTY Indenture that is used to fund the Transactions and the fees and expenses related thereto;

          (18) pledges of Equity Interests of Unrestricted Subsidiaries;

          (19) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Holdings or of a Restricted Subsidiary of Holdings, as appropriate, in good faith;

          (20) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by Holdings or any of its Restricted Subsidiaries with current, former or future officers and employees of Holdings or any of its Restricted Subsidiaries and the payment of compensation to officers and employees of Holdings or any of its Restricted

  Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

          (21) Investments by Affiliates in Indebtedness or preferred Equity Interests of Holdings or any of its Subsidiaries (and/or such Affiliates' exercise of any rights with respect thereto) so long as non-Affiliates were also offered the opportunity to acquire such Indebtedness or preferred Equity Interests, and transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of Holdings or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

          (22) the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of their obligations under the terms of, any customary registration rights agreement to which they are a party or become a party in the future; and

          (23) investments by the Sponsor in securities of Holdings or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by the Sponsor in connection therewith).

        Notwithstanding the foregoing provisions of this covenant, if and to the extent any action by NBTY or any of its Subsidiaries that is a Restricted Subsidiary is not deemed to be an Affiliate Transaction (as defined in the NBTY Indenture) under the NBTY Indenture, such action by NBTY or such Subsidiary, as the case may be, will not be deemed to be an Affiliate Transaction under the indenture governing the notes and, therefore, will not be subject to the provisions of this covenant.

        Liens.    The indenture provides that Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) on any asset or property of Holdings or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Obligations of Holdings or such Restricted Subsidiary, unless (1) in the case of Liens securing Subordinated Indebtedness, the notes or any applicable Guarantee is secured by a Lien on such assets of Holdings or such Restricted Subsidiary and proceeds thereof that is senior in priority to such Liens; or (2) in all other cases, the notes or any applicable Guarantee is equally and ratably secured with or before such Obligation with a Lien on the same assets of Holdings or such Restricted Subsidiary, as the case may be.

        The preceding paragraph will not require Holdings or any Restricted Subsidiary of Holdings to secure the notes if the relevant Lien consists of a Permitted Lien. Any Lien which is granted to secure the notes or such Guarantee under the preceding paragraph will be automatically released and discharged at the same time as the release of the Lien (other than a release following enforcement of remedies in respect of such Lien or the Obligations secured by such Lien) that gave rise to the obligation to secure the notes or such Guarantee under the preceding paragraph.

        Reports and Other Information.    The indenture provides that notwithstanding that Holdings may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, Holdings will file with the SEC, and provide the Trustee and holders with copies thereof, without cost to each holder:

          (1)   within 90 days after the end of each fiscal year (or such longer period as may be permitted by the SEC if Holdings were then subject to such SEC reporting requirements as a non-accelerated filer), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form) including, without limitation, a management's discussion and analysis of financial information,

          (2)   within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as may be permitted by the SEC if Holdings were then subject to such SEC reporting requirements as a non-accelerated filer), quarterly reports on Form 10-Q containing the information required to be contained therein (or any successor or comparable form) including, without limitation, a management's discussion and analysis of financial information, and

          (3)   within the time period specified for filing current reports on Form 8-K by the SEC, such other reports on Form 8-K (or any successor or comparable form);

provided, however, that Holdings will not be so obligated to file such reports with the SEC before the effectiveness of the Registration Statement, during which time Holdings will put such information on its website, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time Holdings would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

        For so long as Holdings has designated certain of its Subsidiaries as Unrestricted Subsidiaries, then the financial information required to be provided will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in the management's discussion and analysis of financial information, of the financial condition and results of operations of Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings.

        In addition, to the extent not satisfied by the foregoing, Holdings will agree that, for so long as any notes are outstanding, it will furnish to holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Notwithstanding the foregoing, Holdings will be deemed to have furnished such reports referred to above to the Trustee and the holders if Holdings or any direct or indirect parent of Holdings has filed such reports with the SEC through the EDGAR (or successor) filing system and such reports are publicly available.

        Notwithstanding the foregoing, the financial statements, information and other documents required to be provided as described above, may be those of (i) NBTY or (ii) any direct or indirect parent of NBTY; provided that, if the financial information so furnished relates to NBTY or such direct or indirect parent of NBTY, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to NBTY or to such parent, on the one hand, and the information relating to Holdings and its Restricted Subsidiaries on a standalone basis, on the other hand.

        So long as the notes are outstanding, Holdings will also:

          (a)   as promptly as reasonably practicable after furnishing to the Trustee the annual and quarterly reports required by clauses (1) and (2) of the first paragraph of this "Reports and Other Information" covenant, hold a conference call to discuss such reports and the results of operations for the relevant reporting period; and

          (b)   post to its website and on IntraLinks or any comparable password- protected online data system, which will require a confidentiality acknowledgment (but not restrict the recipients of such information in trading of securities of Holdings or its affiliates), before the date of the conference call required to be held in accordance with clause (a) of this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or informing holders of notes, prospective investors, market makers affiliated with any Initial Purchaser and securities analysts how they can obtain such information, including, without limitation, the applicable password or other login information.

        Future Guarantors.    The notes will not be guaranteed by any of Holdings' Subsidiaries on the Issue Date. If, after the Issue Date, (a) any Restricted Subsidiary (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary) that is a Wholly Owned Subsidiary of Holdings and is not a Foreign Subsidiary of Holdings and that guarantees any Indebtedness of Holdings or (b) Holdings otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, Holdings will cause such Restricted Subsidiary, within 20 business days of the date that such Indebtedness has been guaranteed, to (i) execute and deliver to the Trustee a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary will become a Guarantor under the indenture governing the notes.

        Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

        Each Guarantee will be released in accordance with the provisions of the indenture described under "—Guarantees."

Merger, Consolidation or Sale of All or Substantially All Assets

        The indenture provides that Holdings may not consolidate or merge with or into or wind up into (whether or not Holdings is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

          (1)   Holdings is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Holdings or such Person, as the case may be, being herein called the "Successor Company") and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under such laws;

          (2)   the Successor Company (if other than Holdings) expressly assumes all the obligations of Holdings under the indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

          (3)   immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default will have occurred and be continuing;

          (4)   immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either

            (a)   the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to subclause (i) of the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" or

            (b)   the Fixed Charge Coverage Ratio for the Successor Company would be equal to or greater than such ratio for Holdings immediately before such transaction;

          (5)   if the Successor Company is other than Holdings, each Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee will apply to such Person's obligations under the indenture and the notes; and

          (6)   Holdings will have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the indenture.

        The Successor Company (if other than Holdings) will succeed to, and be substituted for, Holdings under the indenture and the notes, and Holdings will automatically be released and discharged from its obligations under the indenture and the notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to Holdings, and (b) Holdings may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing Holdings in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of Holdings and its Restricted Subsidiaries is not increased thereby.

        The indenture further provides that subject to certain limitations in the indenture governing release of a Guarantee, if any, upon the sale or disposition of a Restricted Subsidiary of Holdings that is a Guarantor, if any, each Guarantor will not, and Holdings will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

          (1)   either (a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Guarantor") and the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the indenture and such Guarantor's Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee or (b) such sale or disposition or consolidation or merger is not in violation of the covenant described under "—Certain Covenants—Asset Sales";

          (2)   immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default will have occurred and be continuing; and

          (3)   the Successor Guarantor (if other than such Guarantor) will have delivered or caused to be delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

        Subject to certain limitations described in the indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the indenture and such Guarantor's Guarantee, and such Guarantor will automatically be released and discharged from its obligations under the indenture and such Guarantor's Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing such Guarantor in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby, (2) a

Guarantor may merge or consolidate with another Guarantor or Holdings and (3) a Guarantor may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

Defaults

        An Event of Default will be defined in the indenture as:

          (1)   a default in any payment of interest on any note when due continued for 30 days,

          (2)   a default in the payment of principal or premium, if any, of any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration or otherwise,

          (3)   the failure by Holdings or any of its Restricted Subsidiaries to comply for 60 days after written notice with any of its other agreements contained in the notes or the indenture,

          (4)   the failure by Holdings or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to Holdings or a Restricted Subsidiary of Holdings) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $45.0 million or its foreign currency equivalent (the "cross-acceleration provision"),

          (5)   certain events of bankruptcy or insolvency of Holdings or a Significant Subsidiary (the "bankruptcy provisions"),

          (6)   failure by Holdings or any Significant Subsidiary to pay final and non-appealable judgments aggregating in excess of $45.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent insurance companies), which judgments are not discharged, waived or stayed for a period of 60 days and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the "judgment default provision"), or

          (7)   the Guarantee, if any, of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof), or any Guarantor, if applicable, that is a Significant Subsidiary denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the indenture or the release of any such Guarantee in accordance with the indenture, and such Default continues for 10 days.

        The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        However, a default under clause (3) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the notes then outstanding notify Holdings of the default and Holdings does not cure such default within the time specified in clause (3) hereof after receipt of such notice.

        If an Event of Default (other than a Default relating to certain events of bankruptcy or insolvency of Holdings) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the notes then outstanding by written notice to Holdings may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy or insolvency of Holdings occurs, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the notes then outstanding may rescind any such acceleration with respect to the notes and its consequences.

        The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all the notes, waive, rescind or cancel any declaration of an existing or past Default or Event of Default and its consequences under the indenture if such waiver, rescission or cancellation would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes (other than such nonpayment of principal or interest that has become due as a result of such acceleration). Upon any such waiver, such Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured for every purpose of the indenture; but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

        In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the notes, if before the earlier of (i) a declaration of acceleration pursuant to the preceding paragraph and (ii) 20 days after such Event of Default arose, Holdings delivers an Officer's Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured.

        Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

          (1)   such holder has previously given the Trustee notice that an Event of Default is continuing,

          (2)   holders of at least 25% of the aggregate principal amount of the notes then outstanding have requested the Trustee to pursue the remedy,

          (3)   such holders have offered the Trustee security or indemnity reasonably satisfactory to it in any loss, liability or expense,

          (4)   the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

          (5)   the holders of a majority in principal amount of the notes then outstanding have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the notes then outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of notes notice of the Default within 90 days after it is known to the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interests on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the holders of the notes. In addition, Holdings is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate regarding compliance with the indenture. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action Holdings is taking or proposes to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the indenture, the notes and the note guarantees, if any, may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and any existing or past default or compliance with any provisions of such documents may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of the then outstanding notes affected, no amendment may (with respect to any notes held by a non-consenting holder):

          (1)   reduce the percentage of the aggregate principal amount of notes whose holders must consent to an amendment,

          (2)   reduce the rate of or extend the time for payment of interest on any note,

          (3)   reduce the principal of or change the Stated Maturity of any note,

          (4)   reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under "—Optional Redemption,"

          (5)   make any note payable in money other than that stated in such note,

          (6)   impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes,

          (7)   make any change in the amendment provisions that require each holder's consent or in the waiver provisions,

          (8)   make the notes or, if applicable, any Guarantee subordinated in right of payment to any other obligations, or

          (9)   modify the Guarantees, if any, in any manner adverse to the holders.

        A note does not cease to be outstanding because Holdings or any Affiliate of Holdings holds the note, provided that in determining whether the holders of the requisite amount of outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, notes owned by Holdings or any Affiliate of Holdings will be disregarded and deemed not to be outstanding.

        Without the consent of any holder, Holdings and Trustee may amend the indenture, the notes and the note guarantees, if any, to cure any ambiguity, omission, mistake, defect or inconsistency, to conform the text of the indenture, the Guarantees or the notes to this Description of Exchange Notes, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of Holdings under the indenture and the notes, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code), to add or release Guarantees in accordance with the terms of the indenture with respect to the notes, to secure the notes, to add to the covenants of Holdings for the benefit of the holders or to surrender any right or power conferred upon Holdings, to make any change that does not adversely affect the rights of any holder in any material respect, to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA, to make certain changes to the indenture to provide for the issuance of additional notes to the extent permitted by the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" as in effect before such amendment, evidence and provide for the acceptance of appointment by a successor trustee, provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the indenture, or in the event that PIK Notes are issued in certificated form, to make appropriate amendments to reflect an appropriate minimum denomination of certificated PIK Notes and establish minimum redemption amounts for certificated PIK Notes.

        The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or holder of any equity interests in Holdings or any direct or indirect parent or guarantor, if any, as such, will have any liability for any obligations of Holdings or guarantor, if any, under the notes or the indenture or any Guarantee, if any, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

        A noteholder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements or transfer documents and Holdings may require a noteholder to pay any taxes required by law or permitted by the indenture. The registrar will not be required to transfer or exchange any note selected for redemption (except in the case of a note to be redeemed in part, the portion of the note not to be redeemed) or to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or tendered and not withdrawn in connection with a Change of Control Offer or an Asset Sale Offer. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of notes, as expressly provided for in the indenture) as to all the notes then outstanding when:

          (1)   either (a) all the notes theretofore authenticated and delivered (except lost stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Holdings and thereafter repaid to Holdings or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of Holdings, and Holdings or any Guarantor, if any, has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Holdings directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   Holdings and/or the Guarantors, if any, have paid all other sums payable under the indenture; and

          (3)   Holdings has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Defeasance

        The Issuer at any time may terminate all its obligations under the notes and the indenture ("legal defeasance") and cure all then-existing Events of Default, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Issuer at any time may terminate its obligations under certain covenants that are described in the indenture, including the covenants described under "—Certain Covenants," the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under "—Defaults" and the undertakings and covenants contained under "—Change of Control" and "—Merger, Consolidation or Sale of All or Substantially All Assets" (other than clauses (1), (2) and (6) of the first paragraph thereof) ("covenant defeasance"). If Holdings exercises its legal defeasance option or its covenant defeasance option, each Guarantor, if any, will be released from all of its obligations with respect to its Guarantee.

        The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Holdings exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If Holdings exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3) (with respect to any Default by Holdings or any of its Restricted Subsidiaries with any of its obligations under the covenants described under "—Certain Covenants"), (4), (5) (with respect only to Significant Subsidiaries), (6) (with respect only to Significant Subsidiaries) or (7) under "—Defaults."

        In order to exercise either defeasance option, Holdings must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations (sufficient, without reinvestment, in the opinion of a nationally-recognized certified public accounting firm) for the payment of principal, premium (if any) and interest on the applicable issue of notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of Holdings.

Concerning the Trustee

        The Bank of New York Mellon is the Trustee under the indenture and has been appointed by Holdings as Registrar and a Paying Agent with regard to the notes.

Governing Law

        The indenture provides that it and the notes and the Guarantees, if any, will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        "Acquired Indebtedness" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of such specified Person, and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Applicable Premium" means, with respect to any note on any applicable redemption date, the greater of:

          (1)   1.0% of the then outstanding principal amount of the note; and

          (2)   the excess of

            (a)   the present value at such redemption date of (i) the redemption price of the note at November 1, 2013 (such redemption price being set forth in the applicable table appearing above under the caption "—Optional Redemption") plus (ii) all required interest payments due on the note through November 1, 2013 (excluding accrued but unpaid interest to the redemption date, and assuming that the rate of interest on the notes for the period from such redemption date through November 1, 2013 will be the rate for Cash Interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

            (b)   the then outstanding principal amount of the note.

        "Asset Sale" means:

          (1)   the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of Holdings or any Restricted Subsidiary of Holdings (each referred to in this definition as a "disposition") or

          (2)   the issuance or sale of Equity Interests (other than directors' qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to Holdings or another Restricted Subsidiary of Holdings) (whether in a single transaction or a series of related transactions), in each case other than:

            (a)   a sale, exchange or other disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged, unnecessary, unsuitable or worn out equipment in the ordinary course of business;

            (b)   the sale, conveyance, lease or other disposition of all or substantially all of the assets of Holdings in a manner pursuant to the provisions described above under "—Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control;

            (c)   any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under "—Certain Covenants—Limitation on Restricted Payments;"

            (d)   any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value of less than $10.0 million;

            (e)   any transfer or disposition of property or assets by a Restricted Subsidiary of Holdings to Holdings or by Holdings or a Restricted Subsidiary of Holdings to a Restricted Subsidiary of Holdings;

            (f)    the creation of any Lien permitted under the indenture;

            (g)   any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

            (h)   the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable or other current assets held for sale in the ordinary course of business and not in connection with any financing transaction;

            (i)    the lease, assignment or sublease of any real or personal property in the ordinary course of business;

            (j)    a sale of accounts receivable and related assets of the type specified in the definition of "Receivables Financing" to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

            (k)   a transfer of accounts receivable and related assets of the type specified in the definition of "Receivables Financing" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

            (l)    any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Similar Business of comparable or greater market value or usefulness to the business of Holdings and its Restricted Subsidiaries as a whole, as determined in good faith by Holdings, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $20.0 million will be evidenced by an Officer's Certificate, and (2) $40.0 million will be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of Holdings;

            (m)  the grant in the ordinary course of business of any license or sub-license of patents, trademarks, know-how and any other intellectual property;

            (n)   the sale in a Sale/Leaseback Transaction of any property acquired after the Issue Date within twelve months of the acquisition of such property;

            (o)   the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business; and

            (p)   foreclosures, condemnations or any similar action on assets not prohibited by the indenture.

        "Board of Directors" means as to any Person, the board of directors or managers, sole member or managing member, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

        "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

        "Cash Contribution Amount" means the aggregate amount of cash contributions made to the capital of Holdings or, if applicable, any Guarantor described in the definition of "Contribution Indebtedness."

        "Cash Equivalents" means:

          (1)   U.S. Dollars, pounds sterling, euros or the national currency of any participating member state of the European Union;

          (2)   securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

          (3)   certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, or the foreign currency equivalent thereof, and whose long-term debt is rated "A" or the equivalent thereof by Moody's or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

          (4)   repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper issued by a corporation (other than an Affiliate of Holdings) rated at least "A-1" or the equivalent thereof by Moody's or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

          (6)   readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

          (7)   Indebtedness issued by Persons (other than the Sponsor) with a rating of "A" or higher from S&P or "A-2" or higher from Moody's in each case with maturities not exceeding two years from the date of acquisition;

          (8)   investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (6) above; and

          (9)   in the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) Investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (8) customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

          (1)   interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of Holdings' outstanding Indebtedness and commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Financing);

          (2)   interest on Indebtedness described in clause (13)(b) of the second paragraph under the covenant described under "—Certain Covenants—Limitation on Restricted Payments" (to the extent not already included in clause (1) above); and

          (3)   consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

        less interest income for such period;

provided that, for purposes of calculating Consolidated Interest Expense, no effect will be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

        For purposes of this definition, interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

          (1)   any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expenses (including the effect of all fees and expenses relating thereto), including, without limitation, any fees, expenses, charges or payments made under or contemplated in connection with the Transactions, will be excluded;

          (2)   the Net Income for such period will not include the cumulative effect of a change in accounting principles during such period;

          (3)   any net after-tax gains or losses on disposal of discontinued operations will be excluded;

          (4)   any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions (including Capital Stock of any Person) or asset dispositions or abandonments other than in the ordinary course of business (as determined in good faith by Holdings) will be excluded;

          (5)   any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Obligations and other derivative instruments will be excluded;

          (6)   the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor, if any), will be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

          (7)   solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of "—Certain Covenants—Limitation on Restricted Payments," the Net Income for such period of any Restricted Subsidiary (other than any Guarantor, NBTY or any of NBTY's Restricted Subsidiaries) will be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that (x) the net loss of any such Restricted Subsidiary will be included therein and (y) the Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

          (8)   any non-cash compensation expense realized from employee benefit plans or post employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries will be excluded;

          (9)   (a) (i) the non-cash portion of "straight-line" rent expense will be excluded and (ii) the cash portion of "straight-line" rent expense that exceeds the amount expensed in respect of such rent expense will be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by FASB ASC 815 will be excluded;

          (10) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FASB ASC 830 will be excluded;

          (11) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after the Issue Date related to employment of terminated employees, or (d) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, will be excluded;

          (12) [reserved];

          (13) the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets (including intangible assets, goodwill and deferred financing costs but excluding accounts receivable) or liabilities resulting from the application of GAAP and the amortization of intangibles arising from the application of GAAP (excluding any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) will be excluded; and

          (14) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated before the Reference Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction will be excluded.

        In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income will include the amount of proceeds actually received from business interruption insurance and reimbursements of any expenses and charges pursuant to indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the indenture.

        Notwithstanding the foregoing, for the purpose of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there will be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of Holdings or a Restricted Subsidiary of Holdings to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (c)(5) and (6) of the first paragraph thereof.

        "Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, compensation, rent and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided that if any non-cash charges referred to in this definition represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period will be subtracted from EBITDA in such future period to such extent paid.

        "Consolidated Senior Secured Debt Ratio" as of any date of determination means the ratio of (1) (x) Consolidated Total Indebtedness of Holdings and its Restricted Subsidiaries that is secured by a Lien as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made will occur minus (y) the aggregate amount of unrestricted cash and Cash Equivalents, in each case, that is held by Holdings and its Restricted Subsidiaries as of such date; provided that this clause (y) will be limited to $125.0 million; provided, further, that any cash and Cash Equivalents attributable to Foreign Subsidiaries will be calculated net of any reasonably anticipated repatriation costs and expenses of domesticating such cash and Cash Equivalents from such Foreign Subsidiaries as determined by Holdings in good faith, to (2) the EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made will occur, in each case, with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of "Fixed Charge Coverage Ratio."

        "Consolidated Taxes" means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under "—Certain Covenants—Limitation on Restricted Payments," which will be included as though such amounts had been paid as income taxes directly by such Person.

        "Consolidated Total Indebtedness" means, as of any date of determination, the aggregate principal amount of Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

          (1)   to purchase any such primary obligation or any property constituting direct or indirect security therefor,

          (2)   to advance or supply funds:

            (a)   for the purchase or payment of any such primary obligation; or

            (b)   to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

          (3)   to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Contribution Indebtedness" means Indebtedness of Holdings or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of Holdings after the Issue Date, provided that:

          (1)   such Contribution Indebtedness will be Indebtedness with a Stated Maturity later than the Stated Maturity of the notes and a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the notes, and

          (2)   such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officer's Certificate on the Incurrence date thereof.

        "Credit Agreement" means (i) the credit agreement entered into on October 1, 2010 among NBTY, Holdings, the financial institutions named therein and Barclays Bank PLC, as Administrative Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by Holdings to be included in the definition of "Credit Agreement," one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers' acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased, replaced or refunded in whole or in part from time to time.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the Fair Market Value of non-cash consideration received by Holdings or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

        "Designated Preferred Stock" means Preferred Stock of Holdings or any direct or indirect parent of Holdings, as applicable (other than Excluded Equity), that is issued after the Issue Date for cash and is so designated as Designated Preferred Stock, pursuant to an Officer's Certificate, on the issuance date thereof, the cash proceeds of which are contributed to the capital of Holdings (if issued by any direct or indirect parent of Holdings) and excluded from the calculation set forth in clause (c) of the first paragraph of the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

          (1)   matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the notes (including the purchase of any notes tendered pursuant thereto)),

          (2)   is convertible or exchangeable for Indebtedness or Disqualified Stock, or

          (3)   is redeemable at the option of the holder thereof, in whole or in part,

in each case before 91 days after the maturity date of the notes; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock will not be deemed to be Disqualified Stock.

        "Domestic Subsidiary" means a Restricted Subsidiary that is not a Foreign Subsidiary.

        "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

          (1)   Consolidated Taxes; plus

          (2)   Consolidated Interest Expense; plus

          (3)   Consolidated Non-cash Charges; plus

          (4)   the amount of management, monitoring, consulting and advisory fees, termination payments and related expenses paid to the Sponsor (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted by the covenant described under "—Certain Covenants—Transactions with Affiliates"; plus

          (5)   any expenses or charges (other than Consolidated Non-cash Charges) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the Incurrence or repayment of Indebtedness permitted to be Incurred by the indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Transactions, (ii) any amendment or other modification of the notes or other Indebtedness, (iii) any additional interest in respect of the notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

          (6)   the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

          (7)   the amount of any restructuring charges or reserves (which, for the avoidance of doubt, will include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, costs related to the start up, closure, relocation or consolidation of facilities and costs to relocate employees); plus

          (8)   all adjustments of the nature used in connection with the calculation of "Consolidated EBITDA" as set forth in note 2 to "Summary—Summary Historical Audited and Unaudited Consolidated Financial Information" contained in the offering memorandum used for the issuance of the outstanding notes to the extent such adjustments continue to be applicable and, with respect to the stand-alone costs, to the extent actually incurred, during the period in which EBITDA is being calculated; plus

          (9)   any costs or expense incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings or, if applicable, a Guarantor or the net cash proceeds of an issuance of Equity Interests of Holdings (other than Excluded Equity) solely to the extent that such net cash proceeds are excluded from the calculation of the amount available for Restricted Payments under clause (c)(1) of the first paragraph of "—Certain Covenants—Limitation on Restricted Payments"; plus/minus

          (10) gains or losses due solely to fluctuations in currency values and the related tax effects,

less, without duplication, non-cash items increasing Consolidated Net Income for such period (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public or private sale after the Issue Date of capital stock or Preferred Stock of Holdings or any direct or indirect parent of Holdings, as applicable (other than Disqualified Stock), other than:

          (1)   public offerings with respect to Holdings' or such direct or indirect parent's common stock registered on Form S-8; and

          (2)   any such public or private sale that constitutes an Excluded Contribution or Refunding Capital Stock.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Excluded Contributions" means the net cash proceeds and Cash Equivalents received by Holdings after the Issue Date from:

          (1)   contributions to its common equity capital, and

          (2)   the sale of Capital Stock (other than Excluded Equity) of Holdings,

in each case designated as Excluded Contributions pursuant to an Officer's Certificate executed by an Officer of Holdings, the proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of "—Certain Covenants—Limitation on Restricted Payments."

        "Excluded Equity" means (i) Disqualified Stock, (ii) any Equity Interests issued or sold to a Restricted Subsidiary of Holdings or any employee stock ownership plan or trust established by Holdings or any of its Subsidiaries (to the extent such employee stock ownership plan or trust has been funded by Holdings or any Restricted Subsidiary) and (iii) any Equity Interest that has already been used or designated as (or the proceeds of which have been used or designated as) Cash Contribution Amount, Designated Preferred Stock, Excluded Contribution or Refunding Capital Stock, to increase the amount available under clause (4)(a) of the second paragraph under "—Certain Covenants—Limitation on Restricted Payments" or clause (15) of the definition of "Permitted Investments" or is proceeds of Indebtedness referred to in clause (13)(b) of the second paragraph under "—Certain Covenants—Limitation on Restricted Payments."

        "Existing Indebtedness" means all Indebtedness of Holdings and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, including the NBTY Notes.

        "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by Holdings).

        "FASB ASC" means the Accounting Standard Codifications as promulgated by the Financial Accounting Standards Board, including any renumbering of such standards or any successor or replacement section or sections promulgated by the Financial Accounting Standards Board.

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Holdings or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but before the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations, in each case with respect to an operating unit of a business, and operational changes, that Holdings or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or before or simultaneously with the Calculation Date (each, for purposes of this definition, a "pro forma event") will be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any Restricted Subsidiary since the beginning of such period will have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, or operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations will be made in good faith by a responsible financial or accounting officer of Holdings. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Holdings to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis will be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, will be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Holdings may designate. Any such pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) adjustments calculated to give effect to any Pro Forma Cost Savings and (3) all adjustments of the type used in connection with the calculation of "Consolidated EBITDA" as set forth in footnote (2) under the caption "Summary—Summary Historical Audited and Unaudited Consolidated Financial Information" contained in the offering memorandum used for the issuance of the outstanding notes to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

        "Fixed Charges" means, with respect to any Person for any period, the sum of:

          (1)   Consolidated Interest Expense of such Person for such period, and

          (2)   all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries; provided that for purposes of calculating the Fixed Charge Coverage Ratio under clause (5) of the second paragraph under "—Certain Covenants—Limitation on Restricted Payments," all dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries will be included.

        "Foreign Subsidiary" means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory or the District of Columbia thereof and any direct or indirect Subsidiary of such Restricted Subsidiary.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Reference Date (other than with respect to reports under the heading "Certain Covenants—Reports and Other Information," which will be as in effect from time to time). In addition, for purposes of the indenture, all references to codified accounting standards specifically named herein will be deemed to include any successor, replacement, amended or updated accounting standard under GAAP.

        "guarantee" means, as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Guarantee" means any guarantee of the obligations of Holdings under the indenture and the notes by any Person in accordance with the provisions of the indenture.

        "Guarantors" means each Restricted Subsidiary of Holdings, if any, that Incurs a Guarantee of the notes after the Issue Date; provided that upon the release or discharge of such Person from its Guarantee in accordance with the indenture, such Person ceases to be a Guarantor.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

          (1)   currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

          (2)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

        "holder" or "noteholder" means the Person in whose name a note is registered on the Registrar's books.

        "Incur" means, with respect to any Indebtedness, issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

        "Indebtedness" means, with respect to any Person:

          (1)   the principal and premium (if any) of any Indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except (i) any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

          (2)   to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

          (3)   to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided that (a) Contingent Obligations Incurred in the ordinary course of business and (b) obligations under or in respect of Receivables Financings will be deemed not to constitute Indebtedness.

        "Independent Financial Advisor" means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of Holdings, qualified to perform the task for which it has been engaged.

        "Initial Purchasers" means Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and such other initial purchasers party to the purchase agreement or future purchase agreements entered into in connection with an offer and sale of notes.

        "Interest Period" means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period will commence on and include the Issue Date and end on and include the day immediately preceding the first scheduled interest payment date.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        "Investment Grade Securities" means:

          (1)   securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

          (2)   securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody's or BBB (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency,

          (3)   investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

          (4)   corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of Holdings in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If Holdings or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Holdings, Holdings will be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. In no event will a guarantee of an operating lease of Holdings or any Restricted Subsidiary be deemed an Investment. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments":

          (1)   "Investments" will include the portion (proportionate to Holdings' equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

            (a)   Holdings' "Investment" in such Subsidiary at the time of such redesignation less

            (b)   the portion (proportionate to Holdings' equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

          (2)   any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Holdings.

        "Issue Date" means October 17, 2012.

        "JV Distributions" means, at any time, 50% of the aggregate amount of all cash dividends or distributions received by Holdings or any of its Restricted Subsidiaries as a return on an Investment in a Permitted Joint Venture during the period from the Issue Date through the end of the fiscal quarter most recently ended immediately before such date for which financial statements are internally available (provided that Holdings or any of its Restricted Subsidiaries are not required to reinvest such dividends or distributions in the Permitted Joint Venture).

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event will an operating lease be deemed to constitute a Lien.

        "Management Agreement" means that certain Management Agreement between NBTY and T.C. Group V, L.L.C., as amended, restated, modified or replaced as of the date of the indenture and as may be amended, modified or replaced to the extent such amendment, modification or replacement is not less advantageous to the holders in any material respect than the Management Agreement as in effect as of the date of the indenture.

        "Management Group" means the group consisting of the executive officers and other management personnel of Holdings on the Issue Date or who became officers or management personnel of Holdings or any direct or indirect parent of Holdings, as applicable, and the Subsidiaries following the Issue Date (other than in connection with a transaction that would otherwise be a Change of Control if such persons were not included in the definition of "Permitted Holders").

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "NBTY" means NBTY, Inc., and its successors.

        "NBTY Indenture" means the indenture dated as of October 1, 2010 governing the NBTY Notes, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased (provided that such increase in borrowings is permitted under the indenture governing the notes), replaced or refunded in whole or in part from time to time.

        "NBTY Notes" means the 9% Senior Notes due 2018 issued by NBTY and any related guarantees under the NBTY Indenture.

        "Net Cash Proceeds" means the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Hedging Obligations in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct cash costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under "—Certain Covenants—Asset Sales") to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transaction and any deduction of appropriate amounts to be provided by Holdings as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Net Income" means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers' acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes will not include fees or indemnification in favor of the Trustee and other third parties other than the holders of the notes.

        "Officer" means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of Holdings.

        "Officer's Certificate" means a certificate signed on behalf of Holdings by an Officer of Holdings that meets the requirements set forth in the indenture.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Holdings.

        "Pari Passu Indebtedness" means:

          (1)   with respect to Holdings, the notes and any Indebtedness which ranks pari passu in right of payment to the notes; and

          (2)   with respect to any Guarantor, if any, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor's Guarantee.

        "Permitted Asset Swap" means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Holdings or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant described under "—Certain Covenants—Asset Sales."

        "Permitted Debt" will have the meaning assigned thereto in the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock."

        "Permitted Holders" means each of (i) the Sponsor, (ii) the Management Group, with respect to beneficial ownership of Voting Stock of Holdings representing not more than 10% of the total voting power of the Voting Stock of Holdings and (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which the Persons described in clauses (i) and (ii) are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses (i) and (ii), collectively, beneficially own Voting Stock representing more than 50% of the total voting power of the Voting Stock of Holdings (subject in the case of the Management Group to the limitation in clause (ii)). Any Person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter constitute an additional Permitted Holder. "Beneficial ownership" has the meaning given to such term under Rule 13d-3 under the Exchange Act, or any successor provision.

        "Permitted Investments" means:

          (1)   any Investment in Cash Equivalents;

          (2)   any Investment in Holdings (including the notes) or any Restricted Subsidiary;

          (3)   any Investment by Restricted Subsidiaries of Holdings in other Restricted Subsidiaries of Holdings and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of Holdings;

          (4)   any Investment by Holdings or any Restricted Subsidiary of Holdings in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of Holdings, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings;

          (5)   any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "—Certain Covenants—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

          (6)   any Investment (x) existing on the Issue Date, (y) made pursuant to binding commitments in effect on the Issue Date and (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y), provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended;

          (7)   advances to employees not in excess of $10.0 million outstanding at any one time in the aggregate;

          (8)   loans and advances to officers, directors and. employees for business related travel expenses, moving and relocation expenses and other similar expenses, in each case Incurred in the ordinary course of business;

          (9)   any Investment (x) acquired by Holdings or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default and (y) received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of Holdings or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes;

          (10) Hedging Obligations permitted under clause (j) of the "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" covenant;

          (11) any Investment by Holdings or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed the greater of (x) $100.0 million and (y) 2.5% of Total Assets, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding; provided, however, that if any Investment pursuant to this clause (11) is made in any Person that is not a Restricted Subsidiary of Holdings at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Holdings after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above and will cease to have been made pursuant to this clause (11) for so long as such Person continues to be a Restricted Subsidiary;

          (12) Investments in joint ventures of Holdings or any of its Restricted Subsidiaries existing on the Issue Date in an aggregate amount, taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed the greater of (x) $75.0 million and (y) 1.75% of Total Assets at the time of such Investment, at any one time outstanding;

  provided, that the Investments permitted pursuant to this clause (12) may be increased by the amount of JV Distributions, without duplication of dividends or distributions increasing amounts available pursuant to clause (c) of the first paragraph of the covenant described under "—Certain Covenants—Limitation on Restricted Payments";

          (13) additional Investments by Holdings or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed the greater of (x) $150.0 million and (y) 3.5% of Total Assets, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding;

          (14) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (14) that are at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 1.75% of Total Assets, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding; provided that no Default or Event of Default exists at the time of any such Investment or would result therefrom;

          (15) Investments the payment for which consists of Equity Interests (other than Excluded Equity) of Holdings or any direct or indirect parent of Holdings, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of the covenant described under "—Certain Covenants—Limitation on Restricted Payments";

          (16) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

          (17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

          (18) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

          (19) Investments of a Restricted Subsidiary of Holdings acquired after the Issue Date or of an entity merged into or consolidated with a Restricted Subsidiary of Holdings in a transaction that is not prohibited by the covenant described under "—Merger, Consolidation or Sale of All or Substantially All Assets" after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

          (20) repurchases of the notes; and

          (21) guarantees of Indebtedness permitted to be incurred under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," and performance guarantees in the ordinary course of business.

        "Permitted Joint Venture" means, with respect to any specified Person, a joint venture in any other Person engaged in a Similar Business in respect of which Holdings or a Restricted Subsidiary beneficially owns at least 40% of the shares of Equity Interests of such Person.

        "Permitted Liens" means, with respect to any Person:

          (1)   pledges or deposits by such Person under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

          (2)   Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person will then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

          (3)   Liens for taxes, assessments or other governmental charges (i) which are not yet due or payable or (ii) which are being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien and for which adequate reserves are being maintained to the extent required by GAAP;

          (4)   Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

          (5)   minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (6)   Liens Incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to clauses (a), (d), (q) or (t) of the definition of "Permitted Debt"; provided that, (x) in the case of clause (d), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any income or profits thereof; and (y) in the case of clause (t), such Lien does not extend to the property or assets (or income or profits therefrom) of any Restricted Subsidiary other than a Foreign Subsidiary that is not a Guarantor;

          (7)   Liens existing on the Issue Date;

          (8)   Liens on assets of, or Equity Interest in, a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other assets of Holdings or any Restricted Subsidiary of Holdings;

          (9)   Liens on assets at the time Holdings or a Restricted Subsidiary of Holdings acquired the assets, including any acquisition by means of a merger or consolidation with or into Holdings or any Restricted Subsidiary of Holdings; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets owned by Holdings or any Restricted Subsidiary of Holdings;

          (10) Liens on assets of a Restricted Subsidiary securing Indebtedness or other obligations of such Restricted Subsidiary;

          (11) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Obligations;

          (12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries;

          (14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Holdings and its Restricted Subsidiaries in the ordinary course of business;

          (15) Liens in favor of Holdings or any Guarantor, if any;

          (16) Liens on accounts receivable and related assets of the type specified in the definition of "Receivables Financing" Incurred in connection with a Qualified Receivables Financing;

          (17) deposits made in the ordinary course of business to secure liability to insurance carriers;

          (18) Liens on the Equity Interests of Unrestricted Subsidiaries;

          (19) grants of software and other technology licenses in the ordinary course of business;

          (20) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

          (21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

          (22) Liens Incurred to secure cash management services (and other "bank products") owed to a lender under the Credit Agreement (or any Affiliate of such lender) in the ordinary course of business;

          (23) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (24); provided, however, that (x) such new Lien will be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (24) at the time the original Lien became a Permitted Lien under the indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

          (24) Liens securing Pari Passu Indebtedness permitted to be Incurred pursuant to the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; provided that at the time of any Incurrence of Pari Passu Indebtedness and after giving pro forma effect thereto (in a manner consistent with the calculation of the Fixed Charge Coverage Ratio) under this clause (24), the Consolidated Senior Secured Debt Ratio will not be greater than 4.00 to 1.00;

          (25) other Liens securing obligations Incurred in the ordinary course of business which obligations do not exceed the greater of (x) $87.5 million and (y) 2.0% of Total Assets at the time of Incurrence of such obligation, at any one time outstanding;

          (26) Liens on the assets of a joint venture to secure Indebtedness of such joint venture Incurred pursuant to clause (u) of the definition of "Permitted Debt";

          (27) Liens on equipment of Holdings or any Restricted Subsidiary of Holdings granted in the ordinary course of business to Holdings' or such Restricted Subsidiary's client at which such equipment is located;

          (28) Liens created for the benefit of (or to secure) all of the notes or the Guarantees, if any;

          (29) Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by the indenture;

          (30) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

          (31) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; and

          (32) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of Holdings or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries; or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any of its Restricted Subsidiaries in the ordinary course of business.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

        "Pro Forma Cost Savings" means, without duplication, with respect to any period, the reductions in costs and other operating improvements or synergies that have been realized or are reasonably anticipated to be realized in good faith with respect to a pro forma event within twelve months of the date of such pro forma event and that are reasonable and factually supportable, as if all such reductions in costs and other operating improvements or synergies had been effected as of the beginning of such period, decreased by any recurring incremental expenses incurred or to be incurred during such four-quarter period in order to achieve such reduction in costs. Pro Forma Cost Savings described in the preceding sentence will be accompanied by a certificate delivered to the Trustee from Holdings' chief financial officer that outlines the specific actions taken or to be taken and the net cost reductions and other operating improvements or synergies achieved or to be achieved from each such action and certifies that such cost reductions and other operating improvements or synergies meet the criteria set forth in the preceding sentence.

        "Purchase Money Note" means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from Holdings or any Subsidiary of Holdings to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

        "Qualified Receivables Financing" means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

          (1)   the Board of Directors of Holdings will have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdings and the Receivables Subsidiary,

          (2)   all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by Holdings), and

          (3)   the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by Holdings) and may include Standard Securitization Undertakings.

        The grant of a security interest in any accounts receivable of Holdings or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure any Credit Agreement will not be deemed a Qualified Receivables Financing.

        "Rating Agency" means (1) each of Moody's and S&P and (2) if Moody's or S&P ceases to rate the notes for reasons outside of Holdings' control, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Exchange Act selected by Holdings or any parent of Holdings as a replacement agency for Moody's or S&P, as the case may be.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

        "Receivables Financing" means any transaction or series of transactions that may be entered into by Holdings or any of its Subsidiaries pursuant to which Holdings or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by Holdings or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Holdings or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by Holdings or any such Subsidiary in connection with such accounts receivable.

        "Receivables Repurchase Obligation" means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

        "Receivables Subsidiary" means a Wholly Owned Restricted Subsidiary of Holdings (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with Holdings in which Holdings or any Subsidiary of Holdings makes an Investment and to which Holdings or any Subsidiary of Holdings transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of Holdings and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Holdings (as provided below) as a Receivables Subsidiary and:

          (a)   no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings or any other Subsidiary of Holdings (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings or any other Subsidiary of Holdings in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Holdings or any other Subsidiary of Holdings, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

          (b)   with which neither Holdings nor any other Subsidiary of Holdings has any material contract, agreement, arrangement or understanding other than on terms which Holdings reasonably believes to be no less favorable to Holdings or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings, and

          (c)   to which neither Holdings nor any other Subsidiary of Holdings has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

        Any such designation by the Board of Directors of Holdings will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Holdings giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions.

        "Reference Date" means October 1, 2010.

        "Related Business Assets" means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by Holdings or a Restricted Subsidiary in exchange for assets transferred by Holdings or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

        "Replacement Assets" means (1) tangible assets that will be used or useful in a Similar Business or (2) substantially all the assets of a Similar Business or a majority of the Voting Stock of any Person engaged in a Similar Business that will become on the date of acquisition thereof a Restricted Subsidiary.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this "Description of Exchange Notes," all references to Restricted Subsidiaries will mean Restricted Subsidiaries of Holdings.

        "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by Holdings or a Restricted Subsidiary whereby Holdings or a Restricted Subsidiary transfers such property to a Person and Holdings or such Restricted Subsidiary leases it from such Person, other than leases between Holdings and a Restricted Subsidiary of Holdings or between Restricted Subsidiaries of Holdings.

        "S&P" means Standard & Poor's Ratings Services, a Standard & Poor's Financial Services LLC business, or any successor to the rating agency business thereof.

        "SEC" means the Securities and Exchange Commission.

        "Secured Indebtedness" means any Indebtedness secured by a Lien.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of Holdings within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Similar Business" means any business engaged in by Holdings or any of its Restricted Subsidiaries on the Issue Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Holdings and its Restricted Subsidiaries are engaged on the Issue Date.

        "Sponsor" means (1) T. C. Group L.L.C. and (2) one or more investment funds advised, managed or controlled by T.C. Group L.L.C. and, in each case (whether individually or as a group) their Affiliates. (but excluding any operating portfolio companies of the foregoing).

        "Standard Securitization Undertakings" means representations, warranties, covenants, indemnities and guarantees of performance entered into by Holdings or any Subsidiary of Holdings which Holdings has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation will be deemed to be a Standard Securitization Undertaking.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Subordinated Indebtedness" means (a) with respect to Holdings, any Indebtedness of Holdings which is by its terms subordinated in right of payment to the notes, and (b) with respect to any Guarantor, if applicable, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

        "Subsidiary" means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

        "Total Assets" means the total consolidated assets of Holdings and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of Holdings and its Restricted Subsidiaries.

        "Transactions" means the entry into and the effectiveness of the second amendment to the Credit Agreement, the offering of the outstanding notes, the payment of the cash dividend to Holdings' shareholders, including the Sponsor, and payment of certain fees, commissions, related expenses and credit agreement amendment consent fees.

        "Treasury Rate" means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days before such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to November 1, 2013; provided, however, that if the period from such redemption date to November 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Trust Officer" means any officer within the corporate trust administration department of the Trustee, with direct responsibility for performing the Trustee's duties under the indenture and also means, with respect to a particular corporate trust matter, any other officer of the Trustee to whom such matter is referred because of such person's knowledge of and familiarity with the particular subject.

        "Trustee" means the respective party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

        "Unrestricted Subsidiary" means:

          (1)   any Subsidiary of Holdings that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of Holdings may designate any Subsidiary of Holdings (including any newly acquired or newly formed Subsidiary of Holdings but excluding Holdings) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Holdings or any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any of its Restricted Subsidiaries; provided, further, however, that either:

          (a)   the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

          (b)   if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

        The Board of Directors of Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

          (x)   if the Unrestricted Subsidiary will be a Subsidiary of Holdings or any of its Restricted Subsidiaries (but not a Subsidiary of NBTY or any of its Subsidiaries that is a Restricted Subsidiary), (1) Holdings could Incur $1.00 of additional Indebtedness under subclause (i) of the first paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," or (2) the Fixed Charge Coverage Ratio for Holdings would be greater than such ratio for Holdings immediately before such designation, in each case on a pro forma basis after taking into account such designation, or

          (y)   if the Unrestricted Subsidiary will be a Subsidiary of NBTY or any of its Subsidiaries that is a Restricted Subsidiary, (1) NBTY could Incur $1.00 of additional Indebtedness under subclause (ii) of the first paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,"

  or (2) the Fixed Charge Coverage Ratio for NBTY would be greater than such ratio for NBTY immediately before such designation, in each case on a pro forma basis after taking into account such designation, and and in each case, no Event of Default will have occurred and be continuing.

        Any such designation by the Board of Directors of Holdings will be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of Holdings giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligations" means securities that are:

          (1)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

          (2)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

        "Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) will at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

 BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

        The exchange notes will be issued in the form of one or more registered notes in global form, without interest coupons (the "global notes").

        Upon issuance, each of the global notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of each global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

  •
  ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

        Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

        All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear Bank S.A./N.V. ("Euroclear") and Clearstream Banking, Société Anonyme ("Clearstream"). We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

        As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a noteholder under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC's nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

        Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

        DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC,

Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

        Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  •
  DTC notifies us at any time that it is unwilling, unable or ineligible to continue as depositary for the global notes or ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of the date we are so informed in writing or become aware of same;

  •
  we, at our option and subject to DTC's procedures, notify the Trustee that we elect to cause the issuance of certificated notes; or

  •
  certain other events provided in the indenture should occur.

 CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of certain material U.S. federal income tax consequences relevant to the exchange of outstanding notes for exchange notes (collectively, the "notes") pursuant to the exchange offer and the ownership and disposition of the exchange notes, but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury Regulations issued thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the exchange of outstanding notes for exchange notes or of the ownership or disposition of exchange notes that are different from those discussed below or that any such positions would not be sustained.

        This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as:

  •
  banks, thrifts and other financial institutions;

  •
  controlled foreign corporations and passive foreign investment companies;

  •
  U.S. expatriates;

  •
  insurance companies;

  •
  dealers in securities or currencies and traders in securities;

  •
  entities treated as partnerships or other pass through entities for U.S. federal income tax purposes or investors in such entities;

  •
  U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  holders subject to the alternative minimum tax;

  •
  tax-exempt organizations; and

  •
  persons holding the notes as a part of a straddle, hedge, conversion transaction or other integrated transaction.

        In the case of a holder of the notes that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner of the partnership generally will depend upon the tax status of the partner and the activities of the partnership. Partners of a partnership holding the notes should consult their own tax advisors as to the tax consequences of the partnership's exchange of outstanding notes for exchange notes and ownership and disposition of the exchange notes.

        This discussion deals only with notes held as capital assets within the meaning of section 1221 of the Code. Moreover, the effect of other U.S. federal tax laws (such as the unearned income Medicare tax and estate and gift tax laws) or any applicable, state, local or foreign tax laws is not discussed.

        Holders of notes should consult their own tax advisors concerning the application of U.S. federal income, estate and gift and other tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to their particular situations.

Exchange pursuant to the exchange offer

        The exchange of the outstanding notes for the exchange notes in the exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes exchanged therefor and the same tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

Characterization of the Notes

        We are taking the position that we and each holder are entitled to account for the notes using a payment schedule in which all of the interest on the notes is initially assumed to be paid in cash in accordance with Treasury Regulation Section 1.1272-1(c) (the "Alternative Payment Schedule Rules") and that the notes are not subject to the Treasury Regulations applicable to contingent payment debt instruments (the "CPDI Rules"). Our assumption that interest on the notes will be paid in cash is made solely for U.S. federal income tax purposes and does not constitute a representation by us regarding the likelihood that interest on the notes will be paid in cash.

        In addition, as described elsewhere in sections entitled "Description of Exchange Notes—Optional Redemption," and "Description of Exchange Notes—Change of Control," the notes provide for the payment of certain amounts in excess of the stated interest and principal under certain circumstances. We intend to take the position that these provisions also will not require the notes to be subject to the CPDI Rules. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional amounts will have to be paid.

        Our determination that the Alternative Payment Schedule Rules apply to the notes and that the notes are not subject to the CPDI Rules is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. Our determination is not, however, binding on the IRS and if the IRS successfully challenged this position and the notes were treated as subject to the CPDI Rules, a holder subject to U.S. federal income taxation could be required to accrue ordinary income at a rate that is higher than the otherwise applicable original issue discount and to treat any gain realized on a sale or other disposition of a note as ordinary income (rather than capital gain). The remainder of this disclosure assumes that the CPDI Rules will not apply to the notes, but there can be no assurances in this regard. Holders are urged to consult their own tax advisors regarding the potential application of the CPDI Rules to the notes and the consequences thereof.

U.S. Holders

        The following discussion is limited to the U.S. federal income tax consequences relevant to a "U.S. holder," which means a beneficial owner of a note who or that is for U.S. federal income tax purposes:

  •
  An individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence test under Section 7701(b) of the Code;

  •
  A corporation created or organized under the laws of the United States, any of its states or the District of Columbia;

  •
  An estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  A trust if (i) a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (ii) if the trust was in existence on August 20, 1996, a trust that has validly elected to be treated as a U.S. person.

        Certain U.S. federal income tax consequences relevant to a holder other than a U.S. holder are discussed separately below.

  Interest (Original Issue Discount)

        The notes were issued with original issue discount ("OID") for U.S. federal income tax purposes because no portion of the interest on the notes is unconditionally payable in cash at least annually.

        The notes were issued with OID in an amount equal to the excess of the sum of all principal and interest payments provided by the notes (initially taking into account the payment schedule assumption that cash interest will be paid, as described below) over the "issue price" of the notes. The "issue price" of the notes is the first price at which a substantial amount of the notes was sold to investors for cash, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). Subject to the rules described below under "—Acquisition Premium," U.S. holders of notes, whether on the cash or accrual method for U.S. federal income tax purposes, must include the OID in gross income (as ordinary income) as it accrues (on a constant yield to maturity basis), regardless of whether cash attributable to that income is received at such time. However, U.S. holders generally will not be required to include separately in income cash payments of previously accrued OID.

        The amount of OID includible in gross income by a U.S. holder in any taxable year is the sum of the "daily portions" of OID with respect to the note for each day during such taxable year on which the U.S. holder holds the note. The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period, subject to the possible adjustments described below, will be an amount equal to the product of the note's "adjusted issue price" at the beginning of the accrual period and its yield to maturity (determined on a constant yield method, compounded at the close of each accrual period and properly adjusted for the length of the accrual period). OID allocable to the final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments previously made on the note. The "yield to maturity" of the notes is the discount rate that, when used in computing the present value (as of the issue date) of all principal and interest payments to be made on the notes, produces an amount equal to the issue price of the notes.

        For purposes of computing the yield to maturity of the notes, we intend to take the position that we and each holder are entitled to use a payment schedule in which all of the interest on the notes is initially assumed to be paid in cash. This assumption is made solely for U.S. federal income tax purposes and does not constitute a representation by us regarding the likelihood that interest on the notes will be paid in cash. If, contrary to this assumption any PIK interest is actually paid on the notes, then solely for the purposes of determining the amount of OID on the notes, the notes will be treated as retired and reissued on the date of such change in circumstances for an amount equal to their adjusted issue price and the yield to maturity on the notes will be redetermined taking into account such change in circumstances.

        Any PIK interest will not be treated as a payment of interest on an original note for U.S. federal income tax purposes. Instead, any PIK interest together with the original note will be treated as a single note for U.S. federal income tax purposes.

        The rules regarding OID are complex and the rules described above may not apply in all cases. Accordingly, holders of notes should consult their own tax advisors regarding their application.

  Market Discount

        If a U.S. holder acquires a note at a cost that is less than its revised issue price, the amount of such difference is treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than .0025 multiplied by the note's stated redemption price at maturity multiplied by the number of complete years to maturity of the note (from the date of acquisition). In general, the "revised issue price" of a note will be such note's adjusted issue price, as defined above under "—Interest (Original Issue Discount)."

        Under the market discount rules of the Code, a U.S. holder is required to treat any partial payment of principal on a note, and any gain on the sale, exchange, retirement or other disposition of a note, as ordinary income to the extent of the accrued market discount that has not previously been included in income. If such note is disposed of by the U.S. holder in certain otherwise nontaxable transactions, accrued market discount must be included as ordinary income by the U.S. holder as if the holder had sold the note at its then fair market value.

        In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

        With respect to notes with market discount, a U.S. holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A U.S. holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A U.S. holder's tax basis in a note will be increased by the amount of market discount included in the holder's income under the election.

  Acquisition Premium

        If a U.S. holder purchases a note at an "acquisition premium," the amount of OID that the U.S. holder includes in gross income is reduced to reflect the acquisition premium. A note is purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is (a) less than or equal to the sum of all amounts payable on the note after the purchase date and (b) greater than the note's adjusted issue price.

        If a note is purchased at an acquisition premium, the U.S. holder reduces the amount of OID that otherwise would be included in income during an accrual period by an amount equal to (i) the amount of OID otherwise includible in income multiplied by (ii) a fraction, the numerator of which is the excess of the adjusted basis of the note immediately after its acquisition by the U.S. holder over the adjusted issue price of the note and the denominator of which is the excess of the sum of all amounts payable on the note after the purchase date over the note's adjusted issue price.

        As an alternative to reducing the amount of OID that otherwise would be included in income by this fraction, the U.S. holder may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above.

  Election to Treat All Interest as OID

        U.S. holders may elect to include in gross income all interest that accrues on a note, including any stated interest, OID, market discount, de minimis market discount and unstated interest, as adjusted by any acquisition premium, by using the constant yield method described above under the heading "—Interest (Original Issue Discount)." This election for a note with market discount will result in a deemed election to accrue market discount in income currently for the note and for all other debt instruments acquired by the U.S. holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with the consent of the IRS. A U.S. holder's tax basis in a note will be increased by each accrual of the amounts treated as OID under the constant yield election described in this paragraph.

  Sale or Other Taxable Disposition of the Notes

        U.S. holders will recognize taxable gain or loss on the sale, redemption, retirement or other taxable disposition of a note. The amount of such gain or loss will generally equal the difference, if any, between the amount received for the note in cash or other property valued at fair market value and the adjusted tax basis of the note. A U.S. holder's adjusted basis in a note generally will be the U.S. holder's cost therefor, increased by any OID or market discount previously included in income by the U.S. holder with respect to the note and decreased by the amount of any cash payments previously made on the note to the U.S. holder. Although not free from doubt, a U.S. holder's adjusted tax basis in a note should be allocated between the original note and any PIK notes received in respect of PIK interest thereon in proportion to their relative principal amounts. A U.S. holder's holding period in any PIK note received in respect of PIK interest would likely be identical to its holding period for the original note with respect to which the PIK note was received.

        Other than as described above under "—Market Discount," any gain or loss that a U.S. holder recognizes upon the sale or other taxable disposition of a note will generally constitute capital gain or loss and will be long-term capital gain or loss if such note was held for more than one year. Long-term capital gains of non-corporate holders are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. U.S. holders should consult their own tax advisors as to the U.S. federal income tax consequences of disposing of, in separate transactions, the original note and any PIK notes issued as PIK interest with respect to such original note.

  Information Reporting and Backup Withholding

        U.S. holders of notes may be subject, under certain circumstances, to information reporting and U.S. federal backup withholding tax (currently at a rate of 28%) with respect to accruals of OID and the gross proceeds from sales or dispositions (including retirements or redemptions) of notes. Backup withholding applies with respect to payments of such amounts only if the U.S. holder is not otherwise exempt and such holder:

  •
  fails to furnish its taxpayer identification number, which for an individual is ordinarily his or her social security number;

  •
  furnishes an incorrect taxpayer identification number;

  •
  has been notified by the IRS that it is subject to backup withholding because it did not previously report all of its reportable interest or dividends on its tax returns; or

  •
  fails to certify under penalties of perjury that the taxpayer identification number provided is correct and that the IRS has not notified the U.S. holder that it is subject to backup withholding.

        Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit, and may entitle such holder to a refund against such U.S. holder's U.S. federal income tax liability, provided that required information is timely furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain tax-exempt organizations. U.S. holders should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure to obtain such exemption.

        We will furnish annually to the IRS, and to record holders of the notes to whom we are required to furnish such information, information relating to the OID accrued and the amount of tax withheld, if any, with respect to payments on the notes.

Non-U.S. Holders

        The following discussion is limited to the U.S. federal income tax consequences relevant to a "non-U.S. holder," which means a beneficial owner of a note that, for U.S. federal income tax purposes, is an individual, a corporation, an estate or a trust that is not a U.S. holder.

  Interest (Original Issue Discount)

        Subject to the discussion below on backup withholding, payments of interest (which, for purposes of this discussion of non-U.S. holders, includes OID) on a note to any non-U.S. holder generally should not be subject to U.S. federal income or withholding tax, provided that:

  •
  the non-U.S. holder does not actually or constructively, own 10% or more of the total combined voting power of all our classes of stock;

  •
  the non-U.S. holder is not a controlled foreign corporation related to us through stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

  •
  such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States; and

  •
  the applicable withholding agent receives:

  •
  from the non-U.S. holder, a properly completed IRS Form W-8BEN (or substitute Form W-8BEN or appropriate successor form) which provides the non-U.S. holder's name and address and certifies under penalties of perjury that the non-U.S. holder is a non-U.S. person; or

  •
  from a security clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a "financial institution") on behalf of the non-U.S. holder, certification under penalties of perjury that such an IRS Form W-8BEN (or substitute Form W-8BEN or appropriate successor form) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of the IRS Form W-8BEN (or substitute Form W-8BEN or appropriate successor form) is furnished to the payor.

        If a non-U.S. holder cannot satisfy the foregoing requirements, payments of interest made to such a non-U.S. holder generally will be subject to 30% withholding tax unless such non-U.S. holder provides the applicable withholding agent with a properly executed (i) IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and the non-U.S. holder's country of residence, or (ii) IRS Form W-8ECI stating that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

  Sale or Other Taxable Disposition of Notes

        Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale, exchange, redemption, retirement or other taxable disposition of a note generally will not be subject to U.S. federal income tax, unless: (i) such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States (in which case, such gain will be taxed as described below under "—United States Trade or Business"); or (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied (in which case, any realized gain (net of certain U.S. source losses) would be subject to U.S. federal income tax at a 30% rate (or lower applicable treaty rate)).

  United States Trade or Business

        If interest or gain from a disposition of the notes is effectively connected with a non-U.S. holder's conduct of a U.S. trade or business (and if an applicable income tax treaty so provides, the non-U.S. holder maintains a U.S. "permanent establishment" to which the interest or gain is attributable), the non-U.S. holder generally will be subject to U.S. federal income tax on the interest and gain on a net basis in the same manner as if it were a U.S. holder. If interest received with respect to the notes is effectively connected income, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). In addition, a foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

        Non-U.S. holders should consult their own tax advisors about any applicable income tax treaties, which may provide for an exemption from or a lower rate of withholding tax, exemption from or reduction of branch profits tax or other rules different from those described above.

  Information Reporting and Backup Withholding

        In general, payments of interest (including accruals of OID) to a non-U.S. holder in respect of the notes will be reported annually to the IRS. Copies of these information returns also may be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

        Treasury Regulations provide that U.S. federal backup withholding (currently at a rate of 28%) and certain information reporting will not apply to payments of interest with respect to which either (i) the requisite certification that a non-U.S. holder is not a U.S. person, as described above, has been received or (ii) an exemption otherwise has been established, in each case provided that the applicable withholding agent does not have actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        The payment of the gross proceeds from the sale, exchange, redemption, retirement or other disposition of the notes to or through the U.S. office of any broker, U.S. or foreign, is generally subject to information reporting and backup withholding unless a non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, and the broker does not have actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale, exchange, redemption, retirement or other disposition of the notes to or through a non-U.S. office of a non-U.S. broker will generally not be subject to information reporting or backup withholding except that information reporting (but not backup withholding) generally will apply if the non-U.S. broker has certain types of relationships with the United States or if the broker is a U.S. person, unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge, or reason to know, to the contrary, or the holder otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, provided that the requisite information is timely provided to the IRS.

        Non-U.S. holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedures for obtaining an exemption from backup withholding under current Treasury Regulations.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase, holding and, to the extent relevant, disposition of the notes by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA" and such plans, "ERISA Plans"), (ii) tax-qualified defined benefit or defined contribution plans, individual retirement accounts, health savings accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws") and/or (iii) entities whose underlying assets are considered to include "plan assets" (within the meaning of ERISA and any Similar Laws) of such plans, accounts and arrangements by reason of a plan's investment in such entity, each referred to as a "Plan."

General Matters

        ERISA imposes certain duties on persons who are fiduciaries of ERISA Plans and prohibits fiduciaries of an ERISA Plan from causing the plan to engage in certain transactions between the plan and a party in interest or dealing with plan assets in the fiduciary's own interest or engaging in other self-dealing transactions. Similarly, the Code imposes excise taxes on non-exempt prohibited transactions between a plan subject to Section 4975 of the Code and a fiduciary of the plan or other disqualified person. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to a Plan, is generally considered to be a fiduciary of the ERISA Plan (within the meaning of Section 3(21) of ERISA).

        In considering the acquisition, holding and, to the extent relevant, disposition of the notes, in any case, involving a portion of the assets of any Plan, the ERISA Plan fiduciary should consider, among other matters, whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to the fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of investment authority and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transactions

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving "plan assets" with persons or entities who are "parties in interest," within the meaning of Section 3(14) of ERISA, or "disqualified persons," within the meaning of Section 4975(e)(2) of the Code, in each case, unless a statutory or administrative exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. Plans that are governmental plans (as defined in Section 3(32) of ERISA and Section 414(d) of the Code), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code, but may be subject to comparable prohibitions under other applicable Similar Laws. The occurrence of a prohibited transaction could also cause an individual account to lose its tax-exempt status.

        The acquisition and/or holding (and, to the extent relevant, disposition) of the notes by an ERISA Plan with respect to which we or any of our affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to provide exemptive relief for direct or indirect prohibited transactions arising in connection with the acquisition, holding and/or disposition (to the extent relevant) of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting investments by transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting investments by insurance company pooled separate accounts, PTCE 91-38, respecting investments by bank collective investment funds, PTCE 95-60, respecting investments by life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers. In addition to the foregoing, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, called the "service provider exemption," from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for certain purchases and sales of securities, provided that neither the issuer of the securities nor any of its affiliates (either directly or indirectly) has or exercises any discretionary control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction, and provided further that the ERISA Plan receives no less, and pays no more, than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA or the Code and will not constitute a similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of a note, each purchaser, holder and subsequent transferee will be deemed to have represented and warranted that either (1) it is not a Plan, and no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (2) the acquisition and holding of the notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions or breaches of fiduciary obligations, it is particularly important that fiduciaries or other persons considering purchasing the notes (and holding the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the notes. Investors in the notes have exclusive responsibility for ensuring that none of the acquisition, holding and/or disposition of these notes violates the fiduciary or prohibited transaction rules of ERISA, the Code and/or any Similar Laws. We make no representation, and the sale of the notes by or to any Plan is in no respect a representation by us or any of our affiliates or representatives, as to whether an investment in the notes meets all the relevant legal requirements with respect to investments by such Plans generally or with respect to any particular Plan, or that such an investment is appropriate for any Plan in general or for any particular Plan.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account under this exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those exchange notes. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for outstanding notes where the broker-dealer acquired those outstanding notes as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the effective date of the Registration Statement, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with those resales.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Broker-dealers may sell exchange notes they received for their own account pursuant to this exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes.

        Any broker-dealer that resells exchange notes that were received by it for its own account under this exchange offer and any broker or dealer that participates in a distribution of those exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act. A profit on any resale of those exchange notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the effective date of the Registration Statement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act.

        You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

        The trustee and its affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates, for which they receive customary fees. BNYM is the trustee and exchange agent in connection with this exchange offer, and BNYM is a lender under NBTY's senior secured credit facilities.

LEGAL MATTERS

        The validity of the exchange notes offered hereby will be passed upon for us by Latham & Watkins LLP, Washington, District of Columbia, as set forth in, and limited by, its opinion filed as an exhibit to the Registration Statement.

 EXPERTS

        The financial statements of NBTY, Inc. for the year ended September 30, 2010 (the "Predecessor") included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Alphabet Holding Company, Inc. (the "Successor") as of September 30, 2012 and 2011 and for each of the two years in the period ended September 30, 2012 and for the period May 11, 2010 through September 30, 2010 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Alphabet Holding Company, Inc.
Index to Consolidated Financial Statements

Page(s)
Report of Independent Registered Public Accounting Firm	F-2
Alphabet Holding Company, Inc.—Audited Consolidated Financial Statements
Balance Sheets as of September 30, 2012 and 2011	F-4
Statements of Income and Comprehensive Income (Loss) for the years ended September 30, 2012, 2011 and 2010 and from May 11, 2010 (date of inception) to September 30, 2010	F-5
Statements of Stockholders' Equity for the years ended September 30, 2012, 2011and 2010 and from May 11, 2010 (date of inception) to September 30, 2010	F-6
Statements of Cash Flows for the years ended September 30, 2012, 2011 and 2010 and from May 11, 2010 (date of inception) to September 30, 2010	F-7
Notes to Financial Statements	F-8
Alphabet Holding Company, Inc.—Unaudited Consolidated Financial Statements
Balance Sheets as of December 31, 2012 and September 30, 2012	F-45
Statements of Income and Comprehensive Income (Loss) for the three months ended December 31, 2012, and 2011	F-46
Statements of Stockholders' Equity for the three months ended December 31, 2012	F-47
Statements of Cash Flows for the three months ended December 31, 2012, and 2011	F-48
Notes to Financial Statements	F-49
Financial Statement Schedules
Parent Company Information	S-1
Valuation and Qualifying Accounts	S-5

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Alphabet Holding Company, Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income (loss), stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Alphabet Holding Company, Inc. and its subsidiaries at September 30, 2012 and September 30, 2011 (the "Successor")and the results of their operations and their cash flows for each of the two years in the period ended September 30, 2012 and for the period May 11, 2010 through September 30, 2010 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules for the years ended September 30, 2012 and 2011 and for the period May 11, 2010 through September 30, 2010 present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York
February 22, 2013

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Alphabet Holding Company, Inc.:

        In our opinion, the consolidated statements of income and comprehensive income, stockholder's equity and of cash flows for the year ended September 30, 2010 present fairly, in all material respects, the results of operations and cash flows of NBTY, Inc. and its subsidiaries ("Predecessor") for the year ended September 30, 2010, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule for the year ended September 30, 2010 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York

        January 13, 2011, except for the effects of reporting discontinued operations as discussed in Note 4, as to which the date is November 27, 2012 and the reporting of segment information as discussed in Note 21, as to which the date is February 22, 2013.

Alphabet Holding Company, Inc.

Consolidated Balance Sheets

September 30, 2012 and 2011

(in thousands, except share and per share amounts)

	2012	2011
	Successor
Assets
Current assets:
Cash and cash equivalents	$315,136	$393,335
Accounts receivable, net	160,095	138,031
Inventories	719,596	667,383
Deferred income taxes	26,242	24,340
Other current assets	64,326	56,138
Current assets of discontinued operations	—	15,018

Total current assets	1,285,395	1,294,245
Property, plant and equipment, net	512,679	474,572
Goodwill	1,220,315	1,212,199
Intangible assets, net	1,951,804	1,986,401
Other assets	87,054	106,680
Noncurrent assets of discontinued operations	—	25,173

Total assets	$5,057,247	$5,099,270

Liabilities and Stockholder's Equity
Current liabilities:
Current portion of long-term debt	$—	$17,500
Accounts payable	212,548	186,155
Accrued expenses and other current liabilities	190,352	186,177
Current liabilities of discontinued operations	—	4,714

Total current liabilities	402,900	394,546
Long-term debt, net of current portion	2,157,500	2,369,375
Deferred income taxes	726,406	750,598
Other liabilities	65,209	47,470
Noncurrent liabilities of discontinued operations	—	386

Total liabilities	3,352,015	3,562,375

Commitments and contingencies (see Notes 12 and 16)
Stockholder's equity:
Class A Common stock, $0.01 par; 3,300,000 shares authorized, 3,100,800 issued and outstanding at September 30, 2012 and 2011	31	31
Class B Common stock, $0.01 par; 200,000 shares authorized, 139 and 0 issued and outstanding at September 30, 2012 and 2011	—	—
Capital in excess of par	1,554,852	1,552,157
Retained earnings	168,943	22,472
Accumulated other comprehensive loss	(18,594)	(37,765)

Total stockholder's equity	1,705,232	1,536,895

Total liabilities and stockholder's equity	$5,057,247	$5,099,270

The accompanying notes are an integral part of these consolidated financial statements.

Alphabet Holding Company, Inc.

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

(in thousands)

	Successor			Predecessor
	Year ended September 30, 2012	Year ended September 30, 2011	May 11, 2010 (date of inception) to September 30, 2010	Year ended September 30, 2010
Net sales	$2,999,733	$2,864,427	—	$2,705,837

Costs and expenses:
Cost of sales	1,608,436	1,641,887	—	1,473,095
Advertising, promotion and catalog	164,298	152,021	—	136,763
Selling, general and administrative	832,629	788,719	—	694,803
Merger expenses	—	44,479	11,286	45,903

	2,605,363	2,627,106	11,286	2,350,564

Income from (loss) operations	394,370	237,321	(11,286)	355,273

Other income (expense):
Interest	(158,584)	(195,566)	—	(30,108)
Miscellaneous, net	(1,003)	1,933	—	4,127

	(159,587)	(193,633)	—	(25,981)

Income (loss) from continuing operations before income taxes	234,783	43,688	(11,286)	329,292
Provision (benefit) for income taxes on continuing operations	65,264	10,989	(3,839)	114,270

Income (loss) from continuing operations	169,519	32,699	(7,447)	215,022
Loss from discontinued operations, net of income taxes	(23,048)	(2,780)	—	(1,352)

Net income (loss)	$146,471	$29,919	$(7,447)	$213,670

Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustment	23,107	(20,196)	—	(4,600)
Change in fair value of interest rate and cross currency swaps	(3,936)	(17,569)	—	2,682

Comprehensive income (loss)	$165,642	(7,846)	$(7,447)	$211,752

The accompanying notes are an integral part of these consolidated financial statements.

Alphabet Holding Company, Inc.

Consolidated Statements of Stockholder's Equity

(in thousands)

	Class A Common Stock		Class B Common Stock
	Number of Shares	Amount	Number of Shares	Amount	Capital in Excess of Par	Retained Earnings	Other Comprehensive Income (Loss)	Total Stockholder's Equity
Predecessor balance, September 30, 2009	61,874	$495	—	$—	$145,885	$984,797	$(3,352)	$1,127,825
Components of comprehensive income:
Net income	—	—	—	—	—	213,670	—	213,670
Foreign currency translation adjustment, net of taxes	—	—	—	—	—	—	(4,600)	(4,600)
Change in fair value of interest rate swaps, net of taxes	—	—	—	—	—	—	2,682	2,682

Comprehensive income:								$211,752

Exercise of stock options	1,570	13	—	—	10,608	—	—	10,621
Tax benefit from exercise of stock options	—	—	—	—	6,646	—	—	6,646
Stock-based compensation	—	—	—	—	23,109	—	—	23,109

Predecessor balance, September 30, 2010	63,444	508	—	—	186,248	1,198,467	(5,270)	1,379,953
Purchase accounting adjustments	(63,444)	(508)			(186,248)	(1,198,467)	5,270	(1,379,953)

Predecessor balance, October 1, 2010	—	—	—	—	—	—	—	—

Sucessor balance at inception (May 11, 2010)	—	—	—	—	—	—	—	—
Initial capitalization	3,100	31	—	—	(31)	—	—	—
Net loss	—	—	—	—	—	(7,447)	—	(7,447)

Successor balance at September 30, 2010	3,100	31	—	—	(31)	(7,447)	—	(7,447)

Components of comprehensive loss:
Net income	—	—	—	—	—	29,919	—	29,919
Foreign currency translation adjustment, net of taxes	—	—	—	—	—	—	(20,196)	(20,196)
Change in fair value of interest rate and cross currency swaps, net of taxes	—	—	—	—	—	—	(17,569)	(17,569)

Comprehensive loss:								$(7,846)

Issuance of stock	1	—	—	—	—	—	—	—
Capital contribution from Carlyle	—	—	—	—	1,550,400	—	—	1,550,400
Stock-based compensation	—	—	—	—	1,788	—	—	1,788

Successor balance, September 30, 2011	3,101	31	—	—	1,552,157	22,472	(37,765)	1,536,895
Components of comprehensive loss:
Net income	—	—	—	—	—	146,471	—	146,471
Foreign currency translation adjustment, net of taxes	—	—	—	—	—	—	23,107	23,107
Change in fair value of interest rate and cross currency swaps, net of taxes	—	—	—	—	—	—	(3,936)	(3,936)

Comprehensive income:								$165,642

Exercise of stock options	—	—	—	—	15	—	—	15
Stock-based compensation	—	—	—	—	2,680	—	—	2,680

Successor balance, September 30, 2012	3,101	$31	—	$—	$1,554,852	$168,943	$(18,594)	$1,705,232

The accompanying notes are an integral part of these consolidated financial statements.

Alphabet Holding Company, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Successor			Predecessor
	Year ended September 30, 2012	Year ended September 30, 2011	May 11, 2010 (date of inception) to September 30, 2010	Year ended September 30, 2010
Cash flows from operating activities:
Net income (loss)	$146,471	$29,919	$(7,447)	$213,670
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Impairments and disposals of assets	764	2,104	—	10,417
Loss from discontinued operations	23,048	2,780	—	1,352
Depreciation of property, plant and equipment	58,311	55,589	—	47,505
Amortization of intangible assets	43,960	44,086	—	15,841
Foreign currency translation (gain)/loss	(289)	64	—	1,042
Amortization of financing fees	14,411	15,076	—	1,412
Write-off of financing fees	9,289	20,824	—	—
Stock-based compensation	2,680	1,788	—	23,109
Allowance for doubtful accounts	297	5,468	—	1,256
Amortization of incremental inventory fair value	—	122,104	—	—
Inventory reserves	(2,652)	22,364	—	934
Deferred income taxes	(17,057)	(30,934)	(3,839)	(13,000)
Excess income tax benefit from exercise of stock options	—	—	—	(6,646)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(22,380)	(9,692)	—	22,988
Inventories	(44,790)	(38,934)	—	(18,373)
Other assets	(2,147)	8,943	(3,712)	(3,755)
Accounts payable	16,097	28,101	—	17,150
Accrued expenses and other liabilities	5,491	3,082	14,998	52,108

Cash provided by operating activities of continuing operations	231,504	282,732	—	367,010

Cash provided by operating activities of discontinued operations	2,546	1,905	—	4,742

Net cash provided by operating activities	234,050	284,637	—	371,752

Cash flows from investing activities:
Purchase of property, plant and equipment	(86,314)	(43,999)	—	(69,454)
Proceeds from sale of available-for-sale marketable securities	—	—	—	2,000
Cash paid for acquisitions	—	(3,987,809)	—	(14,200)
Net proceeds from sale of discontinued operations	515	—	—	—

Cash used in investing activities of continuing operations	(85,799)	(4,031,808)	—	(81,654)

Cash used in investing activities of discontinued operations	—	(235)	—	(449)

Net cash used in investing activities	(85,799)	(4,032,043)	—	(82,103)

Cash flows from financing activities:
Principal payments under long-term debt agreements and capital leases	(229,375)	(13,554)	—	(56,410)
Payments of financing fees	—	(138,227)	—	(1,524)
Proceeds from borrowings	—	2,400,000	—	—
Capital contribution	—	1,550,400	1	—
Termination of interest rate swaps	—	—	—	(5,813)
Excess income tax benefit from exercise of stock options	—	—	—	6,646
Proceeds from stock options exercised	15	—	—	10,621

Cash (used in) provided by financing activities of continuing operations	(229,360)	3,798,619	1	(46,480)

Cash used in financing activities of discontinued operations	—	(381)	—	(747)

Net cash (used in) provided by financing activities	(229,360)	3,798,238	1	(47,227)

Effect of exchange rate changes on cash and cash equivalents	1,839	(2,909)	—	(1,940)

Net (decrease) increase in cash and cash equivalents	(79,270)	47,923	1	240,482
Change in cash for discontinued operations	1,071	3,734	—	2,350
Cash and cash equivalents at beginning of year	393,335	341,678	—	98,846

Cash and cash equivalents at end of year	$315,136	$393,335	1	$341,678

The accompanying notes are an integral part of these consolidated financial statements.

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements

(in thousands, except share amounts)

1. Nature of Business

        Alphabet Holding Company, Inc., a Delaware corporation ("Holdings") and its wholly owned subsidiary NBTY, Inc. ("NBTY"), together with its subsidiaries, (the "Company," "we," or "us") is the leading global vertically integrated manufacturer, marketer, distributor and retailer of a broad line of high-quality vitamins, nutritional supplements and related products in the United States, with operations worldwide. We market over 25,000 individual stock keeping units ("SKUs") under numerous owned and private-label brands, including Nature's Bounty®, Ester-C®, Solgar®, MET-Rx®, American Health®, Osteo Bi-Flex®, Flex-A-Min®, SISU®, Knox®, Sundown®, Pure Protein®, Body Fortress®, WORLDWIDE Sport Nutrition®, Natural Wealth®, Puritan's Pride®, Holland & Barrett®, GNC® (UK), Physiologics®, De Tuinen®, and Vitamin World®.

2. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

        On October 1, 2010, pursuant to an Agreement and Plan of Merger, dated as of July 15, 2010, among NBTY, Holdings formed by an affiliate of TC Group, L.L.C. (d/b/a The Carlyle Group) and Alphabet Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings ("Merger Sub") formed solely for the purpose of entering into the Merger, Merger Sub merged with and into NBTY with NBTY as the surviving corporation (also referred herein as the "Merger" or the "Acquisition"). As a result of the Merger, NBTY became a wholly owned subsidiary of Holdings. See Note 3 for further information.

        Merger Sub was determined to be the acquirer for accounting purposes and therefore, the Acquisition was accounted for using the acquisition method of accounting in accordance with the accounting guidance for business combinations and non-controlling interests. Accordingly, the purchase price of the Acquisition has been allocated to the Company's assets and liabilities based upon their estimated fair values at the acquisition date. Periods before October 1, 2010 under the predecessor column reflect the results of operations and comprehensive income (loss), changes in stockholders equity and statement of cash flows of the Company before the Acquisition (the "Predecessor") and periods under the successor column including for the period May 11, 2010 (date of inception) to September 30, 2010 reflect the financial position, results of operations and comprehensive income (loss), changes in stockholders equity and statement of cash flows of the Company (the "Successor"). For accounting purposes, the purchase price allocation was applied on October 1, 2010.

        Our financial statements are prepared in conformity with U.S. generally accepted accounting principles ("GAAP"). The consolidated financial statements include the financial statements of the Company and its majority and wholly- owned subsidiaries. All inter-company balances and transactions are eliminated in consolidation.

        Effective July 2, 2012, Julian Graves Limited was placed into administration under the laws of the United Kingdom, and this former subsidiary is reported as discontinued operations in the accompanying financial statements. All amounts related to discontinued operations are excluded from the notes to the consolidated financial statements unless otherwise indicated. See Note 4 for additional information about discontinued operations.

        Effective August 31, 2012, we sold Le Naturiste, Inc., and have reported this former subsidiary as discontinued operations in the accompanying financial statements. All amounts related to discontinued

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

2. Summary of Significant Accounting Policies (Continued)

operations are excluded from the notes to the consolidated financial statements unless otherwise indicated. See Note 4 for additional information about discontinued operations.

Estimates

        The preparation of financial statements in conformity with GAAP requires that we make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements and reported amounts of revenues and expenses during the reporting periods. These judgments can be subjective and complex, and consequently actual results could differ materially from those estimates and assumptions. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our most significant estimates include: sales returns, promotions and other allowances; inventory valuation and obsolescence; valuation and recoverability of long-lived assets; stock-based compensation; income taxes; accruals for the outcome of current litigation; and purchase price allocation for acquisitions.

Cash and Cash Equivalents

        We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

        We recognize product revenue when title and risk of loss have transferred to the customer, there is persuasive evidence of an arrangement to deliver a product, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured. The delivery terms for most sales within the wholesale and direct response segments are F.O.B. destination. Generally, title and risk of loss transfer to the customer at the time the product is received by the customer. With respect to retail store operations, we recognize revenue upon the sale of products to retail customers. Net sales represent gross sales invoiced to customers, less certain related charges for discounts, returns and other promotional program incentive allowances.

Sales Returns and Other Allowances

        Allowance for sales returns:    Estimates for sales returns are based on a variety of factors, including actual return experience of specific products or similar products. We are able to make reasonable and reliable estimates of product returns based on our 40 year history in this business. We also review our estimates for product returns based on expected return data communicated to us by customers. Additionally, we monitor the levels of inventory at our largest customers to avoid excessive customer stocking of merchandise. Allowances for returns of new products are estimated by reviewing data of any prior relevant new product return information. We also monitor the buying patterns of the end-users of our products based on sales data received by our retail outlets in North America and Europe.

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

2. Summary of Significant Accounting Policies (Continued)

        Promotional program incentive allowances:    We estimate our allowance for promotional program incentives based upon specific outstanding marketing programs and historical experience. The allowance for sales incentives offered to customers is based on various contractual terms or other arrangements agreed to in advance with certain customers. Generally, customers earn such incentives as specified sales volumes are achieved. We accrue these incentives as a reduction to sales either at the time of sale or over the period of time in which they are earned, depending on the nature of the program.

        Allowance for doubtful accounts:    We perform on-going credit evaluations of our customers and adjust credit limits based upon payment history and the customer's current credit worthiness, as determined by our review of current credit information. We estimate bad debt expense based upon historical experience as well as specifically identified customer collection issues to adjust the carrying amount of the related receivable to its estimated realizable value.

        Accounts receivable are presented net of the following reserves at September 30:

	Successor
	2012	2011
Allowance for sales returns	$10,360	$10,793
Promotional programs incentive allowance	71,845	74,593
Allowance for doubtful accounts	5,244	5,376

	$87,449	$90,762

Inventories

        Inventories are stated at the lower of cost (first-in first-out method) or market. The cost elements of inventories include materials, labor and overhead. We use standard costs for labor and overhead and periodically adjust those standards. In evaluating whether inventories are stated at the lower of cost or market, we consider such factors as the amount of inventory on hand, estimated time required to sell such inventory, remaining shelf life and current and expected market conditions, including levels of competition. Based on this evaluation, we record an adjustment to cost of goods sold to reduce inventories to net realizable value.

Property, Plant and Equipment

        Property, plant and equipment are carried at cost. Depreciation is charged on a straight-line basis over the estimated useful lives of the related assets. The costs of normal maintenance and repairs are charged to expense when incurred. Expenditures which significantly improve or extend the life of an asset are capitalized and depreciated over the asset's remaining useful life. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the estimated useful lives of the related assets or the remaining lease term. Upon sale or disposition, the related cost and accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is reflected in earnings.

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

2. Summary of Significant Accounting Policies (Continued)

Capitalized Software Costs

        We capitalize certain costs related to the acquisition and development of software for internal use and amortize these costs using the straight-line method over the estimated useful life of the software. These costs are included in property, plant and equipment in the accompanying Consolidated Balance Sheets. Certain development costs not meeting the criteria for capitalization are expensed as incurred.

Goodwill and Intangible Assets

        Goodwill and indefinite-lived intangibles are tested for impairment annually or more frequently if impairment indicators are present. We consider the following to be some examples of important indicators that may trigger an impairment review: (i) a history of cash flow losses at retail stores; (ii) significant changes in the manner or use of the acquired assets in our overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; (v) regulatory changes. In conjunction with the Acquisition, we changed our annual impairment testing date to July 1, the first day of our fourth quarter, from September 30, the last day of our fourth quarter.

        Goodwill is tested for impairment using a two-step process. In the first step, the fair value of a reporting unit is compared to its carrying value. If the fair value of a reporting unit exceeds the carrying value of the net assets assigned to a reporting unit goodwill is not considered impaired and no further testing is required. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. We use a combination of the income and market approaches to estimate the fair value of our reporting units. For our indefinite-lived intangible assets, if the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

        The fair value of our trademarks is determined based on the relief from royalty method under the income approach, which requires us to estimate a reasonable royalty rate, identify relevant projected revenues and expenses, and select an appropriate discount rate. The evaluation of indefinite-lived intangible assets for impairment requires management to use significant judgments and estimates including, but not limited to, projected future net sales, operating results, and cash flows of our business.

        We base our fair value estimates on assumptions we believe to be reasonable at the time, but such assumptions are subject to inherent uncertainty. If actual external conditions or future operating results differ from our judgments, this may result in an impairment of our goodwill and/or intangible assets. An impairment charge would reduce operating income in the period it was determined that the charge was needed.

Impairment of Long-Lived Assets

        We evaluate the need for an impairment charge relating to long-lived assets, including definite lived intangible assets, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing the carrying amount of an asset group to its expected future net cash flows generated by the asset group. If the carrying amount of an asset group exceeds its estimated undiscounted future cash flows, the carrying amount is then

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

2. Summary of Significant Accounting Policies (Continued)

compared to the asset group's fair value and an impairment charge is recognized to the extent of the difference. On a quarterly basis, we assess whether events or changes in circumstances occur that potentially indicate that the carrying value of long-lived assets may not be recoverable. Considerable management judgment is necessary to estimate projected future operating cash flows. Accordingly, if actual results fall short of such estimates, significant future impairments could result.

Income Taxes

        We recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. We estimate the degree to which tax assets and credit carryforwards will result in a benefit based on expected profitability by tax jurisdiction. A valuation allowance for such tax assets and loss carryforwards is provided when it is determined that such assets will, more likely than not, go unused. If it becomes more likely than not that a tax asset will be used, the related valuation allowance on such assets would be reversed. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, we operate within multiple taxing jurisdictions and are subject to audit in these jurisdictions. We believe adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Accruals for Litigation and Other Contingencies

        We are subject to legal proceedings, lawsuits and other claims related to various matters. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. We determine the amount of reserves needed, if any, for each individual issue based on our knowledge and experience and discussions with legal counsel. These reserves may change in the future due to new developments in each matter (including the enactment of new laws), the ultimate resolution of each matter or changes in approach, such as a change in settlement strategy. In some instances, we may be unable to make a reasonable estimate of the liabilities that may result from the final resolution of certain contingencies disclosed and accordingly, no reserve is recorded until such time that a reasonable estimate may be made.

Stock-Based Compensation

        We record the fair value of stock-based compensation awards as an expense over the vesting period on a straight-line basis for all time-vesting awards, and at the time performance is achieved or probable to be achieved for all performance based awards. To determine the fair value of stock options on the date of grant, we apply the Monte Carlo Simulation option-pricing model, including an estimate of forfeitures. Inherent in this model are assumptions related to expected stock-price volatility, risk-free interest rate, expected term and dividend yield.

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

2. Summary of Significant Accounting Policies (Continued)

Shipping and Handling Costs

        We incur shipping and handling costs in all divisions of our operations. These costs, included in selling, general and administrative expenses in the consolidated statements of income, were $85,784, $80,072 and $69,484 for the fiscal years ended September 30, 2012, 2011 and 2010, respectively. Of these amounts, $13,831, $16,660 and $16,312 have been billed to customers and are included in net sales for the fiscal years ended September 30, 2012, 2011 and 2010, respectively.

Advertising, Promotion and Catalog

        We expense the production costs of advertising as incurred, except for the cost of mail order catalogs, which are capitalized and amortized over our expected period of future benefit, which typically approximates two months. Capitalized costs for mail order catalogs at September 30, 2012 and 2011 were $477 and $575, respectively. Total mail order catalog expense was $9,416, $10,395 and $9,070 for the fiscal years ended September 30, 2012, 2011 and 2010, respectively, and is included in advertising, promotion and catalog in the consolidated statements of income.

Foreign Currency

        The functional currency of our foreign subsidiaries is the applicable local currency. The translation of the applicable foreign currencies into US dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts and cash flows using average rates of exchange prevailing during the year. Adjustments resulting from the translations of foreign currency financial statements are accumulated in a separate component of stockholder's equity.

Derivatives and Hedging Activities

        All derivative financial instruments are recognized as either assets or liabilities in the consolidated balance sheets and measurement of those instruments is at fair value. Changes in the fair values of those derivatives are reported in earnings or other comprehensive income depending on the designation of the derivative and whether it qualifies for hedge accounting. For derivatives that have been formally designated as cash flow hedges (interest rate swap agreements), the effective portion of changes in the fair value of the derivative is recorded in other comprehensive income (loss) and reclassified into earnings when interest expense on the underlying borrowings is recognized. For hedges of the net investment in foreign subsidiaries (cross currency swap agreements), changes in fair value of the derivative is recorded in other comprehensive income (loss) to offset the change in the value of the net investment being hedged. We do not use derivative financial instruments for trading purposes.

Subsequent Events

        The financial statements of Alphabet Holding Company, Inc. are substantially comprised of the financial statements of NBTY, Inc., which issued its September 30, 2012 financial statements on November 27, 2012. Alphabet Holding Company, Inc. has evaluated transactions for consideration as recognized subsequent events through November 27, 2012 and unrecognized subsequent events through February 22, 2013.

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

3. Carlyle Merger

        On October 1, 2010, an affiliate of The Carlyle Group ("Carlyle") and Holdings completed its acquisition of NBTY for $55.00 per share of NBTY's common stock, or $3,570,191, plus the repayment of NBTY's historical debt of $427,367 (which includes accrued interest and a redemption premium on the notes) and net of cash acquired of $361,609 (which includes restricted cash collateral of $15,126) for a total net purchase price of $3,635,949. The purchase price was funded through the net proceeds from the $1,750,000 senior credit facilities, the issuance of $650,000 senior notes and a cash equity contribution from Carlyle.

        In connection with the Acquisition, the following transactions occurred:

  •
  investment funds affiliated with Carlyle and certain co-investors capitalized Holdings with an aggregate equity contribution of $1,550,400;

  •
  Merger Sub, a subsidiary of Holdings formed solely for the purpose of completing the Acquisition, issued $650,000 aggregate principal amount of 9% senior notes due 2018 (the "Opco Notes") and entered into senior credit facilities consisting of (1) senior secured term loan facilities of $1,750,000 and (2) a senior secured revolving credit facility with commitments of $250,000. (See Note 8 for information related to the subsequent refinancing of the senior credit facilities);

  •
  at the effective time of the Merger, each share of NBTY's common stock outstanding and each restricted stock unit outstanding immediately before the effective time of the Merger was cancelled and converted into the right to receive $55.00 per share in cash, without interest, less applicable withholding tax;

  •
  at the effective time of the Merger, each outstanding and unexercised option to purchase shares of NBTY's common stock, whether or not then vested, was cancelled and entitled the holder thereof to receive a cash amount equal to the excess of $55.00 over the per-share exercise price of such option, without interest, less applicable withholding tax;

  •
  NBTY's existing 7 1/8% senior subordinated notes due 2015 were satisfied and discharged and certain indebtedness of NBTY was repaid, including its existing credit facilities, its multi-currency term loan facility and mortgage; and

  •
  approximately $184,600 of fees and expenses were incurred related to the foregoing, which included capitalized financing costs of $115,431 (of which $1,524 in financing costs were paid in fiscal 2010).

        We refer to the Merger, the Acquisition, the equity contribution to Holdings, the borrowings under our senior credit facilities, the issuance of the 9% senior notes and the other transactions described above collectively as the "Transactions."

        The Acquisition was recorded using the acquisition method of accounting in accordance with the accounting guidance for business combinations and non-controlling interests. The purchase price has

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

3. Carlyle Merger (Continued)

been allocated to assets acquired and liabilities assumed based on the estimated fair value of such assets and liabilities at the date of the Acquisition. The allocation of the purchase price is as follows:

Cash consideration	$3,982,432

Allocated to:
Cash and cash equivalents	346,483
Accounts receivable	135,377
Inventories	782,354
Deferred income taxes	7,457
Prepaids and other current assets	51,078
Property, plant, and equipment	493,115
Intangibles	2,053,000
Other assets	18,404
Accounts payable	(141,139)
Accrued expenses and other current liabilities	(190,459)
Deferred income taxes	(762,774)
Other liabilities	(27,601)
Debt and Capital leases	(803)

Net assets acquired	2,764,492

Goodwill	$1,217,940

        Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other current liabilities were stated at their historical carrying values, which approximate their fair value, given the short-term nature of these assets and liabilities. Inventories were recorded at fair value, based on computations which considered many factors, including the estimated selling price of the inventory, the cost to dispose of the inventory, as well as the replacement cost of the inventory, where applicable.

        The following provides the fair value of property, plant and equipment acquired (as of the date of the Acquisition):

	Fair Value	Depreciation and amortization period (years)
Land	$67,832
Building and leasehold improvements	216,571	4 - 40
Machinery and equipment	119,405	3 - 13
Furniture and fixtures	53,109	3 - 10
Computer equipment	18,113	3 - 5
Transportation equipment	5,844	3 - 4
Construction in progress	12,241

Total property, plant and equipment	$493,115

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

3. Carlyle Merger (Continued)

        The following provides the fair value of identifiable intangible assets acquired (as of the date of the Acquisition):

	Fair Value	Amortization period (years)
Definite lived intangible assets:
Brands and customer relationships	$885,000	17 - 25
Tradenames and other	171,000	20 - 30

	1,056,000
Indefinite lived intangible asset:
Tradenames	997,000

Total intangible assets	$2,053,000

        The Company has allocated $997,000 to tradenames that have been determined to have indefinite lives. Management considered numerous factors in determining to account for these assets as indefinite-lived intangible assets, including the current market leadership position of the names as well as their recognition in the industry. The indefinite-lived intangible assets are not amortized, but instead tested for impairment at least annually (more frequently if certain conditions are present).

        The following unaudited pro forma financial information presents a summary of our consolidated net sales and net income for the year ended September 30, 2010, assuming that the Acquisition took place October 1, 2009:

2010 Pro Forma
Net sales	$2,826,737

Net income	$622

        The above unaudited pro forma financial information has been prepared for comparative purposes only and includes certain adjustments to actual financial results, such as imputed interest costs, and estimated additional depreciation and amortization expense as a result of property, plant and equipment and intangible assets acquired. The pro forma financial information does not purport to be indicative of the results of operations that would have been achieved had the Acquisition taken place on the date indicated or the results of operations that may result in the future.

        Pro forma net income for the year ended September 30, 2010 includes an increase in cost of sales of $122,104 relating to an increase in acquired inventory to its fair value as required under acquisition accounting, which was sold during the period, as well as non-recurring Merger expenses of $90,382 which consisted of legal and professional advisory services, the acceleration of vesting of all unvested stock-based compensation, fees related to an unused bridge loan and a portion of the transaction fee paid to Carlyle.

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

4. Discontinued Operations

Julian Graves

        On July 2, 2012, in accordance with the provisions of the United Kingdom Insolvency Act of 1986 and pursuant to a resolution of the board of directors of Julian Graves Limited, a company organized under the laws of the United Kingdom and Wales (the "UK Debtor") and an indirect, wholly-owned subsidiary of the Company, representatives from Deloitte LLP (the "Administrators") were appointed as administrators in respect of the UK Debtor (the "UK Administration"). The UK Administration, which was limited to the UK Debtor, was initiated in response to continuing operating losses of the UK Debtor and their related impact on the Company's cash flows. The effect of the UK Debtor's entry into administration was to place the management, affairs, business and property of the UK Debtor under the direct control of the Administrators. The Administrators have wound the operations down and the final settlement is pending.

        The results of the Julian Graves business included in discontinued operations for the fiscal years ended September 30, 2012, 2011 and 2010 are summarized in the following table.

	Successor		Predecessor
	2012	2011	2010
Net sales	$43,999	$74,876	$101,886
Impairments and deconsolidation loss	(27,509)	—	—
Operating loss before income taxes	(27,682)	(2,855)	(237)
Income tax benefit	9,065	999	120
Loss, net of income taxes	(18,617)	(1,856)	(117)

        At September 30, 2011, the major components of assets and liabilities of discontinued operations were as follows: Cash of $1,072, Inventory of $3,602 and Other current assets of $5,321, Property plant and equipment of $3,424, Intangible assets of $18,752, Other long-term assets of $1,719, Accounts payable and accrued expenses of $3,544 and Other long-term liabilities of $384.

        As of June 30, 2012, the carrying value of all assets relating to the UK Debtor were evaluated and an impairment of $20,106, primarily relating to the Julian Graves Tradename, was recorded. As of July 2, 2012, concurrent with the transfer of control of the UK Debtor to the Administrator, a deconsolidation loss of approximately $7,403 was recorded.

Le Naturiste

        On August 31, 2012 we sold certain assets and liabilities of our subsidiary Le Naturiste, Inc. for a net sales price of $1,600. The sale of Le Naturiste resulted in a loss of approximately $3,088 which is included in discontinued operations for the year ended September 30, 2012. The results of the Le

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

4. Discontinued Operations (Continued)

Naturiste business included in discontinued operations for the fiscal years ended September 30, 2012, 2011 and 2010 are summarized in the following table:

	Successor		Predecessor
	2012	2011	2010
Net sales	$17,228	$19,188	$19,015
Loss on sale of business	(3,088)	—	—
Operating loss before income taxes	(4,431)	(924)	(1,235)
Income tax benefit	—	—	—
Loss, net of income taxes	(4,431)	(924)	(1,235)

        At September 30, 2011, the major components of assets and liabilities of discontinued operations were as follows: Inventory of $4,384, Other current assets of $640, Property plant and Equipment of $1,278, Accounts payable and accrued expenses of $1,171.

5. Inventories

        The components of inventories are as follows at September 30:

	Successor
	2012	2011
Raw materials	$169,735	$151,992
Work-in-process	20,637	15,528
Finished goods	529,224	499,863

Total	$719,596	$667,383

6. Property, Plant and Equipment

        Property, plant and equipment is as follows at September 30:

	Successor		Depreciation and amortization period (years)
	2012	2011
Land	$69,745	$69,060
Buildings and leasehold improvements	232,076	228,443	4 - 40
Machinery and equipment	132,292	128,825	3 - 13
Furniture and fixtures	82,285	65,630	3 - 10
Computer equipment	25,407	22,585	3 - 5
Transportation equipment	5,871	5,779	3 - 4
Construction in progress	77,569	8,989

	625,245	529,311
Less accumulated depreciation and amortization	(112,566)	(54,739)

	$512,679	$474,572

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

6. Property, Plant and Equipment (Continued)

        Included in construction in process are assets related to two domestic facilities that will be used in manufacturing, which are expected to be operational during fiscal 2013, and costs related to implementing a new world-wide ERP system, as well as related capitalized interest.

        Depreciation and amortization of property, plant and equipment for the fiscal years ended September 30, 2012, 2011 and 2010 was approximately $58,311, $55,589 and $47,505, respectively.

7. Goodwill and Intangible Assets

Goodwill

        The changes in the carrying amount of goodwill by segment for the fiscal years ended September 30, 2012 and 2011 are as follows:

	Wholesale	European Retail	Direct Response / E-Commerce	North America Retail	Consolidated
Predecessor balance at September 30, 2010	$182,414	$136,640	$16,105	$—	$335,159
Elimination of predecessor goodwill	(182,414)	(136,640)	(16,105)	—	(335,159)
Acquisition accounting adjustments	610,289	316,922	264,985	25,744	1,217,940

Successor balance October 1, 2010	610,289	316,922	264,985	25,744	1,217,940
Foreign currency translation	(2,032)	(4,426)	—	—	(6,458)
Acquisitions	717	—	—	—	717

Successor balance at September 30, 2011	608,974	312,496	264,985	25,744	1,212,199
Foreign currency translation	4,587	3,529	—	—	8,116

Successor balance at September 30, 2012	$613,561	$316,025	$264,985	$25,744	$1,220,315

Other Intangible Assets

        The carrying amounts of acquired other intangible assets are as follows at September 30:

	Successor
	2012		2011
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization	Amortization period (years)
Definite lived intangible assets
Brands and customer relationships	$885,866	$76,893	$884,265	$38,382	17 - 25
Tradenames and other	151,745	10,686	152,717	5,219	20 - 30

	1,037,611	87,579	1,036,982	43,601
Indefinite lived intangible asset
Tradenames	1,001,772	—	993,020	—

Total intangible assets	$2,039,383	$87,579	$2,030,002	$43,601

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

7. Goodwill and Intangible Assets (Continued)

        Aggregate amortization expense of other definite lived intangible assets included in the consolidated statements of income in selling, general and administrative expenses in fiscal 2012, 2011 and 2010 was approximately $43,960, $44,086 and $15,841, respectively.

        Assuming no changes in our other intangible assets, estimated amortization expense for each of the five succeeding years will be approximately $45,000 per year.

8. Merger Expenses

        In connection with the Acquisition described in Note 3, in fiscal 2011 we incurred $44,479 of Merger expenses which consisted of $15,660 in financing costs associated with an unused bridge loan, $14,324 for a portion of the transaction fee paid to Carlyle, $6,929 for an employment agreement termination payment due to a former executive officer and $7,566 of other Merger related costs. For the period from May 11, 2010 (date of inception) to September 30, 2010 we incurred $11,286 of Merger expenses relating to legal and professional advisory costs.

        For fiscal 2010, NBTY as the predecessor incurred charges of $45,903 which consisted of $29,761 primarily related to legal and professional advisory services and $16,142 of incremental stock-based compensation expense as a result of the mandatory acceleration of vesting of all unvested stock options and restricted stock units in connection with the Acquisition. Of these total costs, $38,123 were contingent upon closing of the Acquisition and recorded on September 30, 2010 as it represents the last day of operations of the Company prior to the Acquisition.

9. Accrued Expenses and Other Current Liabilities

        The components of accrued expenses and other current liabilities are as follows at September 30:

	Successor
	2012	2011
Accrued compensation and related taxes	$49,992	$44,645
Accrued interest	29,358	29,285
Income taxes payable	9,416	14,823
Other	101,586	97,424

	$190,352	$186,177

10. Long-Term Debt

        Long-term debt consists of the following at September 30:

	Successor
	2012	2011
Senior Credit Facilities:
Term loan B-1	$1,507,500	$1,736,875
Revolving credit facility	—	—
Opco Notes	650,000	650,000

	2,157,500	2,386,875
Less: current portion	—	17,500

Total	$2,157,500	$2,369,375

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

10. Long-Term Debt (Continued)

Senior Credit Facilities

        On October 1, 2010 (the "Closing Date"), NBTY entered into senior credit facilities consisting of a $250,000 revolving credit facility, a $250,000 term loan A and a $1,500,000 term loan B. The term loan facilities were used to fund, in part, the Transactions.

        On March 1, 2011, NBTY, Holdings and Barclays Bank PLC, as administrative agent, and several other lenders entered into the First Amendment and Refinancing Agreement to the Credit Agreement (the "Refinancing") pursuant to which we repriced our loans and amended certain other terms under our then existing credit agreement. Under the terms of the Refinancing, the original $250,000 term loan A and $1,500,000 term loan B were replaced with a new $1,750,000 term loan B-1 and the $250,000 revolving credit facility was modified to $200,000. Borrowings under term loan B-1 bear interest at a floating rate which can be, at NBTY's option, either (i) Eurodollar LIBOR rate plus an applicable margin, or (ii) base rate plus an applicable margin, in each case, subject to a Eurodollar LIBOR rate floor of 1.00% or a base rate floor of 2.00%, as applicable. The applicable margin for term loan B-1 and the revolving credit facility is 3.25% per annum for Eurodollar LIBOR loans and 2.25% per annum for base rate loans, with a step-down in rate for the revolving credit facility based upon the achievement of a certain total senior secured leverage ratio. Substantially all other terms are consistent with the original term loan B, including the amortization schedule of term loan B-1 and maturity dates.

        As a result of the Refinancing, $20,824 of previously capitalized deferred financing costs were expensed. In addition, $2,394 of the call premium on term loan B and termination costs on interest rate swap contracts of $1,525 were expensed. Financing costs capitalized in connection with the Refinancing of $24,320, consisting of bank fees of approximately $11,714 and the remaining portion of the call premium on term loan B of $12,606, will be amortized over the remaining term using the effective interest rate method.

        On December 30, 2011, NBTY prepaid $225,000 of our principal on its term loan B-1. As a result of this prepayment, $9,289 of deferred financing costs were written off. In accordance with the prepayment provisions of the Refinancing, no scheduled payments of principal will be required until October 2017.

        The following fees are applicable under the $200,000 revolving credit facility: (i) an unused line fee of 0.50% per annum, based on the unused portion of the revolving credit facility; (ii) a letter of credit participation fee on the aggregate stated amount of each letter of credit available to be drawn equal to the applicable margin for Eurodollar rate loans; (iii) a letter of credit fronting fee equal to 0.25% per annum on the daily amount of each letter of credit available to be drawn; and (iv) certain other customary fees and expenses of our letter of credit issuers.

        The revolving credit facility matures five years after the Closing Date and term loan B-1 matures seven years after the Closing Date. NBTY may voluntarily prepay loans or reduce commitments under its senior credit facilities, in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty.

        NBTY must prepay term loan B-1 with the net cash proceeds of asset sales, casualty and condemnation events, the incurrence or issuance of indebtedness (other than indebtedness permitted to

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

10. Long-Term Debt (Continued)

be incurred under our senior credit facilities unless specifically incurred to refinance a portion of our senior credit facilities) and 50% of excess cash flow (such percentage subject to reduction based on achievement of specified total senior secured leverage ratios), in each case, subject to certain reinvestment rights and other exceptions. No repayment was required for 2012. NBTY is also required to make prepayments under our revolving credit facility at any time when, and to the extent that, the aggregate amount of the outstanding loans and letters of credit under the revolving credit facility exceeds the aggregate amount of commitments in respect of the revolving credit facility.

        The obligations under NBTY's senior credit facilities are guaranteed by Holdings and each of our current and future direct and indirect subsidiaries other than (i) foreign subsidiaries, (ii) unrestricted subsidiaries, (iii) non-wholly owned subsidiaries, (iv) certain receivables financing subsidiaries, (v) certain immaterial subsidiaries and (vi) certain holding companies of foreign subsidiaries, and are secured by a first lien on substantially all of their assets, including capital stock of subsidiaries (subject to certain exceptions).

        The senior credit facilities contain customary negative covenants, including, but not limited to, restrictions on our, and NBTY's restricted subsidiaries', ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, optionally prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates, amend organizational documents, or change our line of business or fiscal year. NBTY was in compliance with all covenants under the senior credit facilities at September 30, 2012. In addition, NBTY's senior credit facilities require the maintenance of a maximum total senior secured leverage ratio on a quarterly basis, calculated with respect to Consolidated EBITDA, as defined therein, if at any time amounts are outstanding under the revolving credit facility (including swingline loans and any unreimbursed drawings under any letters of credit (not including drawings on letters of credit which have been cash collateralized by the borrower to at least 105% of their maximum stated amount)). During the years ended September 30, 2012 and 2011, no amounts were outstanding under the revolving credit facility. All other financial covenants required in the senior credit facility were removed as part of the Refinancing.

        The senior credit facilities provide that, upon the occurrence of certain events of default, NBTY's obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy proceedings, material money judgments, material ERISA/pension plan events, certain change of control events and other customary events of default.

Opco Notes

        On October 1, 2010, NBTY issued $650,000 aggregate principal amount of senior notes bearing interest at 9% in a private placement (the "Opco Notes"). On August 2, 2011, these outstanding Opco Notes were exchanged for substantially identical notes that were registered under the Securities Act of 1933, as amended, and therefore are freely tradable. The Opco Notes are senior unsecured obligations and mature on October 1, 2018. Interest on the Notes is paid on April 1 and October 1 of each year, and commenced on April 1, 2011.

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

10. Long-Term Debt (Continued)

        On and after October 1, 2014, NBTY may redeem the Opco Notes, at its option, in whole at any time or in part from time to time, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 1 of the years set forth below:

Period	Redemption Price
2014	104.50%
2015	102.25%
2016 and thereafter	100.00%

        In addition, at any time prior to October 1, 2014, NBTY may redeem the Opco Notes at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Opco Notes redeemed plus the Applicable Premium (as defined in the indenture governing the Opco Notes) as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        The Opco Notes are jointly and severally, irrevocably and unconditionally guaranteed by each of NBTY's subsidiaries that is a guarantor under the Credit Agreement. The Opco Notes are not guaranteed by Holdings. The Opco Notes are uncollateralized and rank senior in right of payment to existing and future indebtedness that is expressly subordinated to the Opco Notes, rank equally in right of payment to NBTY and its subsidiary guarantors' senior unsecured debt, and are effectively junior to any of NBTY's or NBTY's subsidiary guarantors' secured debt, to the extent of the value of the collateral securing such debt. The Opco Notes contain certain customary covenants including, but not limited to, restrictions on NBTY and its restricted subsidiaries' ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, or pay dividends. NBTY was in compliance with all covenants under the Opco Notes at September 30, 2012.

Holdco Notes

        On October 17, 2012, Holdings, issued $550,000 in aggregate principal amount of 7.75%/8.50% contingent cash pay senior notes ("Holdco Notes") that mature on November 1, 2017. Interest on the Holdco Notes will accrue at the rate of 7.75% per annum with respect to Cash Interest and 8.50% per annum with respect to any paid-in-kind interest ("PIK Interest"). Interest on the Holdco Notes will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1, 2013. Holdings is a holding company with no operations of its own and has no ability to service interest or principal on the Holdco Notes, other than through dividends it may receive from NBTY. NBTY is restricted, in certain circumstances, from paying dividends to Holdings by the terms of the indentures governing its notes and the senior secured credit facility. NBTY has not guaranteed the indebtedness of Holdings, nor pledged any of its assets as collateral. The proceeds from the offering of the Holdco

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

10. Long-Term Debt (Continued)

Notes, along with the $200,000 from NBTY described below, were used to pay transactions fees and expenses and a $721,678 dividend to our shareholders.

        On October 11, 2012, NBTY amended its credit agreement to allow Holdings, to issue and sell Holdco Notes. In addition, among other things, the amendment (i) increases the general restricted payments basket, as defined by the credit agreement, (ii) increased the maximum total leverage ratio test which governs the making of restricted payments using Cumulative Credit (as defined in the credit agreement) and (iii) modified the definition of Cumulative Credit to be calculated retroactively using 50% of the consolidated net income as defined in Holding's indenture governing the Opco Notes. Interest on the Holdco Notes will be paid via dividends from the Holdings to Holdings, to the extent that it is permitted under our credit agreement. Approximately $6,000 of expenses related to the amendment was capitalized as a deferred financing cost and will be amortized using the effective interest method. In conjunction with the amendment, NBTY paid Holdings a dividend of $193,956 in October 2012.

        Interest on the Holdco Notes shall be payable entirely in cash ("Cash Interest") to the extent that it is less than the maximum amount of allowable dividends and distributions plus any cash at Holdings ("Applicable Amount") as defined by the indenture governing the Holdco Notes. For any interest period after the initial interest period (other than the final interest period ending at stated maturity), if the Applicable Amount as for such interest period will be:

            (i)  equal or exceed 75%, but be less than 100%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant interest payment date, then Holdings may, at its option, elect to pay interest on (a) 25% of the then outstanding principal amount of the Holdco Notes by increasing the principal amount of the outstanding Holdco Notes or by issuing PIK Notes under the indenture governing the Holdco Notes, on the same terms and conditions of the Holdco Notes in a principal amount equal to such interest ("PIK Interest") and (b) 75% of the then outstanding principal amount of the Holdco Notes as Cash Interest;

           (ii)  equal or exceed 50%, but be less than 75%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant interest payment date, then Holdings may, at its option, elect to pay interest on (a) 50% of the then outstanding principal amount of the Holdco Notes as PIK Interest and (b) 50% of the then outstanding principal amount of the Holdco Notes as Cash Interest;

          (iii)  equal or exceed 25%, but be less than 50%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant interest payment date, then Holdings may, at its option, elect to pay interest on (a) 75% of the then outstanding principal amount of the Holdco Notes as PIK Interest and (b) 25% of the then outstanding principal amount of the Holdco Notes as Cash Interest; or

          (iv)  be less than 25% of the aggregate amount of Cash Interest that would otherwise be due on the relevant interest payment date, then Holdings may, at its option, elect to pay interest on the Holdco Notes as PIK Interest.

        As described above, Holdings ability to pay PIK Interest depends on the calculation of the applicable amount regardless of the availability of cash at Holdings.

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

11. Fair Value of Financial Instruments

        GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements. Fair value is defined as the exchange price that would be received for an asset in the principal or most advantageous market or paid to transfer a liability (an exit price) for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

  •
  Level 1—Quoted prices in active markets for identical assets or liabilities.

  •
  Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

  •
  Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

        The following table summarizes the assets and liabilities measured at fair value on a recurring basis at September 30, 2012 and 2011:

	Successor
	2012			2011
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets (liabilities):
Current (included in other current liabilities):
Interest rate swaps	$—	$(7,751)	$—	$—	$(9,102)	$—
Cross currency swaps	$—	$—	$(3,818)	$—	$—	$(2,160)
Non-current (included in other liabilities):
Interest rate swaps	$—	$(5,777)	$—	$—	$(8,386)	$—
Cross currency swaps	$—	$—	$(21,044)	$—	$—	$(8,966)

        The Company's swap contracts are measured at fair value based on a market approach valuation technique. With the market approach, fair value is derived using prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Although non-performance risk of the Company and the counterparty is present in all swap contracts and is a component of the estimated fair values, we do not view non-performance risk to be a significant input to the fair value for the interest rate swap contracts. However, with respect to our cross currency swap contracts, we believe that non-performance risk is higher; therefore the Company classifies these swap contracts as "Level 3" in the fair value hierarchy and, accordingly, records estimated fair value adjustments based on internal projections and views of those contracts. The performance risk for the

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

11. Fair Value of Financial Instruments (Continued)

cross currency swap contracts as a percentage of the unadjusted liabilities ranged from 12.4 to 15.0 (13.5 weighted average)/

        The following table shows the activity related to cross currency swaps for the fiscal years ended September 30, 2012 and 2011:

	Successor
	2012	2011
Beginning balance:	$(11,126)	$—
Unrealized loss on hedging instruments	(13,736)	(11,126)

Ending balance:	$(24,862)	$(11,126)

Assets Re-measured at Fair Value on a Non-recurring Basis

        In connection with the UK Administration (See note 4), we re-measured the Julian Graves tradename and certain fixed assets using Level 3 inputs, which resulted in an impairment of $20,106.

Interest Rate Swaps

        To manage the potential risk arising from changing interest rates and their impact on long-term debt, our policy is to maintain a combination of available fixed and variable rate financial instruments.

        During December 2010, we entered into three interest rate swap contracts that were subsequently terminated in connection with the Refinancing, resulting in a termination payment of $1,525. During March 2011, we entered into three interest rate swap contracts to fix the LIBOR indexed interest rates on a portion of our senior credit facilities until the indicated expiration dates of these swap contracts. Each swap contract has an initial notional amount of $333,333 (for a total of one billion dollars), with a fixed interest rate of 1.92% for a four-year term. The notional amount of each swap decreased to $266,666 in December 2012, decreases to $166,666 in December 2013 and has a maturity date of December 2014. Under the terms of the swap contracts, variable interest payments for a portion of our senior credit facilities are swapped for fixed interest payments. These interest rate swap contracts were designated as a cash flow hedge of the variable interest payments on a portion of our term loan debt. Hedge effectiveness will be assessed based on the overall changes in the fair value of the interest rate swap contracts. Any potential ineffectiveness is measured using the hypothetical derivative method. Any ineffectiveness will be recognized in current earnings. Hedge ineffectiveness from inception to September 30, 2012 was insignificant.

Cross Currency Swaps

        To manage the potential exposure from adverse changes in currency exchange rates, specifically the British pound, arising from our net investment in British pound denominated operations, during December 2010, we entered into three cross currency swap contracts to hedge a portion of the net investment in our British pound denominated foreign operations. The aggregate notional amount of the swap contracts is 194,200 British pounds (approximately $300,000 U.S. dollars), with a forward rate of 1.56, and a termination date of September 30, 2017.

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

11. Fair Value of Financial Instruments (Continued)

        These cross currency contracts were designated as a net investment hedge to the net investment in our British pound denominated operations. Hedge effectiveness is assessed based on the overall changes in the fair value of the cross currency swap contracts. Any potential hedge ineffectiveness is measured using the hypothetical derivative method and is recognized in current earnings. Hedge ineffectiveness for the year ended September 30, 2012 resulted in an expense of $3,358, and for the year ended September 30, 2011, hedge ineffectiveness was insignificant.

        The following table shows the effect of the Company's derivative instruments designated as cash flow and net investment hedging instruments for the years ended September 30, 2012 and 2011:

	Successor
	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
	2012	2012	2011	2011
Cash Flow Hedges:
Interest rate swaps	$(6,895)	$(9,326)	$(18,427)	$(7,689)
Net Investment Hedges:
Cross currency swaps	(6,367)	—	(6,831)	—

Total	$(13,262)	$(9,326)	$(25,258)	$(7,689)

Opco Notes

        The face value of the Opco Notes at September 30, 2012 was $650,000. The fair value of the Opco Notes, based on Level 2 quoted market prices, was $726,375 at September 30, 2012.

Term loan B-1

        The face amount of the term loan B-1 is $1,507,500, which approximates fair value based on Level 2 inputs, as this loan accrues interest at a variable interest rate.

Other Fair Value Considerations

        During the fourth quarter of each year, the Company evaluates goodwill and indefinite-lived intangibles for impairment using market data and a cash flow model using Level 3 inputs. Additionally, on a nonrecurring basis, the Company uses fair value measures when analyzing asset impairment. Long-lived assets and certain identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined such indicators are present and the review indicates that the assets will not be fully recoverable, based on undiscounted estimated cash flows over the remaining amortization periods, then their carrying values are reduced to estimated fair value. Measurements based on undiscounted cash flows are considered to be Level 3 inputs.

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

12. Litigation Summary

Stock Purchases

        On May 11, 2010, a putative class-action, captioned John F. Hutchins v. NBTY, Inc., et al, was filed in the United States District Court, Eastern District of New York, against NBTY and certain current and former officers, claiming that the defendants made false material statements, or concealed adverse material facts, for the purpose of causing members of the class to purchase NBTY stock at allegedly artificially inflated prices. An amended complaint, seeking unspecified compensatory damages, attorneys' fees and costs, was served on February 1, 2011. The Company moved to dismiss the amended complaint on March 18, 2011 and that motion was denied on March 6, 2012. On September 28, 2012, the court set a January 22, 2013 trial date. On November 12, 2012, at a mediation, the parties reached an agreement in principle, subject to agreement on settlement documentation and court preliminary approval to settle the claims for $6 million, to be paid from insurance proceeds.

Glucosamine-Based Dietary Supplements

        Beginning in June 2011, certain putative class actions have been filed in various jurisdictions against NBTY, its subsidiary Rexall Sundown, Inc. ("Rexall"), and/or other companies as to which there may be a duty to defend and indemnify, challenging the marketing of glucosamine- based dietary supplements, under various states' consumer protection statutes. The lawsuits against the NBTY and its subsidiaries are: Cardenas v. NBTY, Inc. and Rexall Sundown, Inc. (filed June 14, 2011) in the United States District Court for the Eastern District of California, on behalf of a putative class of California consumers seeking unspecified compensatory damages based on theories of restitution and disgorgement, plus punitive damages and injunctive relief); and Jennings v. Rexall Sundown, Inc. (filed August 22, 2011 in the United States District Court for the District of Massachusetts, on behalf of a putative class of Massachusetts consumers seeking unspecified trebled compensatory damages), as well as other cases in California and Illinois against certain wholesale customers as to which the NBTY may have certain indemnification obligations. The cases are in various stages of discovery, except that in one of the Illinois cases, a motion to dismiss was granted with leave to appeal. The Jennings case is trial ready for a trial of limited issues and a settlement conference is scheduled for early March 2013. Settlement discussions to resolve the cases on a national level are ongoing but the NBTY is unable to determine on whether settlement efforts ultimately will be successful. NBTY continues to dispute the allegations and intends to vigorously defend these actions. At this time, however, no determination can be made as to the ultimate outcome of the litigation or an estimate of possible loss or range of loss, if any, on the part of any of the defendants.

Claims in the Ordinary Course

        In addition to the foregoing, other regulatory inquiries, claims, suits and complaints (including product liability, intellectual property and California Proposition 65 claims) arise in the ordinary course of our business. We believe that such other inquiries, claims, suits and complaints would not have a material adverse effect on our consolidated financial condition, results of operations or cash flows, if adversely determined against us.

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

13. Income Taxes

        Income / (loss) from continuing operations before provision for income taxes consists of the following components:

	Successor		Predecessor
	2012	2011	2010
United States	$76,096	$(80,927)	$237,306
Foreign	158,687	124,615	91,986

	$234,783	$43,688	$329,292

        Provision/(benefit) for income taxes consists of the following:

	Successor		Predecessor
	2012	2011	2010
Federal
Current	$32,287	$3,712	$86,896
Deferred	(15,315)	(29,177)	(13,160)
State
Current	5,261	3,637	12,459
Deferred	(2,275)	(3,490)	(1,045)
Foreign
Current	44,773	34,574	27,915
Deferred	533	1,733	1,205

Total provision	$65,264	$10,989	$114,270

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

13. Income Taxes (Continued)

        The following is a reconciliation of the income tax expense computed using the statutory Federal income tax rate to the actual income tax expense and the effective income tax rate.

	Successor				Predecessor
	2012		2011		2010
	Amount	Percent of pretax income	Amount	Percent of pretax income	Amount	Percent of pretax income
Income tax expense at statutory rate	$82,174	35.0%	$15,291	35.0%	$115,252	35.0%
State income taxes, net of federal income tax benefit	1,566	0.6%	(1,125)	(2.6)%	7,090	2.2%
Change in valuation allowance	(539)	(0.1)%	786	1.8%	1,556	0.5%
Effect of international operations, including foreign export benefit and earnings indefinitely reinvested	(8,476)	(3.6)%	(3,625)	(8.3)%	(6,638)	(2.0)%
Domestic manufacturing deduction	(1,918)	(0.8)%	(1,874)	(4.3)%	(4,200)	(1.3)%
Transaction costs	—	0.0%	1,164	2.7%	2,745	0.8%
Tax benefit attributable to Le Naturiste sale	(7,792)	(3.3)%
Other	249	0.0%	372	0.8%	(1,535)	(0.5)%

	$65,264	27.8%	$10,989	25.1%	$114,270	34.7%

        The difference in the effective rate in fiscal 2012 as compared to the statutory rate is mainly attributable to the benefit attributable to the sale of Le Naturiste, as well as the partial indefinite reinvestment of certain foreign earnings in the current year.

        The difference in the effective rate in fiscal 2011 as compared to the statutory rate is mainly attributable to certain foreign benefits and other deductions that became higher in proportion to the net tax expense and thus decreased the effective tax rate for fiscal 2011.

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

13. Income Taxes (Continued)

        The components of deferred tax assets and liabilities are as follows as of September 30:

	Successor
	2012	2011
Deferred tax assets:
Inventory reserves and UNICAP	$7,652	$7,481
Accrued expenses and reserves not currently deductible	18,860	18,785
Other comprehensive income	13,522	11,386
Foreign and state tax credits	88,296	54,210
Foreign/State net operating losses	13,660	12,614
Valuation allowance	(14,867)	(15,404)

Total deferred income tax assets, net of valuation allowance	127,123	89,072

Deferred tax liabilities:
Property, plant and equipment	(45,515)	(53,468)
Intangible assets	(696,814)	(711,230)
Undistributed foreign earnings	(84,958)	(50,632)

Total deferred income tax liabilities	(827,287)	(815,330)

Total net deferred income tax liabilities	(700,164)	(726,258)
Less current deferred income tax assets	(26,242)	(24,340)

Long-term deferred income tax liabilities	$(726,406)	$(750,598)

        At September 30, 2012, we had foreign net operating losses, foreign tax credit and New York State ("NYS") investment tax credit carryforwards of $32,469, $84,810 and $3,486, respectively. At September 30, 2011, we had foreign net operating losses, foreign tax credit and NYS investment tax credit carryforwards of $35,878, $50,316 and $3,393, respectively. At September 30, 2012 and 2011, we maintained a valuation allowance of $3,486 and $2,790, respectively, against the NYS investment tax credits that expire primarily between 2013 and 2016 and $11,381 and $12,614, respectively, against foreign loss carryforwards which expire in accordance with applicable tax law. We provide a valuation allowance for these credit and loss carryforwards because we do not consider realization of such assets to be more likely than not. We continue to monitor the need for these valuation allowances on an on-going basis.

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

13. Income Taxes (Continued)

        At September 30, 2012, we had $108,249 of undistributed international earnings on which we have not provided any U.S. tax expense as we intend to permanently reinvest these earnings outside of the U.S.

        The change in the valuation allowance for the fiscal years ended September 30, 2012, 2011 and 2010 is as follows:

	Successor		Predecessor
	2012	2011	2010
Beginning balance	$(15,404)	$(14,618)	$(13,063)
NYS investment tax credit carryforwards (generated) /utilized	(694)	319	342
Foreign net operating losses utilized/ (generated)—net	1,231	(1,105)	(1,897)

Balance at September 30	$(14,867)	$(15,404)	$(14,618)

        The following table summarizes the activity related to gross unrecognized tax benefits from October 1, 2010 to September 30, 2012:

	Successor		Predecessor
	2012	2011	2010
Beginning balance	$10,687	$9,210	$9,229
Increases related to prior year tax positions	888	2,207	1,252
Increase based on tax positions related to the current year	1,313	—	—
Decreases related to settlements with taxing authorities	—	—	(669)
Decreases related to lapsing of statute of limitations	—	(730)	(602)

Balance as of September 30	$12,888	$10,687	$9,210

        These liabilities are primarily included as a component of other liabilities in our consolidated balance sheet because we generally do not anticipate that settlement of the liabilities will require payment of cash within the next twelve months.

        Our total unrecognized tax benefits that, if recognized, would affect our effective tax rate were $10,160 and $8,195 as of September 30, 2012 and 2011, respectively. We do not believe that the amount will significantly change in the next 12 months.

        We accrue interest and penalties related to unrecognized tax benefits in income tax expense. This methodology is consistent with previous periods. At September 30, 2012, we had accrued $1,385 and $700 for the potential payment of interest and penalties, respectively. As of September 30, 2012, we were subject to U.S. Federal Income Tax examinations for the tax years 2007 through 2011, and to non-US examinations for the tax years of 2006-2011. In addition, we are generally subject to state and local examinations for fiscal years 2009-2011. There were no significant changes to accrued penalties and interest during the fiscal year ended September 30, 2012.

        The Company is under an Internal Revenue Service ("IRS") examination for tax years 2007-2011. Among other issues, the IRS has questioned the values used by the Company to transfer product and provide services to an international subsidiary. The Company believes it has appropriately valued such

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

13. Income Taxes (Continued)

product transfers and services and intends to continue to support this position as the IRS examination continues to progress.

14. Stockholder's Equity

        In connection with the Merger, each of the outstanding shares of NBTY's common stock was converted into the right to receive cash consideration of $55.00 per share (see Note 3 for further information). As of October 1, 2010, Holdings owns 100% of NBTY's issued and outstanding common stock.

        The opening accumulated deficit of Holdings consists of acquisition related expenses incurred prior to October 1, 2010.

15. Stock-Based Compensation and Employee Benefit Plans

  Successor

        On November 30, 2010, Holdings adopted the Equity Incentive Plan of Alphabet Holding Company, Inc. (the "Plan"), pursuant to which Holdings may grant options to selected employees and directors of the Company. The aggregate number of shares which may be issued under the Plan is 50,268 shares of the Class A common stock and 148,404 shares of the Class B common stock. Options granted under the Plan expire no later than 10 years from the date of grant and the exercise price may not be less than the fair market value of the common stock on the date of grant.

        During fiscal 2012, Holdings granted 24,850 Class B common stock options to certain Company employees under the Plan. During fiscal 2011, Holdings granted 49,468 Class A common stock options and 103,710 Class B common stock options to certain Company employees under the Plan. Vesting of the awards is based on the passage of time, in equal installments over five years /or the achievement of a performance condition (i.e., a liquidity event as defined in the plan agreement) and a market condition (i.e., the achievement of a minimum investor rate of return). The fair value of each of the Company's time-based stock option awards is expensed on a straight-line basis over the requisite service period, which is generally the five year vesting period of the options. However, for options granted with a performance condition, compensation expense is recognized when it is probable that the performance condition will be met. As the Company has determined it is not probable the performance condition will be achieved, no compensation cost has been recognized relating to the performance based awards. Pursuant to the Plan, Holdings is required to modify all options in an equitable manner under certain circumstances. The $721,678 dividend in October 2012, as described in Note 10, required this modification.

        The weighted-average grant date fair value per share of options granted in fiscal 2012 was $239 for time based vesting and $108 for performance based vesting. The weighted-average grant date fair value per share of options granted in fiscal 2011 was $180 for time based vesting and $56 for performance based vesting. The fair value of each option award is estimated on the date of grant utilizing a Monte

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

15. Stock-Based Compensation and Employee Benefit Plans (Continued)

Carlo simulation model. The following weighted-average assumptions were used for the options granted:

	Fiscal year ended September 30, 2012	Fiscal year ended September 30, 2011
Significant assumptions:
Time based vesting
Risk-free rate(1)	.10% - 3.12%	.12% - 4.5%
Expected term(2)	6.5 years	6.5 years
Expected volatility(3)	37%	33%
Expected dividends	0.0%	0.0%
Performance based vesting
Risk-free rate(1)	.10% - 3.12%	.12% - 4.5%
Expected term(4)	5.6 years	6.6 years
Expected volatility(3)	38%	34%
Expected dividends	0.0%	0.0%

(1)
The risk free interest rate assumption was based on yields of U.S. Treasury securities in effect at the date of grant with terms similar to the expected term.

(2)
The expected term of the options was estimated utilizing the simplified method. We utilize the simplified method because the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term. The simplified method was used for all stock options that require only a service vesting condition.

(3)
Expected volatility was estimated based on historical volatility of peer companies over a period equivalent to the expected term. Peer companies are determined based on relevant industry and/or market capitalization.

(4)
The expected term of the options was estimated utilizing a Monte Carlo simulation model.

        As share-based compensation expense recognized is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures of 0% and 5% per year for senior management and other management, respectively. Forfeitures are required to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical and forecasted turnover.

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

15. Stock-Based Compensation and Employee Benefit Plans (Continued)

        A summary of stock option activity follows:

	Fiscal Year Ended September 30, 2012		Fiscal Year Ended September 30, 2011
	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price
Outstanding at beginning of period	152,678	$500.00	—	$—
Granted	24,850	$675.00	153,178	$500.00
Exercised	(450)	$500.00	—	$—
Forfeited	(14,127)	$500.00	(500)	$500.00

Outstanding at end of period	162,951	$527.00	152,678	$500.00

Exercisable at end of period	14,357	$500.00	—	$—

Number of shares available for future grant	34,782

        The following table summarizes information about stock options outstanding at September 30, 2012:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares Exercisable	Weighted Average Exercise Price	Intrinsic Value
$500.00	138,101	8.5	$500.00	14,357	$500.00	$2,512,475
$675.00	24,850	9.7	$675.00	—	$—	$—

        As of September 30, 2012, $10,950 of total unrecognized compensation cost related to the non-vested time-based vesting options is expected to be recognized over the weighted average period of 3.6 years.

        As of September 30, 2012, the total potential unrecognized compensation cost related to the performance-based vesting options is $5,208 and no compensation cost will be recognized until the related performance condition is deemed probable of occurring.

  Predecessor

        As a result of the Merger (see Note 3) each outstanding and unexercised option to purchase shares of NBTY's common stock, issued under previously existing plans whether or not then vested, was cancelled and entitled the holder thereof to receive a cash amount equal to the excess, if any, of $55.00 over the per-share exercise price of such option, without interest, less applicable withholding tax.

        The weighted-average grant-date fair value per share of the options granted in fiscal 2010 was $22.13. The fair value of each option award was estimated on the date of grant using a

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

15. Stock-Based Compensation and Employee Benefit Plans (Continued)

Black-Scholes-Merton option pricing model. The following weighted-average assumptions were used for the options granted:

2010
Risk-free rate(1)	2.9%
Expected term(2)	6.4 years
Expected volatility(3)	48%
Expected dividends	0.0%

(1)
The risk-free rate was based upon the rate on a zero coupon U.S. Treasury bill, for the expected term of the option, in effect at the time of grant.

(2)
The expected term of the option was based on historical employee exercise behavior, the vesting terms of the respective option and a contractual life of ten years.

(3)
Expected volatility was primarily based on the daily historical volatility of our stock price, over a period similar to the expected term of the option.

	Fiscal Year Ended September 30, 2010
	Number of shares	Weighted average exercise price
Outstanding at beginning of period	3,765	$14.38
Granted	287	$43.88
Exercised	(1,570)	$6.76
Forfeited	(28)	$26.10

Outstanding at end of period	2,454	$22.57

Exercisable at end of period	838	$12.08

        A summary of stock option exercise and related activity follows:

2010
Stock options exercised	1,570
Aggregate proceeds	$10,613
Compensation deduction for tax purposes	$6,940
Tax benefit credited to capital in excess of par	$6,646
Intrinsic value of options exercised	$55,383

Employee Benefit Plans

        We sponsor a Retirement Savings Plan consisting of a 401(k) plan covering substantially all employees with more than six months of service. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees. Employees may

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

15. Stock-Based Compensation and Employee Benefit Plans (Continued)

contribute from one to fifty percent of their annual compensation to the Plan, limited to a maximum annual amount as set, and periodically updated, by the Internal Revenue Service. We provide a Company match of 100% of employee contributions, up to three percent of the employee's gross earnings and 50% match of the next two percent of earnings, limited to an annual match contribution of $10 per employee. Employees become fully vested in employer match contributions after three years of service.

        We also have an Associate Profit Sharing Plan ("PSP), which is allocated among participants who have completed 1,000 hours of service in the plan year end who were employed on the last day of the plan year, based upon their relative compensation for the year. As of September 30, 2012, the amount allocated and accrued for the PSP was $3,498.

16. Commitments

Operating Leases

        We conduct retail operations under operating leases, which expire at various dates through 2034. Some of the leases contain escalation clauses, as well as renewal options, and provide for contingent rent based upon sales plus certain tax and maintenance costs.

        Future minimum rental payments (excluding real estate tax and maintenance costs) for retail locations and other leases that have initial or noncancelable lease terms are as follows for the fiscal year ending September 30:

2013	$112,977
2014	98,840
2015	86,950
2016	77,673
2017	67,764
Thereafter	249,380

$693,584

        Operating lease rent expense (including real estate taxes and maintenance costs) and leases on a month to month basis was approximately $153,763, $149,921 and $133,719 during fiscal 2012, 2011 and 2010, respectively.

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

16. Commitments (Continued)

Purchase Commitments

        We were committed to make future purchases primarily for inventory related items, such as raw materials and finished goods, under various purchase arrangements with fixed price provisions aggregating approximately $170,768 at September 30, 2012.

Capital Commitments

        We had approximately $11,914 in open capital commitments at September 30, 2012, primarily related to leasehold improvements, as well as manufacturing equipment, computer hardware and software.

17. Related Party Transactions

Consulting Agreement—Carlyle

        We entered into a consulting agreement with Carlyle under which we pay Carlyle a fee for consulting services Carlyle provides to us and our subsidiaries. Under this agreement, subject to certain conditions, we expect to pay an annual consulting fee to Carlyle of $3 million, we will reimburse them for their out-of-pocket expenses and we may pay Carlyle additional fees associated with other future transactions. For the year ended September 30, 2012, these fees totaled $3,000 and are recorded in Selling, general and administrative expenses. For the year ended September 30, 2011, Carlyle also received a one-time transaction fee of $30 million upon effectiveness of the Merger. Of this amount, $14,324 was recorded in Merger expenses and $15,676 was included with deferred financing costs. There were no transaction or consulting fees from Carlyle charged to any periods prior to Fiscal 2011.

Consulting Agreement—Rudolph Management

        We paid $113 during Fiscal 2012 and $450 during each of Fiscal 2011 and 2010 to Rudolph Management Associates, Inc., under the Rudolph Consulting Agreement. Arthur Rudolph, father of the Company's former CEO, Scott Rudolph and a director through October 1, 2010, is the President of Rudolph Management Associates, Inc. In addition, under this Consulting Agreement, Arthur Rudolph receives certain health, hospitalization and similar benefits provided to our executives and a car allowance. The aggregate value of these benefits was $6 during Fiscal 2012. This agreement was terminated December 31, 2011.

Sales Commissions

        During Fiscal 2011, Gail Radvin, Inc., a corporation wholly owned by Gail Radvin, received sales commissions from us totaling approximately $207 for sales in certain foreign countries. Gail Radvin is the aunt of the Company's former CEO, Scott Rudolph. The entity also received sales commissions of $721 in Fiscal 2010. During the quarter ended December 31, 2010, the commission agreement was terminated.

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

18. Accumulated Other Comprehensive Loss

        The components of accumulated other comprehensive loss, net of income taxes, as of September 30, 2012, 2011 and 2010 were as follows:

	2012	2011	2010
	Successor		Predecessor
Cumulative foreign currency translation adjustments	$2,911	$(20,196)	$(4,600)
Change in fair value of interest rate swaps	(21,505)	(17,569)	2,682

Total	$(18,594)	$(37,765)	$(1,918)

        The change in the cumulative foreign currency translation adjustment primarily relates to our investment in our European subsidiaries and fluctuations in exchange rates between their local functional currencies and the U.S. dollar.

        During the fiscal years ended September 30, 2012, 2011 and 2010 we recorded a decrease in our deferred tax liability relating to other comprehensive income incurred during the year of $2,478, $10,667 and $109, respectively.

19. Business and Credit Concentration

Financial instruments

        Financial instruments which potentially subject us to credit risk consist primarily of cash and cash equivalents (the amounts of which may, at times, exceed Federal Deposit Insurance Corporation limits on insurable amounts), investments and trade accounts receivable. We mitigate our risk by investing in or through major financial institutions.

Customers

        We perform on-going credit evaluations of our customers and adjust credit limits based upon payment history and the customers' current creditworthiness, as determined by review of their current credit information. Customers' account activity is continuously monitored. As a result of this review process, we record bad debt expense, which is based upon historical experience as well as specific customer collection issues that have been identified, to adjust the carrying amount of the related receivable to its estimated realizable value. While such bad debt expenses historically have been within expectations and the allowances established, if the financial condition of one or more of our customers were to deteriorate, additional bad debt provisions may be required.

        One customer accounted for the following percentages of net sales for the fiscal years ended September 30:

	Wholesale Segment Net Sales			Total Consolidated Net Sales
	Successor		Predecessor	Successor		Predecessor
	2012	2011	2010	2012	2011	2010
Customer A	23%	25%	27%	14%	15%	17%

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

19. Business and Credit Concentration (Continued)

        The loss of this customer, or any of our other major customers, would have a material adverse effect on our consolidated results of operations if we were unable to replace such customer(s).

        The following customers accounted for the following percentages of the Wholesale segment's gross accounts receivable at fiscal years ended:

	2012	2011
Customer A	18%	18%
Customer B	11%	11%

Suppliers

        During fiscal 2012, 2011 and 2010, no one supplier provided more than 10% of our raw material purchases. We do not believe that the loss of any single supplier would have a material adverse effect on our consolidated financial condition or results of operations.

20. Supplemental Disclosure of Cash Flow Information

	Successor		Predecessor
	2012	2011	2010
Cash interest paid	$139,768	$129,194	$27,695
Cash income taxes paid (net of refunds of $30,984 for Fiscal 2011)	73,638	29,688	122,022
Non-cash investing and financing information:
Acquisitions accounted for under the acquisition method:
Fair value of assets acquired	$—	$5,111,188	$15,563
Liabilities assumed	—	(1,123,379)	(676)
Less: Cash acquired	—	—	(687)

Net cash paid	$—	$3,987,809	$14,200

Property, plant and equipment additions included in accounts payable	$11,986	$5,524	$2,034

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

21. Segment Information

        We are organized by sales segments on a worldwide basis. We evaluate performance based on a number of factors; however, the primary measures of performance are the net sales and income or loss from operations (before corporate allocations) of each segment, as these are the key performance indicators that we review. Operating income or loss for each segment does not include the impact of any intercompany transfer pricing mark-up, corporate general and administrative expenses, interest expense and other miscellaneous income/expense items. Corporate general and administrative expenses include, but are not limited to, human resources, legal, finance, and various other corporate level activity related expenses. Such unallocated expenses remain within Corporate.

        Effective October 1, 2012, NBTY reorganized its segments to better align them with how management currently reviews operating results and for the purpose of allocating resources and managing performance. All periods presented reflect this change.

        All our products fall into one or more of these four segments:

  •
  Wholesale—This segment sells products worldwide under various brand names and third-party private labels, each targeting specific market groups which include virtually all major mass merchandisers, club stores, drug store chains and supermarkets. This segment also sells products to independent pharmacies, health food stores, the military and other retailers.

  •
  European Retail—This segment generates revenue through its 687 Holland & Barrett stores (including ten franchised stores in Singapore, six franchised stores in Cyprus and China, three franchised stores in Malta, and United Arab Emirates and one franchised store in Gibraltar and Hungary), 55 GNC (UK) stores in the U.K., 112 De Tuinen stores (including ten franchised locations) in the Netherlands and 42 Nature's Way stores in Ireland, as well as internet based sales from www.hollandandbarrett.com, www.detuinen.nl and www.gnc.co.uk. Such revenue consists of sales of proprietary brand and third-party products as well as franchise fees.

  •
  Direct Response/E-Commerce—This segment generates revenue through the sale of proprietary brand and third-party products primarily through mail order catalog and internet under the Puritan's Pride tradename. Catalogs are strategically mailed to customers who order by mail, internet, or phone.

  •
  North American Retail—This segment generates revenue through its 426 owned and operated Vitamin World stores selling proprietary brand and third-party products, as well as internet based sales from www.vitaminworld.com.

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

21. Segment Information (Continued)

        The following table represents key financial information of our business segments:

	Wholesale	European Retail	Direct Response / E-Commerce	North American Retail	Corporate / Manufacturing	Consolidated
Successor
Fiscal 2012:
Net sales	$1,826,781	$699,675	$239,408	$233,869	$—	$2,999,733
Income (loss) from continuing operations	241,504	157,539	46,179	26,759	(77,611)	394,370
Depreciation and amortization	39,692	14,044	10,648	2,996	34,891	102,271
Capital expenditures	804	22,428	131	596	62,355	86,314
Successor
Fiscal 2011:
Net sales	$1,764,755	$653,631	$227,675	$218,366	$—	$2,864,427
Income (loss) from continuing operations	283,775	125,231	50,363	17,393	(239,441)	237,321
Depreciation and amortization	38,840	13,289	10,637	2,997	33,912	99,675
Capital expenditures	652	19,338	40	955	23,014	43,999
Predecessor
Fiscal 2010:
Net sales	$1,734,860	$555,443	$211,189	$204,345	$—	$2,705,837
Income (loss) from continuing operations	292,991	104,857	60,234	15,320	(118,129)	355,273
Depreciation and amortization	14,578	10,716	4,683	2,036	31,333	63,346
Capital expenditures	1,473	38,827	36	3,309	25,809	69,454

        Net sales by location of customer:

	Successor		Predecessor
	2012	2011	2010
United States	$1,922,549	$1,898,535	$1,870,622
United Kingdom	653,170	596,927	516,200
Canada	111,047	95,639	81,335
Netherlands	84,167	80,221	65,591
Ireland	33,341	33,774	24,567
Other foreign countries	195,459	159,331	147,522

Consolidated net sales	$2,999,733	$2,864,427	$2,705,837

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

21. Segment Information (Continued)

        Long-lived assets—Property, plant and equipment

	Successor
	2012	2011
United States	$358,648	$333,863
United Kingdom	113,929	103,760
Netherlands	10,101	7,635
Ireland	4,782	4,716
Canada	12,503	12,500
Other foreign countries	12,716	12,098

Consolidated long-lived assets	$512,679	$474,572

        Total assets by segment as of September 30, 2012 and 2011 are as follows:

	Successor
	2012	2011
Wholesale	$2,531,145	$2,527,402
European Retail	899,231	888,717
Direct Response/E-Commerce	719,240	728,464
North American Retail	109,510	111,164
Corporate/Manufacturing	792,121	803,332
Assets of discontinued operations	—	40,191

Consolidated assets	$5,051,247	$5,099,270

        Approximately 31%, 32% and 29% of our net sales for the fiscal years ended September 30, 2012, 2011 and 2010, respectively, were denominated in currencies other than U.S. dollars, principally British pounds, euros and Canadian dollars. A significant weakening of such currencies versus the U.S. dollar could have a material adverse effect on the Company, as this would result in a decrease in our consolidated operating results.

        Foreign subsidiaries accounted for the following percentages of assets and total liabilities as of September 30, 2012 and 2011:

	Successor
	2012	2011
Total Assets	25%	24%
Total Liabilities	5%	4%

23. Subsequent Events

        On November 26, 2012, we acquired all of the outstanding shares of Balance Bar Company, a company that manufactures and markets nutritional bars, for a purchase price of $78,000 of cash, subject to certain post-closing adjustments. We used $80,000 of funds drawn from the revolving portion

Alphabet Holding Company, Inc.

Notes to Consolidated Financial Statements (Continued)

(in thousands, except share amounts)

23. Subsequent Events (Continued)

of our senior secured credit facilities to finance this acquisition and repaid $10,000 in December of 2012.

        On October 17, 2012 we issued the $550,000 aggregate principal amount of Holdco Notes and our subsidiary, NBTY, Inc. issued a dividend to us of $193,956. The proceeds of the Holdco Notes and the dividend from NBTY were used to pay a dividend to our shareholders in the amount of $721,678. (See Note 10 for a description of the Holdco Notes.) In conjunction with this dividend to our shareholders of $721,678, all outstanding stock options were re-priced to preserve their value prior to this distribution. There was no charge related to this modification as there was no additional compensation value generated to the stock option holders.

Alphabet Holding Company, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	December 31, 2012	September 30, 2012
Assets
Current assets:
Cash and cash equivalents	$120,588	$315,136
Accounts receivable, net	201,444	160,095
Inventories	710,452	719,596
Deferred income taxes	26,130	26,242
Other current assets	72,076	64,326

Total current assets	1,130,690	1,285,395
Property, plant and equipment, net	531,629	512,679
Goodwill	1,255,919	1,220,315
Intangible assets, net	2,000,618	1,951,804
Other assets	85,580	87,054

Total assets	$5,004,436	$5,057,247

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$211,503	$212,548
Accrued expenses and other current liabilities	182,516	190,352

Total current liabilities	394,019	402,900
Long-term debt	2,766,850	2,157,500
Deferred income taxes	754,110	726,406
Other liabilities	66,410	65,209

Total liabilities	3,981,389	3,352,015

Commitments and contingencies
Stockholders' equity:
Class A Common stock, $0.01 par; 3,300,000 shares authorized, 3,100,800 issued and outstanding	31	31
Class B Common stock, $0.01 par; 200,000 shares authorized, 305 and 139 issued and outstanding at December 31, 2012 and September 30, 2012	—	—
Capital in excess of par	1,002,451	1,554,852
Retained earnings	39,130	168,943
Accumulated other comprehensive loss	(18,565)	(18,594)

Total stockholders' equity	1,023,047	1,705,232

Total liabilities and stockholders' equity	$5,004,436	$5,057,247

The accompanying notes are an integral part of these consolidated financial statements.

Alphabet Holding Company, Inc.

Consolidated Statements of Income and Comprehensive Income

(Unaudited)

(in thousands)

	Three months ended December 31, 2012	Three months ended December 31, 2011
Net sales	$789,227	$715,209

Costs and expenses:
Cost of sales	428,749	389,582
Advertising, promotion and catalog	35,844	36,931
Selling, general and administrative	219,509	202,023

Total costs and expenses	684,102	628,536

Income from operations	105,125	86,673

Other income (expense):
Interest	(46,720)	(49,200)
Miscellaneous, net	447	1,778

Total other expense	(46,273)	(47,422)

Income from continuing operations before income taxes	58,852	39,251
Provision for income taxes on continuing operations	19,722	12,842

Income from continuing operations	39,130	26,409
Income from discontinued operations, net of income taxes	—	674

Net income	39,130	27,083

Dividends Declared	721,678	—

Other comprehensive income, net of income taxes:
Foreign currency translation adjustment,	(695)	(9,309)
Change in fair value of interest rate and cross currency swaps	724	855

Comprehensive income	$39,159	$18,629

The accompanying notes are an integral part of these consolidated financial statements.

Alphabet Holding Company, Inc.

Consolidated Statements of Stockholders' Equity

(Unaudited)

(in thousands)

	Class A Common Stock		Class B Common Stock
							Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Amount	Number of Shares	Amount	Capital in Excess of Par	Retained Earnings		Total Stockholder's Equity
Balance, September 30, 2012	3,101	$31	139	$—	$1,554,852	$168,943	$(18,594)	$1,705,232

Components of comprehensive loss:
Net income	—	—	—	—	—	39,130	—	39,130
Foreign currency translation adjustment and other, net of taxes	—	—	—	—	—	—	(695)	(695)
Change in fair value of interest rate and cross currency swaps, net of taxes	—	—	—	—	—	—	724	724

Comprehensive income:								$39,159

Dividends paid	—	—	—	—	(552,735)	(168,943)	—	(721,678)
Exercise of stock options	—	—	166	—	—	—	—	—
Stock-based compensation	—	—	—	—	334	—	—	334

Balance, December 31, 2012	3,101	$31	305	$—	$1,002,451	$39,130	$(18,565)	$1,023,047

The accompanying notes are an integral part of these consolidated financial statements.

Alphabet Holding Company, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three months ended December 31, 2012	Three months ended December 31, 2011
Cash flows from operating activities:
Net income	$39,130	$27,083
Adjustments to reconcile net income to net cash and cash equivalents provided by (used in) operating activities:
Impairments and disposals of assets	719	79
Discontinued operations	—	(674)
Depreciation of property, plant and equipment	12,290	14,343
Amortization of intangible assets	11,101	11,022
Foreign currency transaction gain	(242)	(1,440)
Amortization of deferred financing fees	4,610	3,878
Write-off of deferred financing fees	—	9,289
Stock-based compensation	304	881
Allowance for doubtful accounts	48	387
Inventory reserves	694	1,182
Deferred income taxes	938	(2,000)
Changes in operating assets and liabilities:
Accounts receivable	(38,613)	(9,159)
Inventories	17,465	(29,745)
Other assets	(2,119)	3,992
Accounts payable	(70)	2,678
Accrued expenses and other liabilities	(6,668)	(36,440)

Cash provided by (used in) operating activities of continuing operations	39,587	(4,644)

Cash used in operating activities of discontinued operations	—	981

Net cash provided by (used in) operating activities	39,587	(3,663)

Cash flows from investing activities:
Purchase of property, plant and equipment	(33,518)	(12,067)
Proceeds from sale of building	7,548	—
Cash paid for acquisitions, net of cash acquired	(78,089)	—

Cash used in investing activities of continuing operations	(104,059)	(12,067)

Cash used in investing activities of discontinued operations	—	(7)

Net cash used in investing activities	(104,059)	(12,074)

Cash flows from financing activities:
Principal payments under long-term debt agreements	—	(229,375)
Proceeds from Holdco notes, net of discount	539,000	—
Proceeds from borrowings under the revolver	80,000	—
Paydowns of debt under the revolver	(10,000)	—
Payments for financing fees	(17,345)	—
Dividends paid	(721,678)	—

Cash used in financing activities of continuing operations	(130,023)	(229,375)

Cash used in financing activities of discontinued operations	—	—

Net cash used in financing activities	(130,023)	(229,375)

Effect of exchange rate changes on cash and cash equivalents	(53)	(1,188)

Net decrease in cash and cash equivalents	(194,548)	(246,300)
Change in cash for discontinued operations	—	(1,812)
Cash and cash equivalents at beginning of period	315,136	393,335

Cash and cash equivalents at end of period	$120,588	$145,223

The accompanying notes are an integral part of these consolidated financial statements.

Alphabet Holding Company, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

1. Basis of Presentation

        Alphabet Holding Company, Inc., a Delaware corporation ("Holdings") and its wholly owned subsidiary NBTY, Inc. ("NBTY"), together with its subsidiaries, (the "Company," "we," or "us") is the leading global vertically integrated manufacturer, marketer, distributor and retailer of a broad line of high-quality vitamins, nutritional supplements and related products in the United States, with operations worldwide. We market over 25,000 individual stock keeping units ("SKUs") under numerous owned and private-label brands, including Nature's Bounty®, Ester-C®, Solgar®, MET-Rx®, American Health®, Osteo Bi-Flex®, Flex-A-Min®, SISU®, Knox®, Sundown®, Pure Protein®, Body Fortress®, WORLDWIDE Sport Nutrition®, Natural Wealth®, Puritan's Pride®, Holland & Barrett®, GNC® (UK), Physiologics®, De Tuinen®, and Vitamin World®. We have prepared these financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") applicable to interim financial information. In our opinion, these financial statements reflect all adjustments (including normal recurring items) necessary for a fair presentation of our results for the interim periods presented. These financial statements do not include all information or notes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with GAAP. Results for interim periods are not necessarily indicative of results which may be achieved for a full year.

        On October 1, 2010, pursuant to an Agreement and Plan of Merger dated as of July 15, 2010, among NBTY, Inc., Alphabet Holding Company, Inc., a Delaware corporation formed by an affiliate of TC Group, L.L.C. (d/b/a The Carlyle Group ("Carlyle")), and Alphabet Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings ("Merger Sub"), formed solely for the purpose of entering into the Merger, Merger Sub merged with and into NBTY with NBTY as the surviving corporation (also referred to herein as the "Merger" or the "Acquisition"). As a result of the Merger, NBTY became a wholly owned subsidiary of Holdings.

        Effective July 2, 2012, Julian Graves Limited was placed into administration under the laws of the United Kingdom and Wales, and this former subsidiary is reported as discontinued operations in the accompanying financial statements. During the course of the administration, attempts to sell the business were unsuccessful and the operations were wound down by the end of August 2012. All amounts related to discontinued operations are excluded from the notes to consolidated financial statement unless otherwise indicated. See Note 2 for additional information about discontinued operations. The operations of this subsidiary were previously reported in the European Retail segment.

        Effective August 31, 2012, we sold certain assets and liabilities of Le Naturiste, Inc., and have reported this former subsidiary as discontinued operations in the accompanying financial statements. All amounts related to discontinued operations are excluded from the notes to consolidated financial statement unless otherwise indicated. See Note 2 for additional information about discontinued operations. The operations of this subsidiary were previously reported in the North American Retail segment.

Estimates

        The preparation of financial statements in conformity with GAAP requires that we make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. These judgments can be subjective and complex, and

Alphabet Holding Company, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(Unaudited)

1. Basis of Presentation (Continued)

consequently actual results could differ materially from those estimates and assumptions. We base our estimates on historical experience and on various other assumptions we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our most significant estimates include: sales returns, promotions and other allowances; inventory valuation and obsolescence; valuation and recoverability of long-lived assets; stock-based compensation; income taxes; accruals for the outcome of current litigation; and purchase price allocation for acquisitions.

Accounts Receivable Reserves

        Accounts receivable are presented net of the following reserves:

	December 31, 2012	September 30, 2012
Allowance for sales returns	$10,472	$10,360
Promotional programs incentive allowance	87,089	71,845
Allowance for doubtful accounts	5,341	5,244

	$102,902	$87,449

Subsequent Events

        The financial statements of Alphabet Holding Company, Inc. are substantially comprised of the financial statements of NBTY, Inc., which issued its December 31, 2012 financial statements on February 1, 2013. Alphabet Holding Company, Inc. has evaluated transactions for consideration as recognized subsequent events through February 1, 2013 and unrecognized subsequent events through February 22, 2013.

2. Discontinued Operations

Julian Graves

        On July 2, 2012, in accordance with the provisions of the United Kingdom Insolvency Act of 1986 and pursuant to a resolution of the board of directors of Julian Graves Limited, a company organized under the laws of the United Kingdom and Wales (the "UK Debtor") and an indirect, wholly-owned subsidiary of the Company, representatives from Deloitte LLP (the "Administrators") were appointed as administrators in respect of the UK Debtor (the "UK Administration"). The UK Administration, which was limited to the UK Debtor, was initiated in response to continuing operating losses of the UK Debtor and their related impact on the Company's cash flows. The effect of the UK Debtor's entry into administration was to place the management, affairs, business and property of the UK Debtor under the direct control of the Administrators. The Administrators have wound the operations down and the final settlement is pending.

Alphabet Holding Company, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(Unaudited)

2. Discontinued Operations (Continued)

        The results of the Julian Graves business included in discontinued operations for the three months ended December 31, 2011 are summarized in the following table.

2011
Net sales	$18,686
Operating income, before income taxes	1,423
Income tax expense	498
Net income	925

Le Naturiste

        On August 31, 2012 we sold certain assets and liabilities of our subsidiary Le Naturiste, Inc. for a net sales price of $1,600. The results of the Le Naturiste business included in discontinued operations for the three months ended December 31, 2011 are summarized in the following table:

2011
Net sales	$4,779
Operating loss, before income taxes	(251)
Income tax benefit	—
Net loss	(251)

        On January 18, 2013, we received a notice of direct indemnity claim from the purchasers of the assets of Le Naturiste claiming damages for breach of certain representations and warranties included in the related asset purchase agreement. We are currently in the process of investigating these claims.

3. Acquisitions

        On November 26, 2012, NBTY acquired all of the outstanding shares of Balance Bar Company (Balance Bar"), a company that markets and distributes nutritional bars, for a purchase price of $78,132 of cash, subject to certain post-closing adjustments. NBTY used funds drawn from the revolving portion of the senior credit facilities to finance this acquisition.

        The purchase price has been allocated to assets acquired and liabilities assumed based on the estimated fair value of such assets and liabilities at the date of the acquisition. The following allocation of the purchase price is preliminary and based on information available to the Company's management at the time the consolidated financial statements were prepared. Accordingly, the allocation is subject

Alphabet Holding Company, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(Unaudited)

3. Acquisitions (Continued)

to change and the impact of such changes could be material. The allocation of the purchase price is as follows:

Cash consideration	$78,132

Allocated to:
Cash and cash equivalents	43
Accounts receivable	3,485
Inventories	8,672
Prepaids and other current assets	152
Property, plant, and equipment	53
Intangibles	59,000
Other assets	36
Accounts payable	(2,751)
Accrued expenses and other current liabilities	(167)
Deferred income taxes	(23,581)

Net assets acquired	44,942

Goodwill	$33,190

        The fair values of the net assets acquired were determined using discounted cash flow analyses and estimates made by management with the assistance of independent valuation specialists. The purchase price was allocated to intangible assets as follows: approximately $33,190 to goodwill, which is non-amortizable under generally accepted accounting principles and is not deductible for income tax purposes, approximately $29,000 to tradenames, which are amortizable over thirty years and approximately $30,000 to customer relationships, which are amortizable over twenty-two years. Amortization of the acquired intangible assets is not deductible for income tax purposes. The acquisition of Balance Bar is expected to expand our operations in the Wholesale markets in the production and distribution of nutritional bars. Additionally, we believe that we can achieve operating expense synergies with the integration of Balance Bar into our corporate structure, which is the driver behind the excess of the purchase price paid over the value of the net assets acquired.

        Results since the acquisition to date and pro forma financial information with respect to Balance Bar have not been provided as this acquisition was not considered material to our operations.

4. Inventories

        The components of inventories are as follows:

	December 31, 2012	September 30, 2012
Raw materials	$171,188	$169,735
Work-in-process	19,019	20,637
Finished goods	520,245	529,224

Total	$710,452	$719,596

Alphabet Holding Company, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(Unaudited)

5. Goodwill and Intangible Assets

        The change in the carrying amount of goodwill by segment for the three months ended December 31, 2012 is as follows:

	Wholesale	European Retail	Direct Response/ E-Commerce	North American Retail	Consolidated
Balance at September 30, 2012	$613,561	$316,025	$264,985	$25,744	$1,220,315
Acquisitions	33,190	—	—	—	33,190
Foreign currency translation	(731)	3,145	—	—	2,414

Balance at December 31, 2012	$646,020	$319,170	$264,985	$25,744	$1,255,919

        The carrying amounts of acquired other intangible assets for the periods indicated are as follows:

	December 31, 2012		September 30, 2012
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Definite lived intangible assets:
Brands and customer relationships	$915,757	$86,608	$885,866	$76,893
Tradenames and other	181,342	12,121	151,745	10,686

	1,097,099	98,729	1,037,611	87,579
Indefinite lived intangible assets:
Tradenames	1,002,248	—	1,001,772	—

Total intangible assets	$2,099,347	$98,729	$2,039,383	$87,579

        Aggregate amortization expense of definite lived intangible assets included in the consolidated statements of income in selling, general and administrative expenses in the three months ended December 31, 2012, and 2011 was approximately $11,101 and $11,022, respectively.

        Assuming no changes in our intangible assets, estimated amortization expense for each of the five succeeding years will be approximately $46,000 per year.

Alphabet Holding Company, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(Unaudited)

6. Long-Term Debt

        The components of long-term debt are as follows:

	December 31, 2012	September 30, 2012
Senior Credit Facilities:
Term loan B-1	$1,507,500	$1,507,500
Revolving credit facility	70,000	—
Holdco Notes	550,000	—
Opco Notes	650,000	650,000

	2,777,500	2,157,500
Less: unamortized discount on Holdco Notes	(10,650)	—

Total	$2,766,850	$2,157,500

Senior credit facilities

        On October 1, 2010 (the "Closing Date"), NBTY entered into senior secured credit facilities (the "senior credit facilities") consisting of a $250,000 revolving credit facility, a $250,000 term loan A and a $1,500,000 term loan B. The term loan facilities were used to fund, in part, the Acquisition.

        On March 1, 2011 (the "Refinancing Date"), NBTY, Holdings and Barclays Bank PLC, as administrative agent, and several other lenders entered into the First Amendment and Refinancing Agreement to the credit agreement (the "Refinancing") pursuant to which we repriced our loans and amended certain other terms under our then existing credit agreement. Under the terms of the Refinancing, the original $250,000 term loan A and $1,500,000 term loan B were replaced with a new $1,750,000 term loan B-1 and the $250,000 revolving credit facility was modified to $200,000. Borrowings under term loan B-1 bear interest at a floating rate which can be, at NBTY's option, either (i) Eurodollar (LIBOR) rate plus an applicable margin, or (ii) base rate plus an applicable margin, in each case, subject to a Eurodollar (LIBOR) rate floor of 1.00% or a base rate floor of 2.00%, as applicable. The applicable margin for term loan B-1 and the revolving credit facility is 3.25% per annum for Eurodollar (LIBOR) loans and 2.25% per annum for base rate loans, with a step-down in rate for the revolving credit facility upon the achievement of a certain total senior secured leverage ratio. Substantially all other terms are consistent with the original term loan B, including the amortization schedule of term loan B-1 and maturity dates. We intend to fund working capital and general corporate purposes, including permitted acquisitions and other investments, with cash flows from operations as well as borrowings under our revolving credit facility. As a result of the Refinancing, $20,824 of previously capitalized deferred financing costs were expensed. In addition, $2,394 of the call premium on term loan B and termination costs on interest rate swap contracts of $1,525 were expensed.

        On December 30, 2011, NBTY prepaid $225,000 of our principal payments on its term loan B-1. As a result of this prepayment $9,289 of deferred financing costs were written off. In accordance with the prepayment provisions of the Refinancing, no scheduled payments of principal will be required until October 2017.

Alphabet Holding Company, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(Unaudited)

6. Long-Term Debt (Continued)

        In November 2012, NBTY drew $80,000 from the revolving portion of its senior credit facilities to finance the acquisition of Balance Bar. In December of 2012, NBTY repaid $10,000 of this balance.

        The following fees are applicable under the revolving credit facility: (i) an unused line fee of 0.50% per annum, based on the unused portion of the revolving credit facility; (ii) a letter of credit participation fee on the aggregate stated amount of each letter of credit available to be drawn equal to the applicable margin for Eurodollar rate loans; (iii) a letter of credit fronting fee equal to 0.25% per annum on the daily amount of each letter of credit available to be drawn; and (iv) certain other customary fees and expenses of our letter of credit issuers.

        The revolving credit facility matures in October 2015 and term loan B-1 matures in October 2017.

        NBTY may voluntarily prepay loans or reduce commitments under the senior credit facilities, in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty.

        NBTY must make additional prepayments on term loan B-1 with the net cash proceeds of certain asset sales, casualty and condemnation events, the incurrence or issuance of indebtedness (other than indebtedness permitted to be incurred under our senior credit facilities unless specifically incurred to refinance a portion of our senior credit facilities) and 50% of excess cash flow (such percentage subject to reduction based on achievement of a certain total senior secured leverage ratio), in each case, subject to certain reinvestment rights and other exceptions. NBTY is also required to make prepayments under our revolving credit facility at any time when, and to the extent that, the aggregate amount of the outstanding loans and letters of credit under the revolving credit facility exceeds the aggregate amount of commitments in respect of the revolving credit facility.

        The obligations under NBTY's senior credit facilities are guaranteed by Holdings and each of our current and future direct and indirect subsidiaries other than (i) foreign subsidiaries, (ii) unrestricted subsidiaries, (iii) non-wholly owned subsidiaries, (iv) certain receivables financing subsidiaries, (v) certain immaterial subsidiaries and (vi) certain holding companies of foreign subsidiaries, and are secured by a first lien on substantially all of their assets, including capital stock of subsidiaries (subject to certain exceptions).

        The senior credit facilities contain customary negative covenants, including, but not limited to, restrictions on our and our restricted subsidiaries' ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates, amend organizational documents, or change our line of business or fiscal year. NBTY was in compliance with all covenants under the senior credit facilities at December 31, 2012. In addition, the senior credit facilities require the maintenance of a maximum total senior secured leverage ratio on a quarterly basis, calculated with respect to Consolidated EBITDA, as defined therein, if at any time amounts are outstanding under the revolving credit facility (including swingline loans and any unreimbursed drawings under any letters of credit (not including drawings on letters of credit which have been cash collateralized by the borrower to at least 105% of their maximum stated amount)). NBTY was in compliance with the total senior secured ratio at December 31, 2012. All other negative financial covenants required in the senior credit facility were removed as part of the Refinancing.

Alphabet Holding Company, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(Unaudited)

6. Long-Term Debt (Continued)

        The senior credit facilities provide that, upon the occurrence of certain events of default, our obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy proceedings, material money judgments, material ERISA/pension plan events, certain change of control events and other customary events of default.

Opco Notes

        On October 1, 2010, NBTY issued $650,000 in aggregate principal amount of senior notes bearing interest at 9% in a private placement. On August 2, 2011, these privately placed notes were exchanged for substantially identical notes that were registered under the Securities Act of 1933, as amended, and therefore are freely tradable (the privately placed notes and such registered notes exchanged therefor, the "Opco Notes"). The Opco Notes are senior unsecured obligations and mature on October 1, 2018. Interest on the Opco Notes is paid on April 1 and October 1 of each year, and commenced on April 1, 2011.

        On and after October 1, 2014, NBTY may redeem the Opco Notes, at its option, in whole at any time or in part from time to time, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 1 of the years set forth below:

Period	Redemption Price
2014	104.50%
2015	102.25%
2016 and thereafter	100.00%

        In addition, at any time prior to October 1, 2014, NBTY may redeem the Opco Notes at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Opco Notes redeemed plus the Applicable Premium (as defined in the indenture governing the Opco Notes) as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        The Opco Notes are jointly and severally irrevocably and unconditionally guaranteed by each of NBTY's subsidiaries that is a guarantor under the credit agreement. The Opco Notes are not guaranteed by Holdings. The Opco Notes are uncollateralized and rank senior in right of payment to existing and future indebtedness that is expressly subordinated to the Opco Notes, rank equally in right of payment to NBTY and its subsidiary guarantors' senior unsecured debt, and are effectively junior to any of NBTY or NBTY's subsidiary guarantors' secured debt, to the extent of the value of the collateral securing such debt. The Opco Notes contain certain customary covenants including, but not limited to, restrictions on NBTY and its restricted subsidiaries' ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans,

Alphabet Holding Company, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(Unaudited)

6. Long-Term Debt (Continued)

advances or investments, or pay dividends. NBTY was in compliance with all covenants under the Opco Notes at December 31, 2012.

Holdco Notes

        On October 17, 2012, Holdings issued $550,000 in aggregate principal amount of 7.75%/8.50% contingent cash pay senior notes ("Holdco Notes") that mature on November 1, 2017. Interest on the Holdco Notes will accrue at the rate of 7.75% per annum with respect to cash interest and 8.50% per annum with respect to any paid-in-kind interest ("PIK Interest"). Interest on the Holdco Notes will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1, 2013. Holdings is a holding company with no operations and has no ability to service interest or principal on the Holdco Notes, other than through dividends it may receive from NBTY. NBTY is restricted, in certain circumstances, from paying dividends to Holdings by the terms of the indenture governing the Opco Notes (as defined below) and the senior secured credit facility. NBTY has not guaranteed the indebtedness of Holdings, nor pledged any of its assets as collateral. The proceeds from the offering of the Holdco Notes, along with $200,000 of cash on hand, were used to pay transaction fees and expenses and a $721,678 dividend to Holdings' shareholders.

        On October 11, 2012 NBTY amended its credit agreement to allow Holdings to issue the Holdco Notes. In addition, among other things, the amendment (i) increased the general restricted payments basket, (ii) increased the maximum total leverage ratio test which governs the making of restricted payments using Cumulative Credit (as defined in the credit agreement) and (iii) modified the definition of Cumulative Credit so that it conforms to the builder basket used in NBTY's indenture governing the Opco Notes. Interest on the Holdco Notes will be paid via dividends from NBTY to Holdings, to the extent that it is permitted under NBTY's credit agreement. Expenses of approximately $6,000 related to the amendment were capitalized as a deferred financing cost and will be amortized using the effective interest method. In conjunction with the amendment, NBTY paid Holdings a dividend of $193,956 in October 2012.

        Interest on the Holdco Notes shall be payable entirely in cash ("Cash Interest") to the extent that it is less than the maximum amount of allowable dividends and distributions plus any cash at Holdings ("Applicable Amount") as defined by the indenture governing the Holdco Notes. For any interest period after May 1, 2013 (other than the final interest period ending at stated maturity), if the Applicable Amount as for such interest period will be:

            (i)  equal or exceed 75%, but be less than 100%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant interest payment date, then Holdings may, at its option, elect to pay interest on (a) 25% of the then outstanding principal amount of the Holdco Notes by increasing the principal amount of the outstanding Holdco Notes or by issuing payment in kind notes ("PIK Notes") under the indenture governing the Holdco Notes, on the same terms and conditions of the Holdco Notes in a principal amount equal to such interest ("PIK Interest") and (b) 75% of the then outstanding principal amount of the Holdco Notes as Cash Interest;

           (ii)  equal or exceed 50%, but be less than 75%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant interest payment date, then Holdings may, at its option, elect to pay interest on (a) 50% of the then outstanding principal amount of the Holdco Notes as PIK Interest and (b) 50% of the then outstanding principal amount of the Holdco Notes as Cash Interest;

Alphabet Holding Company, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(Unaudited)

6. Long-Term Debt (Continued)

          (iii)  equal or exceed 25%, but be less than 50%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant interest payment date, then Holdings may, at its option, elect to pay interest on (a) 75% of the then outstanding principal amount of the Holdco Notes as PIK Interest and (b) 25% of the then outstanding principal amount of the Holdco Notes as Cash Interest; or

          (iv)  be less than 25% of the aggregate amount of Cash Interest that would otherwise be due on the relevant interest payment date, then Holdings may, at its option, elect to pay interest on the Holdco Notes as PIK Interest.

        As described above, Holdings ability to pay PIK Interest depends on the calculation of the Applicable Amount regardless of the availability of cash at Holdings.

        The initial interest payment of the Holdco Notes is payable in cash.

7. Litigation Summary

Stock Purchases

        On May 11, 2010, a putative class-action, captioned John F. Hutchins v. NBTY, Inc., et al, was filed in the United States District Court, Eastern District of New York, against NBTY and certain current and former officers, claiming that the defendants made false material statements, or concealed adverse material facts, for the purpose of causing members of the class to purchase NBTY stock at allegedly artificially inflated prices. An amended complaint, seeking unspecified compensatory damages, attorneys' fees and costs, was served on February 1, 2011. The Company moved to dismiss the amended complaint on March 18, 2011 and that motion was denied on March 6, 2012. On September 28, 2012, the court set a January 22, 2013 trial date. On November 12, 2012, at a mediation, the parties reached an agreement in principle, subject to agreement on settlement documentation and court preliminary approval to settle the claims for $6 million, to be paid from insurance proceeds.

Glucosamine-Based Dietary Supplements

        Beginning in June 2011, certain putative class actions have been filed in various jurisdictions against the Company, its subsidiary Rexall Sundown, Inc. ("Rexall"), and/or other companies as to which there may be a duty to defend and indemnify, challenging the marketing of glucosamine- based dietary supplements, under various states' consumer protection statutes. The lawsuits against the Company and its subsidiaries are: Cardenas v. NBTY, Inc. and Rexall Sundown, Inc. (filed June 14, 2011) in the United States District Court for the Eastern District of California, on behalf of a putative class of California consumers seeking unspecified compensatory damages based on theories of restitution and disgorgement, plus punitive damages and injunctive relief); and Jennings v. Rexall Sundown, Inc. (filed August 22, 2011 in the United States District Court for the District of Massachusetts, on behalf of a putative class of Massachusetts consumers seeking unspecified trebled compensatory damages), as well as other cases in California and Illinois against certain wholesale customers as to which the Company may have certain indemnification obligations. The cases are in various stages of discovery, except that in one of the Illinois cases, a motion to dismiss was granted with leave to appeal. The Jennings case is trial ready for a trial of limited issues and a settlement conference is scheduled for early March 2013. Settlement discussions to resolve the cases on a national level are ongoing but the Company is unable

Alphabet Holding Company, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(Unaudited)

7. Litigation Summary (Continued)

to determine whether settlement efforts ultimately will be successful. The Company continues to dispute the allegations and intends to vigorously defend these actions. At this time, no determination can be made as to the ultimate outcome of the litigation or an estimate of possible loss or range of loss, if any, on the part of any of the defendants.

Claims in the Ordinary Course

        In addition to the foregoing, other regulatory inquiries, claims, suits and complaints (including product liability, false advertising, intellectual property and Proposition 65 claims) arise from time to time in the ordinary course of our business. We believe that such other inquiries, claims, suits and complaints would not have a material adverse effect on our consolidated financial condition, cash flows or results of operations, if adversely determined against us.

8. Income Taxes

        Our provision for income taxes is impacted by a number of factors, including federal taxes, our international tax structure, state tax rates in the jurisdictions where we conduct business, and our ability to utilize state tax credits that expire between 2013 and 2028. Therefore, our overall effective income tax rate could vary.

        The effective income tax rate for the three months ended December 31, 2012 and 2011 was 33.5% and 32.7%, respectively. Our effective tax rate is lower than the Federal statutory rate generally due to our mix of domestic and foreign income and the partial reinvestment of foreign earnings in fiscal 2013 and 2012.

        We accrue interest and penalties related to unrecognized tax benefits in income tax expense. This methodology is consistent with previous periods. At December 31, 2012, we had $1,501 and $700 accrued for the potential payment of interest and penalties, respectively. As of December 31, 2012, we were subject to U.S. federal income tax examinations for the tax years 2007-2012, and to non-U.S. examinations for the tax years of 2006-2012. In addition, we are generally subject to state and local examinations for fiscal years 2008-2012.

        The Company is under an Internal Revenue Service ("IRS") examination for tax years 2007-2010. Among other issues, the IRS has questioned the values used by the Company to transfer product and provide services to an international subsidiary. The Company believes it has appropriately valued such product transfers and services and intends to continue to support this position as the IRS examination progresses.

        At December 31, 2012, we had a liability of $13,401 for unrecognized tax benefits, the recognition of which would have an effect of $10,493 on income tax expense and the effective income tax rate. We do not believe that the amount will change significantly in the next 12 months. At this time, we are unable to make a reasonably reliable estimate of the timing of payments in individual years beyond 12 months due to uncertainties in the timing of tax audit outcomes.

Alphabet Holding Company, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(Unaudited)

9. Fair Value of Financial Instruments

        GAAP establishes a framework for measuring fair value and requires disclosures about fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

  •
  Level 1—Quoted prices in active markets for identical assets or liabilities.

  •
  Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

  •
  Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

        The following table summarizes liabilities measured at fair value on a recurring basis at December 31, 2012:

	Level 1	Level 2	Level 3
Assets (liabilities):
Current:
Interest rate swaps (included in other current liabilities)	$—	$(7,257)	$—
Cross currency swaps (included in other current liabilities)	$—	$—	$(3,885)
Non-current:
Interest rate swaps (included in other liabilities)	$—	$(4,141)	$—
Cross currency swaps (included in other liabilities)	$—	$—	$(21,993)

        The following table summarizes liabilities measured at fair value on a recurring basis at September 30, 2012:

	Level 1	Level 2	Level 3
Assets (liabilities):
Current:
Interest rate swaps (included in other current liabilities)	$—	$(7,751)	$—
Cross currency swaps (included in other current liabilities)	$—	$—	$(3,818)
Non-current:
Interest rate swaps (included in other liabilities)	$—	$(5,777)	$—
Cross currency swaps (included in other liabilities)	$—	$—	$(21,044)

        The Company's swap contracts are measured at fair value based on a market approach valuation technique. With the market approach, fair value is derived using prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Although non-performance risk of the Company and the counterparty is present in all swap contracts and is a

Alphabet Holding Company, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(Unaudited)

9. Fair Value of Financial Instruments (Continued)

component of the estimated fair values, we do not view non-performance risk to be a significant input to the fair value for the interest rate swap contracts. However, with respect to our cross currency swap contracts, we believe that non-performance risk is higher; therefore the Company classifies these swap contracts as "Level 3" in the fair value hierarchy and, accordingly, records estimated fair value adjustments based on internal projections and views of those contracts. The performance risk for the cross currency swap contracts as a percentage of the unadjusted liabilities ranged from 14.1% to 17.0% (15.4% weighted average).

        The following table shows the Level 3 activity related to our cross currency swaps for the three months ended December 31, 2012 and 2011:

	Three months ended December 31, 2012	Three months ended December 31, 2011
Beginning balance:	$(24,862)	$(11,126)
Unrealized loss on cross currency swaps	(1,016)	(141)

Ending balance:	$(25,878)	$(11,267)

Interest Rate Swaps

        To manage the potential risk arising from changing interest rates and their impact on long-term debt, our policy is to maintain a combination of available fixed and variable rate financial instruments. During December 2010, we entered into three interest rate swap contracts that were subsequently terminated in connection with the Refinancing, resulting in a termination payment of $1,525. During March 2011, we entered into three interest rate swap contracts to fix the LIBOR indexed interest rates on a portion of our senior credit facilities until the indicated expiration dates of these swap contracts. Each swap contract has an initial notional amount of $333,333 (for a total of one billion dollars), with a fixed interest rate of 1.92% for a four-year term. The notional amount of each swap decreased to $266,666 in December 2012, decreases to $166,666 in December 2013 and has a maturity date of December 2014. Under the terms of the swap contracts, variable interest payments for a portion of our senior credit facilities are swapped for fixed interest payments. These interest rate swap contracts were designated as a cash flow hedge of the variable interest payments on a portion of our term loan debt. Hedge effectiveness will be assessed based on the overall changes in the fair value of the interest rate swap contracts. Any potential ineffectiveness is measured using the hypothetical derivative method. Any ineffectiveness is recognized in current earnings. Hedge ineffectiveness from inception to December 31, 2012 was insignificant.

Cross Currency Swaps

        To manage the potential exposure from adverse changes in currency exchange rates arising from our net investment in British pound denominated operations, we entered into three cross currency swap contracts in December 2010, to hedge a portion of the net investment in our British pound denominated foreign operations. The aggregate notional amount of the swap contracts is £194,200 (approximately $300,000), with a forward rate of 1.565, and a termination date of September 30, 2017.

Alphabet Holding Company, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(Unaudited)

9. Fair Value of Financial Instruments (Continued)

        These cross currency contracts were designated as a net investment hedge to the net investment in our British pound denominated operations. Hedge effectiveness is assessed based on the overall changes in the fair value of the cross currency swap contracts. Any potential hedge ineffectiveness is measured using the hypothetical derivative method and is recognized in current earnings. Hedge ineffectiveness for the three months ended December 31, 2012 and 2011 was $ 64 and $0, respectively.

        The following table shows the effect of the Company's derivative instruments designated as cash flow and net investment hedging instruments for the three months ended December 31, 2012:

	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income
	Three months ended December 31, 2012	Three months ended December 31, 2012	Three months ended December 31, 2011	Three months ended December 31, 2011
Cash Flow Hedges:
Interest rate swaps	$(1,031)	$(2,339)	$(1,408)	$(2,344)
Net Investment Hedges:
Cross currency swaps	(584)	—	(81)	—

Total	$(1,615)	$(2,339)	$(1,489)	$(2,344)

Holdco Notes and Opco Notes

        The fair value of the Opco Notes, which was based on quoted market prices (Level 2), was $742,625 at December 31, 2012. The fair value of the Holdco Notes, which was based on quoted market prices (Level 2), was $572,000 at December 31, 2012.

10. Business and Credit Concentration

Financial Instruments

        Financial instruments that potentially subject us to credit risk consist primarily of cash and cash equivalents (the amounts of which may, at times, exceed Federal Deposit Insurance Corporation limits on insurable amounts), investments and trade accounts receivable. We mitigate our risk by investing in or through major financial institutions.

Customers

        We perform on-going credit evaluations of our customers and adjust credit limits based upon payment history and the customers' current creditworthiness, as determined by reviews of their current credit information. As a result of this review process, we record bad debt expense, which is based upon historical experience as well as specific customer collection issues that have been identified, to adjust the carrying amount of the related receivable to its estimated realizable value. While such bad debt expenses historically have been within expectations and the allowances established, if the financial condition of one or more of our customers were to deteriorate, additional bad debt provisions may be required.

Alphabet Holding Company, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(Unaudited)

10. Business and Credit Concentration (Continued)

        The following customers accounted for the following percentages of the Wholesale segment's net sales and our consolidated net sales for the three months ended December 31, 2012 and 2011, respectively:

	Wholesale Segment Net Sales		Total Consolidated Net Sales
	Three months ended December 31, 2012	Three months ended December 31, 2011	Three months ended December 31, 2012	Three months ended December 31, 2011
Customer A	22%	24%	14%	15%
Customer B	13%	13%	8%	8%
Customer C	10%	5%	7%	3%

        The loss of any of these customers, or any one of our other major customers, would have a material adverse effect on our results of operations if we were unable to replace that customer.

        The following customers accounted for the following percentages of the Wholesale segment's gross accounts receivable as of December 31, 2012 and September 30, 2012, respectively:

	December 31, 2012	September 30, 2012
Customer A	17%	18%
Customer B	13%	11%
Customer C	13%	10%

11. Related Party Transactions

Consulting Agreement—Carlyle

        In connection with the Acquisition, we entered into a consulting agreement with Carlyle under which we pay Carlyle a fee for consulting services Carlyle provides to us and our subsidiaries. Under this agreement, subject to certain conditions, we expect to pay an annual consulting fee to Carlyle of $3,000; we reimburse them for their out-of-pocket expenses, and we may pay them additional fees associated with other future transactions. For each of the three months ended December 31, 2012 and 2011, these fees totaled $750 and are recorded in selling, general and administrative expenses.

12. Segment Information

        We are organized by sales segments on a worldwide basis. We evaluate performance based on a number of factors; however, the primary measures of performance are the net sales and income or loss from operations (before corporate allocations) of each segment, as these are the key performance indicators that we review. Operating income or loss for each segment does not include the impact of any intercompany transfer pricing mark-up, corporate general and administrative expenses, interest expense and other miscellaneous income/expense items. Corporate general and administrative expenses include, but are not limited to, human resources, legal, finance, and various other corporate level activity related expenses. Such unallocated expenses remain within Corporate.

Alphabet Holding Company, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(Unaudited)

12. Segment Information (Continued)

        All of our products fall into one or more of these four segments:

  •
  Wholesale—This segment sells products under various brand names and third-party private labels, each targeting specific market groups which include virtually all major mass merchandisers, club stores, drug store chains and supermarkets. This segment also sells products to independent pharmacies, health food stores, the military and other retailers.

  •
  European Retail—This segment generates revenue through its 702 Holland & Barrett stores (including fourteen franchised stores in Singapore, ten franchised stores in China, seven franchised stores in United Arab Emirates, six franchised stores in Cyprus, four franchised stores in Malta and one franchised store in each of Gibraltar and Iceland), 56 GNC (UK) stores in the U.K., 116 De Tuinen stores (including ten franchised locations) in the Netherlands and 43 Nature's Way stores in Ireland, as well as internet based sales from www.hollandandbarret.com, www.detuinen.nl and www.gnc.co.uk. Such revenue consists of sales of proprietary brand and third-party products as well as franchise fees.

  •
  Direct Response/E-Commerce—This segment generates revenue through the sale of proprietary brand and third-party products primarily through mail order catalog and internet under the Puritan's Pride tradename. Catalogs are strategically mailed to customers who order by mail, internet, or phone.

  •
  North American Retail—This segment generates revenue through its 426 owned and operated Vitamin World stores selling proprietary brand and third-party products, as well as internet based sales from www.vitaminworld.com.

Alphabet Holding Company, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(Unaudited)

12. Segment Information (Continued)

        The following table represents key financial information of our business segments:

	Wholesale	European Retail	Direct Response/E- Commerce	North American Retail	Corporate/ Manufacturing	Consolidated
Three months ended December 31, 2012:
Net sales	$494,204	$178,983	$58,685	$57,355	$—	$789,227
Income (loss) from continuing operations before income taxes	69,926	39,984	12,249	5,882	(69,189)	58,852
Depreciation and amortization	9,629	3,743	2,504	630	6,885	23,391
Capital expenditures(1)	174	8,108	112	757	24,367	33,518
Three months ended December 31, 2011:
Net sales	$444,371	$165,125	$51,753	$53,960	$—	$715,209
Income (loss) from continuing operations before income taxes	60,955	30,981	9,691	4,937	(67,313)	39,251
Depreciation and amortization	9,907	3,463	2,659	733	8,603	25,365
Capital expenditures	361	5,871	—	217	5,618	12,067

(1)
excluding acquisitions

  Total assets by segment:

	December 31, 2012	September 30, 2012
Wholesale	$2,626,571	$2,531,145
European Retail	891,773	899,231
Direct Response/E-Commerce	716,058	719,240
North American Retail	112,612	109,510
Corporate / Manufacturing	657,422	798,121

Consolidated assets	$5,004,436	$5,057,247

PARENT COMPANY INFORMATION

Alphabet Holding Company, Inc.

Schedule I—Condensed Statements of Operations and Comprehensive Income (Loss)

	Fiscal Year Ended September 30, 2012	Fiscal Year Ended September 30, 2011	From May 11 2010 (date of inception) to September 30, 2010
Net sales	$—	$—	$—

Income taxes	—	—	—

Equity in income (loss) of subsidiaries	146,471	29,919	(7,447)

Net income (loss)	$146,471	$29,919	$(7,447)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	$23,107	$(20,196)	$—
Change in fair value of interest rate and cross currency swaps	(3,936)	(17,569)	—

Comprehensive income (loss)	$165,642	$(7,846)	$(7,447)

See accompanying notes to Condensed Financial Statements.

Alphabet Holding Company, Inc.
Schedule I—Condensed Balance Sheets

	As of September 30,
	2012	2011
Assets
Investments in subsidiaries	$1,705,232	$1,536,895

Total assets	$1,705,232	$1,536,895

Liabilities and Stockholders' Equity
Total liabilities	$—	$—

Commitments and contingencies
Stockholders' Equity:
Total stockholders' equity	1,705,232	1,536,895

Total liabilities and stockholders' equity	$1,705,232	$1,536,895

See accompanying notes to Condensed Financial Statements.

Alphabet Holding Company, Inc.
Schedule I—Condensed Statement of Cash Flows
Parent Company
Condensed Consolidating Statement of Cash Flows

	Fiscal Year Ended September 30, 2012	Fiscal Year Ended September 30, 2011	From May 11 2010 (date of in inception) to September 30, 2010
Cash flows from operating activities:
Net Income/(loss)	$146,471	$29,919	$(7,447)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Equity in (earnings)/loss of subsidiaries	(146,471)	(29,919)	7,447

Net cash provided by operating activities	—	—	—

Cash flows from investing activities:
Investment in subsidiaries	—	(1,550,400)	—

Net cash used in investing activities	—	(1,550,400)	—

Cash flows from financing activities:
Capital contribution	—	1,550,400	—

Net cash provided by financing activities	—	1,550,400	—

Net change in cash	—	—	—
Cash at beginning of year	—	—	—

Cash at end of year	$—	$—	$—

See accompanying notes to Condensed Financial Statements.

Alphabet Holding Company, Inc.
Schedule I—Notes to Condensed Financial Statements

NOTE A—BASIS OF PRESENTATION

        Alphabet Holding Company, Inc. (the "Parent Company") is a holding company that conducts substantially all of its business operations through its wholly owned subsidiary, NBTY, Inc. ("NBTY") As specified in certain of NBTY's debt agreements, there are restrictions on the Parent Company's ability to obtain funds through dividends, loans or advances (refer to Note 10 to our Consolidated Financial Statements entitled "LONG-TERM DEBT"). Accordingly, these condensed financial statements have been presented on a "parent-only" basis. Under a parent-only presentation, the Parent Company's investments in its consolidated subsidiaries are presented under the equity method of accounting. These parent-only financial statements should be read in conjunction with Alphabet Holding Company, Inc.'s audited Consolidated Financial Statements included elsewhere herein.

        On October 1, 2010, an affiliate of The Carlyle Group ("Carlyle") and the Parent Company completed its Acquisition of NBTY for $55.00 per share of NBTY's common stock, or $3,570,191, plus the repayment of NBTY's historical debt of $427,367 (which includes accrued interest and a redemption premium on the notes) and net of cash acquired of $361,609 (which includes restricted cash collateral of $15,126) for a total net purchase price of $3,635,949. The purchase price was funded through the net proceeds from NBTY's $1,750,000 senior credit facilities, the issuance of $650,000 senior notes and a cash equity contribution of $1,550,400 from Carlyle.

NOTE B—COMMITMENTS AND CONTINGENCIES

        The Parent Company is a guarantor on certain debt obligations entered into by its subsidiaries. For a discussion of these obligations of the Parent Company and its subsidiaries, see Note 10 to our Consolidated Financial Statements entitled "LONG-TERM DEBT."

NOTE C—SUBSEQUENT EVENTS

        On October 17, 2012, the Parent Company issued $550,000 senior unsecured notes (the"Holdco Notes") that mature on November 1, 2017. Interest on the Holdco Notes will accrue at the rate of 7.75% per annum with respect to Cash Interest and 8.50% per annum with respect to any paid-in-kind interest ("PIK Interest"). Interest on the Holdco Notes will be payable semi-annually in arrears beginning on May 1 and November 1 of each year, commencing on May 1, 2013. NBTY has not guaranteed the indebtedness of the Parent Company, nor pledged any of its assets as collateral.

        The proceeds from the offering of the Holdco Notes, along with approximately $200,000 of cash on hand from NBTY, were used to pay transactions fees and expenses and a $721,678 dividend to our shareholders.

SCHEDULE II
Alphabet Holding Company, Inc.
Valuation and Qualifying Accounts

Column A	Column B	Column C		Column D		Column E
		Additions
Description	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Deductions		Balance at end of period
Successor:
Fiscal year ended September 30, 2012:
Inventory reserves	$22,364	$(2,652)	$—	$—		$19,712
Allowance for doubtful accounts	$5,376	$297	$—	$(429)		$5,244
Promotional program incentive allowance	$74,593	$307,371	$—	$(310,119)		$71,845
Allowance for sales returns	$10,793	$28,333	$—	$(28,766	)(b)	$10,360
Valuation allowance for deferred tax assets	$15,404	$1,240	$—	$(1,777)		$14,867
Successor:
Fiscal year ended September 30, 2011:
Inventory reserves	$—	$22,364	$—	$—		$22,364
Allowance for doubtful accounts	$—	$5,376	$—	$—		$5,376
Promotional program incentive allowance	$56,968	$292,298	$—	$(274,673)		$74,593
Allowance for sales returns	$9,457	$27,562	$—	$(26,226	)(b)	$10,793
Valuation allowance for deferred tax assets	$14,618	$1,105	$—	$(319)		$15,404
Predecessor:
Fiscal year ended September 30, 2010:
Inventory reserves	$24,097	$934	$—	$—		$25,031
Allowance for doubtful accounts	$3,723	$1,256	$822	$(226	)(a)	$5,575
Promotional program incentive allowance	$49,071	$244,985	$—	$(237,088)		$56,968
Allowance for sales returns	$11,707	$25,203	$—	$(27,453	)(b)	$9,457
Valuation allowance for deferred tax assets	$13,063	$1,897	$—	$(342)		$14,618

(a)
Uncollectible accounts written off.

(b)
Represents actual product returns.

$550,000,000

Alphabet Holding Company, Inc.
Exchange Offer for
7.75%/8.50% Contingent Cash Pay Senior Notes due 2017

        No dealer, sales representative or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Alphabet Holding Company, Inc. or any of its subsidiaries. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to sell or the solicitation of an offer to buy such securities, in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Alphabet Holding Company, Inc. and any of its subsidiaries since the date hereof or that information contained in this prospectus is correct as of any time subsequent to its date.

Dealer Prospectus Delivery Obligation

        Until                        , 2013, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Alphabet Holdings Company, Inc.

        Alphabet Holding Company, Inc. is incorporated under the laws of Delaware. Section 145 of the Delaware General Corporation Law (the "DGCL") permits a corporation to indemnify each person who was or is a party or is threatened to be made a party to any suit (other than a suit by or in the right of the corporation) by reason of the fact that the person is or was the corporation's director or officer, or is or was serving at the corporation's request as a director or officer of another entity, against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by the person in connection with any such suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions, had no reasonable cause to believe the person's conduct was unlawful. Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees) incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation. Section 145 provides further that if a current or former director or officer is successful on the merits or otherwise in defense of any such suit, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Section 145 also permits a corporation to pay expenses (including attorneys' fees) incurred by an officer or director in any suit in advance of the final disposition of such suit upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. Such expenses (including attorneys' fees) incurred by former directors and officers may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

        Our Certificate of Incorporation provides for indemnification to the full extent permitted by Section 145 of the DGCL with respect to all persons whom we may indemnify pursuant thereto. Our Certificate of Incorporation provides further that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

        Our bylaws provide that we shall, to the fullest extent permitted by the DGCL and in accordance with our Certificate of Incorporation, pay the reasonable expenses incurred by any of our directors or officers in any suit in advance of the final disposition of such suit upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

        We carry directors' and officers' insurance, which covers our directors and officers against certain liabilities they may incur when acting in their capacity as directors or officers.

        We have entered into indemnification agreements with each of our directors, pursuant to which we have agreed to indemnify and hold harmless each director, to the fullest extent permitted by applicable law, from and against all Liabilities and Expenses (as those terms are defined in the indemnification agreements) incurred by or on behalf of each director arising in connection with any Proceeding (as defined in the indemnification agreement) out of, or requiring participation of such director due to, such director's service and activities as a director, if such director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company's best interests. We have entered into similar indemnification agreements with most of our executive officers.

Item 21.    Exhibits and Financial Statement Schedules.

        (a) See Exhibit Index immediately following the signature pages.

Item 22.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ronkonkoma, State of New York on February 22, 2013.

Alphabet Holding Company, Inc.
By:	/s/ JEFFREY NAGEL Jeffrey Nagel Chief Executive Officer

POWER OF ATTORNEY

        The undersigned, in the capacities specified below, hereby severally constitute and appoint Jeffrey Nagel and Michael Collins with full power of substitution to each in any and all capacities, to sign any amendments to this Registration Statement on Form S-4 (including Pre- and Post-Effective Amendments), and any related Rule 462(b) registration statement or amendment thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming that each attorney-in-fact may do so, or cause to be done, by virtue hereof.

        Under the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY NAGEL Jeffrey Nagel	Chief Executive Officer and Director (Principal Executive Officer)	February 22, 2013
/s/ MICHAEL COLLINS Michael Collins	President and Chief Financial Officer (Principal Financial Officer)	February 22, 2013
/s/ JOSEPH LOONEY Joseph Looney	Chief Accounting Officer	February 22, 2013
/s/ DAVID BERNAUER David Bernauer	Director	February 22, 2013
/s/ MARCO DE BENEDETTI Marco De Benedetti	Director	February 22, 2013

Signature	Title	Date

/s/ ROBERT ESSNER Robert Essner	Director	February 22, 2013
/s/ ALLAN HOLT Allan Holt	Director	February 22, 2013
/s/ SANDRA HORBACH Sandra Horbach	Director	February 22, 2013
/s/ ELLIOT WAGNER Elliot Wagner	Director	February 22, 2013

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated July 15, 2010, among NBTY, Inc., Alphabet Holding Company, Inc. and Alphabet Merger Sub, Inc.(1)
2.2	Stock Purchase Agreement among NBTY, Inc., Balance Bar Company, Balance Bar Holdings LLC dated November 19, 2012.(2)
3.1	Certificate of Incorporation of Alphabet Holding Company, Inc.*
3.2	Second Amended and Restated By-Laws of Alphabet Holding Company, Inc.*
4.1	Indenture, dated as of October 17, 2012, between Alphabet Holding Company, Inc. and The Bank of New York Mellon, as trustee, governing the 7.75% / 8.50% Contingent Cash Pay Senior Notes due 2017.(3)
4.2	Form of 7.75% / 8.50% Contingent Cash Pay Senior Notes due 2017 (included as Exhibit A to Exhibit 4.1).
4.3
Registration Rights Agreement dated October 17, 2012, by and among Alphabet Holding Company, Inc., Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC*
5.1	Opinion of Latham & Watkins LLP regarding validity of the exchange notes.*
10.1	Employment Agreement, dated November 8, 2010, by and among NBTY, Inc., Alphabet Holding Company, Inc. and Jeffrey A. Nagel(4)
10.2	Stock Option Agreement, dated December 6, 2010, by and between Alphabet Holding Company, Inc. and Jeffrey Nagel(4)
10.3	Stock Purchase Agreement, dated December 17, 2010, by and between Alphabet Holding Company, Inc. and Jeffrey Nagel(4)
10.4	Employment Agreement, dated May 24, 2011, by and among NBTY, Inc., Alphabet Holding Company, Inc. and Michael Collins(5)
10.5	Employment Agreement, effective March 1, 2008, by and between NBTY, Inc. and Harvey Kamil(6)
10.6	Indemnification Agreement, dated May 18, 2011 between NBTY, Inc. and Harvey Kamil(5)
10.7	Letter Agreement, dated May 18, 2011, by and between NBTY, Inc. and Harvey Kamil(5)
10.8	Employment Agreement, dated April 25, 2011, by and among NBTY, Inc., Alphabet Holding Company, Inc. and Karla Packer(5)
10.9	NBTY, Inc. Retirement Profit Sharing Plan(7)
10.10	Credit Agreement, dated October 1, 2010 (the "Credit Agreement"), among NBTY, Inc., Alphabet Holding Company, Inc., Barclays Bank PLC and the other lenders party thereto.(4)
10.11	First Amendment and Refinancing Agreement, dated March 1, 2011, amending the Credit Agreement.(4)
10.12	Subsidiary Guaranty, dated October 1, 2010, from the Guarantors named therein in favor of the secured parties named in the Credit Agreement(4)
10.13	Security Agreement, dated October 1, 2010, from the Grantors named therein to Barclays Bank PLC.(4)
10.14	Form of Director Indemnification Agreement(4)

Exhibit No.	Description
10.15	Equity Incentive Plan of Alphabet Holding Company, Inc.(4)
10.16	Form of Stock Option Agreement for Equity Incentive Plan of Alphabet Holding Company, Inc.(4)
10.17	Executive Severance Pay Plan(7)
10.18	Form of Employment Agreement dated February 29, 2012, by and among NBTY, Inc., Alphabet Holding Company, Inc. and Katia Facchetti.(8)
10.19	Form of Employment Agreement dated March 2, 2012, by and among NBTY, Inc., Alphabet Holding Company, Inc. and Christopher S. Brennan.(8)
10.20	Employment Agreement, dated August 6, 2012, by and among NBTY, Inc., Alphabet Holding Company, Inc. and Glenn Schneider.(9)
10.21	Employment Agreement, dated August 14, 2012, by and among NBTY, Inc., Alphabet Holding Company, Inc. and Bernard O'Keefe.(3)
10.22	Second Amendment Agreement, dated October 11, 2012, amending the Credit Agreement.(3)
10.23	Letter Agreement, dated December 13, 2012, by and between NBTY, Inc. and Hans Lindgren(10)
10.24	Stockholders Agreement dated December 3, 2010 by and between Alphabet Holding Company, Inc. and certain Carlyle entities*
12.1	Statement regarding Computation of Ratio of Earnings to Fixed Charges*
21.1	Subsidiaries of Alphabet Holding Company, Inc.*
23.1	Consent of PricewaterhouseCoopers LLP for Alphabet Holding Company, Inc.*
23.2	Consent of PricewaterhouseCoopers LLP for NBTY, Inc.*
23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included in signature page hereto).
25.1	Statement of Eligibility of The Bank of New York Mellon to act as Trustee under the indenture dated as of October 17, 2012 under the Trust Indenture Act of 1939.*
99.1	Form of Letter of Transmittal with respect to the Exchange Offer.*
99.2	Form of Notice of Guaranteed Delivery with respect to the Exchange Offer.*
99.3	Form of Letter to the Depositary Trust Company Participants regarding the Exchange Offer.*
99.4	Form of Letter to Beneficial Owners regarding the Exchange Offer.*

*
Filed herewith.

(1)
Incorporated by reference to NBTY, Inc.'s Form 8-K, filed July 16, 2010 (File #001-31788).

(2)
Incorporated by reference to NBTY, Inc.'s Form 8-K, filed November 26, 2012 (File #001-31788).

(3)
Incorporated by reference to NBTY, Inc.'s Form 10-K, filed November 27, 2012 (File #001-31788).

(4)
Incorporated by reference to NBTY, Inc.'s Registration Statement on Form S-4, filed March 21, 2011 (File #333-172973).

(5)
Incorporated by reference to NBTY, Inc.'s Amendment No. 1 to the Registration Statement on Form S-4/A, filed June 10, 2011 (File #333-172973).

(6)
Incorporated by reference to NBTY, Inc.'s Form 8-K, filed April 3, 2008 (File #001-31788).

(7)
Incorporated by reference to NBTY, Inc.'s Form 10-K, filed November 23, 2011 (File #001-31788).

(8)
Incorporated by reference to NBTY, Inc.'s Form 10-Q, filed May 9, 2012 (File #001-31788).

(9)
Incorporated by reference to NBTY, Inc.'s Form 10-Q, filed August 7, 2012 (File #001-31788).

(10)
Incorporated by reference to NBTY, Inc.'s Form 10-Q, filed February 1, 2013 (File #001-31788).